Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11 Cases
SPANSION INC., et al.[1]	Case No. 09-10690 (KJC)
Debtors.
(Jointly Administered)

SECOND AMENDED DISCLOSURE STATEMENT FOR DEBTORS’ SECOND

AMENDED JOINT PLAN OF REORGANIZATION DATED DECEMBER 16, 2009

LATHAM & WATKINS LLP

Michael S. Lurey

Gregory O. Lunt

Kimberly A. Posin

355 South Grand Avenue

Los Angeles, CA 90071

Telephone: (213) 485-1234

Facsimile: (213) 891-8763

DUANE MORRIS, LLP

Michael R. Lastowski

Richard W. Riley

Sommer L. Ross

1100 North Market Street, Suite 1200

Wilmington, DE 19801

Telephone: (302) 657-4900

Facsimile: (302) 657-4901

Counsel for the Debtors and Debtors in

Possession

[1]

The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Spansion Inc., a Delaware corporation (8239); Spansion Technology LLC, a Delaware limited liability company (3982); Spansion LLC, a Delaware limited liability company (0482); Cerium Laboratories LLC, a Delaware limited liability company (0482), and Spansion International, Inc., a Delaware corporation (7542). The mailing address for each Debtor is 915 DeGuigne Dr., Sunnyvale, California 94085.

Docket No. 2034
Dated 12/17/2009

i

	2.	Employment of Brincko Associates, Inc. and Retention of Professionals	43
	3.	Appointment of the Official Committee of Unsecured Creditors	45
	4.	Approval of Employment Agreements with Messrs. Kispert, Furr and Sarkisian	45
	5.	Final Authorization to Use Cash Collateral	45
	6.	Samsung Settlement and Postpetition Samsung Actions	46
	7.	Trading in Spansion Equity Securities and Claims	47
	8.	Dissemination of Information About the Chapter 11 Cases	48
	9.	Rejection and Assumption of Executory Contracts and Unexpired Leases	49
	10.	Key Executive Retention and Incentive Plans	49
	11.	Claims Bar Date and Claims Summary	51
	12.	WARN Litigation	51
	13.	Motion for Appointment of Equity Committee	52
	14.	Suzhou Sale	52
	15.	Senior Notes Indenture Trustee Complaint	53
F.	Business Operations During the Chapter 11 Cases		53
	1.	Business Restructuring	53
	2.	Business Relationship with Spansion Japan	53
	3.	Results of Operations	59
	4.	The Debtors’ Business Plan and Forecasts	60
ARTICLE IV. SUMMARY OF THE PLAN			63
A.	Overview of Chapter 11		64
B.	Classification of Claims and Interests		65
	1.	Introduction	65
	2.	Settlement of Intercompany Claims and Treatment of Claims Generally	65
	3.	Treatment of Multiple Claims and Guaranty and Joint Liability Claims Against Multiple Debtors	66
	4.	Impairment Controversies	66
C.	Treatment of Claims and Interests		66
	1.	Class 1 – Secured Credit Facility Claims	66
	2.	Class 2 – UBS Credit Facility Claims	67
	3.	Class 3 – FRN Claims	67
	4.	Class 4 – Other Secured Claims	68
	5.	Class 4A – Travis County, Texas Tax Claim	69
	6.	Class 5A – Senior Notes Claims	69
	7.	Class 5B – General Unsecured Claims	69
	8.	Class 5C – Exchangeable Debentures Claims	70
	9.	Class 6 – Convenience Class Claims	70
	10.	Class 7 – Non-Compensatory Damages Claims	70
	11.	Class 8 – Interdebtor Claims	70
	12.	Class 9 – Old Spansion Interests	70
	13.	Class 10 – Other Old Equity	70

	14.	Class 11 – Other Old Equity Rights	70
	15.	Class 12 – Securities Claims	71
	16.	Class 13 – Non-Debtor Intercompany Claims	71
	17.	Preservation of Subordination Rights	71
D.	Treatment of Unclassified Claims		72
	1.	Generally	72
	2.	Unclassified Claims	72
E.	Treatment of Executory Contracts and Unexpired Leases		75
	1.	Assumption and Cure of Executory Contracts and Unexpired Leases	75
	2.	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	76
	3.	Consent Rights	76
	4.	Effect of Assumption and/or Assignment	77
	5.	Rejection of Executory Contracts and Unexpired Leases	77
	6.	Employment Agreements and Other Benefits	77
	7.	Insurance Policies	78
	8.	Rejection Damages Claims Bar Date; Approval of Rejection	78
F.	Means for Implementation of the Plan		79
	1.	Continued Corporate Existence and Vesting of Assets in Reorganized Debtors	79
	2.	Sources of Cash for Distribution	79
	3.	Corporate and Limited Liability Company Action	80
	4.	Effectuating Documents; Further Transactions	80
	5.	Exemption from Certain Transfer Taxes and Recording Fees	80
	6.	Retained Actions	80
	7.	Employee Claims	81
	8.	Executory Contracts and Unexpired Leases Entered Into, and Other Obligations Incurred After, the Petition Date	82
	9.	Operations Between Confirmation Date and the Effective Date	82
	10.	Rights Offering	82
	11.	New Spansion Debt	86
	12.	Cancellation of the FRNs, Senior Notes, and the Exchangeable Debentures	87
G.	Corporate Governance of the Reorganized Debtors		88
	1.	New Governing Documents	88
	2.	Directors and Officers of Reorganized Debtors	88
	3.	New Employee Incentive Compensation Programs	88
	4.	Authorization and Issuance of New Equity; Securities Laws	89
	5.	Holdback from Common Stock Distribution	89
	6.	Listing of New Spansion Common Stock	90
	7.	Old Spansion Interests	90

H.	Distributions		90
	1.	Distributions of Cash on Account of Claims Allowed as of the Effective Date	90
	2.	Disbursing Agent	90
	3.	Distributions of Cash	90
	4.	No Interest on Claims or Interests	91
	5.	Delivery of Distributions	91
	6.	Distributions to Holders of the FRNs, the Senior Notes, and the Exchangeable Debentures	91
	7.	Distributions to Holders as of the Record Date	92
	8.	Indenture Trustees as Claim Holders	92
	9.	Payments and Distributions to Holders of Disputed Claims Which Become Allowed Claims	92
	10.	Distributions of Stock to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims	93
	11.	Reserve for Disputed Claims	93
	12.	De Minimis Distributions	94
	13.	No Fractional Securities; No Fractional Dollars	94
	14.	Surrender of Instruments	94
	15.	Procedures for Distributions to Holders of Allowed FRN Claims, Allowed Senior Notes Claims, and Allowed Exchangeable Debentures Claims	95
	16.	Allocation of Distributions Between Principal and Interest	95
	17.	Compliance With Tax Requirements	95
	18.	Saturday, Sunday or Legal Holiday	96
I.	Procedures for Treating and Resolving Disputed Claims		96
	1.	Objections to Claims	96
	2.	Authority to Prosecute Objections	96
	3.	No Distributions Pending Allowance	96
	4.	Estimation of Claims	96
	5.	Distributions After Allowance	97
	6.	Claims Covered by Insurance Policy	97
J.	Conditions Precedent to Confirmation and the Effective Date of the Plan		97
	1.	Conditions to Confirmation	97
	2.	Conditions to the Effective Date	98
	3.	Waiver of Conditions	99
	4.	Effect of Failure of Conditions	100
	5.	Order Denying Confirmation	100
	6.	Revocation of the Plan	100
K.	Effect of Plan on Claims and Interests		100
	1.	Discharge of Claims and Termination of Interests	100
	2.	Cancellation of Claims and Interests	101
	3.	Release by Debtors of Certain Parties	101
	4.	Release by Holders of Claims and Interests	103
	5.	California Civil Code § 1542 Waiver	104

	6.	Jurisdiction Related to the Plan	105
	7.	Setoffs	105
	8.	Exculpation and Limitation of Liability	105
	9.	Injunction	106
	10.	Effect of Confirmation	106
L.	Retention and Scope of Jurisdiction of the Bankruptcy Court		106
	1.	Retention of Jurisdiction	106
	2.	Final Decree	109
M.	Miscellaneous Provisions		109
	1.	Modification of the Plan	109
	2.	Deadlines	109
	3.	Applicable Law	109
	4.	Plan Supplement	109
	5.	Dissolution of the Creditors’ Committee	110
	6.	Preparation of Estates’ Returns and Resolution of Tax Claims	110
	7.	Confirmation of Plans for Separate Debtors	110
	8.	No Admissions; Objection to Claims	110
	9.	No Waiver	110
	10.	No Bar to Suits	111
	11.	Successors and Assigns	111
	12.	Post-Effective Date Effect of Evidence of Claims or Interests	111
	13.	Conflicts	111
	14.	Exhibits/Schedules	111
	15.	No Injunctive Relief	111
	16.	Binding Effect	111
	17.	Entire Agreement	112
ARTICLE V. REQUIREMENTS FOR CONFIRMATION OF THE PLAN			112
A.	General Information		112
B.	Solicitation of Acceptances		112
C.	Acceptances Necessary to Confirm the Plan		112
D.	Confirmation of Plan Pursuant to Section 1129(b)		113
E.	Considerations Relevant to Acceptance of the Plan		113
ARTICLE VI. FEASIBILITY OF THE PLAN AND BEST INTERESTS TEST			113
A.	Feasibility of the Plan		113
B.	Best Interest of Creditors Test		115
C.	Application of Best Interests of Creditors Test to the Liquidation Analysis and Reorganization Valuation of the Reorganized Debtors		115
	1.	Liquidation Analysis	116
	2.	The Debtors’ Reorganized Value Analysis	117
ARTICLE VII. CERTAIN RISK FACTORS TO CONSIDER			124
A.	Certain Bankruptcy Law Considerations		125
B.	Financial Information; Disclaimer		127
C.	Factors Affecting The Value Of The Securities To Be Issued Under The Plan		130
D.	Risk Factors Associated With the Business		130

v

E.	Factors Affecting the Reorganized Debtors		133
F.	Factors Affecting the Proposed Rights Offering and New Spansion Debt		136
ARTICLE VIII. CERTAIN SECURITIES LAW MATTERS			138
A.	Issuance of New Common Stock		138
B.	Subsequent Transfers of New Spansion Common Stock		138
ARTICLE IX. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES			139
A.	Introduction		140
B.	United States Federal Income Tax Consequences to the Debtors		140
	1.	Cancellation of Indebtedness Income and Reduction of Tax Attributes	140
	2.	Section 382 Limitations on Net Operating Losses	142
C.	United States Federal Income Tax Consequences to Holders of Claims Who Are Entitled to Vote to Accept or Reject the Plan		144
	1.	Modifications to the Secured Credit Facility	145
	2.	Exchange of FRNs For Cash, New Senior Notes and New Convertible Notes	146
	3.	New Secured Credit Facility, New Senior Notes and New Convertible Notes	148
	4.	New Spansion Common Stock	153
	5.	Exchange of Senior Notes Claims, General Unsecured Claims and Exchangeable Debentures Claims for New Spansion Common Stock	154
	6.	Accrued Interest	155
	7.	Backup Withholding	155
ARTICLE X. RECOMMENDATION			156
EXHIBITS TO DISCLOSURE STATEMENT			158

DISCLAIMER

THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, TO ENABLE HOLDERS OF CLAIMS IN THE VOTING CLASSES TO MAKE AN INFORMED JUDGMENT IN VOTING TO ACCEPT OR REJECT THE PLAN. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN OR A RECOMMENDATION BY THE BANKRUPTCY COURT AS TO WHETHER HOLDERS OF CLAIMS IN VOTING CLASSES SHOULD VOTE TO ACCEPT OR REJECT THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF, AMONG OTHER THINGS, (i) THE DEBTORS AND THEIR BUSINESSES, ASSETS AND LIABILITIES, (ii) THE EVENTS LEADING UP TO THE CHAPTER 11 CASES AND CERTAIN EVENTS THAT HAVE OCCURRED DURING THE CHAPTER 11 CASES (iii) CERTAIN PROVISIONS OF THE PLAN, (iv) THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT AND THE PLAN, (v) CERTAIN RISK FACTORS RELATING TO THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER AND (vi) CERTAIN FINANCIAL AND OTHER DOCUMENTS AND INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS AND INFORMATION SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF, OR ARE INCONSISTENT WITH, SUCH DOCUMENTS OR INFORMATION. FURTHERMORE, ALTHOUGH THE DEBTORS HAVE MADE EVERY EFFORT TO BE ACCURATE, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT OR OTHER REVIEW BY AN ACCOUNTING FIRM. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN THE TERMS AND PROVISIONS OF THE PLAN, ON THE ONE HAND, AND THIS DISCLOSURE STATEMENT, THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT, OR THE FINANCIAL AND OTHER INFORMATION INCORPORATED HEREIN OR THEREIN BY REFERENCE, ON THE OTHER HAND, THE PLAN SHALL GOVERN FOR ALL PURPOSES. ALL HOLDERS OF CLAIMS IN VOTING CLASSES SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE STATEMENTS AND INFORMATION SET FORTH HEREIN, UNLESS EXPRESSLY SPECIFIED HEREIN TO THE CONTRARY. ALTHOUGH THE DEBTORS HAVE ATTEMPTED TO DISCLOSE WHERE CHANGES IN PRESENT CIRCUMSTANCES COULD REASONABLY BE EXPECTED TO AFFECT MATERIALLY THE RECOVERY TO HOLDERS OF

CLAIMS UNDER THE PLAN, THIS DISCLOSURE STATEMENT IS QUALIFIED TO THE EXTENT ANY OF THOSE CIRCUMSTANCES OR ANY OTHER CIRCUMSTANCES OR EVENTS DO OCCUR.

THIS DISCLOSURE STATEMENT CONTAINS CERTAIN PROJECTED FINANCIAL INFORMATION RELATING TO THE REORGANIZED DEBTORS, AS WELL AS CERTAIN OTHER STATEMENTS THAT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH PROJECTIONS AND STATEMENTS ARE BASED ON CERTAIN ESTIMATES AND ASSUMPTIONS MADE BY, AND ON INFORMATION AVAILABLE TO, THE DEBTORS AS OF THE DATE HEREOF OR AS OF SUCH OTHER DATE OR DATES AS SPECIFIED HEREIN. WHEN USED IN THIS DOCUMENT, THE WORDS “ANTICIPATE,” “BELIEVE,” “ESTIMATE,” “EXPECT,” “INTEND,” “PLAN,” “PROJECT,” “FORECAST,” “MAY,” “PREDICT,” “TARGET,” “POTENTIAL,” “PROPOSED,” “CONTEMPLATED,” “WILL,” “SHOULD,” “COULD,” “WOULD” AND SIMILAR EXPRESSIONS, AS THEY RELATE TO THE DEBTORS, THE REORGANIZED DEBTORS, THEIR MANAGEMENT AND THEIR PROFESSIONAL ADVISORS, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE DEBTORS INTEND FOR SUCH FORWARD-LOOKING STATEMENTS TO BE COVERED BY THE SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND THE DEBTORS SET FORTH THIS STATEMENT AND THE RISK FACTORS CONTAINED HEREIN TO COMPLY WITH SUCH SAFE HARBOR PROVISIONS. SUCH PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS REFLECT THE CURRENT VIEWS OF THE DEBTORS AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. MANY FACTORS COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY SUCH PROJECTED FINANCIAL INFORMATION AND FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, THE RISKS DISCUSSED IN ARTICLE VII OF THIS DISCLOSURE STATEMENT (ENTITLED "CERTAIN RISK FACTORS TO CONSIDER") AND RISKS, UNCERTAINTIES AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN FILINGS MADE BY CERTAIN OF THE DEBTORS WITH THE SECURITIES AND EXCHANGE COMMISSION AND OTHER REGULATORY AUTHORITIES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD ANY ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL INFORMATION OR OTHER FORWARD-LOOKING STATEMENTS PROVE INCORRECT, ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE DESCRIBED HEREIN. THE DEBTORS DO NOT INTEND, AND DO NOT ASSUME ANY DUTY OR OBLIGATION, TO UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS, WHETHER AS THE RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS OTHERWISE REQUIRED BY LAW.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW.

IN ACCORDANCE WITH THE BANKRUPTCY CODE, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT SOLELY FOR PURPOSES OF INFORMING HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON FOR ANY OTHER PURPOSE. THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION OR WAIVER BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS. THIS DISCLOSURE STATEMENT SHALL NOT BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER, AND SHALL NOT BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS, THE REORGANIZED DEBTORS OR ANY OTHER PARTY-IN-INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE REGARDING THE TAX, SECURITIES LAW OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS. PERSONS OR ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING CLAIMS AGAINST THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED. INTERESTED PARTIES SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL AND FINANCIAL ADVISORS IN EVALUATING THIS DISCLOSURE STATEMENT, THE PLAN, THE PROPOSED TREATMENT OF SUCH PARTIES THEREUNDER AND THE POTENTIAL TAX, SECURITIES LAWS AND OTHER LEGAL EFFECTS OF THE PLAN BASED ON THEIR INDIVIDUAL CIRCUMSTANCES.

ARTICLE I.

INTRODUCTION

A.	Defined Terms

All capitalized terms used but not defined in this Disclosure Statement shall have the respective meanings ascribed to such terms in the Debtors’ Second Amended Joint Plan of Reorganization Dated December 16, 2009 (as amended or modified, the “Plan”), unless otherwise noted. A copy of the Plan is attached hereto as Exhibit A.

B.	Overview

Spansion Inc., Spansion Technology LLC, Spansion LLC, Spansion International, Inc. and Cerium Laboratories LLC, the Debtors and Debtors in Possession in the Chapter 11 Cases, hereby submit this Disclosure Statement pursuant to section 1125(b) of the Bankruptcy Code, and Bankruptcy Rule 3017, in connection with the Plan. References in this Disclosure Statement to “Spansion” shall mean Spansion Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

The Board of Directors or Managers of each of the Debtors reserves the right, in the exercise of its fiduciary duties to the applicable Estate, to cause such Debtor to withdraw its support of the Plan. In the event any Debtor withdraws its support of the Plan, the remaining Debtors may proceed to seek Confirmation of the Plan without delay.

The purpose of this Disclosure Statement is to enable you, as a Holder of a Claim in a Voting Class, to make an informed decision in exercising your right to accept or reject the Plan.

Pursuant to the Disclosure Statement Order, the Bankruptcy Court has found that this Disclosure Statement provides adequate information to enable Holders of Claims in Voting Classes to make an informed judgment in exercising their right to vote.

C.	Purpose of the Plan

The Plan provides for an equitable Distribution to Holders of Allowed Claims in certain Classes, preserves the value of the Debtors’ businesses as going concerns and preserves many jobs of the Debtors’ employees. Moreover, the Debtors believe that most Holders of Allowed Claims will receive greater and earlier recoveries under the Plan than they would receive in a Chapter 7 liquidation and that all Holders of Allowed Claims will receive at least as much as they would receive in a Chapter 7 liquidation of the Debtors.

The Plan is sponsored by the Debtors and supported by the Ad Hoc Consortium. The Debtors believe that the Plan will lead to reorganization, the satisfaction of billions of dollars of Claims and the preservation of jobs and commercial relationships.

The Creditors’ Committee does not support the Plan and is advising unsecured creditors in Classes 5A, 5B and 5C to vote to reject the Plan for the reasons set forth in the Creditors’ Committee’s letter attached as Exhibit G hereto.

D.	Summary of the Plan

Under the Plan, the Debtors will be reorganized through, among other things, the consummation of the following transactions: (i) the Distribution of Cash or Cash and New Senior Notes and/or New Convertible Notes to Holders of FRNs in satisfaction of all Claims arising under the FRNs; (ii) the Distribution of New Spansion Common Stock to Holders of Senior Notes Claims, General Unsecured Claims and, subject to Section 3.17 of the Plan, Exchangeable Debentures Claims, in satisfaction of such Claims; (iii) the cancellation of the Old Spansion Interests; and (iv) the revesting of the Assets of the Debtors in the Reorganized Debtors. In addition, under the Plan, the Debtors in their discretion may consummate the Rights Offering and/or issue or incur the New Spansion Debt. As a result of these transactions, the Reorganized Debtors will have significantly less liabilities and debts than the Debtors had as of the Petition Date.

E.	Debtors’ Principal Assets and Indebtedness

Spansion Inc.’s principal Assets are 100% of the membership interests of Spansion Technology LLC, 60% of the membership interests of Spansion LLC and certain Interdebtor Claims. Spansion Technology LLC’s principal Asset is 40% of the membership interests of Spansion LLC. The principal assets of Spansion LLC include its Flash memory business, intellectual property, the real and personal property assets used in that business and the stock, membership or other equity interests of Spansion International, Inc., Cerium Laboratories LLC and the Non-Debtor Affiliates. The principal assets of Cerium Laboratories LLC includes certain machinery and equipment, leasehold improvements, accounts receivable and Interdebtor Claims. As of the Petition Date, the principal Assets of Spansion International, Inc. included Cash held in banking accounts, deposits paid to utilities, certain miscellaneous equipment, Interdebtor Claims and certain other miscellaneous assets. The operations of the Debtors are described more fully in Article II hereof. An organizational chart of the Debtors and the Non-Debtor Affiliates is set forth in Exhibit B hereto.

The principal indebtedness of the Debtors includes the following: (1) the Secured Credit Facility; (2) the UBS Credit Facility; (3) the FRNs; (4) the Senior Notes; (5) the Exchangeable Debentures; (6) other General Unsecured Claims; (7) Interdebtor Claims; (8) Non-Debtor Intercompany Claims; and (9) Administrative Expense Claims.

F.	Treatment of Claims and Interests

The Plan contemplates the reorganization and ongoing business operations of the Debtors, and the resolution of the outstanding Claims against and Interests in the Debtors pursuant to sections 1129(a) and 1123 of the Bankruptcy Code. Section 1123 of the Bankruptcy Code requires that a plan of reorganization classify the claims against and equity interests in a debtor. The Plan classifies all Claims against and Interests in the Debtors into 16 Classes. A brief summary of each of the Classes, including the voting rights and treatment of such Class under the Plan, is set forth in the table below. A more detailed description of the treatment of each Class is set forth in Articles III and IV of the Plan and Section IV.C. of this Disclosure Statement.

Class	Description	Estimated Aggregate Allowed Amount	Class Treatment	Impairment	Entitled to Vote	Estimate Recovery %

1	Secured Credit Facility Claims	$7.0 million	All rights of the Debtors to receive additional loan advances or further credit under the Secured Credit Facility will be cancelled as of the Effective Date. Claims held by the Holders of Class 1	Impaired	Yes	100%

Class	Description	Estimated Aggregate Allowed Amount	Class Treatment	Impairment	Entitled to Vote	Estimate Recovery %

			Claims based on any contingent or other obligations shall be extinguished. The Debtors will enter into documentation with the Holder of the Class 1 Claims reflecting the post- Effective Date relationship between such parties, which treatment and documentation hereunder shall be satisfactory to the Ad Hoc Consortium. The obligations of the Reorganized Debtors on account of the Allowed Class 1 Claims will be secured by the Class 1 Collateral.

2	UBS Credit Facility Claims	$68.4 million	Reinstatement	Unimpaired	No	100%

3	FRN Claims	$633.3 Million	Each Holder of FRN Claims will be entitled to receive its pro rata share of (i) $158.3 million plus post-petition interest in Cash; (ii) $237.5 million (subject to adjustment pursuant to Section 3.3 of the Plan; see Section IV.C.3 below) of New Senior Notes; and (iii) $237.5 million (subject to adjustment pursuant to Section 3.3 of the Plan; see Section IV.C.3 below) of New Convertible Notes[2] (subject to certain election rights set forth in Section 3.3 of the Plan; see Section IV.C.3. below); provided that subject to Sections 6.10(1) and 6.10(10) of the Plan, if, on or prior to	Impaired	Yes	100%

[2]

The New Convertible Notes may be converted into shares of New Spansion Common Stock at a purchase price per share equal to: (i) the Adjusted Plan Equity Value for Conversion Price Calculation; (ii) plus $100 million; (iii) divided by 50 million; (iv) multiplied by 115% (the “Conversion Price”). Based on the valuation set forth in Section VI.C.2. below, the Conversion Price would be $11.61 per share, and the New Convertible Notes could be converted into a total of 20,457,825 shares of New Spansion Common Stock assuming $237.5 million principal amount of New Convertible Notes are issued to Holders of Class 3 Claims on the Effective Date.

Class	Description	Estimated Aggregate Allowed Amount	Class Treatment	Impairment	Entitled to Vote	Estimate Recovery %

the earlier of (x) the Effective Date and (y) February 12, 2010, the Debtors shall have received New Capital Proceeds, then each Holder of an Allowed Class 3 Claim is entitled to receive as of the Effective Date such Holder’s Pro Rata share of such New Capital Proceeds and the principal amount of New Senior Notes and New Convertible Notes shall be reduced as follows: (i) the first $75 million of the New Capital Proceeds (or all of such proceeds if the amount of the New Capital Proceeds is less than $75 million) shall be applied 50% to reduce the principal amount of the New Senior Notes and 50% to reduce the principal amount of the New Convertible Notes; and (ii) any additional New Capital Proceeds shall be applied, at the option of the Debtors, to reduce either the principal amount of the New Senior Notes or the principal amount of the New Convertible Notes until the New Senior Notes or the New Convertible Notes, as applicable, have been reduced to zero and thereafter to the other of such notes; provided that, unless the principal amount of the New Senior Notes or the New Convertible Notes, as applicable, have been reduced to zero in accordance with clause (ii) above, the minimum principal amount of each of the New Senior Notes facility and the New Convertible Notes facility, as applicable, after giving effect to any such reduction under clause (i) above shall be not less than

Class	Description	Estimated Aggregate Allowed Amount	Class Treatment	Impairment	Entitled to Vote	Estimate Recovery %

			$200 million

4	Other Secured Claims	$1.0 million	At option of Debtors: (i) Reinstatement, (ii) Cash in an amount equal to the Allowed Amount of such Claim, or (iii) the collateral securing such Claim	Unimpaired	No	100%

4A	Travis County, Texas Tax Claims	$6.4 million	Paid in full on or before January 31, 2010	Unimpaired	No	100%

5A	Senior Notes Claims	$251.1 million

The Senior Notes Claims are deemed Allowed by the Plan in the aggregate amount of $250 million of principal, plus accrued and unpaid interest (as of the Petition Date) for an aggregate amount of $251,133,413. Subject to Section 3.17 of the Plan, each Holder of an Allowed Class 5A Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock

				Impaired	Yes	31% to 45%[3]

[3]

This range of recovery percentages for Classes 5A, 5B and 5C does not give effect to, among other things, (i) the potentially dilutive impact of any shares of New Spansion Common Stock issued pursuant to an employee equity incentive plan, (ii) the conversion of the New Convertible Notes into New Spansion Common Stock, (iii) any shares issued pursuant to the Rights Offering; (iv) any incremental value arising from the tax benefits of any net operating loss carry-forwards and similar items that the Reorganized Debtors might be able to assert, and (v) any litigation recoveries. In addition, the range of recovery percentages for Classes 5A and 5C do not give effect, if any, to the subordination provisions of the Exchangeable Debentures Indenture or any other subordination arrangement between Holders of Senior Notes Claims and Holders of Exchangeable Debentures Claims. See Section II.E.4 below and Section 3.17 of the Plan. Finally, this range of recovery percentages does not give effect to any Claim of Spansion Japan (as defined below) or GE Financial Services Corporation that might ultimately be Allowed, because such Claims are classified in Class 13 under the Plan. However, if the Bankruptcy Court determines that the Claims of Spansion Japan or GE Financial Services Corporation should be classified in Class 5B or that Claims in Class 13 are entitled to a Distribution pursuant to the Bankruptcy Code, the inclusion of such Claims in Class 5B or a Distribution to Class 13 Claims, as applicable, would likely have a significantly dilutive impact on the recovery percentages for Classes 5A, 5B and 5C. See Section III.F.2 below and Exhibits E and F.

Class	Description	Estimated Aggregate Allowed Amount	Class Treatment	Impairment	Entitled to Vote	Estimate Recovery %

5B	General Unsecured Claims	$440 million to $841 million[4]	Each Holder of an Allowed Class 5B Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock.	Impaired	Yes	31% to 45%[5]

5C	Exchangeable Debentures Claims	$208.0 million	The Exchangeable Debentures Claims are deemed Allowed by the Plan in the aggregate amount of $207 million of principal, plus accrued and unpaid interest (as of the Petition Date) for an aggregate amount of $207,998,036. Subject to Section 3.17 of the Plan, each Holder of an Allowed Class 5C Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock	Impaired	Yes	31% to 45%[6]

6	Convenience Class Claims	$2 million to $2.5 million	Payment in full in Cash up to $2,000 per Convenience Class Claim	Unimpaired	No	100%

7	Non- Compensatory Damages Claims	$0 million	No Distribution	Impaired	No	0%

8	Interdebtor Claims	$19.2	No Distribution	Impaired	No	0%

[4]

At the high end of this estimated range, the Debtors have estimated that Claims filed in unliquidated, unstated or unknown amounts will be Allowed, in the aggregate, for $100 million. At the low end of this estimated range, the Debtors have estimated that these Claims will be Disallowed in their entirety. The estimate of the Allowed amount for unliquidated, unstated or unknown amount Claims does not include any estimate for the rejection damages claim which may be asserted by Spansion Japan Limited. The Debtors understand that Spansion Japan Limited may file a general unsecured claim in the approximate amount of $1 billion. The Debtors dispute the validity of any such Claim. See, infra, Section III.F.2 Samsung Electronics Co., Ltd. (“Samsung”) and certain of its affiliates assert disputed, contingent and unliquidated prepetition Claims that, if Allowed, would be treated as Class 5B General Unsecured Claims under the Plan. Samsung believes that its Claims are substantial and disagrees with the Debtors’ estimate of $100 million for the aggregate liquidated allowable amount for presently unliquidated, unstated or unknown amount Claims.

[5]	See footnote 3.
[6]	See footnote 3.

Class	Description	Estimated Aggregate Allowed Amount	Class Treatment	Impairment	Entitled to Vote	Estimate Recovery %

		million

9	Old Spansion Interests	N/A	No Distribution	Impaired	No	0%

10	Other Old Equity	N/A	Reinstatement	Unimpaired	No	100%

11	Other Old Equity Rights	N/A	No Distribution	Impaired	No	0%

12	Securities Claims	Unknown	No Distribution	Impaired	No	0%

13	Non-Debtor Intercompany Claims	$220 million to $1.2 billion or more[7]	No Distribution.	Impaired	No	0%

G.	Voting and Confirmation Procedures

Holders of Claims in Voting Classes will receive the Solicitation Materials, which contain: (a) a notice to Holders of Claims in Voting Class of the Confirmation Hearing, the solicitation and voting procedures approved by the Bankruptcy Court in the Disclosure Statement Order, the deadline to File objections to Confirmation and certain other matters; (b) instructions as to how to access the Disclosure Statement, the Plan and certain other materials on the internet and how to obtain paper copies of those materials from the Debtors; and (c) a Ballot to accept or reject the Plan. In addition, Holders of Allowed Class 3 Claims shall receive a special election form to elect the Pro Rata Class 3 Distribution, the Max New Senior Notes Distribution or the Max New Convertible Notes Distribution. If the Debtors decide to pursue the Rights Offering, Rights Offering Participants shall receive the Subscription Form either separately or as part of the Solicitation Materials. The Solicitation Materials are being furnished to Holders of Allowed Claims in the Voting Classes for the purpose of soliciting their votes on the Plan. This Disclosure Statement is also being made available to certain other Creditors, Holders of Interests and other Entities for notice or informational purposes.

If you did not receive a Ballot, and believe that you should have received one, please contact the Claims and Voting Agent, Epiq Bankruptcy Solutions, LLC (“Epiq”). Epiq can be reached at 757 Third Avenue, Third Floor, New York, NY 10017, by facsimile transmission at (646) 282-2501 or by e-mail at Spansion@epiqsystems.com. Alternatively, you can contact counsel to the Debtors, Duane Morris, LLP, at 110 North Market Street, Suite 1200, Wilmington, DE 19801, attn: Stacie Wolfenden, or by facsimile transmission at (302) 657-2901, or Latham & Watkins LLP, at 355 South Grand Avenue, Los Angeles, CA 90071, attn: Kathryn Bowman, or by facsimile transmission at (213) 891-8763.

[7]	The upper end of this range includes $1 billion in damages asserted by Spansion Japan due to the rejection of the Foundry Agreement. See Section III.F.2. below.

1.	Who May Vote

Pursuant to the provisions of the Bankruptcy Code, only certain Impaired Classes of Claims are entitled to vote to accept or reject the Plan. As set forth in section 1124 of the Bankruptcy Code, a Class is Impaired if the legal, equitable and/or contractual rights attaching to the Claims or Interests of that Class are modified or altered. Under section 1126(g), an Impaired Class is deemed to have rejected the Plan if Holders of Allowed Claims or Interests in that Class are not entitled to receive any Distribution on account of such Claims or Interests. Accordingly, Classes 7, 8, 9, 11, 12 and 13 are deemed to have rejected the Plan and are not entitled to vote on the Plan.

Any Class that is Unimpaired within the meaning set forth in section 1124 of the Bankruptcy Code is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan. Accordingly, Classes 2, 4, 4A, 6 and 10 are deemed to have accepted the Plan and are not entitled to vote on the Plan.

Only Holders of Allowed Claims in the Voting Classes are Impaired and entitled to a Distribution. Thus, only Holders of Allowed Claims in the Voting Classes are entitled to vote on the Plan. Under the Plan, the Voting Classes are Class 1 (Secured Credit Facility Claims), Class 3 (FRN Claims), Class 5A (Senior Notes Claims), Class 5B (General Unsecured Claims) and Class 5C (Exchangeable Debentures Claims).

A Claim in a Voting Class must be “allowed” for purposes of voting in order for the Holder of such Claim to have the right to vote on the Plan. Generally, for voting purposes a Claim is deemed to be “allowed” if (i) a Proof of Claim was timely Filed and was not Filed in an unliquidated or undetermined amount and is not contingent as to amount or liability or, if no Proof of Claim was Filed, the Claim is listed in the Debtors’ Schedules as other than “disputed,” “contingent,” or “unliquidated,” and in an amount greater than $0 (in which case the Claim will be deemed “allowed” for voting purposes in the scheduled amount) and (ii) no objection has been Filed to such Claim or no Order has been entered by the Bankruptcy Court Disallowing such Claim. Generally, if an objection to a Claim is Filed, the Holder of such Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or deems the Claim to be “allowed” for voting purposes. See Section I.G.4. below. The Plan provides that the following claims are deemed “allowed” in the amounts described in more detail below: the FRN Claims, the Senior Notes Claims and the Exchangeable Debentures Claims. See Section IV.C.3., Section IV.C.6. and Section IV.C.8. below.

If you did not receive a Ballot and believe that you are entitled to vote on the Plan, you must either (a) obtain a Ballot pursuant to the instructions set forth above and timely submit such Ballot by the Voting Deadline, or (b) file a Motion pursuant to Federal Bankruptcy Rule 3018 with the Bankruptcy Court for the temporary allowance of your Claim for voting purposes by January 7, 2010, at 4:00 p.m. (prevailing Eastern Time) or you will not be entitled to vote to accept or reject the Plan.

EXCEPT AS OTHERWISE SET FORTH IN THE PLAN, EACH OF THE CLAIMS AGENT, THE DEBTORS AND THE REORGANIZED DEBTORS IN ALL EVENTS RESERVE THE RIGHT THROUGH THE CLAIM RECONCILIATION PROCESS TO OBJECT TO OR SEEK TO DISALLOW ANY CLAIM FOR DISTRIBUTION PURPOSES UNDER THE PLAN, EVEN IF THE HOLDER OF SUCH CLAIM VOTED TO ACCEPT OR REJECT THE PLAN AND/OR SUCH HOLDER’S CLAIM WAS “ALLOWED” FOR VOTING PURPOSES.

2.	Certain Risk Factors to Be Considered Prior to Voting

HOLDERS OF CLAIMS IN VOTING CLASSES SHOULD CAREFULLY CONSIDER THE RISKS SET FORTH IN ARTICLE VII HEREIN PRIOR TO VOTING ON THE PLAN.

3.	Voting Instructions and Voting Deadline

To vote to accept or reject the Plan, you must use the Ballot enclosed with this Disclosure Statement. No votes other than ones using Ballots will be counted, except to the extent the Bankruptcy Court orders otherwise. The Bankruptcy Court has fixed December 14, 2009 as the Voting Record Date for determining the Holders of Claims who are entitled to (a) receive the Solicitation Materials and (b) vote to accept or reject the Plan. Accordingly, each Holder of a Claim in a Voting Class as of the Voting Record Date that is not deemed to be disallowed for voting purposes shall be entitled to vote to accept or reject the Plan. Any Entity that becomes the Holder of a Claim in a Voting Class after the Voting Record Date shall not be entitled to vote such Claim. After carefully reviewing the Plan and this Disclosure Statement, including the annexed exhibits, please indicate your acceptance or rejection of the Plan on the Ballot and return your Ballot in the enclosed envelope so as to ensure receipt by no later than 4:00 p.m. Eastern Standard Time on February 4, 2010, at 4:00 p.m. (prevailing Eastern Time) which is the Voting Deadline, to Epiq, the Claims and Voting Agent, at the following address:

By first class mail:

Spansion Inc. Ballot Processing Center

c/o Epiq Bankruptcy Solutions, LLC

FDR Station, P.O. Box 5285

New York, NY 10150-5285

By hand delivery or overnight mail:

Spansion Inc. Ballot Processing Center

c/o Epiq Bankruptcy Solutions, LLC

757 Third Avenue, Third Floor

New York, NY 10017

BALLOTS MUST BE COMPLETED AND RECEIVED NO LATER THAN 4:00 P.M. (EASTERN TIME) ON THE VOTING DEADLINE. ANY BALLOT THAT IS NOT EXECUTED BY A DULY AUTHORIZED PERSON SHALL NOT BE COUNTED. ANY BALLOT THAT IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT THAT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN

WILL NOT BE COUNTED. ANY BALLOT THAT IS RECEIVED BY TELECOPIER, FACSIMILE OR OTHER ELECTRONIC COMMUNICATIONS SHALL NOT BE COUNTED IN TABULATING VOTES FOR OR AGAINST THE PLAN, UNLESS THAT BALLOT IS ACCEPTED IN THE DEBTORS’ DISCRETION. IF A HOLDER OF A CLAIM CASTS MORE THAN ONE BALLOT VOTING THE SAME CLAIM PRIOR TO THE VOTING DEADLINE, ONLY THE LAST TIMELY BALLOT RECEIVED BY THE CLAIMS AND VOTING AGENT WILL BE COUNTED. IF A HOLDER OF A CLAIM SIMULTANEOUSLY CASTS MORE THAN ONE BALLOT FOR THE SAME CLAIM WITH INCONSISTENT INSTRUCTIONS (I.E. AT LEAST ONE BALLOT VOTES TO ACCEPT THE PLAN AND ONE BALLOT VOTES TO REJECT THE PLAN), ALL SUCH BALLOTS SHALL NOT BE COUNTED.

4.	Voting Procedures

In the Disclosure Statement Order, the Bankruptcy Court has approved certain procedures regarding temporary allowance of claims for voting purposes only. Specifically, if an objection to a Claim is pending on the Voting Record Date or the proof of Claim for such Claim (i) was Filed after the applicable Bar Date, (ii) was Filed in an unliquidated or undetermined amount or (iii) states that such Claim is contingent as to amount or liability, the Holder of such Claim shall receive the “Notice To Holders Of Claims In Voting Classes That Are Deemed Not To Be Allowed For Voting Purposes Of (A) Hearing To Confirm Debtors’ Second Amended Joint Plan Of Reorganization Dated December 16, 2009, (B) Solicitation And Voting Procedures In Connection With That Plan, (C) Objection And Voting Deadlines, And (D) Certain Other Matters” (the “Disputed Claim Notice”) in lieu of a Ballot. The Disputed Claim Notice shall inform such Entity that it cannot vote absent any of the following taking place prior to the Voting Deadline (each, a “Resolution Event”) (i) an order is entered by the Bankruptcy Court temporarily allowing such Claim for voting purposes pursuant to Bankruptcy Rule 3018(a), after notice and a hearing; (ii) a stipulation or other agreement is executed between the Holder of such Claim and the Debtors resolving such objection and allowing the Holder to vote such Claim in an agreed upon amount; or (iii) the pending objection to such Claim is voluntarily withdrawn by the Debtors. No later than two (2) business days after a Resolution Event, the Voting Agent shall distribute a Ballot to the relevant Holder, which must be received by the Voting Agent by no later than the Voting Deadline, unless such deadline is extended by the Debtors to facilitate a reasonable opportunity for such Holder to vote for or against the Plan after the occurrence of a Resolution Event.

If an objection to a Claim is Filed by the Debtors after the Voting Record Date, the Ballot of the Holder of such Claim will be counted unless the Bankruptcy Court orders otherwise.

Nothing in the solicitation procedures set forth in this Disclosure Statement, the Ballot or the Disclosure Statement Approval Order shall affect the right of the Claims Agent, the Debtors and/or the Reorganized Debtors, as applicable, to object to any proof of Claim on any other ground or for any other purpose. The temporary allowance of any Claim for voting purposes under Bankruptcy Rule 3018(a) shall have no res judicata, collateral estoppel or other preclusive effects and shall be without prejudice to the Holder’s rights with respect to the Allowance or Disallowance of such Claim for purposes of the Holder receiving a Distribution under the Plan.

In connection with the solicitation of votes with respect to the Plan, and pursuant to the Disclosure Statement Order, Epiq will, in conjunction with the Debtors, (i) distribute the Solicitation Materials, (ii) receive, tabulate and report on Ballots cast for or against the Plan by holders of Claims against the Debtors, (iii) respond to inquiries from creditors, equity holders, and other parties in interest relating to the Plan, the Plan Supplement, the Disclosure Statement, the Ballots, the solicitation procedures, and all other Solicitation Materials and matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and for objecting to the Plan; provided, however, that the provisions of the notices and the Court’s Orders shall not be modified by any such responses, (iv) solicit votes on the Plan, and (v) if necessary, contact creditors and equity holders regarding the Plan.

The foregoing summary of the voting and solicitation procedures approved in the Disclosure Statement Order is subject in all respects to the actual terms of the Disclosure Statement Order. If there is any conflict between the summary set forth above and the terms of the Disclosure Statement Order, the terms of the Disclosure Statement Order shall control.

5.	Who to Contact for More Information

If you have any questions about the procedure for voting your Claim or the Solicitation Materials, please contact Epiq at the address indicated above or by telephone at (646) 282-2400. Unless certain documents are specifically required to be provided to you by Bankruptcy Rule 3017(d), you may obtain additional copies of the Plan, this Disclosure Statement, or the exhibits to those documents, at your own expense by contacting Epiq at (646) 282-2400. Copies can also be obtained on the website http://chapter11.epiqsystems.com/Spansion.

Spansion Inc. files periodic and current reports, proxy statements and/or other information with the Securities and Exchange Commission. Should you want more information regarding the Debtors, please refer to the reports and other statements filed by Spansion Inc. with the Securities and Exchange Commission. Specifically, you are encouraged to read the following documents, which are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 28, 2008;

•

Other Reports on Form 8-K filed with the Securities and Exchange Commission on January 5, 2009, January 16, 2009, February 4, 2009, February 5, 2009, February 13, 2009, February 17, 2009, February 20, 2009, February, 24, 2009, March 2, 2009, March 10, 2009, March 11, 2009, March 20, 2009, March 24, 2009, April 8, 2009, April 10, 2009, April 16, 2009, April 20, 2009, April 30, 2009, May 6, 2009, May 13, 2009 (with respect to Item 5.02 only), June 4, 2009, June 29, 2009, July 9, 2009, August 5, 2009, August 25, 2009, August 28, 2009, September 9, 2009, October 2, 2009, October 9, 2009 and October 15, 2009.

You may read and copy any document Spansion Inc. files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room located at: 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room and its copy charges. SEC filings for Spansion Inc. are also available to the public on the Securities and Exchange Commission’s website at http://www.sec.gov.

6.	Acceptance or Rejection of the Plan

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the “allowed” claims in that class that cast ballots for acceptance or rejection of the plan. Assuming that at least one Impaired Class votes to accept the Plan, the Debtors will seek to confirm the Plan under section 1129(b) of the Bankruptcy Code, referred to as the “cramdown” provisions, which permits the confirmation of a plan notwithstanding the non-acceptance by one or more Impaired classes of claims or equity interests. Under section 1129(b) of the Bankruptcy Code, the Plan may be confirmed if, among other things, (a) it has been accepted by at least one Impaired Class of Claims and (b) the Bankruptcy Court determines that the Plan does not discriminate unfairly and is “fair and equitable” with respect to the non-accepting Classes. A more detailed discussion of these requirements is provided in Article V of this Disclosure Statement.

7.	Time and Place of the Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold the Confirmation Hearing on the Plan. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to Confirmation of the Plan.

Pursuant to section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing to commence on January 28, 2010 at 10:00 a.m. (Eastern time), before the Honorable Kevin J. Carey, of the United States Bankruptcy Court for the District of Delaware, in Courtroom 5, United States Courthouse, 824 Market Street, 5th Floor, Wilmington, Delaware 19801. A notice setting forth the time and date of the Confirmation Hearing has been included in the Solicitation Materials. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of such adjourned hearing date by the Bankruptcy Court in open court at such hearing.

8.	Objections to the Plan

Any objection to Confirmation of the Plan must be in writing, must comply with the Bankruptcy Code and the Bankruptcy Rules and must be Filed with the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 5th Floor, Wilmington, DE 19801, and served upon the following parties, so as to be received no later than January 26, 2010 at 4:00 p.m. (Eastern time): (a) Michael S. Lurey and Gregory O. Lunt, Latham & Watkins LLP, 355 S. Grand Avenue, Los Angeles, California 90071 (counsel for Debtors); (b) Michael R. Lastowski, Duane Morris, LLP, 1100 North Market Street, Suite 1200, Wilmington, DE 19801 (counsel for Debtors); (c) Patrick Tinker, Office of the United States Trustee, 844 King Street, Suite 2207, Wilmington, DE 19801; (d) James L. Patton, Jr., Young Conaway Stargatt & Taylor, LLP, The Brandywine Building, 1000 West Street, 17 th Floor, Wilmington, DE 19801 (counsel for the Creditors’ Committee); (e) Luc A. Despins, Paul, Hastings, Janofsky & Walker, LLP, 75 East 55th Street, New York, NY 10022 (counsel for the Creditors’ Committee); (f) Robert J. Stark, Brown Rudnick LLP, Seven Times Square, New York, NY 10036 (counsel to the Ad Hoc Consortium); (g) Steven K. Kortanek, Esq., Womble, Carlyle, Sandridge & Rice PLLC, 222

Delaware Avenue, 15th Floor, Wilmington, Delaware 19801 (counsel to the Ad Hoc Consortium); (h) Pamela K. Webster, Buchalter Nemer, 1000 Wilshire Boulevard, Suite 1500, Los Angeles, California, 90017 (counsel for Bank of America, N.A.); (i) Jason Madron, Richards, Layton & Finger PA, One Rodney Square, 920 North King Street, Wilmington, Delaware, 19801 (counsel for Bank of America, N.A.); and (j) Gregory Bray, Neil Wertlieb, Brett Goldblatt, Milbank, Tweed, Hadley & McCloy LLP, 601 S. Figueroa Street, 30th Floor, Los Angeles, California 90017 (counsel for Silver Lake (defined below)).

FOR THE REASONS SET FORTH BELOW, THE DEBTORS AND THE AD HOC CONSORTIUM URGE YOU TO RETURN YOUR BALLOT “ACCEPTING” THE PLAN.

ARTICLE II.

GENERAL INFORMATION REGARDING THE DEBTORS

FOR MORE DETAILED INFORMATION ABOUT THE DEBTORS, PLEASE ALSO

REVIEW THE SECURITIES AND EXCHANGE COMMISSION FILINGS REFERENCED IN

SECTION I.G.5. ABOVE

A.	Formation and History of the Debtors

The Debtors are semiconductor device companies which through their worldwide operations are exclusively dedicated to designing, developing, manufacturing, marketing, licensing and selling Flash memory solutions. Their Flash memory is integrated into a broad range of electronic products, including mobile phones, consumer electronics, automotive electronics, networking and telecommunications equipment, servers and computer peripherals. Their Flash memory solutions are incorporated in products from original equipment manufacturers (“OEMs”).

The Debtors are headquartered in Sunnyvale, California, with research and development, manufacturing and assembly operations (some of which are owned and operated by the Non-Debtor Affiliates) in North America, Europe, and Asia. Spansion LLC operates a Flash memory fabrication facility located in Austin, Texas, which has approximately 114,000 square feet of clean room space. This facility produces 200 millimeter wafers, and its process technology is 65 to 110 manometers. Through the Non-Debtor Affiliates, the Debtors also operate two assembly and test facilities. As discussed in greater detail in Section III.B below, Spansion Japan Limited (“Spansion Japan”), a wholly-owned subsidiary of Spansion LLC, owns and operates two Flash memory wafer fabrication facilities in Aizu, Japan.

The Debtors’ predecessor was Fujitsu AMD Semiconductor Limited (“FASL”), which was originally organized as a Flash memory manufacturing venture of Advanced Micro Devices, Inc. (“AMD”) and Fujitsu Limited (“Fujitsu”) in 1993. The primary function of FASL was to manufacture and sell Flash memory wafers to AMD and Fujitsu, who in turn converted the Flash memory wafers into finished Flash memory products and sold them to their customers. AMD and Fujitsu were also responsible for all research and development and marketing activities and provided FASL with various support and administrative services.

By 2003, AMD and Fujitsu desired to expand the operations of FASL to: achieve economies of scale; add additional Flash memory wafer fabrication capacity; include assembly, test, mark and pack operations; include research and development capabilities and include various marketing and administrative functions. To accomplish these goals, in 2003, AMD and Fujitsu reorganized FASL’s business as a Flash memory company called FASL LLC, later renamed Spansion LLC (“Former Spansion LLC”), by integrating the manufacturing venture with other Flash memory assets of AMD and Fujitsu. From this reorganization until the beginning of the second quarter of fiscal 2006, Former Spansion LLC manufactured and sold finished Flash memory devices to customers worldwide through its two sole distributors, AMD and Fujitsu. Former Spansion LLC was reorganized into Spansion Inc., a Delaware corporation, in connection with Spansion Inc.’s initial public offering in December 2005.

Spansion Inc. is a holding company and the ultimate parent company of all of the other Debtors and the Non-Debtor Affiliate. Spansion Inc. has four direct or indirect subsidiaries, all of which are Debtors: Spansion Technology LLC, Spansion LLC, Spansion International, Inc. and Cerium Laboratories LLC. Spansion Inc. owns 100% of the membership interests of Spansion Technology LLC and 60% of the membership interests of Spansion LLC. Spansion Technology owns the other 40% of the membership interests of Spansion LLC. Spansion LLC owns all of the stock and membership interests of, respectively Spansion International, Inc. and Cerium Laboratories LLC. Spansion LLC is also the direct or indirect parent of the Non-Debtor Affiliates, which are organized under the laws of various foreign countries. Spansion LLC is the Debtors’ principal operating entity. Attached hereto as Exhibit B is an organization chart showing the ownership structure of the Debtors and their Non-Debtor Affiliates.

B.	The Debtors’ Business Operations

1.	Products

Three principal types of integrated circuits are used in most digital electronic systems: processors, logic, and memory.

•	Processors, which include microprocessors, microcontrollers, and digital signal processors, are typically used for control, central computing tasks, and signal processing;

•	Logic is typically used to manage the interchange and manipulation of electronic signals within a system; and

•	Memory is used to store programming instructions and data.

Spansion designs, develops, manufactures, markets and sells NOR Flash memory products and solutions. The memory market can be divided into “volatile” and “non-volatile” sub-segments. Volatile memory loses its contents when the system is powered down, while non-volatile memory retains its contents even after power is shut off, allowing memory contents to be retrieved at a later time. Flash memory is a non-volatile memory solution.

Many familiar products function as non-volatile memory: hard drives on personal computers, digital video discs or DVDs, magnetic tape, vinyl records, punch cards, and even books are all examples of non-volatile storage. Some of these storage technologies continue to be mainstream solutions. Others are largely obsolete, made so by advances in technology. Still others occupy a middle ground increasingly impacted by Flash memory solutions as electromechanical storage solutions are replaced by solid state semiconductor Flash memory solutions.

In the last five to ten years the emergence of non-volatile Flash memory storage for common everyday applications such as Flash memory cards for digital cameras, “memory sticks” for computer files and Flash memory in portable “MP3” music players has made Flash memory a household word. However, Flash memory is also a critical component that has been “embedded” in other less familiar applications for a much longer period, almost two decades. Flash memory is a ubiquitous and necessary technology used in almost all electronic systems. It is this type of embedded Flash memory, specifically NOR Flash memory, that Spansion provides.

Memory solutions are primarily differentiated on the basis of:

•	performance - how quickly information can be stored and/or accessed;

•	price - measured in cost per unit of information stored;

•	form factor - size of system relative to amount of information stored;

•	ease and flexibility of use; and

•	quality and reliability.

The relative importance of these factors in different applications can vary leading to the development of different types of both volatile and non-volatile memory technology, where the attributes of the memory used depend on the characteristics and requirements of the application and the stored information.

Many electronic systems employ several memory solutions to achieve a balance between all of the intrinsic attributes discussed above. For example, a personal computer usually has a disk drive to store large amounts of information at a relatively low cost, for a long time, but with a relatively large physical space requirement, relatively slow performance, and significant energy consumption. Information stored on the hard disk is mostly “user data” but also includes the operating system software, such as Microsoft Windows or a user’s application software such as a word processor. The amount of time a user has to wait to store or read documents to or from a disk drive (seconds or less) is usually acceptable. However, in order to provide acceptable performance while operating, a computer has to copy parts of the operating system and software applications into a faster memory technology. So personal computers also use Dynamic Random Access Memory, or DRAM, to store programming instructions (“code”) and data that the computer’s processor is actively using for calculations or manipulations. DRAM is a semiconductor integrated circuit, and the dominant volatile memory architecture used in nearly all electronic systems that also contain a microprocessor. The principal advantage of DRAM is its very high performance; to achieve acceptable levels of performance, the processor or controller must be able to read and write code and/or data from memory at very fast rates (millions of “writes” and “reads” per second). However, if the circuit loses power (intentionally or not) the information stored in the DRAM is lost.

Most electronic systems do not require the large storage of a hard drive. Their non-volatile memory requirements may be many orders of magnitude smaller and are frequently satisfied by a single Flash memory device. In addition these systems may require the higher performance and reliability that only solid state semiconductor solutions can provide and the lower cost of a memory sub-system sized appropriately for the application. For these systems Flash memory replaces the functionality of the hard drive. The system can boot from Flash memory and then depending on the type of Flash memory used, the operating system and applications may run directly from the Flash memory without requiring contents to be copied first into DRAM, or alternatively and similarly to the example of the PC, code may be copied from Flash memory into DRAM before the processor uses it.

Memory selection for a system is based on a number of criteria. Just as these criteria will determine a choice between storage solutions such as hard drive versus solid state semiconductor storage, the criteria will also determine the choice between different types of semiconductor memory and even the different types of non-volatile semiconductor memory including different types of Flash memory. There are two main types of Flash memory, NOR and NAND. The terms NOR and NAND refer to the architecture of the connections between the memory cells of the device which produce the different characteristics of the two memory types. The largest and fastest growing sub-segment of the Flash memory market is NAND Flash memory. NAND offers a number of desirable attributes: it is relatively inexpensive, a small device can hold a great amount of information, and its performance characteristics are particularly well suited to data storage such as music, pictures, video, etc. The market for NAND Flash memory has grown rapidly in recent years owing to the growing popularity of devices that consumers can use to access their personal media in a portable, battery-powered format. Of all non-volatile memory technologies, NAND Flash memory has had the most obvious impact on the everyday consumer through the use of these types of application.

NOR Flash memory has different characteristics than NAND Flash memory. NOR can, for example, support the operation or execution of software code directly from the device as its read times are very fast and its architecture supports the way software needs to execute, a capability that can enable a more efficient and cost effective design. Though NOR Flash memory is more expensive than NAND for comparable densities, it is also available in much lower densities with lower prices than NAND and for this reason alone is preferred in many applications that do not require the greater storage capacity of NAND. At higher densities similar to NAND, the high reliability and ease of use of NOR, in addition to its ability to support a more efficient and cost effective memory sub-system in certain applications, make it a favored solution. These characteristics continue to drive NOR Flash memory use in embedded applications. For example modern automobiles are dependent on NOR Flash memory for engine control, transmission control, ABS systems, anti roll systems and a multitude of other operations in the vehicle. The majority of cell phones continue to use NOR Flash memory. The telecommunication, networking, consumer electronics, and industrial control industries rely on NOR Flash memory. While NOR applications are not as obvious to the consumer, the modern world is dependent on NOR Flash memory.

Another solution for storing code is various forms of programmable memory devices referred to as “one-time programmable.” One time programmable devices offer the non-volatility, performance, and low error rates of NOR Flash at a lower cost. However, once the device has been loaded with information, it can never be reloaded again with different information. While this is often not an issue for storing code in many applications, it significantly limits the usefulness of the device in other respects. NOR Flash is a suitable platform for storing the code, and, extra capacity on the same device above and beyond what is required to store the code can be used to store user data – permanently and with high quality and without power. Thus NOR Flash can be used to fulfill two functions with one device: 1) storage of the code, and 2) temporary or permanent storage of user data. Accomplishing both functions with one device, versus two, lowers system cost and reduces design complexity.

The total market for memory systems and devices used in electronic systems is quite large, typically in excess of $50 billion per year (ignoring the depressed market conditions of the last year). Large, well-entrenched suppliers compete vigorously within a number of segments and across segments. Technology advances rapidly and suppliers have active development programs to enhance the features and capabilities of their respective product offerings. Thus, the characteristics that divide these segments can dissolve through time as evidenced by the incursion of solid state drives into the hard drive market. In the case of Flash memory, system designers have devised systems where NAND Flash memory can replace traditional NOR Flash memory, which in certain applications yields acceptable reliability and performance at a lower overall cost. These examples illustrate a general characteristic of technology-centric industries and the memory industry in particular: advancing technology creates market share dislocations. Thus, while NOR Flash has well-established positions in certain applications, it may be possible in the future to expand its use into other applications, and, conversely, there is no guarantee that existing positions will endure forever. The challenge for the Debtors, and all of their competitors, is to leverage their existing capabilities in creative ways to create value for their customers.

The Debtors’ current product portfolio ranges from 1-megabit to 2-gigabits in terms of capacity and is offered with a broad array of interfaces and features. Historically the Debtors’ products were based on floating gate technology; however, the majority of the Debtors’ new product designs use MirrorBit technology, a proprietary charge trapping non-volatile memory technology.

On March 18, 2008, Spansion LLC completed the acquisition of all of the outstanding shares of Saifun Semiconductor Ltd. (“Saifun”), a provider of intellectual property solutions for the non-volatile memory market located in Israel. Historically, Saifun licensed its intellectual property to semiconductor manufacturers that used this technology to develop and manufacture memory products. To date, Saifun has provided technology, designs and technology licensing revenues that have contributed to the Debtors’ product portfolio and revenue and in the future may provide a platform for the Debtors to increase their technology licensing business.

In fiscal 2008, the net sales of wireless applications, such as mobile phones, and embedded applications (gaming, set top boxes, DVD players and automotive and industrial electronics) each represented approximately 50% of the Debtors’ total net sales. Sales of MirrorBit technology-based products increased from approximately 71% in fiscal 2007 to approximately 79% in fiscal 2008. The remainder of the Debtors’ sales has been based on floating gate technology.

2.	Customers

The Debtors serve their customers worldwide directly or through their distributors, who buy products from the Debtors and resell them to their customers, either directly or through other distributors. Customers for the Debtors’ products consist of OEMs, original design manufacturers (“ODMs”) and contract manufacturers. Among those customers, Nokia Corporation accounted for approximately 18% and 10% of the Debtors’ net sales in fiscal 2008 and fiscal 2007, respectively. For fiscal 2008, fiscal 2007 and fiscal 2006, Fujitsu (as defined below), as a distributor of the Debtors’ products, accounted for approximately 29%, 35% and 36% of the Debtors’ net sales, respectively.

The Debtors sell directly to large multi-national customers, certain larger regional accounts, and targeted customers using a direct sales force and third-party representatives with an expertise in memory circuits and established relationships at important accounts.

Sales to the Debtors’ distributors are typically made pursuant to agreements that provide return rights for discontinued products or for products that are not more than twelve months older than their manufacturing date code. In addition, some of the Debtors’ agreements with distributors may contain standard stock rotation provisions permitting limited levels of product returns. The Debtors currently rely on Fujitsu Microelectronics Limited (“FML”), through its subsidiary Fujitsu Electronics Inc. (“FEI,” together with FML and Fujitsu Limited, “Fujitsu”), to act as the largest distributor of their products to customers in Japan and also as a nonexclusive distributor throughout the rest of the world, other than Europe and the Americas with limited exceptions. See Section III.F.2 below.

The Debtors generally warrant that products sold to their customers and their distributors will, at the time of shipment, be free from defects in workmanship and materials and conform to their approved specifications. Subject to specific exceptions, the Debtors offer a one-year limited warranty.

3.	Manufacturing

Spansion LLC owns a wafer fabrication facility in Austin, Texas (Fab 25), which has approximately 114,000 square feet of clean room space. This facility produces 200 millimeter wafers, and its process technology is 65 to 110 manometers. The Non-Debtor Affiliates own two assembly and test facilities in Bangkok, Thailand and in Kuala Lumpur, Malaysia. Spansion Japan owns two wafer fabrication facilities in Aizu, Japan (JV3 and SP1). Fab 25 and JV3 are in production with 200-millimeter wafers, and Spansion Japan began production of 300-millimeter wafers at SP1 in fiscal 2008. As described in Section III.B below, Spansion Japan has commenced corporate reorganization proceedings under Japanese law that are being separately administered from the Chapter 11 Cases.

To augment their internal wafer fabrication capacity, the Debtors have foundry agreements with Semiconductor Manufacturing International Corporation (“SMIC”) and Fujitsu. The Debtors believe that the arrangement with SMIC provides flexibility to support customer demand for advanced technology products if they are unable to support such demand from their own in-house capacity. The Debtors believe that the arrangement with Fujitsu provides it with the ability to efficiently support the declining customer demand for products manufactured on legacy production process nodes. However, in the future the Debtors may change the locations where their products are manufactured. The Debtors have in the past, and may in the future, obtain foundry, subcontractor and other arrangements with third parties to meet demand.

The Debtors’ manufacturing processes require many raw materials, such as silicon wafers, mold compound, substrates and various chemicals and gases, and the necessary equipment for manufacturing. The Debtors obtain these materials and equipment from a large number of suppliers located throughout the world.

4.	Property Taxes and Assessed Valuations

Travis County, Texas, assessed the property at the Debtors’ Fab 25 fabrication facility in Austin at approximately $275 million in 2007, $286.4 million for 2008 and $202.8 million for 2009. For 2009, other real property owned by the Debtors located in Travis County has an appraised value of approximately $62 million.

The Debtors’ property in Sunnyvale, Santa Clara County, California was assessed at $307 million for 2007, $333 million for 2008 and $229 million for 2009, and for at least the past 4 years, the Debtors have paid over $3 million per year in property taxes to Santa Clara County. As of January 1, 2009, the Debtors applied to Santa Clara County for reduction in the assessed value of the sub-micron development center, which is a major part of the property owned by the Debtors in that County. In the application, the Debtors advised the County that the sub-micron development center was closed effective January 1, 2009 and that the facility would not be reactivated. The County is still reviewing the application and has not yet approved it. The $229 million assessed value seemed reasonable to the Debtors prior to the closure of the facility as of January 1, 2009.

The Debtors pay property taxes on their real and personal property in accordance with applicable local tax laws. The Debtors have and will continue to monitor and, when appropriate, challenge the assessed values of their properties.

5.	Intellectual Property Portfolio

The Debtors do not value their portfolio of intellectual property. Disclosure of a value of such a portfolio would interfere with the licensing efforts by the Debtors which are ongoing. The Debtors hold thousands of patents, including more than 1300 United States patents, and, since the commencement of the Chapter 11 Cases, the Debtors have been granted more than 50 additional patents in the United States.

Historically the Debtors’ strategy related to enforcing their intellectual property portfolio rights has been relatively non-aggressive, a strategy many companies take so as to maintain positive relationships with their customers. The Debtors are presently reevaluating their licensing strategy and may in the future become more aggressive with respect to the portfolio. However, even if the Debtors elect to pursue a more aggressive licensing strategy, realizing a positive return will take time as the expense incurred in the licensing effort will likely exceed licensing revenue in the initial years and a positive return is not guaranteed. The Debtors’ current business plan does not include a significant amount of expense nor a significant amount of revenue from intellectual property licensing activities.

6.	Expressions of Interest in the Debtors’ Businesses

The Debtors have in the past, and during the pendency of the Chapter 11 Cases, received expressions of interest from potential acquirers or investors with respect to a potential investment in, or the acquisition of, the Debtors or certain of their assets. The Debtors and their advisors have reviewed and analyzed all such expressions of interest, and the Debtors believe that value provided to their Estates under the Plan provides a better outcome for their Creditors than such expressions of interest.

C.	Employees

As of September 30, 2009, the Debtors had approximately 1,600 active employees. In addition, the Non-Debtor Affiliates (excluding Spansion Japan) had approximately 1,900 active employees. As of September 30, 2009, Spansion Japan had approximately 1,300 active employees.

D.	Competitive Factors Affecting the Debtors’ Businesses

The Debtors’ principal NOR Flash memory competitors are Numonyx B.V., Samsung Electronics Co., Ltd. and Macronix International Co., Ltd. The Debtors also increasingly compete with NAND Flash memory manufacturers where NAND Flash memory has the ability to replace NOR Flash memory in certain customer applications. The Debtors’ principal NAND Flash memory competitors include Samsung Electronics Co., Ltd., Numonyx B.V. and Micron Technology, Inc. In the future, the Debtors’ principal NAND Flash memory competitors may include Hynix Semiconductor Inc., Toshiba Semiconductor Company, and SanDisk Corporation.

The Debtors believe Flash memory providers must possess the following attributes to remain competitive:

•	strong relationships with OEMs, ODMs and contract manufacturers that are acknowledged leaders within their respective industries;

•	discipline to continually reduce costs ahead of historically declining semiconductor market prices;

•	strong market focus to identify emerging Flash memory applications;

•	leadership in research and development;

•	flexibility in manufacturing capacity and utilization so as to take advantage of industry conditions through market cycles;

•	access to the financial resources needed to maintain a highly competitive technological position;

•	focus on sustainable and profitable segments;

•	the ability to establish and sustain strategic relationships and alliances with key industry participants; and

•	rapid time to market for new products, measured by the time elapsed from first conception of a new product to its commercialization.

The Debtors’ success also depends in part on their proprietary technology. While the Debtors attempt to protect their proprietary technology through patents, copyrights and trade secrets, the Debtors believe that their success will depend more upon technological expertise, continued development of new products, and successful cost reductions achievable by improving process technologies. In addition, the Debtors have access to intellectual property through certain cross-license arrangements with AMD and Fujitsu. There can be no assurance that the Debtors will be able to protect their technology or that competitors will not be able to develop similar technology independently. The Debtors currently have a number of United States and foreign patents and patent applications. There can be no assurance that the claims allowed on any patents the Debtors hold will be sufficiently broad to protect their technology, or that any patents will issue from any application pending or filed by the Debtors. In addition, there can be no assurance that any patents issued to the Debtors will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Debtors.

Research and development is critical to the Debtors’ success and is focused on process, product and system level development. The Debtors conduct their product and system engineering activities primarily in Sunnyvale, California with additional design and development engineering teams located in the United States, Asia and Europe. The Debtors’ primary development focus is on MirrorBit products for the embedded category of the Flash memory market. The Debtors conduct their process development primarily in Sunnyvale, California, at their Fab 25 facility located in Austin, Texas and at Spansion Japan’s facilities in Aizu-Wakamatsu, Japan, and third party foundries. Currently, the Debtors are developing new non-volatile memory process technologies with continuing refinement of their 65-nanometer process technology and plans for development of 45-nanometer and more advanced technology. In April 2009, the Debtors stopped further production of development wafers at its research and development manufacturing facility known as the Sub-micron Development Center, or SDC, in Sunnyvale, California, as part of their strategy to reduce research and development costs.

E.	Pre-Petition Capital Structure of the Debtors

As of September 27, 2009, the Debtors owed approximately $1.2 billion in outstanding funded debt and between approximately $440 million and $841 million in trade and other unsecured liabilities, excluding any Non-Debtor Intercompany Claims and Interdebtor Claims.8 The Debtors’ funded debt was comprised primarily of approximately $7.0 million under the Secured Credit Facility, approximately $633.3 million in FRNs, approximately $251.1 million in Senior Notes,9 approximately $208 million in Exchangeable Debentures and approximately $68.4 million under the UBS Credit Facility.

[8]	See footnote 4, above.

Included in the amount of trade and other unsecured liabilities are Claims arising from the Debtors’ rejection of executory contracts, which Claims are estimated at between $76 million and $117 million.10 The Debtors’ estimate potential Claims to cure defaults under executory contracts assumed by the Debtors at $3 to $5.6 million.

1.	Secured Credit Facility

Spansion LLC is the borrower under the Secured Credit Facility pursuant to a credit agreement, dated September 19, 2005 (as amended), by and among Bank of America, N.A., as Agent, Banc of America Securities LLC, Spansion LLC and the lenders party thereto from time to time. Spansion Inc., Spansion International, Inc., Spansion Technology LLC and Cerium Laboratories LLC have guaranteed the Secured Credit Facility. The Secured Credit Facility is secured by a first priority lien on substantially all of Spansion LLC’s Assets other than (1) the collateral subject to the first-priority liens in favor of the FRNs as described below (as to which the Secured Credit Facility has a second priority lien); (2) the collateral securing the UBS Credit Facility as described in Section II.F.5. below; and (3) the Debtors’ intellectual property. The Secured Credit Facility’s collateral includes 100% of the capital stock or membership interests of Spansion LLC’s domestic wholly-owned subsidiaries, and up to 65% of the capital stock or membership interests of the Non-Debtor Affiliates that are first-tier subsidiaries of Spansion LLC. As of September 27, 2009, no advances remain outstanding under the Secured Credit Facility, approximately $1.6 million in letter of credit obligations, which have been cash collateralized, remain outstanding and approximately $5.4 million is outstanding, though not presently due and payable, under equipment leases which became secured by the Secured Credit Facility’s collateral under an amendment to the credit agreement entered into in December 2008.

2.	The FRNs

In May 2007, Spansion LLC issued $625.0 million aggregate principal amount of FRNs. Interest on the FRNs accrues at a rate per annum, reset quarterly, equal to the 3-month LIBOR plus 3.125%. Interest is payable on March 1, June 1, September 1 and December 1 of each year beginning September 1, 2007 until the maturity date of June 1, 2013. As of September 27, 2009, the FRNs bear interest at approximately 3.47% for the period from September through November 2009. The FRNs are secured by a first priority lien on all of Spansion LLC’s inventory, equipment and real property and any proceeds from the sales of such collateral (excluding (i) returned inventory and receivables, and proceeds arising therefrom, and (ii) sales of inventory in the ordinary course of business consistent with past practices, in each case, as to which the Secured Credit Facility has a first priority lien and the FRNs have a second priority lien) and a second priority lien on all of the other collateral that secures the Secured Credit Facility other than the capital stock of the Non-Debtors Affiliates that are first-tier foreign

[9]	The Senior Notes Indenture Trustee has Filed a proof of Claim in the amount of approximately $267.9 million.
[10]

This estimate of rejection damage claims does not include an estimate for rejection damage claims, if any, arising from the Debtors’ rejection of the Foundry Agreement since those Claims are Non-Debtor Intercompany Claims under the Plan. See Sections III.F.2 and VI.C.16 below subsidiaries of Spansion LLC. The FRNs are not secured by Spansion LLC’s intellectual property or by the collateral securing the UBS Credit Facility. Spansion Inc. and Spansion Technology LLC have also guaranteed the FRNs. The FRNs’ collateral includes all of Spansion Inc. and Spansion Technology LLC’s assets, excluding (i) certain general intangibles, chattel paper, instruments and accounts, (ii) any permit, lease, license or franchise, (iii) any equipment that is subject to a lien securing a purchase money obligation or capital lease obligation, (iv) copyrights, patents, trademarks and other intellectual property and intellectual property rights other than proceeds of all intellectual property that are accounts of Spansion Inc. and Spansion Technology LLC, or general intangibles consisting of rights to payment if a judicial authority holds that a security interest in the underlying intellectual property is necessary to have a security interest in such accounts and general intangibles that are proceeds of intellectual property, and (v) equity interests in any foreign subsidiary of such entity. With respect to (i) through (iii) above, such assets are only excluded for so long as the creation of a lien in favor of the collateral agent for the FRNs is, and remains, validly prohibited by the applicable general intangible, chattel paper, instrument, account, contract governing any such equipment or, in the case of any permit, license, lease or franchise, applicable law. As of the Petition Date, approximately $625 million in principal amount and approximately $8.3 million in interest was outstanding under the FRNs.

3.	The Senior Notes

On December 21, 2005, Spansion LLC completed an offering of $250 million aggregate principal amount of Senior Notes. Interest on the Senior Notes accrued at a pre-default rate per annum of 11.25%. The Debtors assert that the Senior Notes were issued at 90.302% of face value, resulting in net proceeds of approximately $218.1 million after deducting the initial purchasers’ discount and estimated offering expenses, but the Senior Notes Indenture Trustee may dispute the foregoing. The Senior Notes are general unsecured senior obligations of Spansion LLC and rank equal in right of payment with Spansion LLC’s existing and future senior debt.

Spansion Technology LLC and Spansion Inc. have guaranteed the Senior Notes. According to the Debtors’ books and records, as of the Petition Date, approximately $251 million in the aggregate was outstanding under the Senior Notes, though the Senior Notes Indenture Trustee has Filed a proof of Claim in the amount of approximately $267.9 million. The resolution of this discrepancy in the amount outstanding under the Senior Notes will impact the recoveries of the Holders of the Senior Notes, General Unsecured Claims and, potentially, Exchangeable Debentures. The Plan currently assumes that the outstanding amount under the Senior Notes is approximately $251 million. The Senior Notes Indenture Trustee asserts that any Distribution attributable to the Holders of Exchangeable Debentures Claims, and all interest accrued or accruing on the Senior Notes after the commencement of the Chapter 11 Cases, must both be distributed to the Senior Notes Indenture Trustee pursuant to the Exchangeable Debentures Indenture and applicable law until the Senior Notes are paid in full and before any payment or Distribution is made to the Holders of the Exchangeable Debentures or the Exchangeable Debentures Indenture Trustee. The Exchangeable Debentures Indenture Trustee asserts that payment of its Claim for fees and expenses is not subordinated to payment of the amounts due under the Senior Notes.

4.	The Exchangeable Debentures

In June 2006, Spansion LLC issued $207.0 million of aggregate principal amount of Exchangeable Debentures. The Exchangeable Debentures bear interest at 2.25% per annum. Interest is payable on June 15 and December 15 of each year beginning December 15, 2006 until the maturity date of June 15, 2016. The Exchangeable Debentures Indenture provides that the Exchangeable Debentures are subordinated in right of payment, to the extent and in the manner provided therein, to the priority payment of certain senior indebtedness, which includes the FRNS and the Senior Notes; however, pursuant to Section 3.17 of the Plan and Section IV.C.17. below, the FRNs have agreed to waive the subordination provisions governing the Exchangeable Debentures. Further, a litigation is pending among the Senior Notes Indenture Trustee, the Exchangeable Debentures Indenture Trustee and the Debtors as to the effect of the subordination provisions of the governing indentures, set forth in Article 11 of the Exchangeable Debentures Indenture (including, without limitation, Section 11.10 of such indenture), with respect to the distributions contemplated under the Plan. The outcome of such dispute likely will have a material impact on the recoveries of the Holders of Exchangeable Debentures Claims or Holders of Senior Notes Claims, as the case may be.

Pursuant to Section 3.17 of the Plan and Section IV.C.17 below, unless the Confirmation Order provides otherwise, no Distribution shall be made on account of Class 5C Claims to the Indenture Trustee for the Exchangeable Debentures, the Holders of Exchangeable Debentures Claims, the Indenture Trustee for the Senior Notes or the Holders of Senior Notes Claims until the Debtors are directed to make such a Distribution (with specific instructions as to who any such Distribution is to be made and in what amount or amounts) pursuant to (i) a final and non-appealable Order of the Bankruptcy Court or a court of competent jurisdiction or (ii) joint instructions executed by both the Indenture Trustee for the Senior Notes and the Indenture Trustee for the Exchangeable Debentures; provided that the Pro Rata portion of any Distribution allocable to Allowed Class 5C Claims shall be withheld by the Reorganized Debtors and allocated to a reserve pending such final and non-appealable Order or joint instructions; and provided, further that the Exchangeable Debentures Indenture Trustee does not concede that the Bankruptcy Court has jurisdiction to render the Order described in clause (i) of this paragraph.

The Exchangeable Debentures bear interest at 2.25% per annum. Interest is payable on June 15 and December 15 of each year beginning December 15, 2006 until the maturity date of June 15, 2016.

The Exchangeable Debentures were not exchangeable prior to January 6, 2007. On January 6, 2007, the Exchangeable Debentures became exchangeable for shares of Spansion Inc.’s Class A common stock, cash or a combination of cash and shares of such Class A common stock, with such consideration determined at the Debtors’ option. As of the Petition Date, the Exchangeable Debentures had not been exchanged for Spansion Inc.’s Class A common stock.

Spansion Technology LLC and Spansion Inc. have guaranteed the Exchangeable Debentures. As of the Petition Date, approximately $207 million in aggregate principal amount and approximately $1 million in interest was outstanding under the Exchangeable Debentures.

5.	UBS Credit Facility

In December 2008, Spansion LLC entered into the UBS Credit Facility with UBS Bank USA, which provided up to $85 million in the form of an uncommitted revolving line of credit, which is secured by a first priority lien on certain auction rate securities owned by Spansion LLC. The UBS Credit Facility is structured so that interest earned from the ARS is used to offset the interest expense of the credit facility. As of the Petition Date, approximately $79.2 million of principal and accrued interest was outstanding under the UBS Credit Facility. As of September 27, 2009, $68.4 million is outstanding under the UBS Credit Facility.

F.	Litigation

The Debtors were party to a number of litigations as of the Petition Date. Set forth below is a summary of certain of the material litigations involving one or more of the Debtors:

Tessera v. Spansion LLC, et al.

On October 7, 2005, Tessera, Inc. (“Tessera”) filed a complaint, Civil Action No. 05-04063, for alleged patent infringement against Advanced Micro Devices (“AMD”) and Spansion LLC in the United States District Court for the Northern District of California under the patent laws of the United States of America, 35 U.S.C. section 1, et seq., including 35 U.S.C. section 271. The complaint alleges that Spansion LLC’s Ball Grid Array (“BGA”) and multichip packages infringe the following Tessera patents: United States Patent No. 5,679,977, United States Patent No. 5,852,326, United States Patent No. 6,433,419 and United States Patent No. 6,465,893. On December 16, 2005, Tessera filed a First Amended Complaint adding Spansion Inc. and Spansion Technology Inc. as defendants. On January 31, 2006, Tessera filed a Second Amended Complaint adding Advanced Semiconductor Engineering, Inc., ChipMOS Technologies, Inc., ChipMOS U.S.A., Inc., Silicon Precision Industries Co., Ltd., Siliconware USA, Inc., STMicroelectronics N.V., STMicroelectronics, Inc., Stats Chippac Ltd., Stats Chippac, Inc., and Stats Chippac (BVI) Limited as defendants. The Second Amended Complaint alleges that Spansion LLC’s BGA and multichip packages infringe the four Tessera patents identified above. The Second Amended Complaint further alleges that the newly named defendants are in breach of a Tessera license agreement, and that Silicon Precision Industries Co., Ltd. is infringing a fifth Tessera patent, United States Patent No. 6,133,627. The Second Amended Complaint seeks unspecified damages, injunctive relief, a trebling of damages for alleged willful conduct and attorneys’ fees (the “Tessera District Court Action”). On February 9, 2006, Spansion filed an answer to the Second Amended Complaint and asserted counterclaims against Tessera. On April 18, 2006, U.S. District Court Judge Claudia Wilken issued a Case Management Order that set a trial date of January 28, 2008. On March 13, 2007, Judge Wilken issued an order vacating the trial date. On April 12, 2007, Judge Wilken issued an order referring case management scheduling issues to a Special Master, and directing that the court will appoint an expert in the case to testify on the ultimate merits of the technical issues relating to infringement and patent validity. On April 26, 2007, Spansion, STMicroelectronics and AMD filed a motion to stay the Tessera District Court Action pending resolution of a United States International Trade Commission (“ITC”) investigation that is described below. On May 24, 2007, Judge Wilken issued an order staying the Tessera District Court Action until final resolution of the ITC action.

Tessera ITC Action

On April 17, 2007, Tessera filed a complaint under section 337 of the Tariff Act of 1930, 19 U.S.C. § 1337, in the ITC against respondents ATI Technologies, Inc., Freescale Semiconductor, Inc., Motorola, Inc., Qualcomm, Inc., Spansion Inc., Spansion LLC and STMicroelectronics N.V. Tessera claims that “face up” and “stacked-chip” small format laminate Ball Grid Array (“BGA”) packages, including the Spansion 5185941F60 chip assembly, infringe certain specified claims of United States Patent Nos. 5,852,326 and 6,433,419 (“Asserted Patents”). The complaint requests that the ITC institute an investigation into the matter. The complaint seeks a permanent exclusion order pursuant to section 337(d) of the Tariff Act of 1930, as amended, excluding from entry into the United States all semiconductor chips with small format laminate BGA semiconductor packaging that infringe any of the Asserted Patents, and all products containing such infringing small format laminate BGA semiconductor packaged chips. The complaint also seeks a permanent cease and desist order pursuant to section 337(f) of the Tariff Act of 1930, as amended, directing respondents with respect to their domestic inventories to cease and desist from marketing, advertising, demonstrating, sampling, warehousing inventory for distribution, offering for sale, selling, distributing, licensing, or using any semiconductor chips with small format laminate BGA semiconductor packaging that infringe any of the Asserted Patents, and/or products containing such semiconductor chips.

On May 15, 2007, the ITC instituted an investigation pursuant to 19 U.S.C. § 1337, entitled In the Matter of Certain Semiconductor Chips with Minimized Chip Package Size and Products Containing Same, Inv. No. 337-TA-605, identifying ATI Technologies, ULC, Freescale Semiconductor, Inc., Motorola, Inc., Spansion Inc., Spansion LLC and STMicroelectronics N.V. (collectively, “Respondents”) as respondents. On June 8, 2007, Respondents filed a motion to stay the ITC investigation pending reexamination of the Asserted Patents by the U.S. Patent and Trademark Office. On July 11, 2007, Administrative Law Judge Carl C. Charneski set an Initial Determination date of May 21, 2008 and a target date for completion of the ITC Investigation of August 21, 2008. On October 17, 2007, the ITC investigation was reassigned to Administrative Law Judge Theodore Essex, who set a hearing for February 25, 2008.

On February 26, 2008, Judge Essex issued an Initial Determination granting respondents’ motion for a stay of the ITC investigation pending completion of the re-examination of the Asserted Patents by the U.S. Patent and Trademark Office. On March 4, 2008, Tessera filed, with the ITC, a Petition for Review of the Initial Determination Ordering Stay. On March 27, 2008, the ITC issued an order reversing Judge Essex’s Initial Determination, and denying Respondents’ motion for a stay of the ITC investigation pending reexamination of the Asserted Patents.

On May 13, 2008, Judge Essex set an Initial Determination date of October 20, 2008, with a hearing date of July 14, 2008, and a target date for completion of the ITC investigation of February 20, 2009. On July 14, 2008, Judge Essex held an evidentiary hearing in the ITC investigation, and completed the hearing on July 18, 2008. On October 16, 2008, Judge Essex issued an order resetting the Initial Determination date to December 1, 2008, and the target date for completion of the ITC investigation to April 3, 2009. On December 1, 2008, Judge Essex issued an Initial Determination, ruling that the accused small-format BGA packages of Spansion

Inc. and Spansion LLC and the other Respondents did not infringe the asserted claims of the Asserted Patents and, therefore, Spansion Inc. and Spansion LLC and the other Respondents were not in violation of section 337 of the Tariff Act of 1930.

On December 15, 2008, Tessera filed with the ITC a petition to review the Initial Determination. On January 30, 2009, the ITC issued a notice to review in part Judge Essex’s decision finding no violation of section 337. On February 10, 2009, the ITC issued an order resetting the target date for completion of the ITC Investigation to April 14, 2009. On March 31, 2009 the ITC issued an order requesting additional briefing on certain remedy issues and resetting the target date for completion of the ITC Investigation to May 20, 2009.

On May 20, 2009 the ITC issued a Final Determination reversing the Initial Determination by finding that there was a violation of 19 U.S.C. § 1337 by Spansion Inc. and Spansion LLC, Qualcomm, Inc., ATI Technologies, Motorola, Inc. STMicroelectronics N.V. and Freescale Semiconductor, Inc., and determined that the appropriate form of relief is (1) a limited exclusion order under 19 U.S.C. § 1337(d)(1) prohibiting the unlicensed entry of semiconductor chips with minimized chip package size and products incorporating these chips that infringe one or more of claims 1, 2, 6, 12, 16-19, 21, 24-26, and 29 of the ‘326 patent and claims 1-11, 14, 15,19, and 22-24 of the ‘419 patent, and are manufactured abroad by or on behalf of, or imported by or on behalf of, Spansion Inc., Spansion LLC, Qualcomm, ATI, Motorola, STMicroelectronics N.V. and Freescale; and (2) cease and desist orders directed to Motorola, Qualcomm, Freescale, Spansion Inc. and Spansion LLC. The cease and desist order directed to Spansion Inc. and Spansion LLC (the “Tessera ITC Order”) prohibits importing, selling, marketing, advertising, distributing, offering for sale, transferring (except for exportation) and soliciting U.S. agents or distributors for certain semiconductor chips that are covered by the patents asserted in the action. The ITC further determined that the bond for temporary importation during the period of Presidential review which expires 60 days after May 20, 2009 shall be in the amount of 3.5 percent of the value of the imported articles that are subject to the order.

On June 2, 2009, Spansion and the other Respondents to the investigation jointly filed with the ITC a motion to stay the effect of the ITC decision pending appeal to the U.S. Court of Appeals for the Federal Circuit (the “Federal Circuit”). On July 17, 2009, the ITC denied that motion. On July 20, 2009, Spansion appealed the ITC decision to the Federal Circuit and also filed an emergency motion for stay pending appeal and immediate temporary stay. The Federal Circuit denied the stay motions on September 8, 2009. The principal brief in the Federal Circuit appeal was filed October 30, 2009. See Section III.E.14 below.

Tessera has filed proofs of Claim against Spansion Inc., Spansion LLC and Spansion Technology LLC, each in an alleged amount of not less than $25 million, relating to the Tessera District Court Action. The Debtors dispute, among other things, the validity and alleged amount of these Claims.

Before the Federal Circuit, the Debtors filed the Declaration of John H. Kispert dated July 17, 2009 in Support of Emergency Motion for Stay Pending Appeal, in which the Debtors stated that, absent a stay, the Debtors risked losing up to $500 million in revenue. Tessera contends that it has a “post petition infringement claim against the Debtors [that] will have a value that is a significant portion of the $500 million figure estimated by the Debtors.” The Debtors dispute this contention. The reference to $500 million is a reference to a general revenue stream, which is not the measure of any alleged damages suffered by Tessera. The Debtors believe that any Tessera postpetition infringement claim: (i) will be calculated by applying a small percentage to specific revenues, which are substantially less than $500 million; (ii) was reduced substantially upon the consummation of the sale to Powertech Technology Inc., as further described in Section III.E.14 below; and (iii) on a worst case basis, will not exceed $1 million, without regard to the Debtors’ substantial offsets and counterclaims. The Debtors intend to file a motion to estimate Tessera’s alleged administrative expense claim and to establish that the maximum amount of any such claim will not exceed $1 million. The Debtors will file this motion so that it may be heard at or prior to the Confirmation Hearing.

Fast Memory Erase LLC v. Spansion Inc., et al.

On June 9, 2008, Fast Memory Erase LLC (“Fast Memory Erase”) filed a complaint in the U.S. District Court for the Northern District of Texas alleging patent infringement against Spansion Inc., Spansion LLC, Intel Corp., Numonyx B.V., Numonyx, Inc., Nokia Corp., Nokia Inc., Sony Ericsson Mobile Communications AB, Sony Ericsson Mobile Communications (USA), Inc., and Motorola, Inc. The case is styled, Fast Memory Erase, LLC v. Spansion Inc., Spansion LLC, et al., Case No. 3:08-CV-00977-M (N.D. Tex.). Fast Memory Erase’s complaint alleges that the Debtors’ NOR Flash products using floating gate technology infringe one or more claims of U.S. Patent No. 6,236,608 (the “‘608 patent”). Fast Memory Erase has also asserted U.S. Patent No. 6,303,959 (the “‘959 patent”) in its complaint against the products of other defendants, namely Intel and Numonyx, but it has not asserted the ‘959 patent against any of the Debtors’ products.

On December 22, 2008, Fast Memory Erase filed an amended complaint. In its amended complaint, Fast Memory Erase added Apple, Inc. as a defendant. In their answer to Fast Memory Erase’s amended complaint, Spansion Inc. and Spansion LLC asserted that they do not infringe the ’608 patent and that the ‘608 patent is invalid. They also asserted counterclaims against Fast Memory Erase for declaratory judgments of non-infringement and invalidity. The case was stayed against Spansion Inc. and Spansion LLC as a result of the Chapter 11 Cases. The parties agreed to lift the stay so that the U.S. District Court could proceed with a Markman hearing. The Markman hearing was held on September 16, 2009.

Fast Memory Erase has filed proofs of Claim against Spansion Inc. and Spansion LLC, each in an unliquidated amount, relating to the litigation described above. Fast Memory Erase has also stated that it might have or assert Administrative Expense Claims against one or more the Debtors arising from any alleged infringement or related conduct occurring from and after the Petition Date. At the present time, the Debtors do not know the total amount that might ultimately be asserted by Fast Memory Erase on account of its Claims, including any Administrative Expense Claims that it might assert against the Debtors.

The Debtors believe that any Fast Memory Erase postpetition infringement claim: (i) will be calculated by applying a small percentage to specific revenues of the Debtors; and (ii) on a worst case basis, will not exceed $2 million, without regard to the Debtors’ substantial offsets and counterclaims. The Debtors may file a motion to estimate Fast Memory Erase’s alleged administrative expense claim and to establish that the maximum amount of any such claim will not exceed $2 million. The Debtors may file this motion so that it may be heard at or prior to the Confirmation Hearing.

LSI, Agere v. Spansion, Inc., et al.

On April 18, 2008, LSI Corporation and Agere Systems, Inc. filed a complaint, Civil Action No. 2 - 08 CV -165, in the United States District Court for the Eastern District of Texas, against defendants United Microelectronics Corporation, Integrated Device Technology, Inc., AMIC Technology Corporation, Elpida Memory, Inc., Freescale Semiconductor, Inc., Grace Semiconductor Manufacturing Corporation, Microchip Technology, Inc., Micromas Semiconductor Holding, AG, National Semiconductor Corporation, Nanya Technology Corporation, NXP B.V., ON Semiconductor Corporation, Powerchip Semiconductor Corporation, ProMOS Technologies, Inc., Spansion, Inc., STMicroelectronics NV and Vanguard International Semiconductor Corporation (“Defendants”).

The complaint alleges that certain Spansion Flash products, including Spansion’s 4 Mb CMOS 3.0 Volt-only Simultaneous Read/Write Flash Memory and 1 Gb MirrorBit NOR Flash products, infringe at least claim 1 of U.S. Patent No. 5,227, 335 (the “Asserted Patent”). The complaint seeks a declaration that Spansion infringes the Asserted Patent, permanent injunctive relief and unspecified reasonable royalty and other damages, a trebling of damages for alleged willful conduct and attorney’s fees.

On June 13, 2008 Defendants filed an unopposed motion to stay the Eastern District of Texas action pending resolution of an ITC investigation that is described below. On June 13, 2008, Judge T. John Ward issued an order staying the Eastern District of Texas action until a final determination of the ITC investigation described below.

LSI Corporation and Agere Systems, Inc. filed a proof of Claim against Spansion Inc. in an unliquidated amount relating to this litigation.

LSI, Agere ITC Investigation

On April 18, 2008, LSI Corporation and Agere Systems, Inc. (collectively the “LSI Complainants”) filed a complaint under section 337 of the Tariff Act of 1930, 19 U.S.C. § 1337, in the ITC against respondents United Microelectronics Corporation, Integrated Device Technology, Inc., AMIC Technology Corporation, Elpida Memory, Inc., Freescale Semiconductor, Inc., Grace Semiconductor Manufacturing Corporation, Microchip Technology, Inc., Micromas Semiconductor Holding, AG, National Semiconductor Corporation, Nanya Technology Corporation, NXP B.V., ON Semiconductor Corporation, Powerchip Semiconductor Corporation, ProMOS Technologies, Inc., Spansion, Inc., STMicroelectronics NV and Vanguard International Semiconductor Corporation.

The complaint alleges that certain Spansion Flash products, including Spansion’s 4 Mb CMOS 3.0 Volt-only Simultaneous Read/Write Flash Memory and 1 Gb MirrorBit NOR Flash products, infringe at least claim 1 of U.S. Patent No. 5,227,335 (the “Asserted Patent”). The complaint identifies, under the heading “Related Litigations,” other lawsuits involving the Asserted Patent, including Agere Systems, Inc. v Atmel Corporation, Civil Action No. 2:02-CV-

864 (E.D. Pa.) (the “Atmel case”). The complaint requests that the ITC institute an investigation into the matter. The LSI Complainants seek a permanent exclusion order pursuant to section 337(d) of the Tariff Act of 1930, as amended, excluding from entry into the United States all semiconductor IC devices and products containing same, made by a method that infringes one or more claims of the Asserted Patent. The LSI Complainants also seek a permanent cease and desist order pursuant to section 337(1) of the Tariff Act of 1930, as amended, directing respondents to cease and desist from importing, selling, offering for sale, using, demonstrating, promoting, marketing, and/or advertising in the United States, or otherwise transferring outside the United States for sale in the United States, semiconductor IC devices and products containing same made by a method that infringes one or more claims of the Asserted Patent.

On May 16, 2008, the ITC instituted an investigation pursuant to 19 U.S.C. § 1337, entitled In the Matter of Certain Semiconductor Integrated Circuits Using Tungsten Metallization and Products Containing Same No. 337-TA-648, identifying United Microelectronics Corporation, Integrated Device Technology, Inc., AMIC Technology Corporation, Elpida Memory, Inc., Freescale Semiconductor, Inc., Grace Semiconductor Manufacturing Corporation, Microchip Technology, Inc., Micromas Semiconductor Holding, AG, National Semiconductor Corporation, Nanya Technology Corporation, NXP B.V., ON Semiconductor Corporation, Powerchip Semiconductor Corporation, ProMOS Technologies, Inc., Spansion, Inc., STMicroelectronics NV and Vanguard International Semiconductor Corporation (“LSI Respondents”) as respondents.

On June 5, 2008, respondents Elpida Memory, Inc., Freescale Semiconductor, Inc., Grace Semiconductor Manufacturing Corporation, Integrated Device Technology, Microchip Technology, Inc., Nanya Technology Corp., Powerchip Semiconductor Corp., Spansion Inc. and ST Microelectronics N.V. filed a joint motion for summary determination that the LSI Complainants are precluded from re-litigating an invalid patent, based upon the jury finding of invalidity and the court ruling affirming the invalidity finding of the Asserted Patent in the Atmel case.

On June 27, 2008, Administrative Law Judge Carl L. Charneski set an Initial Determination date of May 21, 2009, with a hearing to be completed by March 13, 2009, and a target date for completion of the ITC investigation of August 21, 2009. On September 18, 2008, Judge Charneski granted the LSI Complainants’ motion to add five respondents, Dongbu HiTek Semiconductor Business; Jazz Semiconductor, Magnachip Semiconductor; Qimonda AG, and Tower Semiconductor, Ltd. On October 30, 2008, Judge Charneski denied the LSI Complainants’ request to add additional claims of infringement against Spansion, and also suspended the current procedural schedule.

On November 5, 2008, Judge Charneski issued a modified procedural schedule, rescheduled the hearing to be completed by July 24, 2009, set an Initial Determination date of September 21, 2009, and a target date for completion of the ITC investigation of January 21, 2010. On February 3, 2009, the ITC issued an opinion affirming the ITC determination that the LSI Complainant are not precluded from re-litigating the validity of the patent.

A hearing was held before Judge Charneski July 20 through July 27, 2009. The Initial Determination (“ID”) of Judge Charneski, which was issued on September 21, 2009, held that the patent asserted by LSI/Agere is invalid and that Spansion Inc. is not a proper party to the action.

Spansion v. Samsung Patent Infringement Litigation

As of the Petition Date, the Debtors were party to patent infringement proceedings involving Samsung, and Spansion Japan was party to a patent infringement action by Samsung in Japan. As described in Section III.E.6. below, subsequent to the Petition Date, Samsung or its affiliates have commenced two new patent infringement actions against the Debtors.

Spansion ITC Investigation

On November 17, 2008 Spansion Inc. and Spansion LLC filed a complaint under section 337 of the Tariff Act of 1930, 19 U.S.C. § 1337, in the ITC against respondents Samsung, Samsung Electronics America, Inc., Samsung International, Inc., Samsung Semiconductor, Inc., and Samsung Telecommunications America, LLC and Apple, Inc., Hon Hai Precision Industry Co., Ltd., AsusTek Computer Inc., Asus Computer International, Inc., Kingston Technology Company, Inc., Kingston Technology (Shanghai) Co. Ltd., Kingston Technology Far East Co., Kingston Technology Far East (Malaysia) Sdn. Bhd., Lenovo Group Limited, Lenovo (United States) Inc., Lenovo (Beijing) Limited, Lenovo Information Products (Shenzhen) Co., Ltd., Lenovo (Huiyang) Electronic Industrial Co., Ltd., Shanghai Lenovo Electronic Co., Ltd., PNY Technologies, Inc., Research In Motion, Ltd., Research In Motion Corporation, Sony Corporation, Sony Corporation of America, Sony Ericsson Mobile Communications AB, Sony Ericsson Mobile Communications (USA), Inc., Beijing SE Putian Mobile Communication Co., Ltd., Transcend Information Inc., Transcend Information Inc. (US), Transcend Information Inc. (Shanghai Factory), Verbatim Americas LLC, and Verbatim Corporation (collectively “Downstream Respondents”). In the complaint, Spansion Inc. and Spansion LLC allege that Samsung and Downstream Respondents infringe United States Patent Nos. 6,380,029, 6,080,639, 6,376,877, and 5,715,194 (the “Asserted Patents”), which are owned by Spansion LLC, through the unlawful importation into the United States of certain Samsung flash memory chips. The complaint seeks a permanent general exclusion order pursuant to section 337(d) of the Tariff Act of 1930, as amended, excluding from entry into the United States the Samsung chips that infringe any of the Asserted Patents, and all products produced by Downstream Respondents that contain such chips. The complaint also seeks a permanent cease and desist order pursuant to section 337(f) of the Tariff Act of 1930, as amended, prohibiting Samsung and Downstream Respondents from importing, selling for importation, using, offering for sale, selling after importation, building inventory for distribution, distributing, licensing, or otherwise transferring within the United States, Samsung chips that the Asserted Patents, and/or products containing such chips.

On December 18, 2008 the ITC instituted an investigation pursuant to 19 U.S.C. § 1337, entitled In the Matter of Certain Flash Memory Chips and Products Containing Same, Inv. No. 337-TA-664 (the “Spansion ITC Action”), identifying Samsung and Downstream Respondents (“Respondents”) as respondents. On December 19, 2008, Administrative Law Judge Charles E. Bullock set a target date for completion of the ITC Investigation of April 19, 2010, and set the hearing to begin July 27, 2009. Subsequently, on February 9, 2009, Judge Bullock extended the target date for the investigation to June 18, 2010, and re-set the hearing to begin on September 28, 2009.

Each of the Respondents has entered an appearance and answered the complaint. On January 30, 2009, the parties submitted their respective discovery statements, which included proposed discovery schedules, to Judge Bullock. On March 12, 2009, this action was stayed pending Bankruptcy Court consideration of a settlement agreement between the Debtors and Samsung (the “Proposed Samsung Settlement”). The stay was lifted after the Bankruptcy Court denied the Debtors’ motion seeking approval of the settlement agreement. On June 30, 2009, Judge Bullock entered an order extending the target date for completion of the investigation to January 18, 2011, setting trial for April 2010, and issuing a new procedural schedule. Discovery in this case is ongoing. A Markman hearing has been scheduled for November 10, 2009.

After the denial of the Proposed Samsung Settlement, Samsung filed a complaint against Spansion Inc. and Spansion LLC in the ITC and commenced a patent infringement action against Samsung International, Inc. in Germany. See Section III.E.6. below for a discussion of the proceedings relating to the Proposed Samsung Settlement as well as litigation initiated by Samsung against the Debtors after the Petition Date.

Spansion v. Samsung District Court Action

On November 17, 2008, Spansion LLC filed a complaint, Civil Action No. 08-855-SLR, in the United States District Court for District of Delaware (the “Spansion Delaware Action”), against defendants Samsung Electronics Co. LTD., and Samsung Electronics America, Inc., Samsung Semiconductor, Inc., Samsung Telecommunications America, LLC, and Samsung Austin Semiconductor, LLC (“Samsung U.S.”). The complaint alleges that certain Samsung flash memory chips infringe United States Patent Nos. 6,455,888, 6,509,232, 5,831,901, 5,991,202, 6,433,383, and 6,246,610 (the “Spansion Patents”). The complaint seeks a judgment that Samsung infringes the Spansion Patents, permanent injunctive relief and damages, a trebling of damages for alleged willful conduct, and attorney’s fees, costs, and expenses. In January 2009, Samsung U.S. and Samsung answered the Complaint, with each asserting a number of affirmative defenses and counterclaims alleging that the Debtors infringe five of Samsung’s patents. On March 31, 2009, this action was stayed pending Bankruptcy Court consideration of the Proposed Samsung Settlement, but that stay was lifted after the Bankruptcy Court denied the Debtors’ motion seeking approval of the Proposed Samsung Settlement.

On August 3, 2009, Samsung amended its counterclaims to remove two patents from its counterclaims alleging infringement by Spansion. On August 13, 2009, Spansion responded to Samsung’s Counterclaims as to the remaining patents asserted by Samsung (i.e. United States Patent Nos., 5,748,531, 5,567,987, and 5,173,442). The case is presently scheduled for trial in May of 2011 and discovery is underway. See Section III.E.6. below for a discussion of the proceedings relating to the Proposed Samsung Settlement as well as litigation initiated by Samsung against the Debtors after the Petition Date.

Samsung has filed proofs of Claim against Spansion Inc., Spansion LLC and Spansion International, Inc. each in an unliquidated amount, relating to the counterclaims asserted by Samsung in the Spansion Delaware Action as well as any other patent infringement and related Claims, rights and setoffs that it might have or assert against Spansion Inc., Spansion LLC and Spansion International, Inc. Samsung believes that these Claims are substantial and disagrees with the Debtors estimate that aggregate allowable unliquidated Claims, including the Claims of

Samsung, will be between $0 and $100 million. Samsung has also stated that it might have or assert Administrative Expense Claims against one or more the Debtors arising from any alleged infringement or related conduct occurring from and after the Petition Date. Any Administrative Expense Claims that Samsung asserts but which are disputed by the Debtors will be paid in full in Cash when such Claims are Allowed by a final Order or by settlement. At the present time, the Debtors do not know the total amount that might ultimately be asserted by Samsung on account of its Claims, including any Administrative Expense Claims that it might assert against the Debtors.

Samsung v. Spansion Japan Ltd.

On January 28, 2009, Samsung filed two patent infringement actions in the Tokyo District Court in Japan against Spansion Japan (the “Samsung Japan Action”) alleging that certain flash memory chips manufactured or sold by Spansion Japan infringe certain Japanese patents allegedly owned by Samsung. The actions allege infringement of Japanese patents JP 3834189 and JP 3505324 respectively. The two actions have been consolidated for trial. The complaints seek both injunctive relief and damages. On March 31, 2009, this action was stayed pending Bankruptcy Court consideration of the Proposed Samsung Settlement, but that stay was lifted after the Bankruptcy Court denied the Debtors’ motion seeking approval of the Proposed Samsung Settlement.

Creditor and Other Proceedings

Prior to the Petition Date, a number of creditors initiated proceedings against one or more of the Debtors to collect amounts allegedly due those creditors. After the filing date of the petition, all of these actions were stayed.

Refuerzo, et al. v. Spansion, Inc.

On February 26, 2009, Dave Refuerzo, individually and on behalf of other persons similarly situated, filed a complaint initiating Case No. 09-00849, for alleged violations of both the California and Federal Worker Adjustment and Retraining Notification Acts (the “California WARN Act” and the “Federal WARN Act,” respectively) against Spansion Inc., in the United States District Court for the Northern District of California. In addition to seeking the court’s declaration that the action be tried as a class action, the complaint seeks damages, costs and attorneys’ fees. On September 24, 2009, the court ordered the judicial proceedings stayed in light of the Chapter 11 Cases and administratively closed the case.

Rubaker, et. al. v. Spansion, Inc., et. al.

On February 26, 2009, Eric Rubaker, individually and on behalf of other persons similarly situated, filed a complaint initiating Case No. 09-00842, for alleged violations of both the California WARN Act and the Federal WARN Act against Spansion Inc. and Spansion LLC in the United States District Court for the Northern District of California. In addition to seeking class certification, the complaint seeks damages, costs and attorneys’ fees. On August 6, 2009, the court ordered the judicial proceedings stayed in light of the Chapter 11 Cases and administratively closed the case.

ARTICLE III.

THE CHAPTER 11 CASES

A.	Events Leading to the Filing of the Chapter 11 Cases

A variety of external economic factors contributed to the decline in the Debtors’ operating performance and ultimately to the commencement of the Chapter 11 Cases. These factors include persistent oversupply in the Flash memory industry compounded by the global economic recession, which significantly reduced demand for the Debtors’ products in the fourth quarter of 2008 and the first quarter of 2009. These two factors were further complicated by the Debtors’ inability to obtain the additional external financing necessary to meet operational and financing requirements.

The Debtors’ strategy leading into bankruptcy was to secure large market share and thus high unit sales with aggressive pricing. High unit sales would in turn drive manufacturing volumes thus achieving scale economies for a competitive cost advantage. Exploitation of advanced manufacturing processes would further enhance the cost position vis-à-vis competitors. In the Debtors’ 2006 long range planning cycle, forecasted revenue growth supported the construction of a $1.2 billion advanced wafer fabrication facility in Aizu, Japan, referred to as SP1. While the facility was to be owned by Spansion LLC’s subsidiary, Spansion Japan, the Debtors envisioned that SP1 would be a key component of their global operations and ongoing efforts to grow their business and stay on the cutting-edge of Flash technology. The Debtors anticipated that the costs of construction would be financed through their then-existing cash resources, cash generated through on-going operations and debt financing by Spansion Japan. Spansion Japan secured financing for a portion of the cost of SP1 from a syndicate of Japanese financial institutions, which provided term loans to Spansion Japan in the aggregate amount of approximately 48.4 billion yen (approximately $533.8 million as of December 28, 2008). To ensure that Spansion Japan would have sufficient resources for its operations and to service its debt, Spansion LLC entered into that certain Foundry Agreement effective as of February 23, 2004 (the “Original Foundry Agreement”). The Original Foundry Agreement was superseded by that certain Second Amended and Restated Foundry Agreement, dated as of March 2007 (the “Foundry Agreement”), with Spansion Japan, under which it agreed to purchase essentially all the output of Spansion Japan’s two manufacturing facilities at cost, plus a substantial mark-up. Construction on SP1 commenced in early 2007.

Although the Debtors continued to increase their NOR memory market segment share according to third-party industry sources, steep average selling price (“ASP”) declines during the first half of 2007 negatively affected revenue, profitability and operating cash flow. In part these selling price declines were the result of a shift in the marketplace. Historically, NOR Flash memory had held a dominant position in cellular phones. In earlier generations of cell phones, the memory capacity requirements were limited and could often be economically addressed with NOR Flash. As the feature set for cell phones increased, NAND Flash memory became a more effective solution for technical (faster write speeds) and economic reasons. As NAND Flash memory encroached on the cellular phone market, average selling prices in that market, constituting approximately one-half of the Debtors’ revenues at the time, declined precipitously owing to the inherent cost advantage of the NAND architecture and as NOR Flash competitors competed vigorously for the low-density segments of the market not readily addressable by

NAND Flash. Nevertheless, the Debtors anticipated an improvement in the market environment for the second half of 2007 and aggressively continued the construction of SP1 and made associated capital expenditures with the ultimate goal of significant cost reductions that would enhance the Debtors’ competitive position.

During the second half of 2007, the ASP environment stabilized relative to earlier in the year. However, the Debtors had difficulty ramping products manufactured on newer technologies into volume production. This resulted in a shortfall of anticipated revenues and increased inventory levels which contributed to their failure to meet financial performance targets in the second half of 2007. For fiscal 2007, cash flow from operations was $216.3 million, which was significantly lower than anticipated. Driven by investments in SP1 and research and development facilities, the Debtors’ capital spending in 2007 was approximately $1.1 billion.

The Debtors’ 2008 operating plan included capital expenditures of approximately $535.0 million, of which approximately 80 % were expected to occur in the first half of the year in order to complete the phase 1 facilitization of SP1. Upon completion of the first phase, SP1 was anticipated to generate approximately $300 million in revenue in 2008.

In the first quarter of 2008, the Debtors lost liquidity in their investment in $121.9 million of AAA/Aaa rated auction rate securities (the “ARS”) because the auctions in which these ARSs were traded failed. Throughout the second and third quarters of 2008, the credit markets continued to deteriorate and the Debtors intensified their cash management efforts. Operationally, the ramp-up of SP1 was delayed due to lower than expected customer demand for the products initially produced at SP1, and volume was negatively affected by a decline in demand for cell phones in Japan. In the third quarter of 2008, the Debtors engaged investment bankers and capital restructuring advisors to evaluate the situation and to accelerate plans to improve liquidity. Multiple initiatives were launched and/or accelerated, including efforts to sell production facilities, raise capital and seek liquidity options for the ARS.

In the fourth quarter of 2008, the macroeconomic environment deteriorated significantly, causing a sharp decline in worldwide demand for consumer goods, and consequently a sharp reduction of demand for the Debtors’ products. Furthermore, continued tightening of credit availability and general market liquidity initiatives curtailed the Debtors’ ability to execute the liquidity initiatives launched in the third quarter of 2008. As these events unfolded, the Debtors intensified their strategic restructuring efforts to include, among other things, pursuing a potential sale of some or all of their assets. The sharp decline in demand, coupled with the Debtors’ inability to execute liquidity initiatives limited their ability to generate sufficient funding for their operations and meet their debt servicing requirements, ultimately leading to the Chapter 11 Cases.

The Debtors’ strategy to secure market share with aggressive pricing was a high risk approach given the characteristics of the marketplace (few suppliers and some with considerably more capital resources), and achieved only partial success. While the Debtors’ held and have a large share in the NOR Flash segment, they were never profitable on a quarterly basis. This, combined with the impact of major ASP declines in the cell phone segment, incursion of NAND into the cell phone market, the large capital expenditures associated with construction of SP1, and ultimately the contraction of available credit all combined to drain needed liquidity.

As a consequence of its limited liquidity, Spansion LLC did not make the January 15, 2009, interest payment on the Senior Notes resulting in an event of default under the Senior Notes Indenture.

In January 2009, the Debtors were informed that a number of the holders of the FRNs had formed the Ad Hoc Consortium. The Ad Hoc Consortium selected Brown Rudnick, LLP as it legal counsel and Houlihan Lokey Howard & Zukin, Inc. as its financial advisors. The Debtors had discussions with the Ad Hoc Consortium prior to the Petition Date, and the Ad Hoc Consortium has been an active participant in the Chapter 11 Cases.

In February 2009, Spansion implemented a workforce reduction of approximately 2,500 employees (including Spansion Japan employees) or 28% of its existing employees, resulting in cash charges of approximately $14.8 million associated with employee termination benefits during the second quarter of fiscal 2009.

B.	Spansion Japan’s Corporate Reorganization Proceeding.

As mentioned previously, Spansion’s wholly-owned subsidiary, Spansion Japan, owns and operates two wafer manufacturing facilities in Aizu, Japan. Moreover, at present, all of Spansion’s sales into Japan pass through Spansion Japan, and Spansion Japan employs sales personnel and sales support personnel that facilitate and support the selling activities in Japan, primarily carried out by Fujitsu. Also, as mentioned previously, Spansion Japan incurred significant debt in order to finance the construction of the SP1 wafer fabrication facility. This debt was secured by the assets of Spansion Japan and was not guaranteed by LLC. On February 10, 2009, Spansion Japan filed a proceeding under the Corporate Reorganization Law of Japan to obtain protection from Spansion Japan’s creditors (the “Spansion Japan Proceeding”). The Spansion Japan Proceeding was formally commenced on March 3, 2009, when the Tokyo District Court entered a commencement order and appointed the incumbent represented director of Spansion Japan as trustee. A deadline of August 12, 2009, was established for Spansion Japan to propose a reorganization plan to its creditors, but this deadline has been extended to February 24, 2010.

On April 30, 2009, Spansion Japan filed a petition under Chapter 15 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware seeking recognition of the Spansion Japan Proceeding in the United States (the “Spansion Japan Chapter 15 Case”). On May 28, 2009, the United States Bankruptcy Court for the District of Delaware entered an order recognizing the Spansion Japan Proceeding. Neither the Spansion Japan Proceeding nor the Spansion Japan Chapter 15 Case has been consolidated with or is being jointly administered with the Chapter 11 Cases. The Spansion Japan Proceeding and the Spansion Japan Chapter 15 Case are being directed by the trustee appointed in the Spansion Japan Proceeding and not the Debtors or their management (“Management”). Similarly, upon commencement of the Spansion Japan Proceeding, Spansion LLC, in its capacity as the sole shareholder of Spansion Japan, and Spansion Japan’s board of directors lost operational control of, and management authority over, Spansion Japan. Upon commencement of the Spansion Japan Proceeding, all such control and management was vested in the trustee appointed in the Spansion Japan Proceeding, under the supervision of the Tokyo District Court and a supervising attorney appointed by the Tokyo District Court.

C.	Commencement of Chapter 11 Cases.

On March 1, 2009, the Petition Date, each of the Debtors Filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Non-Debtor Affiliates have not Filed petitions under the Bankruptcy Code and are not debtors in the Chapter 11 Cases. Other than Spansion Japan, none of the Non-Debtor Affiliates has commenced any insolvency or similar proceedings and all of these Non-Debtor Affiliates continue to operate outside of the Chapter 11 Cases, the Spansion Japan Proceeding and the Spansion Japan Chapter 15 Case.

The Debtors continue to operate their businesses as “debtors-in-possession” under jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and Orders of the Bankruptcy Court.

D.	Corporate Governance of the Debtors During the Chapter 11 Cases

1.	Boards of Directors

During the pendency of the Chapter 11 Cases, Spansion Inc.’s Board of Directors (the “Board”) has continued to actively direct the Debtors’ affairs subject to the requirements of the Bankruptcy Code. As of the Petition Date, the Board was comprised of six directors: Donald L. Lucas, chairman, David K. Chao, Gilles Delfassy, Boaz Eitan, John M. Stich and John H. Kispert, who, as discussed in greater detail below, is also the Debtors’ President and Chief Executive Officer. On October 14, 2009, Gilles Delfassy resigned from the Board. As more fully described in Section IV.G.2. below, on the Effective Date, the current members of the Board will be replaced by the Initial Board.

2.	Senior Management

In February 2009, Dr. Bertrand F. Cambou resigned as the Debtors’ President and Chief Executive Officer and as a member of the Board, and John H. Kispert was hired as the Debtors’ new President and Chief Executive Officer and member of the Board. In April 2009, Dario Sacomani took a personal leave of absence and resigned as Executive Vice President and Chief Financial Officer of the Debtors, but remained a part-time employee of the Debtors for a transition period of up to nine (9) months. He also agreed to provide transition services during his leave of absence. Also in April 2009, Robert C. Melendres resigned as Executive Vice President, Corporate Development, Chief Legal officer and Corporate Secretary of the Debtors.

On June 23, 2009, the Bankruptcy Court authorized the Debtors to engage Nathan M. Sarkisian as Interim Chief Financial Officer effective as of May 20, 2009. On July 28, 2009, the Bankruptcy Court authorized the Debtors to employ Randy W. Furr as their Executive Vice President and Chief Financial Officer effective as of June 29, 2009. After the employment of Mr. Furr as Executive Vice President and Chief Financial Officer, Mr. Sarkisian continued to serve as a consultant to the Debtors.

The following table sets forth certain information regarding Spansion’s executive officers:

Name	Age	Title

John H. Kispert	46	President, Chief Executive Officer and Director

		Executive Vice President, Embedded Solutions
Thomas T. Eby	49	Group

		Executive Vice President and Chief Financial
Randy W. Furr	55	Officer

Ajit Manocha	59	Executive Vice President, Worldwide Operations

		Executive Vice President, Worldwide Sales and
Ahmed Nawaz	60	Marketing

The biographies of these officers are provided below.

John H. Kispert has served as a Director and President and Chief Executive Officer of Spansion since February 2009. Mr. Kispert spent 13 years in a number of finance and operational roles at KLA-Tencor, including president, chief operations officer and chief financial officer. Prior to that, Mr. Kispert held several senior management positions with IBM. Mr. Kispert serves on the Board of Directors of Extreme Networks, Inc. Mr. Kispert holds a master’s degree in Business Administration from the University of California, Los Angeles and a bachelor’s degree in Political Science from Grinnell College.

Thomas T. Eby has served as Spansion’s Executive Vice President, Embedded Solutions Group since July 2009. He is responsible for the group’s marketing, product and platform engineering, infrastructure development and program management functions. From September 2007 until July 2009, Mr. Eby served as the Spansion’s Executive Vice President, Consumer, Set Top Box and Industrial Division. From October 2005 until September 2007, Mr. Eby served as Spansion’s Executive Vice President and Chief Marketing and Sales Officer, and from January 2005 until October 2005, he served as Spansion’s Executive Vice President and Chief Marketing Officer. From July 2003 until December 2004, he was Spansion’s Executive Vice President with responsibility for leading the integration of the former AMD and Fujitsu Limited assets that were contributed to Spansion LLC. Beginning in 1998, Mr. Eby served as a vice president of AMD, including roles as group vice president of AMD’s Communication Group, then as the group vice president of strategy & business development for AMD and later as senior vice president. In addition, Mr. Eby held a wide range of sales and marketing positions both in the United States and Europe. Mr. Eby holds a bachelor’s degree in electrical engineering and computer sciences from Princeton University.

Randy W. Furr has served as Spansion’s Executive Vice President and Chief Financial Officer since June 2009. Mr. Furr has 30 years of experience in the technology sector and as an experienced financial and operations executive. Most recently, Mr. Furr held senior executive positions as Executive Vice President and Chief Financial Officer at Magellan Navigation, Inc. from August 2008 to June 2009, and as Chief Operating Officer and Chief Financial Officer at Aliph from April 2008 to August 2008. Prior to that, Mr. Furr was at Adobe Systems, Inc., where he served as Senior Vice President, Business Process Improvement from May 2007 to January 2008, as Senior Vice President and Interim Chief Information Officer from November 2006 to May 2007, and as Executive Vice President and Chief Financial Officer from May 2006 to November 2006. Before joining Adobe Systems, Inc., Mr. Furr spent 13 years at Sanmina-SCI Corporation, where he served as President and Chief Operating Officer from 1996 to 2005, and as Executive Vice President and Chief Financial Officer from 1992 to 1996. Mr. Furr holds a bachelor’s degree in Business Administration from the University of Oklahoma.

Ajit Manocha has served as Spansion’s Executive Vice President, Worldwide Operations since December 2007. He is responsible for all aspects of Spansion’s global manufacturing operations, IT and supply chain management, including product cost, yields, quality, reliability, on-time delivery, manufacturing cycle times and customer service. Before joining us, Mr. Manocha was executive vice president and chief manufacturing officer at NXP (formerly Philips Semiconductors), from May 2003 to December 2007, where he was responsible for heading up worldwide IC manufacturing, supply chain management and purchasing for the semiconductor division. From September 1995 until May 2003, Mr. Manocha held senior positions at Philips Semiconductors and made significant improvements in that company’s supply chain and was responsible for leading the manufacturing operations to world-class operational and financial performance. Before joining Philips Semiconductors, he held management positions at AT&T Microelectronics, where he was charged with developing new joint ventures and strategic alliances and played a lead role in the manufacturing joint venture of AT&T and Cirrus Logic. Mr. Manocha holds a bachelor of science degree from the University of Delhi, India and a master’s degree in physical chemistry from Kansas State University.

Ahmed Nawaz has served as Spansion’s Executive Vice President, Worldwide Sales and Marketing since July 2009. He is responsible for worldwide sales and marketing and the corporate development functions. From November 2006 to July 2009, Mr. Nawaz was Spansion’s Executive Vice President, Wireless Solutions Division. Prior to joining Spansion, Mr. Nawaz was an independent management consultant from January 2006 to November 2006. From March 2001 to December 2005, he was executive vice president of worldwide sales at Agere Systems. Prior to that, Mr. Nawaz was president of worldwide sales, strategy and business development, from April 2000 to March 2001, and president, integrated circuits division, from June 1998 to April 2000, of Lucent’s Microelectronics and Communications Technologies Group. He joined AT&T in 1992 and moved to Lucent following its spin-off from AT&T in 1996. Mr. Nawaz also spent 14 years in various design, engineering, marketing and general management positions in Texas Instruments Incorporated’s semiconductor group. Mr. Nawaz holds a master’s degree in electrical engineering from the University of Missouri and a master’s degree in business administration from Houston Baptist University.

E.	Significant Developments in the Chapter 11 Cases

1.	“First Day” Orders

On the Petition Date, the Debtors Filed “first day” motions and applications with the Bankruptcy Court seeking relief to aid in the efficient administration of the Chapter 11 Cases and to facilitate the Debtors’ transition to debtor-in-possession status. Most of these motions and applications were granted on an interim or final basis at the “first day” hearing held on March 4, 2009. Those granted on an interim basis were approved on a final basis in late March or early April 2009. Among other things, these orders authorized the Debtors to:

•	procedurally consolidate and jointly administer their Chapter 11 Cases;

•

operate their consolidated cash management system during the Chapter 11 Cases in substantially the same manner as it was operated prior to the commencement of the Chapter 11 Cases and use existing bank accounts and business forms;

•	pay certain prepetition employee salaries, wages, and benefits;

•	reimburse certain employees’ prepetition business expenses;

•	pay prepetition sales, use and franchise taxes owed by the Debtors;

•

pay prepetition claims of transport companies and other claimants in satisfaction of perfected or potential mechanics’, materialmen’s, artisan’s or similar liens or interests not to exceed certain amounts;

•	provide “adequate assurance of payment” to utility companies in accordance with section 366 of the Bankruptcy Code, to ensure uninterrupted utility service during the Chapter 11 Cases; and

•	honor certain prepetition obligations to customers and to continue prepetition customer programs.

2.	Employment of Brincko Associates, Inc. and Retention of Professionals

On April 13, 2009, the Bankruptcy Court authorized the Debtors to employ Brincko Associates, Inc. and John P. Brincko as Chief Restructuring Officer pursuant to sections 105 and 363 of the Bankruptcy Code. Mr. Brincko’s position was subsequently changed to Chief Restructuring Consultant. In that capacity, Mr. Brincko has assisted the Debtors in their business and financial restructurings and in administering the Chapter 11 Cases.

In addition, during the Chapter 11 Cases, the Debtors have received Bankruptcy Court permission to retain a panel of professionals to assist the Debtors in their reorganization. Below is a table setting forth the professional firms formally retained by the Debtors to assist with their reorganization, and for each profession firm, the capacity in which it was retained, the date on which its retention became effective and the date on which the Bankruptcy Court approved its retention.

Retained Professional	Date of Retention	Date Retention Order Entered	Services Provided
Latham & Watkins LLP	March 1, 2009	March 24, 2009	Co-Bankruptcy Counsel
Duane Morris LLP	March 1, 2009	April 6, 2009	Co-Bankruptcy Counsel
Gordian Group LLC (the	March 1, 2009	April 7, 2009	Financial Advisors

Retained Professional	Date of Retention	Date Retention Order Entered	Services Provided
“Gordian Group”)
KPMG LLP	March 1, 2009	April 9, 2009	Financial Advisors
Morgan Stanley & Co. Incorporated	March 1, 2009	April 7, 2009	Financial Advisors
Sitrick and Company Inc.	March 1, 2009	March 23, 2009	Corporate Communications Consultants
Epiq Bankruptcy Solutions, LLC[11]	March 1, 2009	March 4, 2009	Claims Noticing and Balloting Agent

The Debtors also obtained Bankruptcy Court approval to retain a number of professional firms to represent them in significant discrete matters not directly related to the Chapter 11 Cases, including litigation matters by and against one or more of the Debtors. Below is a table setting forth these professional firms, and for each profession firm, the capacity in which, or matter for which, it was retained, the date on which its retention became effective and the date on which the Bankruptcy Court approved its retention.

Retained Professional	Date of Retention	Date Retention Order Entered	Services Provided
Baker & McKenzie LLP	March 1, 2009	March 25, 2009	Special Counsel (foreign jurisdictions)
Ernst & Young LLP	March 1, 2009	April 23, 2009	Independent Auditors
K & L Gates	June 1, 2009	July 23, 2009	Special Corporate Counsel (Tessera and LSI)
King & Spalding LLP	June 1, 2009	July 28, 2009	Special Litigation Counsel (Samsung and Tessera)
Morrison & Foerster LLP	June 1, 2009	July 23, 2009	Special Litigation Counsel (Fast Memory Erase)
Skadden, Arps, Slate, Meagher & Flom LLP	September 30, 2009	November 20, 2009	Special Counsel (GE Financial Services Corporation and related matters)
Timothy W. Gray	March 1, 2009	May 15, 2009	Tax Consulting
Wilson Sonsini Goodrich & Rosati PC	March 1, 2009	May 18, 2009	Special Corporate Counsel

[11]	Epiq was employed under Bankruptcy Rule 2002 and 28 U.S.C. 156(c) and is not a retained professional under 327 of the Bankruptcy Code.

In addition to retaining the foregoing professional firms, the Debtors obtained Bankruptcy Court authorization to retain a number of “ordinary course” professionals to assist them in less significant discrete matters not directly related to the Chapter 11 Cases.

3.	Appointment of the Official Committee of Unsecured Creditors

On March 12, 2009, the United States Trustee appointed the Creditors’ Committee pursuant to section 1102(a) of the Bankruptcy Code. The members of the Creditors’ Committee that were appointed were: U.S. Bank National Association; Tokyo Electron Limited; Wilmington Trust Company; TSMC North America; and ChipMOS Technologies (Bermuda) Ltd. By orders of the Bankruptcy Court, the Creditors’ Committee was authorized to retain Paul, Hastings, Janofsky & Walker LLP as counsel to the Creditors’ Committee, Young Conaway Stargatt & Taylor LLP as local counsel to the Creditors’ Committee and FTI Consulting, Inc. as financial advisor to the Creditors’ Committee.

4.	Approval of Employment Agreements with Messrs. Kispert, Furr and Sarkisian.

On February 4, 2009, the Debtors appointed Mr. Kispert as Chief Executive Officer and President of Spansion Inc. and Spansion LLC and a member of the Board. Mr. Kispert’s compensation under his employment agreement consisted of, among other benefits, a salary as well as a bonus that was conditioned on the Debtors successfully closing a sale of their businesses or a similar transaction. On August 24, 2009, the Bankruptcy Court approved Mr. Kispert’s employment agreement, including an amendment that entitles him to a bonus upon confirmation of a plan of reorganization so long as certain requirements are satisfied.

On April 30, 2009, the Debtors entered into an employment agreement with Nathan Sarkisian, pursuant to which he became the Debtors’ Interim Chief Financial Officer effective on May 20, 2009. The Bankruptcy Court entered an order approving Mr. Sarkisian’s employment agreement on June 22, 2009.

On June 4, 2009, the Debtors entered into an employment agreement with Randy Furr, pursuant to which he became the Debtors’ new permanent Executive Vice President and Chief Financial Officer effective as of June 29, 2009. On July 28, 2009, Mr. Furr’s employment was approved by the Bankruptcy Court, though a decision on certain provisions of his employment agreement was deferred until a future hearing. Subsequent to the appointment of Mr. Furr as the Debtors’ new permanent Chief Financial Officer, Mr. Sarkisian continued to be employed by the Debtors as a consultant.

5.	Final Authorization to Use Cash Collateral

On March 4, 2009, the Bankruptcy Court authorized the Debtors to use the Cash Collateral of certain of their secured creditors on an interim basis. On May 15, 2009, the Bankruptcy Court entered a Final Order authorizing the Debtors to use cash collateral (the “Final Cash Collateral Order”). Among other things, the Final Cash Collateral Order provides that:

•

The Debtors are authorized to use Cash Collateral in accordance with an approved budget which can be extended with the consent of the agent under the Secured Credit Facility and the Ad Hoc Consortium (the “Approved Budget”);

•

Unless extended by the Bankruptcy Court, the Final Cash Collateral order and the Debtors’ authorization to use Cash Collateral pursuant to the Final Cash Collateral order will terminate on the earlier of the last day covered by then applicable Approved Budget (unless extended) or upon a termination event as defined by the Final Cash Collateral order;

•

As adequate protection to the extent of any diminution in the value of their collateral, the agent under and the lenders of the Secured Credit Facility, the trustee for the FRNs and the holders of the FRNs were, among other things, granted (i) replacement liens on all unencumbered assets of the Debtors that, as applicable, granted liens on their assets in connection with the Secured Credit Facility and/or the FRNs and (ii) superpriority administrative claims;

•	The Debtors are required to pay, when due and payable, the interest payments (at the non-default rate) on the FRNs that are due on June 1, 2009 and September 1, 2009;

•	The Debtors are required to pay, when due and payable, interest (at the non-default rate) on the Secured Credit Facility;

•	The Debtors are required to pay the fees and expenses of the counsel and financial advisors of the agent under the Secured Credit Facility, the Ad Hoc Consortium and the trustee for the FRNs ;

•

With respect to transfers of funds by the Debtors as reflected in the Approved Budget to the Non-Debtor Affiliates, the Debtors shall (a) not exceed the amounts reflected for such Non-Debtor Affiliates as enumerated in the Approved Budget, subject to any variance permitted by the Final Cash Collateral order, (b) not make any loans to their Non-Debtor Affiliates and (c) not authorize or otherwise allow their Non-Debtor Affiliates to incur indebtedness for borrowed funds.

6.	Samsung Settlement and Postpetition Samsung Actions

On April 7, 2009, the Debtors announced that it has settled the patent infringement litigation with Samsung, including the proceedings referenced in Section II.F. above, pursuant to the Proposed Samsung Settlement. As part of the Proposed Samsung Settlement, Samsung agreed to pay the Debtors $70 million. The Ad Hoc Consortium and the Creditors’ Committee Filed objections to the Debtors’ motion seeking approval of the Proposed Samsung Settlement. On May 18, 2009, the Bankruptcy Court held an evidentiary hearing to consider the Debtors’ motion for approval of the Proposed Samsung Settlement. On June 2, 2009, the Bankruptcy Court entered an order denying the Debtors’ motion. By its terms, the Proposed Samsung Settlement terminated automatically as a result of the Bankruptcy Court’s denial. In addition, the stays that were place in the Spansion ITC Action, the Spansion District Court Action and the Samsung Japan Action terminated and those actions are going forward.

The Debtors have not had their claims against Samsung evaluated by a third party outside of attorney work product.

Samsung v. Spansion ITC Investigation

On July 31, 2009, Samsung filed a patent infringement Complaint with the ITC against Spansion Inc., Spansion LLC, Spansion Japan, and the following downstream respondents: Alpine Electronics, Inc., Alpine Electronics of America, Inc., D-Link Corporation, D-Link Systems, inc., Slacker, Inc., Synology, Inc., Synology North America Corp., Shenzhen Egreat Co., Ltd., EGreat USA, and Appro International, Inc. (collectively the “Downstream Respondents”). The ITC commissioned its investigation of Samsung’s Complaint on August 27, 2009. The Ad Hoc Consortium filed a motion seeking an order from the Bankruptcy Court staying the Samsung action. On October 1, 2009, the Bankruptcy Court issued an Order granting the Ad Hoc Consortium’s motion and staying Samsung’s ITC action against Spansion Inc. and Spansion LLC. Both Samsung and the ITC have appealed this Order.

Samsung v. Spansion International Inc.

On July 31, 2009 Samsung commenced an action in the Fourth Civil Division of the Federal Court in Dusseldorf, Germany against Spansion International Inc. and others alleging infringement since March 2, 2009 of a German Patent DE 693 27 499 T2 (EP 0 591 009 B1) allegedly owned by Samsung. The action seeks damages in the amount of € 500,000. An initial hearing to establish the schedule for the case has been set for October 20, 2009. On September 4, 2009, the Debtors filed a motion seeking to enforce the automatic stay as to Samsung’s German action. In October 2009, the Bankruptcy Court granted the Debtor’s motion and stayed Samsung’s German action.

7.	Trading in Spansion Equity Securities and Claims

On April 2, 2009, the Bankruptcy Court entered a Final Order establishing notice, hearing and sell-down procedures for trading in Spansion Inc.’s equity securities and Claims (the “Final Trading Order”). The Final Trading Order provides that:

•

Any Entity who is a beneficial owner of at least 7,673,713 shares (or options to acquire shares) of Spansion Inc’s common stock (a “Substantial Shareholder”) shall file with the Bankruptcy Court a notice of such status on or before the later of 20 days after the effective date of the notice of entry of the Final Trading Order or within 10 days after becoming a Substantial Shareholder;

•

At least 30 days prior to effectuating any transfer of equity securities, including options to acquire such securities, that would result in (A) an increase or decrease in the amount of Spansion Inc.’s common stock beneficially owned by a Substantial Shareholder, (B) an increase in the amount of Spansion Inc.’s common stock beneficially owned by an Entity which would result in such Entity becoming a Substantial Shareholder, or (C) a decrease in the amount of Spansion Inc.’s common stock beneficially owned by a Substantial Shareholder which would result in such Entity no longer being a Substantial Shareholder, such Entity shall file with the Bankruptcy Court a notice of such proposed transfer;

•

The Debtors shall have 30 days after receipt of any notice of such proposed transfer to file with the Bankruptcy Court and serve on the proposed transferor an objection to the transfer and, if the Debtors do so, such proposed transfer shall not be effective unless approved by the Bankruptcy Court; and

•

Subsequent to certain disclosures, notices, and responses delineated by the Final Trading Order setting forth procedures for cataloguing and characterization of Claims against the Debtors, including Confirmation of the Plan or confirmation of another plan of reorganization, Substantial Claimholders (as defined in the Final Trading Order) may be subject to certain notice obligations and may be required to sell a prescribed amount of their Claims (the “Sell-Down”) in order to effectuate a 382(l)(5) Plan (as defined in the Final Trading Order). If any Substantial Claimholder fails to comply with the Sell-Down applicable to it, such Substantial Claimholder shall not be entitled to receive Beneficial Ownership (as defined in the Final Trading Order) of any Affected Securities (as defined in the Final Trading Order) in connection with the implementation of a 382(l)(5) Plan with respect to any Claims required to be sold pursuant to a Sell-Down Notice (as defined in the Final Trading Order).

As described in Section IX.B.2 below, the Debtors currently intend to elect to apply IRC section 382(l)(6) rather than IRC section 382(l)(5) to the “ownership change” triggered by the Plan on the Effective Date. Accordingly, the Debtors currently do not intend to effectuate a 382(l)(5) Plan and, therefore, none of the provisions of the Final Trading Order described in the final bullet point above are expected to enter into force.

8.	Dissemination of Information About the Chapter 11 Cases

The Debtors have been actively engaged in providing information about the Debtors’ businesses and proceedings in these Chapter 11 Cases to various parties-in-interest. The Debtors had Epiq establish an internet site at http://chapter11.epiqsystems.com/Spansion to provide creditors and other interested parties with information concerning the Chapter 11 Cases and the Debtors’ business operations. On June 26, 2009, the Debtors filed the Schedules and their Statements of Financial Affairs. They filed amendments to the Schedules on July 10, 2009, and July 31, 2009.

During the Chapter 11 Cases, the Debtors have provided regular updates to the Creditors’ Committee and the Ad Hoc Consortium, and have met with their members and/or their professional advisors on a number of occasions to discuss matters of importance relating to the Debtors’ business operations or the Chapter 11 Cases, including the negotiation of the Plan.

9.	Rejection and Assumption of Executory Contracts and Unexpired Leases

As part of the review of their ongoing businesses, the Debtors have assessed their executory contracts and unexpired leases to identify those contracts that were no longer beneficial and those that remain valuable to the Debtors’ business operations. Since the Petition Date, the Debtors have obtained Bankruptcy Court approval to reject approximately 50 contracts and leases that they believe provided no on-going benefit or were otherwise burdensome to the estates. The Debtors also obtained Bankruptcy Court approval to assume approximately 20 contracts and leases. In connection with the rejection or assumption of a number of these contracts and leases, the Debtors were able to negotiate more attractive terms with the counter parties. The Debtors continue to analyze their contracts and leases.

10.	Key Executive Retention and Incentive Plans

(a)	Key Executive Incentive Plan

To ensure the retention of key executives critical to the Debtors’ continued operations, the Debtors obtained Bankruptcy Court approval of a key executive incentive plan (the “KEIP”) which provides for performance-based bonuses for eight (8) executives who are critical to the success of the Debtors’ reorganization effort (such executives shall be referred to as “KEIP Participants”). KEIP Participants are not eligible to participate in, or receive benefits from, any of the Debtors’ other incentive compensation programs described herein. Specifically, the KEIP Participants include the Debtors’ executives whose responsibilities include Sales & Marketing, Finance, Manufacturing, Operations, Technology Development, Product Design, Strategic Planning and Human Resources. John Kispert, the Debtors’ President and Chief Executive Officer is not a KEIP Participant, but is entitled to an incentive bonus in certain circumstances as described in Section III.E.4. above.

Pursuant to the KEIP, the KEIP Participants are entitled to incentive bonus payments (each a “KEIP Payment”) upon the occurrence of specific milestones (the “Milestones”). The amount of each individual KEIP Payment depends on the specific Milestone, the KEIP Participant’s annual salary, and whether a specified financial objective (the “Objective(s)”) is achieved. In the event the Objective for a particular Milestone has not been achieved, the KEIP Participants will not receive a KEIP Payment for that Milestone.

The following is a summary of the Milestones and Objectives:

•

Milestone 1: Achievement of the first Milestone included in the KEIP is based upon whether the Debtors are able to meet (i) specific cash balance Objective and/or (ii) a specific combined EBITDA Objective as of October 1, 2009. If both Objectives are achieved, each KEIP Participant is entitled to receive a payment equal to 35% of his or her annual salary. If only one of the Objectives is achieved, each KEIP Participant is entitled to receive a payment equal to 17.5% of his or her annual salary.

•

Milestone 2: The second Milestone included in the KEIP is based upon whether the Debtors are able to meet a specific combined EBITDA Objective as of April 1, 2010 (the “Base Objective”). If the Base Objective is achieved, each KEIP Participant is entitled to receive a payment equal to 35% of his or her annual salary on the later of April 1, 2010 and the date that is thirty (30) days after confirmation of a plan of reorganization. As an extra incentive, if the Debtors are able to meet a heightened EBITDA Objective as of April 1, 2010 (the “Bonus Objective”), each KEIP Participant is entitled to receive an additional payment equal to 30% of his or her annual salary (the “Upside Bonus”). In the event that the Base Objective is exceeded, but the Bonus Objective is not achieved, each KEIP Participant will be entitled to receive a commensurate percentage of the Upside Bonus.

In the event that each of the Objectives are met, excluding the Bonus Objective, the costs to the Debtors of the KEIP Payments is approximately $2.0 million. If the Bonus Objective also is met, the cost to the Debtors would be approximately an additional $800,000. In total, the projected cost of the KEIP, assuming all Objectives are achieved, is approximately 0.94% of projected EBITDA (1.3% at maximum bonus opportunity) and 0.69% of total payroll (0.99% at maximum).

Participation under the KEIP shall terminate upon: retirement, voluntary resignation, death or termination “for cause,” and no KEIP Payment shall be made to a KEIP Participant following such a termination event. If a KEIP Participant is terminated as a result of a sale, job elimination or restructuring prior to the occurrence of a Milestone, such KEIP Participant will be entitled to receive a pro rata KEIP Payment if the associated Objective is achieved. The KEIP will be assumed by the Reorganized Debtors.

(b)	Other Incentive Plans

To help ensure that the Debtors’ employees properly are recognized for their contributions, the Debtors have obtained approval from the Bankruptcy Court to continue a number of prepetition bonus and incentive programs (together with the KEIP, the “Incentive Plans”). The first of these programs, referred to as the Centurion Plan, is a bonus plan designed to provide certain non-Insider employees of the Debtors (collectively, the “Centurion Plan Participants”) with appropriate incentives to ensure their continued commitment to the Debtors.

Approximately 55 employees remain from the group of employees that was selected for the Centurion Plan in 2008 (the “Pre-petition Centurion Plan Participants”). For 2009, 101 non-Insider employees were selected for participation in the Centurion Plan (the “Post-petition Centurion Plan Participants”). Each Pre-petition Centurion Plan Participant is entitled to a bonus equal to 2% to 21% of his or her annual salary during the relevant pre-petition period. Each Post-petition Centurion Plan Participant is entitled to a bonus equal to 5% to 30% of his or her annual salary for the relevant post-petition period. The estimated aggregate cost of the Centurion Plan is $3.5 million.

Another of these programs provides for one-time discretionary retention bonuses on an individualized basis to encourage current non-Insider employees who are critical to the Debtors’ business to continue their employment with the Debtors. The estimated aggregate cost of these retention bonuses is $200,000.

The Debtors’ also obtained approval of a sales incentive plan, which is designed to provide their sales team with incentives to maximize sales. Pursuant to the plan, eligible salespeople are generally entitled to quarterly payments equal to 15% to 50% of their base salary depending on the particular role of each employee. The amount of each incentive payment is also dependent upon such factors as revenue attainment goals, design wins, and the attainment of key sales objectives. The Debtors estimate the annual total cost associated with this incentive plan to be approximately $4 million.

The Debtors also obtained approval of two other bonus programs, referred to as the EMB Award Program and the Spotlight Award Program, for non-Insider employees who make significant contributions. The Debtors estimate that the total annual cost associated with these bonus programs will be approximately $500,000.

All of the foregoing incentive and bonus plans will be assumed by the Reorganized Debtors.

11.	Claims Bar Date and Claims Summary

On June 26, 2009, the Debtors Filed the Schedules. They Filed amendments to the Schedules on July 10, 2009, and July 31, 2009. On May 27, 2009, the Bankruptcy Court established September 4, 2009 as the Bar Date for most claims, including 503(b)(9) claims.

As of the September 22, 2009, a total of $9.9 billion in Claims had been Filed against or Scheduled by the Debtors. After deducting Scheduled liabilities that appear to be superseded by Filed Claims, the Debtors estimate that approximately $6.3 billion in Claims have been Scheduled or asserted against them. This amount includes approximately $4.1 billion in what appear to be duplicative Claims, $19.2 million in Interdebtor Claims, $150 million in Non-Debtor Intercompany Claims, which includes $114.8 million in Claims asserted by Spansion Japan, and $70 million in Claims of the Debtors’ Thai Non-Debtor Affiliate.12 The Debtors believe that they have valid objections, defenses, counterclaims and setoffs to a number of the other Claims that have been asserted against them and intend to file Claim objection to these Claims both before and after the Effective Date.

12.	WARN Litigation

Cabreros, et al. v. Spansion LLC, et al.

On March 6, 2009, Wesley Cabreros and David Refuerzo, individually and on behalf of other persons similarly situated, filed a complaint in the Bankruptcy Court, Adversary

12 In addition to these Claims of Spansion Japan, Spansion Japan has asserted that it has Claims in excess of $1 billion arising from the Debtors’ rejection of the Foundry Agreement as well as an Administrative Expense Claim in an amount in excess of $340 million. See Section III.F.2 below. As of the date hereof, Spansion Japan has not yet filed a proof of Claim with respect to such alleged rejection damage Claims, but has filed a request for payment of its purported Administrative Expense Claim.

Proceeding No. 09-50409, for alleged violations of both the California WARN Act and Federal WARN Act against Spansion LLC and Spansion Inc. In addition to seeking class certification, the complaint seeks damages, costs and attorneys’ fees. The complaint also seeks payment of 11 U.S.C. § 503 priority claims in favor of the plaintiffs and other similarly situated former employees for their unpaid wages, salary, commissions, bonuses, accrued holiday pay, accrued vacation pay, pension and 401(K) contributions and other ERISA benefits, or a determination that the first $10,950 of the WARN Act claims are entitled to priority status under 11 U.S.C. 507(a)(4) and the remainder are unsecured claims. The plaintiffs also seek to recover attorneys’ fees and costs as allowed priority claims under 11 U.S.C. § 503. On July 22, 2009, the Bankruptcy Court certified the class. On October 6, 2009, the parties engaged in a mediation and reached an agreement in principle to settle the litigation conditioned upon Bankruptcy Court approval.

13.	Motion for Appointment of Equity Committee.

On or about June 8, 2009, Philip Mathers, a Holder of Interests in Spansion Inc., filed a motion seeking the appointment of a committee of Interest Holders in the Chapter 11 Cases. The Debtors, the Ad Hoc Consortium, the Creditors’ Committee and the FRN Indenture Trustee each filed an objection to the motion. On August 27, 2009, the John Gorman 401(K) filed a joinder in support of the motion. On September 30, 2009, Plainfield Asset Management, LLC, Schottenfeld Associates, L.P., and Esopus Creed Value LLP filed a joinder to the motion, and Orange Capital, LLC filed a joinder on October 1, 2009. The Bankruptcy Court conducted a hearing on the motion on October 2, 2009, at the conclusion of which the Bankruptcy Court continued the hearing. The Bankruptcy Court conducted an evidentiary hearing on the motion to appoint a committee of Interest Holders on November 30, 2009. At the conclusion of that hearing, the Bankruptcy Court took the matter under advisement. At the hearing on this Disclosure Statement, the Bankruptcy Court stated that it would deny the motion seeking appointment of a committee of Interest Holders, though it has not yet rendered a written decision.

14.	Suzhou Sale.

On September 4, 2009, the Bankruptcy Court approved a motion by the Debtors to sell all of the issued capital shares of Spansion Holdings (Singapore) PTE. Ltd. (“Spansion Singapore”), a wholly-owned subsidiary of Spansion LLC, as well as certain related assets to Powertech Technology Inc. (“Powertech”) for a net purchase price of approximately $30 million, payable in installments over a six month period. Spansion Singapore is the direct parent of Spansion (China) Limited which owns and operates a manufacturing facility in Suzhou, China. As part of the sale transaction, Spansion LLC and Powertech also entered into a one-year supply agreement under which Powertech agreed to produce and sell certain products to the Debtors at a fixed price.

The Debtors realized benefits in addition to the purchase price from the sale to Powertech. For example, as part of their business restructuring, the Debtors had planned to shut down the Suzhou facility as of September 30, 2009 and to move production from there to other fabrication facilities. In the absence of the sale to Powertech, the Debtors would have been required to incur costs associated with the shutdown of the Suzhou facility.

In addition, certain of the products that the Debtors manufactured in the Suzhou facility were subject to the Tessera ITC Order, which barred the Debtors from importing them into the United States. See Section II.F. above. Consequently, certain of the Debtors’ key customers expressed substantial concerns about the Debtors’ ability to provide a continued supply of the products they needed. Powertech holds a license from Tessera to import products into the United States and thus is not subject to the Tessera ITC Order. As a result, in evaluating the proposed sale to Powertech, the Debtors concluded that Powertech would be able to import products into the United States for sale to the Debtors and its customers, notwithstanding the Tessera ITC Order.

15.	Senior Notes Indenture Trustee Complaint.

On October 19, 2009, the Senior Notes Indenture Trustee filed a complaint in the Bankruptcy Court against the Debtors and the Exchangeable Debentures Indenture Trustee, initiating case number 09-52274, seeking, inter alia, a declaratory judgment with respect to the subordination provisions governing the Senior Notes Indenture and the Exchangeable Debentures Indenture. The Senior Notes Indenture Trustee asserts, inter alia, that the Holders of the Senior Notes are entitled to receive all Distributions under the Plan otherwise allocable to the holders of the Exchangeable Debentures under the Plan until the Holders of the Senior Notes have received payment in full of all obligations in respect of the Senior Notes, including all interest accrued or accruing on the Senior Notes after the commencement of the Debtors' bankruptcy cases. The Exchangeable Debentures Indenture Trustee asserts that the Bankruptcy Court is without subject matter jurisdiction to adjudicate the claims stated in the complaint and, even if it has jurisdiction, the Distributions attributable to the Exchangeable Debentures under the Plan are not subject to the subordination provisions of the Exchangeable Debentures Indenture. The Debtors contend that the Bankruptcy Court has jurisdiction. The case is pending.

F.	Business Operations During the Chapter 11 Cases

1.	Business Restructuring.

During the few months prior to the Petition Date and continuing after the commencement of the Chapter 11 Cases, the Debtors have engaged in a thorough review and analysis of their business operations in order to reduce their costs and maximize their profitability. Through this review and analysis, the Debtors concluded that they should significantly downsize their businesses and focus on the market for embedded applications, certain profitable wireless applications and the licensing of their intellectual property portfolio.

As noted above, the Debtors implemented a workforce reduction of 2,500 employees (including Spansion Japan employees) in February 2009. The Debtors undertook a further workforce reduction of 400 employees, or approximately six percent (6%) of their workforce at the time, in May 2009.

2.	Business Relationship with Spansion Japan.

Prior to the commencement of the Spansion Japan Proceeding, Spansion Japan was centrally managed with the Debtors and the Non-Debtor Affiliates. As part of the Debtors’ worldwide operations, Spansion Japan manufactured and sorted wafers and facilitated the distribution of the Debtors’ products in Japan. Spansion Japan also provided research and development services to Spansion LLC on a cost plus basis. Spansion LLC entered into the present Foundry Agreement with Spansion Japan in March 2007. The Foundry Agreement was not an arm’s length agreement to pay market pricing for the cost of fabricating and sorting wafers. The pricing under the Foundry Agreement was based on a “cost plus” formula requiring Spansion LLC to pay Spansion Japan in full for all of its incurred costs, irrespective of the volume produced, and irrespective of Spansion Japan’s efficiency. In general, and particularly in periods when output was low, the price Spansion LLC was required to pay under the Foundry Agreement to Spansion Japan for wafers was well in excess of market value. So long as Spansion Japan was solvent and part of the Debtors’ consolidated global operations, the above-market pricing was of no consequence to Spansion LLC because excess amounts paid to Spansion Japan were retained in the consolidated operations and increased the value of Spansion LLC’s equity interest in Spansion Japan.

As a result of the Spansion Japan Proceeding, however, Spansion Japan is no longer centrally managed with the Debtors’ global operations, and any above-market amounts that would be paid by Spansion LLC to Spansion Japan under the Foundry Agreement would inure to the benefit of Spansion Japan’s bankruptcy estate and not the Estates.

After the commencement of the Spansion Japan Proceeding, the Debtors engaged in numerous discussions with Spansion Japan and those administering its bankruptcy estate concerning the terms under which Spansion LLC would be willing to continue its commercial relationships with Spansion Japan, including under the Foundry Agreement. In these discussions, the Debtors stressed that they could not and would not continue such relationship on the original terms of the Foundry Agreement due to, among other things, the above-market pricing. Thus, the Debtors insisted that the Foundry Agreement be amended to make it commercially feasible for Spansion LLC as a condition to maintaining their commercial arrangements with Spansion Japan.

On or around May 20, 2009, Spansion LLC and Spansion Japan negotiated an amendment to the Foundry Agreement that, among other things, (i) modified the pricing terms retroactively to March 3, 2009, so that they more closely conformed to market prices, (ii) established production levels that were more in line with the Debtors’ global needs and (iii) shortened Spansion LLC’s payment terms under the Foundry Agreement. Spansion Japan verbally agreed to this amendment on several occasions and confirmed the proposed commercial terms through an e-mail. It was in reliance on this amendment that the Debtors continued their commercial relationship with Spansion Japan. Drafts of the amendment were circulated between the parties though the Amendment was not formally executed by Spansion Japan.

Spansion Japan and Spansion LLC operated in accordance with the terms of the amendment for the first two of months after it was implemented. In late May 2009, after the parties had agreed upon the terms of the amendment, Spansion Japan remitted the amount due under the revised Foundry Agreement to Spansion LLC as the “March Settlement Payment”. This same process was subsequently followed to settle payments due between the parties for activity in the month of April.

However, after the settlement payment for April 2009 activity, which was made during the week of June 29, 2009, Spansion Japan took a number of steps that indicated that it might not honor the terms of the amendment, but instead might seek to enforce the pre-amendment terms of the Foundry Agreement. For example, no settlement payment has been made for activity in May or thereafter. Likewise, on September 24, 2009, GE Financial Services Corporation, on its own behalf and on behalf of Spansion Japan’s secured creditors, Filed a motion in the Chapter 11 Cases, which, among other things, asserts that the pricing for wafers shipped since the Petition Date should be governed by the Foundry Agreement (before giving effect to the amendment) and seeks an undetermined Administrative Expense Claim. On September 28, 2009, the trustee of Spansion Japan, sent the Debtors a letter in which he too argued that the amendment was never consummated and asserted that the Foundry Agreement (before giving effect to the amendment) governed the pricing for wafers shipped to Spansion LLC since the Petition Date.

In response to these actions and because the Foundry Agreement is fundamentally inconsistent with the Debtors’ go-forward business plan, the Debtors Filed a motion in bankruptcy court to reject the Foundry Agreement, which was approved by order of the Bankruptcy Court dated November 19, 2009.

Spansion Japan filed two identical proofs of claim against Spansion LLC and Spansion Inc. on September 2, 2009, each in the face amount of $114,794,310.24 plus other contingent and unliquidated amounts. Spansion Japan alleges in its proofs of claim that the Debtors are responsible for the payment of goods and services provided to the Debtors prepetition. In addition, due to the rejection of the Foundry Agreement, the Debtors understand that Spansion Japan intends to file a Claim in connection with the rejection of the Foundry Agreement in the approximate amount of $1 billion. Spansion Japan intends to argue that it is entitled to claim this amount based on detrimental reliance. Specifically, Spansion Japan claims that it built its factory at a cost of approximately $1.2 billion in reliance on the benefits under the Foundry Agreement. After deducting the current value of the factory, Spansion Japan claims that it has been damaged in the amount of $1 billion due to the rejection of the Foundry Agreement.

The Debtors disagree with Spansion Japan's anticipated contentions. Among other things, Spansion Japan's creditors are owed a maximum of $550 million, and the Debtors remain the sole owners of Spansion Japan. Accordingly, Spansion Japan could not have been damaged in excess of the amount it owes third parties other than the Debtors. In addition, Spansion Japan is in possession of over $150 million in cash plus the value of the factory. Accordingly, after deduction of these amounts, any claim by Spansion Japan would be less than $250 million. Further, Spansion Japan remains liable to the Debtors in the amount of at least $75 million excluding potential exposure to preferential transfers in the amount of hundreds of millions of dollars. Finally, to the extent Spansion Japan asserts a Claim against the Debtors based upon justifiable reliance by Spansion Japan on the Foundry Agreement, the Debtors assert that such Claim would be reduced by the amount of profit Spansion Japan has realized under the Foundry Agreement since that agreement or the Original Foundry Agreement became effective.

Even assuming that the Debtors are not successful on the foregoing arguments, Spansion Japan is still required to mitigate its damages by seeking out other uses or customers for its factory. Thus, the Debtors believe that any potential claims by Spansion Japan are subject to significant defenses and deductions such that any potential rejection claim by Spansion Japan will not be material in the context of these Chapter 11 Cases. The Debtors continue to reserve all rights to object to and defend against any claims by Spansion Japan, including the prosecution of claims against Spansion Japan under applicable law.

Prior to Filing the motion to reject the Foundry Agreement, the Debtors explored alternative product sources to JV3 and SP1 and developed a transition plan. The transition plan includes the option of securing the wafers and related services currently provided by Spansion Japan from internal sources or through external sources. The Debtors do not view the Spansion Japan source of supply as critical to compete in the Asian markets as certain of the Debtors’ competitors do not utilize Japan sources for wafer or sort services supply. Costs associated with implementing the transition plan include costs of setting up a new distribution business in Japan and potential costs relating to the disruption of supply to the Debtors’ customers during a transition period. Additional costs could include the cost of new probe cards owned by Spansion LLC that are currently in the possession of Spansion Japan, lost business in Japan from not being able timely to meet sales order commitments, and lost future business due to customer relations issues resulting from the transition to a new sales structure. The Debtors expect that these costs would be offset by lower distribution costs in Japan and a lower cost for wafer fabrication under the transition plan. On November 25, 2009, the Debtors filed a motion seeking approval of the Bankruptcy Court to authorize them to create a new subsidiary in Japan and provide initial funding for this subsidiary in order to commence the implementation of this transition plan.

In the absence of a negotiated solution with Spansion Japan, the Debtors will be in a position to execute their transition plan to mitigate the negative impacts the rejection would have on their business. Nevertheless, if for any reason, the Debtors’ are unable to procure wafers from Spansion Japan their business operations and their financial performance will be negatively impacted in the short term while alternative sources are brought to full operation.

In the interim, the Debtors continue to believe that the continuation of their relationship with Spansion Japan, if Spansion Japan will agree to commercially reasonable terms, is in their mutual best interest. Spansion Japan continues to be a possible source of product for the Debtors’ global operations, provided that the Debtors can obtain fair market pricing. At the same time, the Debtors are Spansion Japan’s sole customer for silicon wafers and also provide certain sales and research & development support, so Spansion Japan and its constituencies remain incentivized to negotiate a viable, consensual solution with the Debtors. Consequently, and notwithstanding that the rejection of the Foundry Agreement was approved by the Bankruptcy Court on November 19, 2009, the Debtors are continuing to discuss their on-going business relationship with Spansion Japan and certain of its creditors, including GE Financial Services Corporation. However, as an alternative to Spansion Japan, the Debtors can source wafers and wafer sort services through either their existing internal fabrication facility in Austin, Texas or outsource the wafer fabrication and sort services to a third party. To the extent internal capacity exists, the price for wafers and sort services would be reduced.

At the present time, the Debtors are uncertain whether they will be able to reach a consensual arrangement with Spansion Japan for wafers and the services that it provides to Spansion LLC. Even if the Debtors are able to reach an agreement with Spansion Japan, there can be no certainty that the financial terms of such agreement will be in line with the amendment to the Foundry Agreement originally discussed between the parties. Moreover, there can be no certainty that Spansion Japan’s creditors will support such an agreement or that it will be approved by either the Tokyo District Court adjudicating the Spansion Japan Proceeding or the Bankruptcy Court. Similarly, there can be no assurance that GE Financial Services Corporation will agree to withdraw its motion if the Debtors are able to reach an agreement with Spansion Japan.

In addition to the motion seeking Administrative Expense Claim Filed by GE Financial Services Corporation, Spansion Japan Filed, on November 18, 2009, an Administrative Expense Claim in the amount of in excess of $340 million, which is exclusive of Spansion Japan’s section 503(b)(9) Claim described below. Spansion Japan’s Administrative Expense Claim is based on the pricing of the Foundry Agreement without giving effect to the amendment. The Debtors believe that they have strong defenses to both the GE Financial Services Corporation motion and the Spansion Japan motion. For example, in light of the rejection of the Foundry Agreement, the Debtors believe that Spansion Japan would merely have a claim for the fair value of goods shipped to the Debtors and that any such claim would be subject to offset due to amounts that Spansion Japan owes to the Debtors. Spansion Japan disputes the Debtors’ ability to offset based on provisions of the rejected Foundry Agreement, but the Debtors believe that such provisions are no longer enforceable against the Debtors due to the rejection. However, in the event that Spansion Japan’s Administrative Expense Claim were Allowed in the amount asserted, the Debtors believe that they are unlikely to have sufficient Cash to pay such Administrative Expense Claim and to consummate the Plan, and that, accordingly, they might not have sufficient Cash to emerge from Chapter 11.

Spansion Japan also Filed a 503(b)(9) Claim in the amount of approximately $32.6 million for goods shipped by Spansion Japan to Spansion LLC within 20 days before the Petition Date. The Debtors believe that these claims are principally for sorted wafers manufactured by Spansion Japan in its SP-1 and JV3 wafer fabrication facilities and shipped to the Debtors pursuant to the Foundry Agreement after March 1, 2009 for the Administrative Expense Claims and within 20 days of March 1, 2009 for the 503(b)(9) Claims. The Claims may also include amounts for wafers which Spansion Japan purchased from a subsidiary of Fujitsu Microelectronics and shipped to the Debtors, as well as amounts for research and development services provided to the Debtors pursuant to an R&D services agreement between Spansion Japan and the Debtors. With respect to the claims for sorted wafers provided to the Debtors pursuant to the Foundry Agreement, Spansion Japan asserts that the appropriate price for the wafers is the price provided in the Foundry Agreement. The Debtors assert that the Foundry Agreement was not an arm’s length agreement and that the prices provided for under the Foundry Agreement are far in excess of the value the Debtors received from Spansion Japan’s performance under the agreement. The Debtors believe that a fair market price should be used to value Spansion Japan’s Claims and that the fair market price is far less than the Foundry Agreement price.

Further, the Debtors believe that they are entitled to set off against the Claims asserted by Spansion Japan amounts which Spansion Japan owes to the Debtors for finished products supplied by the Debtors to Spansion Japan pursuant to a distribution agreement between the Debtors and Spansion Japan and that on balance, taking into consideration amounts owed under the respective agreements between the parties for goods and services provided within 20 days of

March 1st and continuing thereafter, the value of sorted wafers from SP-1 and JV3 at fair market value; and partial payments that were made to the Debtors by Spansion Japan after March 1st , Spansion Japan has no unsatisfied Claim against the Debtors and in fact Spansion Japan owes the Debtors approximately $25 million.

Although the Debtors believe that they have strong defenses to a substantial portion of these Claims, if the Spansion Japan 503(b)(9) Claim is Allowed in the amount asserted, the Debtors will be left with a diminished Cash position after they emerge from the Chapter 11 Cases, though they believe that they will have sufficient Cash to pay these 503(b)(9) Claims and still consummate the Plan.

Furthermore, in the one year period prior to the Petition Date, the Debtors made transfers to Spansion Japan in a total aggregate amount in excess of $800 million (of which roughly $200 million were payments of cash and $600 million were credits given by the Debtors to Spansion Japan for goods sold or services rendered by Spansion Japan to the Debtors). Certain of these payments or credits may be deemed potentially avoidable preferential transfers. To the extent that some or all of these transfers are avoided, and assuming some or all of Spansion Japan’s claims are allowed against the Debtors’ estates, the amounts recovered as preferential transfers may be applied against any such claims. The time within which to bring an action asserting that these transfers are avoidable preferential transfers will expire on March 1, 2011.

The Debtors’ commercial relationship with Spansion Japan includes a distribution arrangement that was entered into prior to the commencement of the Chapter 11 Cases and the Spansion Japan Proceeding. Under the terms of the distribution agreement, Spansion Japan has historically had a nonexclusive right to sell the Debtors’ products in Japan (including to Fujitsu), which accounts for approximately one-third of the Debtors’ total net sales. The Debtors’ distribution relationship with Spansion Japan has continued uninterrupted since the commencement of the Chapter 11 Cases and the Spansion Japan Proceeding, and the Debtors believe that the current terms are commercially reasonable. However, the Debtors’ discussions with Spansion Japan regarding the Foundry Agreement and other aspects of their commercial relationship could affect the distribution arrangement going forward. If for any reason the Debtors’ distribution relationship with Spansion Japan is disrupted or terminated and the Debtors are required to find an alternative method for distributing and selling their products in Japan, their results of operations might be materially negatively impacted in the short term until the Debtors restructure their distribution channel to serve the Japanese market. The resulting impact on the Debtors’ margins, revenue and EBITDA is unclear. In fact, even if an agreement is reached with Spansion Japan, the impact on the Debtors’ margins, revenues and EBITDA could range from positive or significantly negative, even more negative than if an agreement is not reached depending upon the terms of any settlement. Clearly if a negotiated settlement is not reached, there could be a negative impact on the Debtors’ margins, revenues and EBITDA. This results from the costs associated with implementation of the transition plan referenced above. Given the many numbers of variables, it is a significant challenge to quantify the impact.

See Exhibit E and Exhibit F for position statements from, respectively, Spansion Japan and GE Financial Services Corporation regarding certain of the matters set forth above.

3.	Results of Operations.

Parties are referred to Spansion Inc.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, for information concerning the Debtors’ historic financial performance. The Debtors’ financial performance since the Petition Date is summarized in monthly operating reports that the Debtors have Filed with the Bankruptcy Court. The monthly operating reports are available from the Bankruptcy Court’s website (www.deb.uscourts.gov) or at http://chapter11.epiqsystems.com/Spansion. The Debtors were delayed in filing certain of their monthly operating reports, primarily because of (i) issues related to the Debtors’ accounting requirement to deconsolidate Spansion Japan (as discussed below), and (ii) the dispute with Spansion Japan and Spansion Japan’s secured creditors over the proper charges for wafers and services provided to the Debtors by Spansion Japan. As of the date hereof, the Debtors are current in filing their monthly operating reports.

Spansion Japan Deconsolidation

As a result of the Spansion Japan Proceeding, Spansion Inc. is no longer able to consolidate the financial results of Spansion Japan in accordance with U.S. generally accepted accounting principles (“GAAP”). Financial information presented in this Section represents GAAP-based information for the Debtors and the Non-Debtor Affiliates, excluding Spansion Japan.

The deconsolidation of Spansion Japan created a number of complicated accounting issues that the Debtors have addressed with their internal and external independent auditors, which caused some delay in the filing of the Debtors’ monthly operating reports.

The delay was exacerbated by disputes between Spansion Japan and the Debtors as to the price that should be paid by the Debtors to Spansion Japan for wafers because the prices the Debtors paid to Spansion Japan for wafers and related services under the Foundry Agreement are a material component of the Debtors’ “cost of goods sold.”

The Debtors had hoped to resolve the pricing issues with Spansion Japan before filing further monthly operating reports. However, because, in September, Spansion Japan indicated that it is would not be in a position to negotiate further the pricing terms or other aspects of its relationship with the Debtors until early November 2009, the Debtors concluded that they needed to proceed with preparing their monthly operating reports notwithstanding the uncertainty surrounding the wafer and sorting pricing with Spansion Japan. The Debtors are now current on their monthly operating reports and Spansion LLC’s monthly operating reports for May through October 2009 assume the Debtors’ estimate of the fair value of goods and services provided by Spansion Japan.

As a result of the deconsolidation and related disputes with Spansion Japan, the Debtors also intentionally delayed their 2009 3Q earnings announcement. The Debtors currently plan to report 2009 3Q results in December 2009. At present, the Debtors anticipate that their actual results for 2009 3Q will approximate the results the Debtors disclosed in their July 2009 filing on Form 8-K with the Securities and Exchange Commission:

Revenue	$306 million
EBITDA	$52 million

The deconsolidation of Spansion Japan resulted in material decreases at March 29, 2009 in reported consolidated cash; inventory; property, plant and equipment and debt as compared with those consolidated balances at December 28, 2008. The following table presents the most significant account balances of Spansion Japan as of March 3, 2009:

March 3, 2009
(in thousands)
Cash	$52,092
Trade accounts receivable and other receivables, net	$105,040
Inventories	$57,341
Property, plant and equipment, net	$253,309
Accounts payable, accruals, and other liabilites	$289,909
Total debt, including current portion	$376,757

The following tables bridge certain non-GAAP financial information reflecting the consolidation of Spansion Japan to GAAP financial information presented in Spansion Inc.’s condensed consolidated financial statements.

	March 29, 2009	March 29, 2009	Difference
	(Non-GAAP)	(GAAP)
	(in thousands)

Cash and cash equivalents	$123,866	$95,328	$28,538
Third party trade accounts receivable, net	$257,458	$145,777	$111,681
Inventories	$229,277	$181,794	$47,483
Property, plant and equipment, net	$713,965	$453,759	$260,206
Other long term assets	$197,950	$190,154	$7,796

Third party accounts payable and accrued liabilities	$84,970	$42,906	$42,064
Liabilities subject to compromise	$1,931,529	$1,493,682	$437,847

Difference in the asset and liability balances represents these balances in Spansion Japan’s books as at March 29, 2009.

4.	The Debtors’ Business Plan and Forecasts.

The Base Case13

Over the course of April and May 2009, the Debtors developed the “Base Case” forecast of its financial statements, which was disseminated to the Creditors’ Committee and the Ad Hoc Consortium, together with their respective financial and legal advisors. This Base Case projection represented Management’s best estimate as of May 2009 of the future performance of the Debtors over the 2010 to 2012 period.

[13]	The Base Case has been reviewed and approved by Management.

Following is a summary of key items from the Base Case forecast:

Base Case Income Statement Summary
Dollars in Millions	Year Ending December 31,
	2010	2011	2012

Revenue	$1,208.3	$1,257.3	$1,307.3

Gross Profit	398.5	414.1	427.2

Research and Development (R&D) Expense	107.3	113.6	116.5
Sales and Marketing (S&M) Expense	42.0	43.5	46.7
General and Administrative (G&A) Expense	83.9	78.7	72.2

Operating Income	165.3	178.2	191.7

EBITDA	$290.1	$292.3	$298.0

In preparing the Base Case, and as part of its day-to-day responsibilities at the Debtors, Management identified a number of risks and opportunities that could impact the Debtors’ ability to perform consistently with the Base Case. These risks were noted in the Current Report on Form 8-K that the Debtors filed on July 22, 2009 (the “July 22 8K”). After completing the Base Case, the Debtors undertook further analyses of these risks and opportunities in order to quantify the impact that they could have on the Debtors’ performance, develop contingency plans and assess the Debtors’ debt servicing capacity. After completing the Base Case, representatives of the Debtors also had meetings and discussions with the Creditors’ Committee and the Ad Hoc Consortium regarding the Base Case and these contingencies. Advisors to the Creditors’ Committee and the Ad Hoc Consortium requested more information from Management and also asked the Debtors to quantify the potential downsides and explore and quantify any potential upsides to the Debtors’ financial forecast included in the Base Case.

The Debtors have considered the extent to which certain issues, including those set forth below, could result in potential downside risks to the Debtors’ ability to perform consistent with the Base Case and have created an alternate scenario.

The Debtors provided information regarding the potential impact of the downside contingencies reflected in the Contingency Case to the Base Case for fiscal year 2010 in a Current Report on Form 8-K on October 2, 2009, which is set forth below.

Contingency Case	Year Ended December 31, 2010
(dollars in millions)
Base Case – Revenue	$1,208
Contingency	(160)
Contingency Case – Revenue	1,048

Base Case – Gross margin	$399
Contingency	(90)
Contingency Case – Gross margin	309

Base Case – Operating income	$165
Contingency	(88)
Contingency Case – Operating income	77

Base Case – EBITDA	$290
Contingency	(88)
Contingency Case – EBITDA	202

Management believes that these downside contingencies could continue to negatively affect results of operations in subsequent years but that the degree of impact will decline over time.

The Contingency Case14

In connection with such analyses, Gordian Group worked with Management to refine the Debtors’ views of potential downsides to the 2010 business plan, as well as to extend such downside analyses to the 2011 and 2012 forecast years (the “Contingency Case”). A summary of the Contingency Case, including the potential impact beyond 2010, can be found below:

Contingency Case
Dollars in Millions

	Year Ending December 31,
	2010	2011	2012

Base Case – Revenue	1,208	1,257	1,307
Contingency	(160)	(135)	(124)

Contingency Case – Revenue	1,048	1,122	1,183

Base Case – EBITDA	290	292	298
Contingency	(88)	(74)	(68)
Contingency Case – EBITDA	202	218	230

See Exhibit C for further detail regarding the Base Case and Contingency Case.

As part of its engagement, Gordian Group developed views with respect to valuation of the Debtors. See Section VI.C.2 for a discussion regarding the methodology used and conclusions reached by Gordian Group.

The Debtors have not undertaken to prepare business plans with concomitant financial projections for any time frame beyond 2012. Nevertheless, Management recognizes that on one hand, to be competitive in the long run it will need to continue to offer leading products manufactured using advanced process technologies, and that on the other hand, it is both technically and economically impractical to upgrade its Fab 25 in Austin, Texas significantly beyond its current capabilities. Thus, Management anticipates fulfilling future demand for

[14]	The Contingency Case has been reviewed and approved by Management.

products produced with advanced technologies with wafers manufactured by third parties. This transition will in time reduce capital expenditure needs, but will also lower profit margins because of the higher costs of purchasing wafers from outside fabrication facilities. Because a significant portion of enterprise value is derived from years beyond 2012, Management provided Gordian Group with assumptions for the “out years” long term profitability scenario (the “Out Years”) that reflected the lower gross margins, lower capital expenditures, and higher research and development spending that Management anticipates will occur as the Debtors transition to a more outsourced manufacturing model. This Out Years analysis provides assumptions with respect to the financial results and profitability after giving effect to this transition.15 The following chart shows the assumptions embodied in the Out Years analysis, as compared to the 2012 Base Case Projections and the Contingency Case. Operating income for the Out Years analysis reflects operating income once annual depreciation and amortization (“D&A”) equals annual capital expenditures

Dollars in Millions	2012	Out Years		2012	Out Years
	Base	Base		Contingency	Contingency
Revenue
Embedded	1,122	1,122		997	997
Mobility	186	0		186	0
Total	1,307	1,122		1,183	997

Operating Income	192	159	(1)	123	94	(1)

EBITDA	298	189		230	124

Capital Expenditures	100	30		100	30

(1) Out Years operating income based on annual depreciation and amortization expense equal to annual capital expenditures.

A significant portion of the decline in EBITDA between 2012 and the “Out Years” is due to an anticipated sharp decline in revenues in the wireless segment. In conjunction with the above, “Out Years” capital expenditures are expected to fall from $100 million as projected for 2012 in the Base Case to $30 million in subsequent years.

The ultimate resolution of the relationship between the Debtors and Spansion Japan, including the details of any ongoing transfer pricing arrangement between the Debtors and Spansion Japan, may impact the accounting presentation of historical results. Further, any such arrangement may have a material impact on the Projections as set forth in the Base Case and Contingency Case, but such Projections set forth Management’s best expectations as to future results.

ARTICLE IV.

SUMMARY OF THE PLAN

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND THE PLAN SUPPLEMENT).

15 The “Out Years” analysis has been reviewed and approved by Management.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN.

THE PLAN AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON THE OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, THE ESTATES, THE REORGANIZED DEBTORS, ALL ENTITIES RECEIVING DISTRIBUTIONS UNDER THE PLAN AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER DOCUMENT REFERRED TO THEREIN, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT SHALL CONTROL.

A.	Overview of Chapter 11

Chapter 11 is the principal business reorganization Chapter of the Bankruptcy Code. Under Chapter 11, a debtor can reorganize its business for the benefit of itself and its holders of claims and equity interests. Chapter 11 also strives to promote equality of treatment of similarly situated holders of claims and similarly situated holders of equity interests with respect to the distribution of a debtor’s assets.

The commencement of a Chapter 11 case creates an estate that is comprised of all the legal and equitable interests of a debtor as of the petition date. The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against, and equity interests in, a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any holder of claims against or equity interests in the debtor, whether or not any such holder of a claim or equity interest (1) is Impaired under the plan, (2) has accepted the plan or (3) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or confirmation order, a confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therewith the obligations specified under the confirmed plan.

Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the debtor’s holders of claims and equity interests. Pursuant to section 1122 of the Bankruptcy Code, each class of claims against and equity interests in a debtor must contain claims or interests, whichever is applicable, that are substantially similar to the other claims or interests in such class. Further, a Chapter 11 plan may specify that the legal, contractual and equitable rights of the holders of claims or equity interests in certain classes are to remain unaltered by the reorganization effectuated by the plan. Such classes are Unimpaired and, because of such favorable treatment, are deemed to accept the plan. Accordingly, a debtor need not solicit votes from the holders of claims or equity interests in such classes. A Chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against or interest in a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan. Any classes with claims or interests which are receiving a distribution under the plan but which are not Unimpaired must be solicited to vote to accept or reject the plan.

In compliance with the requirements of section 1123 of the Bankruptcy Code, the Plan divides Claims and Interests into various Classes and sets forth the treatment for each Class. Further, the Debtors believe that the Plan is in compliance with the requirements of section 1122 of the Bankruptcy Code, but it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be Confirmed. In such event, the Debtors intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications to the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Moreover, any such reclassification may change the Distributions to the various Classes as well as to the Holders of Claims within those Classes.

B.	Classification of Claims and Interests

1.      Introduction. A summary of the categories and Classes of Claims and Interests under the Plan is set forth in Section I.F. above. The categories of Claims and Interests set forth in that summary, and as more fully described below, classify all Claims against and Interests in the Debtors for all purposes of the Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. The treatment with respect to each Class of Claims and Interests provided for in the Plan shall be in full and complete satisfaction, release and discharge of such Claims and Interests.

2.      Settlement of Intercompany Claims and Treatment of Claims Generally. In settlement and compromise of certain existing and potential disputes regarding Interdebtor Claims and related matters, pursuant to sections 1123(b)(3) and (6) of the Bankruptcy Code and

Bankruptcy Rule 9019, the Plan treats the Debtors as compromising a single Estate solely for purposes of voting on the Plan, Confirmation of the Plan and making Distributions in respect of Claims and Interests under the Plan. Such treatment shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any Assets of any of the Debtors or their Estates, and all Debtors shall continue to exist as separate legal entities. The above Plan treatment serves only as a mechanism to effect a fair distribution of value to the Debtors’ constituencies. Any Avoidance Action held by any of the Debtors against any Entity other than another Debtor or a Non-Debtor Affiliate is preserved and remains unaffected by the provisions of Section 2.2 of the Plan.

3.      Treatment of Multiple Claims and Guaranty and Joint Liability Claims Against Multiple Debtors. A Creditor which holds multiple Claims against a single Debtor or multiple Claims against multiple Debtors, all of which Claims are based upon or relate to the same or similar indebtedness or obligations, whether by reason of guarantee, indemnity agreement, joint and several obligation or otherwise, shall be deemed to have only one Claim against the Estates in an amount equal to the largest of all such similar Allowed Claims for purposes of Distributions under the Plan. For purposes of voting on the Plan, any Creditor holding such similar Claims against a Debtor or multiple Debtors may only vote the largest of all such similar Allowed Claims.

4.      Impairment Controversies. If a controversy arises as to whether any Claim or Interest, or any Class of Claims or Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

C.	Treatment of Claims and Interests

The timing and procedures for all Distributions specified in Article III of the Plan are governed by Article VIII of the Plan. The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and Distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

Except as otherwise provided in the Plan, nothing under the Plan is intended to or shall affect the Debtors’ or Reorganized Debtors’ rights and defenses in respect of any Claim that is “unimpaired” under the Plan, including all rights in respect of legal and equitable defenses to, or setoffs or recoupment against, such Unimpaired Claims.

1.      Class 1 – Secured Credit Facility Claims. Class 1 consists of the Allowed Secured Credit Facility Claims. The Debtors currently estimate that the total amount of such Claims that will be Allowed under the Plan is approximately $7 million. All rights of the Debtors to receive additional loan advances or further credit under the Secured Credit Facility will be cancelled as of the Effective Date. Claims held by the Holders of Class 1 Claims based on any contingent or other obligations shall be extinguished. In full and final satisfaction of Allowed Class 1 Claims, prior to the commencement of the Confirmation Hearing, the Debtors will enter into documentation with the Holder of the Class 1 Claims reflecting the post-Effective Date relationship between such parties, which treatment and documentation shall be satisfactory to the Ad Hoc Consortium. The obligations of the Reorganized Debtors on account of the Allowed Class 1 Claims will be secured by the Class 1 Collateral. Class 1 is Impaired and is entitled to vote to accept or reject the Plan.

2.      Class 2 – UBS Credit Facility Claims. Class 2 consists of the Allowed UBS Credit Facility Claims. As of the Effective Date, the UBS Credit Facility Claim shall be an Allowed Claim in an amount to be agreed upon by the Debtors and UBS, which Claim shall include reasonable attorneys fees of counsel to UBS. Within ten (10) Business Days after the Effective Date, the Debtors shall File a notice with the Bankruptcy Court setting forth the Allowed amount of the UBS Credit Facility Claims. In the event UBS and the Debtors or Reorganized Debtors cannot agree on the Allowed amount of the UBS Credit Facility Claims within ten (10) Business Days after the Effective Date, the Debtors shall, within five (5) Business Days thereafter, File a motion seeking a determination of the Allowed amount thereof. The Debtors currently estimate that the total amount of the UBS Credit Facility Claim that will be Allowed under the Plan is approximately $68.4 million. The legal, equitable and contractual rights of UBS as the Holder of the Allowed Class 2 Claim are unaltered by the Plan and the UBS Credit Facility will remain in place and be secured by a first priority lien on the same collateral that secured such facility immediately prior to the Petition Date. Class 2 is Unimpaired, and the Holders of Allowed Claims in Class 2 are not entitled to vote to accept or reject the Plan.

3.      Class 3 – FRN Claims. Class 3 consists of all Allowed FRN Claims. FRN Claims are deemed Allowed by the Plan in the aggregate amount of $625 million of principal, plus accrued and unpaid (as of the Effective Date) interest and reasonable professional fees. Subject to the right of election described in subsection 3.3 (3) of the Plan, each Holder of an Allowed Class 3 Claim is entitled to receive as of the Effective Date in full and final satisfaction and discharge of and in exchange for each Allowed Class 3 Claim, such Holder’s Pro Rata share of (a) Cash in the amount of $158.3 million plus the amount of all accrued and unpaid interest accruing from the Petition Date to the Effective Date, (b) $237.5 million of New Senior Notes and (c) $237.5 million of New Convertible Notes. Notwithstanding the preceding sentence, but subject to Section 6.10(1) and 6.10(10) of the Plan, if, on or prior to the earlier of (x) the Effective Date and (y) February 12, 2010, the Debtors shall have received New Capital Proceeds, then each Holder of an Allowed Class 3 Claim is entitled to receive as of the Effective Date such Holder’s Pro Rata share of such New Capital Proceeds and the principal amount of New Senior Notes and New Convertible Notes shall be reduced as follows: (i) the first $75 million of the New Capital Proceeds (or all of such proceeds if the amount of the New Capital Proceeds is less than $75 million) shall be applied 50% to reduce the principal amount of the New Senior Notes and 50% to reduce the principal amount of the New Convertible Notes; and (ii) any additional New Capital Proceeds shall be applied, at the option of the Debtors, to reduce either the principal amount of the New Senior Notes or the principal amount of the New Convertible Notes until the New Senior Notes or the New Convertible Notes, as applicable, have been reduced to zero and thereafter to the other of such notes; provided that, unless the principal amount of the New Senior Notes or the New Convertible Notes has been reduced to zero in accordance with clause (ii) above, the minimum principal amount of each of the New Senior Notes facility and the New Convertible Notes facility, as applicable, after giving effect to any such reduction under clause (i) above shall be not less than $200 million.

Each Holder of an Allowed Class 3 Claims shall receive its Pro Rata share of Cash AND shall have the right, in its sole and absolute discretion, to elect to receive, in the amount of its remaining Allowed Class 3 Claim (after giving effect such Holder’s receipt of its Pro Rata share of Cash), either, (i) its Pro Rata Class 3 Distribution; OR (ii) one of the following (A) the Max New Senior Notes Distribution or (B) the Max New Convertible Notes Distribution, provided, however, that to the extent there is an over-subscription to New Senior Notes or New Convertible Notes elected by Holders of Allowed Class 3 Claims, then the Holders requesting the oversubscribed portion of the New Senior Notes or New Convertible Notes shall receive, in the amount of the balance of their Allowed Class 3 Claim, their Pro Rata portion of the New Senior Notes or New Convertible Notes, as applicable, that are not oversubscribed. The exercise of the Max New Senior Notes Distribution and the Max New Convertible Notes Distribution must be made by checking the box for the exercise of such options on the Class 3 Special Election Form. Any Holder of an Allowed Class 3 Claim who elects to receive a Pro Rata Class 3 Distribution (by checking the box for the exercise of such option on the Class 3 Special Election Form) or who fails to check the box to exercise any of the options on the Class 3 Special Election Form will receive a Pro Rata Class 3 Distribution. Notwithstanding the foregoing, in no event will Reorganized Spansion Inc. issue (i) more than $237.5 million (as adjusted pursuant to Section 3.3(2)(b) of the Plan) of New Senior Notes or (ii) more than $237.5 million (as adjusted pursuant to Section 3.3(2)(b) of the Plan) of New Convertible Notes to the Holders of Allowed Class 3 Claims (in satisfaction of their Allowed Class 3 Claims), and any election made by a Holder of an Allowed Class 3 Claim pursuant to Section 3.3(3) of the Plan shall be null and void in the event that the Debtors reduce the principal amount of the New Senior Notes and/or the New Convertible Notes to zero pursuant to Section 3.3(2)(b) the Plan (in which case, each Holder of an Allowed Class 3 Claim shall receive its Pro Rata share of the (i) Cash or (ii) Cash and New Senior Notes or New Convertible Notes distributed to Class 3 under this Plan).

The New Convertible Notes may be converted into shares of New Spansion Common Stock at a purchase price per share equal to: (i) the Adjusted Plan Equity Value for Conversion Price Calculation; (ii) plus $100 million; (iii) divided by 50 million; (iv) multiplied by 115% (the “Conversion Price”). Based on the valuation set forth in Section VI.C.2. below, the Conversion Price would be $11.61 per share, and the New Convertible Notes could be converted into a total of 20,457,825 shares of New Spansion Common Stock assuming $237.5 million principal amount of New Convertible Notes are issued to Holders of Class 3 Claims on the Effective Date.

By reason of the treatment of Allowed Class 3 Claims under the Plan, in the event the Confirmation of the Plan occurs and the Plan becomes effective, for purposes of Distributions under the Plan (and only for such purposes), the Holders of Allowed Class 3 Claims shall not be entitled to the benefit of the subordination of the Exchangeable Debentures Claims to the FRN Claims. Class 3 is Impaired and is entitled to vote to accept or reject the Plan.

4.      Class 4 – Other Secured Claims. Class 4 consists of Other Secured Claims. Although Other Secured Claims have been placed into one category for purposes of nomenclature, each such other Secured Claim shall be treated as a separate Class for purposes of voting on the Plan and receiving Distributions (to be designated as Class 4A, 4B, 4C, etc.). The Debtors currently estimate that the total amount of such Claims that will be Allowed under the Plan is approximately $1 million. At the option of the Debtors, in full and final satisfaction of such Claim, (i) each Allowed Other Secured Claim shall be Reinstated, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Distribution Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the collateral securing its Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Distribution Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable. Notwithstanding the foregoing, the Debtors and any Holder of an Allowed Other Secured Claim may agree to any alternate treatment for such Other Secured Claim, provided that such treatment shall not provide a Distribution to such Holder having a present value as of the Effective Date in excess of the amount of such Holder’s Allowed Other Secured Claim. Notwithstanding anything in this subsection to the contrary, in the event Other Secured Claims are Allowed in an amount in excess of $1 million for any one Claim, or for more than $3 million in the aggregate, then the consent of the Ad Hoc Consortium for the treatment of such Claim in excess of $1 million or all Claims in excess of $3 million shall be required for any treatment of any such Claims other than pursuant to clause (i), (ii) or (iii) above. A list of each of the Other Secured Claims as well as the specific treatment to be afforded to each such Other Secured Claim will be included in the Plan Supplement or otherwise filed with the Bankruptcy Court prior to the Confirmation Hearing. Class 4 is Unimpaired, and the Holders of Allowed Claims in Class 4 are not entitled to vote to accept or reject the Plan.

5.      Class 4A – Travis County, Texas Tax Claim.

Class 4A consists of the Secured Claims of Travis County, Texas. The Debtors have Filed an objection to the amount of these Secured Claims. The Allowed Amount of these Secured Claims as determined by the Bankruptcy Court will be paid in full in Cash on or before the January 31, 2010 deadline for the payment of such Claims without penalty. The Holder of the Class 4A Claim is Unimpaired, and is not entitled to vote to accept or reject the Plan.

6.      Class 5A – Senior Notes Claims. Class 5A consists of all Allowed Senior Notes Claims. The Senior Notes Claims are deemed Allowed by the Plan in the aggregate principal amount of $250 million, plus accrued and unpaid interest (as of the Petition Date) for an aggregate amount of $251,133,413. Subject to Section 3.17 of the Plan, each Holder of an Allowed Class 5A Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock. Class 5A is Impaired and is entitled to vote to accept or reject the Plan.

7.      Class 5B – General Unsecured Claims. Class 5B consists of all Allowed General Unsecured Claims. The Debtors currently estimate that the total amount of such Claims that will be Allowed under the Plan is between approximately $440 million and $841 million16. Each Holder of an Allowed Class 5B Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock. Class 5B is Impaired and is entitled to vote to accept or reject the Plan.

[16]	See footnote 4, above.

8.      Class 5C – Exchangeable Debentures Claims. Class 5C consists of all Allowed Exchangeable Debentures Claims. The Exchangeable Debentures Claims are deemed Allowed by the Plan in the aggregate amount of $207 million of principal, plus accrued and unpaid interest (as of the Petition Date) for an aggregate amount of $207,998,036. Subject to Section 3.17 of the Plan, each Holder of an Allowed Class 5C Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock. Class 5C is Impaired and is entitled to vote to accept or reject the Plan.

9.      Class 6 – Convenience Class Claims. Class 6 consists of all Allowed Convenience Class Claims. The Debtors currently estimate that the total amount of such Claims that will be Allowed under the Plan is between approximately $2 million and $2.5 million. Each Holder of an Allowed Class 6 Claim will receive Cash equal to 100% of such Claim in full satisfaction of such Claim not to exceed $2,000, which Cash shall be paid by the later of (a) on or as soon as practicable after the Effective Date, and (b) promptly following the allowance of such Claim. Class 6 is Unimpaired, and Holders of Class 6 Claims are not entitled to vote to accept or reject the Plan.

10.    Class 7 – Non-Compensatory Damages Claims. Class 7 consists of all Non-Compensatory Damages Claims. No Holder of a Class 7 Claim will receive or retain any property of the Debtors under the Plan on account of such Claim and all Non-Compensatory Damages Claims will be cancelled as of the Effective Date. Class 7 is Impaired, and Holders of Class 7 Claims are not entitled to vote to accept or reject the Plan.

11.    Class 8 – Interdebtor Claims. Class 8 consists of all Interdebtor Claims. Except as otherwise provided in the Plan, Interdebtor Claims, including any Interdebtor Claims that are Administrative Expense Claims, shall, solely for purposes of receiving Distributions, be deemed resolved as a result of the settlement and compromise described in Section 2.2 of the Plan and therefore not entitled to any Distribution. Class 8 is Impaired, and Holder of Class 8 Claims are not entitled to vote to accept or reject the Plan.

12.    Class 9 – Old Spansion Interests. Class 9 consists of all Old Spansion Interests. On the Effective Date, all Class 9 Interests shall be cancelled, and each Holder of an Old Spansion Interest shall not be entitled to any Distribution. Class 9 is Impaired, and Holders of Class 9 Interests are not entitled to vote to accept or reject the Plan.

13.    Class 10 – Other Old Equity. Class 10 consists of all Interests arising from Other Old Equity. Each Holder of an Allowed Class 10 Interest shall be Unimpaired and, on the Effective Date, such Holder shall retain its Other Old Equity Interest. Class 10 is Unimpaired, and Holders of Class 10 Interests are not entitled to vote to accept or reject the Plan.

14.    Class 11 – Other Old Equity Rights. Class 11 consists of all Claims and Interests arising from or relating to Other Old Equity Rights. On the Effective Date, all Other Old Equity Rights and any Interests or Claims arising from or relating to any such Other Old Equity Right shall be cancelled, and each Holder of a Class 11 Claim or Interest shall not be entitled to any Distribution. Class 11 is Impaired, and Holders of Class 11 Claims and Interests are not entitled to vote to accept or reject the Plan.

15.    Class 12 – Securities Claims. Class 12 consists of Securities Claims. Notwithstanding anything to the contrary contained in the Plan, all Holders of any Class 12 Claim will not receive or retain any property of the Debtors under the Plan on account of such Claim and all Securities Claims will be cancelled as of the Effective Date. Class 12 is Impaired, and Holders of Class 12 Claims are not entitled to vote to accept or reject the Plan.

16.    Class 13 – Non-Debtor Intercompany Claims. Class 13 consists of Non-Debtor Intercompany Claims, which includes all Claims asserted by any Creditor whose Claims are derivative of liabilities owed to any Non-Debtor Affiliate. The Claims of all Non-Debtor Affiliates, including Spansion Japan, and such Creditors, including GE Financial Services Corporation, which arose pre-petition are classified in Class 13. The Holder of each Allowed Class 13 Claim will not receive or retain any property of the Debtors under the Plan on account of such Claim and such Non-Debtor Intercompany Claims will be cancelled as of the Effective Date No Allowed Class 13 Claims are entitled to vote to accept or reject the Plan because such Class 13 Claims are Impaired and the Holders of such Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code. The amount of Non-Debtor Intercompany Claims will have no impact on the feasibility of the Plan. In the event that any or all of the Non-Debtor Intercompany Claims pre-petition Claims were classified in Class 5B, which the Debtors believe is not appropriate, the Holders of such Claims would receive a Pro Rata Distribution of the shares of New Spansion Common Stock to be distributed under the Plan to the Holders of Allowed Claims in Classes 5A, 5B and 5C. As a result, Holders of Allowed Claims in such Classes would receive fewer shares of such Stock. Spansion Japan and GE Financial Services Corporation object to the classification of their Claims in Class 13 as well as to the proposed treatment for Class 13 described above.

17.    Preservation of Subordination Rights. Nothing contained in the Plan shall be deemed to modify, impair, terminate or otherwise affect in any way the rights of any Entity under section 510(a) of the Bankruptcy Code, and all such rights are expressly preserved under the Plan. The treatment set forth in Article III of the Plan and the Distributions to the various Classes of Claims under the Plan shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Distributions by reason of any claimed subordination rights or otherwise. All such rights and any agreements relating thereto shall remain in full force and effect, except as otherwise expressly compromised and settled pursuant to the Plan.

Distributions shall be subject to and modified by any Final Order directing Distributions other than as provided in the Plan. Except respecting the FRN Claims, the right of the Debtors or any other Entity to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code is fully reserved except as set forth in Sections 11.3, 11.4 and 11.8 of the Plan, and the treatment afforded any Claim that becomes a subordinated Claim at any time shall be modified to reflect such subordination. Except respecting the FRN Claims, unless the Confirmation Order provides otherwise, no Distribution shall be made to the Holder of a subordinated Claim on account of such claim until the rights or the Holders of Claims senior to such Claim have been satisfied.

Unless the Confirmation Order provides otherwise, no Distribution shall be made on account of Class 5C Claims to the Indenture Trustee for the Exchangeable Debentures, the Holders of Exchangeable Debentures Claims, the Indenture Trustee for the Senior Notes or the Holders of Senior Notes Claims until the Debtors are directed to make such a Distribution (with specific instructions as to who any such Distribution is to be made and in what amount or amounts) pursuant to (i) a final and non-appealable Order of a the Bankruptcy Court or a court of competent jurisdiction or (ii) joint instructions executed by both the Indenture Trustee for the Senior Notes and the Indenture Trustee for the Exchangeable Debentures; provided that the Pro Rata portion of any Distribution allocable to Allowed Class 5C Claims shall be withheld by the Reorganized Debtors and allocated to a reserve pending such final and non-appealable Order or joint instructions; and provided, further that the Exchangeable Debentures Indenture Trustee does not concede that the Bankruptcy Court has jurisdiction to render the Order described in clause (i) of this paragraph.

D.	Treatment of Unclassified Claims

1.      Generally.      Pursuant to section 1123(a)(l) of the Bankruptcy Code, Administrative Expense Claims (including Claims for Professional Compensation) and Priority Claims against the Debtors are not classified for purposes of voting on, or receiving Distributions under the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with Article IV of the Plan and in accordance with the requirements set forth in section 1129(a)(9)(A) of the Bankruptcy Code. The Debtors currently estimate that the total amount of such Claims that will be Allowed under the Plan will be between approximately $55 million and $90 million.

2.      Unclassified Claims.

(a)	Administrative Expense Claims.

(1)	General.

Effective as of October 1, 2009, the Debtors shall not pay any Administrative Expense Claim in excess of $100,000 other than any Administrative Expense Claims for Professional Compensation, liabilities incurred by any of the Debtors in the ordinary course of the conduct of its business, the fees and expenses of the Ad Hoc Consortium’s professionals, the professionals of the Holders of the Secured Credit Facility Claims, compensation or expenses to the Indenture Trustees or the Indenture Trustees’ professionals, without the prior consent of the Ad Hoc Consortium. Subject to the Bar Date provisions and additional requirements for Professionals and certain other entities, set forth in Section 4.2(1)(c) of the Plan (and as described below), the Reorganized Debtors shall pay to each Holder of an Allowed Administrative Expense Claim, on account of its Administrative Expense Claim and in full satisfaction thereof, Cash equal to the Allowed amount of such Administrative Expense Claim on the Effective Date (or as soon as practicable thereafter), unless the Holder and the Reorganized Debtors agree in writing to other treatment of such Claim. Payment on an Administrative Expense Claim that arose in the ordinary course of the Debtors’ business will not be made until such payment would have become due in the ordinary course of the Debtors’ business or under the terms of the legal obligation giving rise to the Claim in the absence of the Chapter 11 Cases.

(2)	Payment Of Statutory Fees.

On or before the Effective Date, all fees then payable pursuant to 28 U.S.C. § 1930 shall be paid in full in Cash.

(3)	Bar Date for Administrative Expense Claims.

Except for Administrative Expense Claims of Professionals for Professional Compensation, which are addressed in Section 4.2(1)(c)(ii) of the Plan (and described below), and 503(b)(9) Claims, which are addressed in Section 4.2(1)(c)(vi) of the Plan (and described below), and except as otherwise provided below for (A) non-tax liabilities incurred in the ordinary course of business by each Debtor, (B) Postpetition Tax Claims and (C) the fees and expenses of the Ad Hoc Consortium professionals, Indenture Trustees and Indenture Trustee Fees and Expenses, requests for payment of Administrative Expense Claims must be Filed and served on counsel for the Reorganized Debtors no later than (x) the Administrative Expense Claim Bar Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the expiration of the Administrative Expense Claim Bar Date. Holders of Administrative Expense Claims (including the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against any of the Debtors or the Reorganized Debtors or any of their respective properties.

Professionals. Entities requesting Professional Compensation pursuant to any of sections 327, 328, 330, 331, 363, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date shall File and serve on the Debtors, or the Reorganized Debtors, as applicable, the Fee Auditor, the United States Trustee, and any other party entitled to receive a copy of such application pursuant to rule or Order of the Bankruptcy Court, an application for final allowance of compensation and reimbursement of expenses on or before sixty (60) days after the Effective Date. Objections to applications of Professionals or other Entities for Professional Compensation must be Filed and served on the Debtors or Reorganized Debtors, as applicable, the Fee Auditor, the United States Trustee, and the Professionals (or other Entities) to whose application the objections are addressed on or before the later of (i) thirty (30) days after such application is Filed with the Bankruptcy Court, (ii) ninety (90) days after the Effective Date, or (iii) such later date as the Bankruptcy Court shall order upon application or upon agreement between the Reorganized Debtors and the affected Professional (or other Entity). The Fee Auditor shall continue to act in its appointed capacity until all final applications for Professional Compensation have been ruled on by the Bankruptcy Court, and the Debtors and Reorganized Debtors, as the case may be, shall be responsible to pay the fees and expenses incurred by the Fee Auditor in rendering services prior to and after the Effective Date.

Ad Hoc Consortium Professionals, Indenture Trustees and Indenture Trustees’ Professionals. The Ad Hoc Consortium’s professionals, the Indenture Trustees, and the Indenture Trustees’ professionals may seek payment of their reasonable fees and/or expenses incurred on or before the Effective Date, to the extent unpaid as of the Effective Date, by delivering copies to the Reorganized Debtors of invoices, statements, receipts and/or other documents evidencing, in reasonable detail, such fees and/or expenses, which invoices, statements, receipts and/or other documents may be delivered prior to the Effective Date.

The Reorganized Debtors shall have thirty (30) days from receipt of such invoices, statements, receipts and/or other documents to send written notice to the requesting Entity that they object to the payment thereof in full or in part, and describing the portion objected to, if less than all. In the event the Reorganized Debtors give notice of objection, the disputed portion of such fees and/or expenses shall not be required to be paid to such requesting Entity until such objection is withdrawn or the Bankruptcy Court resolves the dispute by Final Order following notice and hearing. To the extent the objecting party and such requesting Entity are unable to resolve any objection to the disputed fees and expenses within thirty (30) days after the date on which the objecting party delivered its notice of objection to the requesting Entity, the objecting party shall be required to immediately File its objection with the Bankruptcy Court. The requesting Entity may file a motion seeking payment of any disputed amounts at any time after receiving written notice of a dispute from the Reorganized Debtors. If no written objection to such fees and/or expenses is timely sent to the requesting Entity, then the Reorganized Debtors will promptly pay the amounts requested.

The Ad Hoc Consortium’s professionals shall be entitled to assert a Claim for reasonable services rendered and expenses incurred in connection with the consummation of the Plan. In the event an appeal is pending from the Confirmation Order as of the Effective Date, the Ad Hoc Consortium’s professionals shall be entitled to compensation and reimbursement of expenses for services related to such appeal. The Ad Hoc Consortium Professionals may also recover their reasonable fees and expenses incurred in litigating any disputed fees and/or expenses to the extent allowed by the court adjudicating such litigation.

Notwithstanding the foregoing or anything to the contrary in the Plan, any “charging lien” held by any Indenture Trustee is unaffected by the Plan, and the Indenture Trustees are entitled to assert any such “charging liens” to obtain payment of their respective fees and expenses and the fees and expenses of their professionals in lieu of the Bankruptcy Court resolution procedure described above, and nothing in this Section shall be deemed to impair, extinguish, or negatively impact the Indenture Trustees’ charging liens.

Ordinary Course Liabilities. Holders of Administrative Expense Claims (other than Postpetition Tax Claims) based on liabilities incurred in the ordinary course of the Debtors’ business within 60 days prior to the Effective Date shall not be required to File any request for payment of such Claims. Such Administrative Expense Claims shall be assumed and paid by the Reorganized Debtors, as appropriate, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Expense Claim, without any further action by the Holders of such Claims; provided, however, that, notwithstanding the foregoing, the Reorganized Debtors reserve the right to dispute through any means permitted at law, equity and/or contract any Administrative Expense Claims based on liabilities incurred after the Petition Date in the ordinary course of the Debtors’ business that the Reorganized Debtors believe are incorrect, invalid or otherwise objectionable.

Postpetition Tax Claims. All requests for payment of Postpetition Tax Claims, for which no Bar Date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date; and (ii) one hundred and twenty (120) days following the filing of the tax return for such tax year or period with the applicable governmental unit. Any Holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable Bar Date shall be forever barred from asserting any such Postpetition Tax Claim against any of the Debtors or Reorganized Debtors, or any of their respective Assets, whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date.

503(b)(9) Claims. In accordance with the Bar Date Order, all proofs of claim or requests for payment of 503(b)(9) Claims were required to be Filed on or before September 4, 2009. Pursuant to the Bar Date Order, any Holder of a 503(b)(9) Claims that failed to File such a Claim by September 4, 2009, shall be forever barred from asserting any 503(b)(9) Claim against any of the Debtors or Reorganized Debtors, or any of their respective Assets.

(b)	Treatment of Priority Tax Claims.

The Debtors currently estimate that the total amount of Priority Tax Claims that will be Allowed under the Plan is between approximately $1.4 million and $3.5 million. At the election of the Debtors, each Holder of an Allowed Priority Tax Claim will receive in full satisfaction of such Allowed Priority Tax Claim (a) payments in Cash, in regular installments over a period ending not later than five (5) years after the Petition Date, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (b) a lesser amount in one Cash payment as may be agreed upon in writing by such Holder and the Debtors or Reorganized Debtors, as applicable; or (c) such other treatment as may be agreed upon in writing by such Holder and the Debtors or Reorganized Debtors, as applicable, provided that, such agreed upon treatment may not provide such Holder with a return having a present value as of the Effective Date that is greater than the amount of such Holder’s Allowed Priority Tax Claim or that is less favorable than the treatment provided to the most favored nonpriority Unsecured Claims under the Plan. A Secured Claim which would otherwise meet the description of an Allowed Priority Tax Claim, but for the secured status of that Claim, shall be deemed to be a Priority Tax Claim for purposes of the Plan and receive the treatment set forth in the preceding sentence. The Confirmation Order shall enjoin any Holder of an Allowed Priority Tax Claim from commencing or continuing any action or proceeding against any responsible person, officer or director of the Debtors or the Reorganized Debtors that might be liable to such Holder for payment of a Priority Tax Claim so long as the Debtors or Reorganized Debtors, as the case may be, are in compliance with Section 4.2(2) of the Plan as to such Allowed Priority Tax Claim. So long as the Holder of an Allowed Priority Tax Claim is enjoined from commencing or continuing any action or proceeding against any responsible person, officer or director under Section 4.2(2) of the Plan or pursuant to the Confirmation Order, the statute of limitations for commencing or continuing any such action or proceeding shall be tolled. In accordance with section 1124 of the Bankruptcy Code, the Plan leaves unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

E.	Treatment of Executory Contracts and Unexpired Leases

1.      Assumption and Cure of Executory Contracts and Unexpired Leases. On or before the date that is the fifth day before the Voting Deadline, the Debtors will File an Exhibit to the Plan identifying executory contracts and unexpired leases to be assumed pursuant to the Plan in addition to those previously assumed by the Debtors by order of the Bankruptcy Court (the “Contract/Lease Schedule”), provided that the Debtors reserve the right to amend the

Contract/Lease Schedule at any time up to three (3) days before the Confirmation Hearing to delete any executory contract or unexpired lease contained therein, or, with the consent of the affected counterparty, to add any executory contract or unexpired lease to the Contract/Lease Schedule. The Debtors will provide notice of any amendments to the Contract/Lease Schedule to the parties to the executory contracts and unexpired leases added or removed and the Creditors’ Committee and Ad Hoc Consortium. The Contract/Lease Schedule shall include a designation of the monetary cure amount the Debtors believe is owed with respect to each executory contract or unexpired lease set forth in the schedule. Except as provided elsewhere in the Plan, any non-Debtor party to an executory contract or unexpired lease shall File and serve its objection thereto in writing no later than 4:00 p.m. (prevailing Eastern Time) on the day that is seven (7) days after the Debtors file and serve the Contract/Lease Schedule. The failure of any non-Debtor party to an executory contract or unexpired lease to File and serve an objection to the cure amount listed on the Contract/Lease Schedule for such contract or lease, or an objection to the assumption of the contract or lease, by the deadline therefor shall be deemed consent to the assumption of the contract or lease and to such cure amount. On the Effective Date, in addition to all executory contracts and unexpired leases that have been previously assumed by the Debtors by Order of the Bankruptcy Court, each of the executory contracts and unexpired leases of the Debtors that are identified in the Contract/Lease Schedule, shall be deemed assumed in accordance with the provision and requirements of sections 365 and 1123 of the Bankruptcy Code.

2.      Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. The monetary cure amounts owed under each executory contract and unexpired lease to be assumed pursuant to the Plan, as set forth in the Contract/Lease Schedule, or as otherwise established by the Bankruptcy Court at the Confirmation Hearing, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the later of (i) the Effective Date (or as soon as practicable thereafter), (ii) as due in the ordinary course of business or (iii) on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or assigned, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made on the later of: (A) the applicable date set forth in clause (i), (ii), or (iii), above, and (B) fifteen (15) days following the entry of a Final Order resolving the dispute and approving the assumption.

3.      Consent Rights. Prior to the assumption of any executory contract or unexpired lease by the Debtors, for which a motion seeking such assumption was not pending as of October 1, 2009, and that requires the Reorganized Debtors to pay in excess of $1 million during the year after assumption of such contract or lease, or an aggregate amount of $3 million thereunder, the Debtors must obtain the prior consents of the Ad Hoc Consortium to such assumption. Prior to the payment of any monetary cure amounts under executory contracts or unexpired leases to be assumed, for which a motion seeking such assumption was not pending as of October 1, 2009, that exceed (i) $750,000 for any individual executory contract or unexpired lease, or (ii) $3 million in the aggregate for all executory contracts and unexpired leases, for which the Debtors File a motion to assume after October 1, 2009, the Debtors must obtain the prior consents of the Ad Hoc Consortium.

4.      Effect of Assumption and/or Assignment. Each executory contract and unexpired lease assumed and/or assigned pursuant to Article V of the Plan (or pursuant to Bankruptcy Court Order) shall remain in full force and effect and be fully enforceable by the applicable Reorganized Debtor(s) in accordance with its terms, except as modified by the provisions of the Plan, or any Order of the Bankruptcy Court authorizing and providing for its assumption. To the extent applicable, all executory contracts or unexpired leases of the Reorganized Debtors assumed during the Chapter 11 Cases, including those assumed pursuant to Section 5.1 of the Plan, shall be deemed modified such that the transactions contemplated by the Plan shall not be a “change of control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

5.      Rejection of Executory Contracts and Unexpired Leases.   All executory contracts or unexpired leases of the Reorganized Debtors not set forth on the Contract/Lease Schedule (or not previously assumed by the Debtors by Order of the Bankruptcy Court or the subject of a motion to assume Filed prior to the commencement of the Confirmation Hearing) that were not previously rejected will be deemed rejected as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code. The Debtors may not enter into any new employment agreements without the prior consents of the Ad Hoc Consortium.

6.      Employment Agreements and Other Benefits.

(a)      Employment Agreements.   Except as otherwise provided in the Plan, to the extent the Debtors had employment agreements with certain of their employees as of the Petition Date, the Debtors will disclose in the Contract/Lease Schedule whether they intend to assume or reject such contracts. Notwithstanding anything to the contrary in the Plan, the Reorganized Debtors shall maintain all of their existing rights, including any rights that they may have to amend, modify, or terminate, the employment agreements assumed pursuant to Article IV of the Plan, subject to the existing contractual rights, if any, of the directors, officers or employees affected thereby.

(b)      Compensation and Benefit Programs.   All employment and severance agreements and policies and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, officers and directors in effect as of the Confirmation Date (including all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, and life, accidental death and dismemberment insurance plans) shall, to the extent listed on the Contract/Lease Schedule, be treated as executory contracts under the Plan, and on the Effective Date will be deemed assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code; and the Debtors’ and Reorganized Debtors’ obligations under such programs to such Entities shall survive Confirmation of the Plan, provided that any and all such agreements, policies, plans, or programs of the Debtors entitling their employees, officers or directors to acquire Old Spansion Interests or Other Old Equity Rights in the form of stock options, restricted stock units or any other form of equity-based compensation of any kind, will be deemed rejected and cancelled.

(c)      Workers’ Compensation Programs.   As of the Effective Date, the Reorganized Debtors shall continue to honor all of the obligations of the Debtors to insurers,

including those incurred on or prior to the Effective Date, under: (i) all applicable workers’ compensation laws; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. Notwithstanding anything to the contrary in the Plan, nothing in the Plan or the Confirmation Order shall: (a) limit, diminish, or otherwise alter or impair the Debtors’, Reorganized Debtors’ and/or insurers’ defenses, claims, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and/or plans; or (b) preclude or limit, in any way, the rights of the Debtors, Reorganized Debtors and/or insurers to contest and/or litigate with any party the existence, primacy and/or scope of available coverage under any alleged applicable policy, provided further that nothing contained in the Plan shall be deemed to impose any obligations on the Debtors, Reorganized Debtors or insurers beyond what is provided for in the applicable laws, policies and/or related insurance agreements.

7.      Insurance Policies.      Notwithstanding anything to the contrary in the Plan, nothing in the Plan or any of the Plan Documents (including any other provision that purports to be preemptory or supervening), shall in any way operate to or have the effect of impairing the legal, equitable or contractual rights of any of (i) the Debtors’ insurers, or (ii) any of the Holders of any Claims with respect to such Holders’ rights, if any, to recover under applicable insurance policies providing coverage for such Claims (including any amounts recoverable within any policy deductible and provided that any recovery under any insurance policy is not in duplication of any Distribution such Holder may receive under the Plan). The rights, obligations and liabilities of insurers and the Debtors shall be determined under the subject insurance policies and related agreements. All insurance policies and related agreements entered into or issued prior to the Effective Date shall continue after the Effective Date unaltered by the Plan or the Confirmation Order. The terms, conditions, limitations, exclusions and coverages, and the Debtors’ rights, obligations and liabilities under their insurance policies and related agreements shall remain unmodified, including any duty of the Debtors to defend, at their own expense, against claims asserted under their insurance policies; provided, however, that the rights, obligations and liabilities of the Debtors, whether now existing or hereafter arising, shall be the rights, obligations and liabilities of the Reorganized Debtors and shall be fully enforceable by and against the Reorganized Debtors.

Nothing in the Plan, including the injunction and release provisions of Sections 11.3, 11.4 and 11.8 of the Plan, or in the Confirmation Order shall preclude the Debtors or any insurer from asserting in any proceeding any and all claims, defenses, rights or causes of action that it has or may have under or in connection with any insurance policy or any insurance settlement agreement, including the rights of the insurers to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable insurance policy.

All of the Debtors’ rights, obligations and liabilities arising under any insurance policies and any agreements, documents and instruments relating thereto shall be deemed transferred to and fully enforceable by and against the Reorganized Debtors on the Effective Date.

8.      Rejection Damages Claims Bar Date; Approval of Rejection.      The Holder of any Claim arising from the rejection of an executory contract or unexpired lease must File a proof of Claim within the earlier of (a) thirty (30) days following entry of an Order by the Bankruptcy Court authorizing rejection of the applicable contract or lease, and (b) thirty (30) days after the Confirmation Date.

Entry of the Confirmation Order by the Bankruptcy Court shall, subject to the occurrence of the Effective Date, constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

F.	Means for Implementation of the Plan

1.      Continued Corporate Existence and Vesting of Assets in Reorganized Debtors. Subject to the other provisions of the Plan, after the Effective Date, each Reorganized Debtor shall continue to exist in accordance with the law in the jurisdiction in which it is incorporated or organized and pursuant to its certificate of incorporation and bylaws or other applicable organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other applicable organizational documents are amended or restated under the Plan and as provided in the New Governing Documents. Spansion Inc., on or after the Effective Date, shall operate under its New Governing Documents.

On and after the Effective Date, all Assets of the Estates, including all claims, rights and Causes of Action and any assets acquired by any Debtor or Reorganized Debtor under or in connection with the Plan (including Retained Actions, but excluding Assets that have been abandoned pursuant to an Order of the Bankruptcy Court), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests, except as specifically set forth in the Plan. On and after the Effective Date, each Reorganized Debtor may operate its business, may use, acquire and dispose of property, may retain, compensate and pay any professionals or advisors, and compromise or settle any Claims or Interests without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order.

There are certain Non-Debtor Affiliates of the Debtors that are not Debtors in the Chapter 11 Cases. The continued existence, operation and ownership of such Non-Debtor Affiliates are a material component of the Debtors’ businesses. All of the Interests and other property interests in such Non-Debtor Affiliates held by any Debtor on the Petition Date (other than Non-Debtor Affiliates owned by other Non-Debtor Affiliates) shall vest in the applicable Reorganized Debtor or its successor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances, and interests, except as specifically set forth in the Plan.

2.      Sources of Cash for Distribution.      All Cash necessary for the Debtors or Reorganized Debtors to make payments required by the Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, the Exit Financing Facility, the New Spansion Debt (if issued or incurred), the Rights Offering (if consummated) and other Cash available to the Debtors or Reorganized Debtors, as applicable. Except as provided in Article VIII of the Plan, Cash payments to be made pursuant to the Plan shall be made by the Debtors and the Reorganized Debtors, as applicable, provided that, subject to the terms of the New Senior Notes Documents, the New Convertible Notes Documents and the documents related to the Exit Financing Facility, the Debtors and the Reorganized Debtors, as applicable, shall be entitled to transfer funds between and among themselves as may be necessary or appropriate to enable any of the Debtors or the Reorganized Debtors, as applicable, to satisfy its or their obligations under the Plan.

3.      Corporate and Limited Liability Company Action.      Each of the matters provided for under the Plan involving the corporate or limited liability company structure of any Debtor or Reorganized Debtor or any corporate or limited liability company action to be taken by or required of any Debtor or Reorganized Debtor, including the adoption of the New Governing Documents of each of the Reorganized Debtors as provided for in Section 7.1 of the Plan, the initial selection of directors and officers for the Reorganized Debtors, the Distribution of Cash pursuant to the Plan, the issuance and sale of New Spansion Common Stock, the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing, and other matters involving the corporate or organizational structure of any Debtor or Reorganized Debtor or corporate or organizational action to be taken by or required of any Debtor or Reorganized Debtor shall be deemed to have occurred and be effective as provided in the Plan, and shall be authorized, approved and, to the extent authorized pursuant to the Plan or taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, Creditors, directors, or managers of any of the Debtors or the Reorganized Debtors.

4.      Effectuating Documents; Further Transactions.      Each of the Debtors and Reorganized Debtors, as applicable, and any of their respective officers and designees, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents (including any documents relating to the Exit Financing Facility), provided that such documents are in form and substance satisfactory to the Ad Hoc Consortium, and take such actions or seek such orders, judgments, injunctions and rulings as the Debtors or Reorganized Debtors deem necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, or any notes or securities issued pursuant to the Plan, or to otherwise comply with applicable law.

5.      Exemption from Certain Transfer Taxes and Recording Fees.      Pursuant to section 1146 of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Entity pursuant to the Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ Assets will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

6.      Retained Actions.      Except as set forth in Section 6.6 of the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may exclusively enforce any Retained Actions subject only to any express waiver or release thereof in the Plan or in any other contract, instrument, release, indenture or other agreement entered into, in connection with the Plan, provided that the Ad Hoc Consortium shall consent to any waiver or release of any Retained Action by the Debtors entered into after October 1, 2009. The Confirmation Order’s approval of the Plan shall be deemed a res judicata determination of such rights to retain and exclusively enforce such Causes of Action, and no such Retained Action is deemed waived, released or determined by virtue of the entry of the Confirmation Order or the occurrence of the Effective Date, notwithstanding that the specific Claims and Retained Actions are not identified or described in more detail than as contained in the Plan or in the Disclosure Statement. All Retained Actions may be asserted or prosecuted before or after solicitation of votes on the Plan and before or after the Effective Date.

Absent an express waiver or release as referenced above, nothing in the Plan shall (or is intended to) prevent, estop or be deemed to preclude the Reorganized Debtors from utilizing, pursuing, prosecuting or otherwise acting upon all or any of their Retained Actions and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Retained Actions upon or after Confirmation, the Effective Date or the consummation of the Plan. For example (and without limiting the generality of the foregoing), the utilization or assertion of a Retained Action, or the initiation of any proceeding with respect thereto against an Entity, by the Reorganized Debtors or any of their successors or assigns, shall not be barred (whether by estoppel, collateral estoppel, res judicata or otherwise) as a result of: (a) the solicitation of a vote on the Plan from such Entity or such Entity’s predecessor in interest; (b) the Claim, Interest or Administrative Expense Claim of such Entity or such Entity’s predecessor in interest having been listed in a Debtor’s Schedules, List of Holders of Interests, or in the Plan, Disclosure Statement or any exhibit thereto; (c) prior objection to or allowance of a Claim or Interest of the Entity or such Entity’s predecessor in interest; or (d) Confirmation of the Plan.

Notwithstanding any allowance of a Claim, the Reorganized Debtors reserve the right to seek, among other things, to have such Claim Disallowed if any Reorganized Debtor at the appropriate time, determines that it has a defense under section 502(d) of the Bankruptcy Code, e.g., the Reorganized Debtor holds an Avoidance Action against the Holder of such Claim and such Holder after demand refuses to pay the amount due in respect thereto.

7.      Employee Claims.      Except as provided in the Final Order (I) Authorizing the Debtors to (A) Pay Certain Prepetition (1) Wages, Salaries, and Other Compensation; (2) Employee Medical, Retirement and Similar Benefits; (3) Withholdings and Deductions; and (4) Reimbursable Employee Expenses; (B) Continue to Provide Employee Benefits in the Ordinary Course of Business; and (C) Pay All Related Costs and Expenses; and (II) Authorizing and Directing Banks and Other Financial Institutions to Receive, Process, Honor and Pay All Checks Presented for Payment and All Funds Transfer Requests Relating to the Foregoing, entered by the Bankruptcy Court on March 23, 2009 [D.I. 143], each Debtor’s employees shall have a Priority Claim for unpaid wages, benefits and other entitlements to the extent permitted by section 507(a)(3) of the Bankruptcy Code, which, if allowed, will be either (i) paid in full, or (ii) Reinstated. To the extent that any employee’s Claim exceeds the amount prescribed by section 507(a)(3) of the Bankruptcy Code, the employee shall receive a General Unsecured Claim for the excess amount. Notwithstanding the foregoing, any employee who continues to be an employee in good standing with the Reorganized Debtors after the Effective Date shall be entitled to take (in the form of vacation days and not in Cash) all unused and unpaid vacation time accrued prior to the Petition Date or while the Chapter 11 Cases are pending on such terms as will be prescribed by the Reorganized Debtors.

8.      Executory Contracts and Unexpired Leases Entered Into, and Other Obligations Incurred After, the Petition Date. All executory contracts and unexpired leases (a) assumed by the Debtors after the Petition Date, or (b) entered into, and other obligations incurred, after the Petition Date by the Debtors, shall survive and remain unaffected by the entry of the Confirmation Order or the occurrence of the Effective Date under, and the effectiveness of, the Plan.

9.      Operations Between Confirmation Date and the Effective Date. During the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as debtors in possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all Orders of the Bankruptcy Court that are then in full force and effect.

10.    Rights Offering.

(a)	Introduction.

Subject to Section 6.10(10) of the Plan, the Debtors shall have the right to consummate the Rights Offering on or before the Effective Date if they determine that it is desirable and feasible to do so. If the Debtors decide to consummate the Rights Offering, they may do so with or without a Backstop Party. In order to consummate the Rights Offering, proceeds from the Rights Offering must be deposited in a segregated account or escrow account as of the earlier to occur of the Effective Date or February 12, 2010 in a sufficient amount, when combined with any other New Capital Proceeds held in one or more segregated accounts or escrow accounts, to (i) satisfy the requirements of clause (i) Section 3.3(2)(b) of the Plan and (ii) reduce the principal amount of the New Convertible Notes to zero. The Debtors shall not effectuate the Rights Offering if any New Convertible Notes will be issued to Holders of Allowed Class 3 Claims on the Effective Date. Up to 12,974,496 shares of New Spansion Common Stock (or stock convertible into New Spansion Common Stock and having substantially the same rights as the New Spansion Common Stock, see Section IV.F.10(e) below) might be issued in connection with the Rights Offering.

Once a Rights Offering Participant has timely and validly exercised its Subscription Rights, subject to the occurrence or satisfaction of all conditions precedent to the Rights Offering and to the Rights Offering Participants’ participation in same, and notwithstanding the subsequent disallowance of any or all of its underlying Claim, such Rights Offering Participant’s right to participate in the rights Offering will be irreversible and shall not be subject to dissolution, avoidance or disgorgement and shall not be withheld from such Rights Offering Participant on account of such disallowance.

(b)	Issuance of Rights.

Each Rights Offering Participant will receive Subscription Rights (a) to subscribe for a Primary Offering Subscription and/or (b) to subscribe for an Oversubscription Offering Subscription, for an aggregate purchase price equal to the applicable Subscription Payment Amount. The Rights Offering Shares will be issued to the Rights Offering Purchasers at a price per share equal to the Subscription Price.

(c)	Subscription Period.

The Rights Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Deadline. Each Rights Offering Participant that intends or desires to participate in the Rights Offering must affirmatively elect to exercise its Subscription Rights (and if it submits a Primary Offering Subscription, may elect to submit an Oversubscription Offering Subscription), and provide written notice thereof to the Entities specified in the Subscription Form, on or prior to the Subscription Deadline in accordance with the terms of the Plan and the Subscription Form. On the Subscription Deadline, (a) if the Debtors select a Backstop Party, the Remaining Rights Offering Shares shall be allocated to, and purchased by the Backstop Party, and (b) if the Debtors do not select a Backstop Party, the Oversubscription Shares for each Rights Offering Participant that submitted Oversubscription Offering Subscriptions shall be allocated to, and purchased by such Rights Offering Participant.

(d)	Exercise of Subscription Rights and Payment of Subscription Payment Amount.

On the Subscription Commencement Date, the Debtors, through the Claims and Voting Agent, will mail the Subscription Form to each Rights Offering Participant known as of the Rights Offering Record Date, together with appropriate instructions for the proper completion, due execution, and timely delivery of the Subscription Form, as well as instructions for the payment of the eventual Subscription Payment Amount for that portion of the Subscription Rights sought to be exercised by such Person. The Debtors may adopt such additional detailed procedures consistent with the provisions of the Plan to more efficiently administer the exercise of the Subscription Rights.

In order to exercise the Subscription Rights, each Rights Offering Participant must return a duly completed Subscription Form (making a binding and irrevocable commitment to participate in the Rights Offering, including a binding and irrevocable commitment to purchase Oversubscription Shares if such Rights Offering Participant submits an Oversubscription Offering Subscription) to the Debtors or other Entity specified in the Subscription Form so that such form is actually received by the Debtors or such other Entity on or before the Subscription Deadline. In order to exercise its Subscription Rights, a Rights Offering Participant must subscribe for its entire Pro Rata Share of the Rights Offering Shares rather than only a part of its Pro Rata Share of the Rights Offering Shares. If the Debtors or such other Entity for any reason does not receive from a given holder of Subscription Rights a duly completed Subscription Form on or prior to the Subscription Deadline, then such holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering. On the Subscription Notification Date, the Debtors will notify each Rights Offering Purchaser of its respective allocated portion of Rights Offering Shares (including its Oversubscription Shares, if any), and if the Debtors have selected a Backstop Party, the Debtors will notify the Backstop Party after the Subscription Deadline of its portion of the Remaining Rights Offering Shares that the Backstop Party is obligated to purchase pursuant to the Backstop Rights Purchase Agreement. Each Rights Offering Purchaser (including the Backstop Party, if applicable) must tender its

Subscription Payment Amount to the Debtors so that it is actually received on or prior to the Subscription Payment Date. Any Rights Offering Purchaser who fails to tender its Subscription Payment Amount so that it is received on or prior to the Subscription Payment Date shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering. The Debtors shall hold the payments they receive for the exercise of Subscription Rights in a separate account. In the event the conditions to the Effective Date are not met or waived by the deadline set forth in Section 10.2(8) of the Plan or the requirements of Section 6.10(1) of the Plan are not satisfied, such payments shall be returned, without accrual or payment of any interest thereon, to the applicable Rights Offering Purchaser, without reduction, offset or counter-claim.

(e)	Rights Offering Backstop.

If the Debtors decide to have a Backstop Party for the Rights Offering, they will enter into the Backstop Rights Purchase Agreement. In accordance with the Backstop Rights Purchase Agreement, the Backstop Party will commit to purchase all Remaining Rights Offering Shares. If the Debtors enter into a Backstop Rights Purchase Agreement, each Rights Offering Purchasers (other than the Backstop Party) shall, subject to Section 6.10(4) of the Plan, be entitled to only its Primary Offering Subscription (and not its Oversubscription Offering Subscription), and no Oversubscription Shares will be issued to any Rights Offering Participant other than in its capacity as a Backstop Party.

The Debtors have had extensive discussions with Silver Lake Sumeru, L.P. (together with its Affiliates and/or managed accounts, “Silver Lake”) about having Silver Lake act as the Backstop Party. Silver Lake, founded in 1999, is a private equity firm that manages over $13 billion of investments in technology and technology-enabled companies with personnel located in Menlo Park, New York, London, Hong Kong and Tokyo. Silver Lake is the world’s largest private equity firm focused solely on technology and technology-enabled companies. The firm has invested in Flextronics, Seagate, Avago, Skype, NASDAQ, Gartner, SunGard, Thomson, Avaya, Intelsat, and other leading companies. Silver Lake’s principals possess a wealth of operating experience and have had management roles at companies including IBM, Cisco, Sun Microsystems, Hewlett-Packard, Oracle, Adobe, Force Computers, and including memory semiconductor companies such as SMART Modular Technologies, Samsung and AMD. Silver Lake is a Holder of Senior Notes and also beneficially holds certain General Unsecured Claims.

On December 13, 2009, Silver Lake entered into a commitment letter with Spansion Inc. pursuant to which it agreed to make the Backstop Commitment on certain terms and conditions set forth in that commitment letter. A copy of the commitment letter from Silver Lake is attached as Exhibit D to the Plan. Silver Lake’s commitment letter is subject to approval of the Bankruptcy Court. A hearing to consider the commitment letter and Silver Lake’s Backstop Commitment has been scheduled for January 7, 2010. There can be no assurance at this time that the commitment letter with, and Backstop Commitment from, Silver Lake will be approved by the Bankruptcy Court. Silver Lake has informed the Debtors that it does not need to raise capital in order to perform the Backstop Commitment.

If the Debtors decide to designate a Person other than Silver Lake as the Backstop Party, whether because the Bankruptcy Court does not approve Silver Lake’s commitment letter or otherwise, the Debtors will enter into a Backstop Rights Purchase Agreement on terms no less favorable to the Debtors than those set forth in Exhibit D to the Plan.

In either case, the Debtors may grant certain rights and protections to the Backstop Party, including, without limitation, the rights, protections and fees set forth in Exhibit D to the Plan. These rights, protections and fees include (a) the right to receive shares of a separate class of convertible stock in lieu of New Spansion Common Stock, which will be identical in all respects to the New Spansion Common Stock except to the extent necessary to ensure that the Backstop Party maintains the right to appoint directors to the Reorganized Debtors’ boards of directors or managers, (b) the right to appoint up to two directors to the Initial Board (depending on the Backstop Party’s ownership stake in Reorganized Spansion Inc.), (c) a fee of $4,500,000 if the Rights Offering is effectuated, (d) a termination fee of $3,000,000 if the Rights Offering is not effectuated and (e) certain registration rights.

(f)	Number of Rights Offering Shares.

The number of Rights Offering Shares to be sold pursuant to the Rights Offering shall be determined by dividing the Rights Offering Amount by the Subscription Price.

(g)	No Transfer; Detachment Restrictions; No Revocation.

The Subscription Rights are not Transferable or detachable. Any such Transfer or detachment, or attempted Transfer or detachment, will be null and void and the Debtors will not treat any purported transferee of the Subscription Rights separate from the associated Class 5A Claims, Class 5B Claims and/or Class 5C Claims as the holder of any Subscription Rights. Once a Rights Offering Participant has exercised any of its Subscription Rights by properly executing and delivering a Subscription Form to the Debtors or other Entity specified in the Subscription Form, such exercise may only be revoked, rescinded or annulled in the sole discretion of the Debtors or Reorganized Debtors.

(h)	Distribution of Rights Offering Shares.

On, or as soon as reasonably practicable after, the Effective Date, the Reorganized Debtors or other applicable Disbursing Agent shall distribute the Rights Offering Shares purchased by each Rights Offering Purchaser.

(i)	Validity of Exercise of Subscription Rights.

All questions concerning the timeliness, validity, form, and eligibility of any exercise, or purported exercise, of Subscription Rights shall be determined by the Debtors or Reorganized Debtors. The Debtors or Reorganized Debtors, in their discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors or Reorganized Debtors determine in their discretion reasonably exercised in good faith. The Debtors or Reorganized Debtors will use commercially reasonable efforts to give written notice to any Rights Offering Participant regarding any defect or irregularity in connection with any purported exercise of

Subscription Rights by such Entity and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors and Reorganized Debtors nor any of their predecessors, successors, assigns, present and former Affiliates and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members), partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity on or any time after the Petition Date, and any Person claiming by or through any of them, shall incur any liability for giving, or failing to give, such notification and opportunity to cure. Once a Rights Offering Participant has timely and validly exercised its Subscription Rights, subject to the occurrence or satisfaction of all conditions precedent to the Rights Offering and to the Rights Offering Participants' participation in same, and notwithstanding the subsequent disallowance of any or all of its underlying Claim, such Rights Offering Participant’s right to participate in the Rights Offering will be irreversible and shall not be subject to dissolution, avoidance or disgorgement and shall not be withheld from such Rights Offering Participant on account of such disallowance

(j)	Rights Offering Proceeds.

The proceeds of the Rights Offering will be used to fund Cash payments contemplated by Section 3.3(2)(b) of the Plan. ). Notwithstanding the foregoing, the Debtors shall be entitled to effectuate the Rights Offering only if (i) the New Capital Proceeds therefrom, when coupled with the New Capital Proceeds of any New Spansion Debt, are sufficient to (x) satisfy the requirements of clause (i) of Section 3.3(2)(b) of the Plan and (y) reduce the principal amount of the New Convertible Notes to zero and (ii) such New Capital Proceeds are used for those purposes. In the event that the Debtors receive any New Capital Proceeds from the Rights Offering and those proceeds, when coupled with any other New Capital Proceeds, are insufficient to satisfy the requirements of the preceding sentence, the Debtors shall return such New Capital Proceeds to the applicable Rights Offering Purchaser or Rights Offering Purchasers in accordance with Section 6.10(4) of the Plan.

11.    New Spansion Debt. The Debtors shall have the right to issue or incur the New Spansion Debt on or before the Effective Date if they determine that it is desirable and feasible to do so. The New Spansion Debt, if any, will have terms that are no less favorable than those set forth on Exhibit C. In order to issue or incur the New Spansion Debt, proceeds from the New Spansion Debt must be deposited in a segregated account or escrow account in a sufficient amount, when combined with any other New Capital Proceeds held in one or more segregated accounts or escrow accounts, to satisfy the requirements of Section 3.3(2)(b) of the Plan as of the earlier to occur of the Effective Date or February 12, 2010. Notwithstanding anything to the contrary contained in the Plan, the Debtors shall be permitted to issue or incur New Spansion Debt only to make the Cash payments contemplated by Section 3.3(2)(b) of the Plan unless the New Capital Proceeds from such New Spansion Debt, when combined with the New Capital Proceeds from the Rights Offering, if any, exceed the total amount necessary to pay all Class 3 Claims in Cash in full pursuant to Section 3.3(2)(b) of the Plan.

Spansion Inc. has entered into a mandate letter with Barclays Capital Inc. (together with its applicable affiliates, “Barclays Capital”) to act as sole lead underwriter, sole lead initial purchaser, sole bookrunner, administrative agent and sole lead arranger and as the sole entity to provide the services and receive fees for services customarily provided by an entity in such roles in connection with the potential incurrence or issuance of the New Spansion Debt. The mandate letter is subject to approval by the Bankruptcy Court. The Bankruptcy Court has scheduled a hearing on January 7, 2009 to consider the mandate letter. There can be no assurance at this time that the Bankruptcy Court will approve the mandate letter.

12.    Cancellation of the FRNs, Senior Notes, and the Exchangeable Debentures. The FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture and the FRNs, the Senior Notes and the Exchangeable Debentures issued thereunder, shall terminate as of the Effective Date, except as necessary to preserve, pursue or administer the rights, claims, liens, and interests of the applicable Indenture Trustees and the Holders of the FRN Claims, the Senior Notes Claims and the Exchangeable Debentures Claims (including the claims asserted in the complaint filed by the Senior Notes Indenture Trustee in the Bankruptcy Court against the Debtors and the Exchangeable Debentures Indenture Trustee (case number 09-52274) seeking, inter alia, a declaratory judgment with respect to the subordination provisions governing the Senior Notes and the Exchangeable Debentures Claims), and except the FRN Indenture, the Senior Notes Indenture and the Exchangeable Debentures Indenture shall continue in effect to the extent necessary to allow the applicable Indenture Trustees to receive Distributions pursuant to the Plan and make distributions under the FRN Indenture, the Senior Notes Indenture and the Exchangeable Debentures Indenture on account of their respective allowed FRN Claims, Exchangeable Debentures Claims, and Senior Notes Claims. The applicable Indenture Trustees will close their respective transfer records as of the Record Date and the applicable Indenture Trustees (and their agents) shall have no further obligation under the FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture, and shall be relieved of all obligations under their respective indentures relating to the FRNs, the Senior Notes, and the Exchangeable Debentures, except with respect to the distributions required to be made to the applicable Indenture Trustees in respect of their claims, and with respect to such other rights, claims, liens, and interests of the applicable Indenture Trustees and the Holders of the FRN Claims, the Senior Notes Claims and the Exchangeable Debentures Claims described herein or that, pursuant to the terms of their respective indentures, survive the termination of same. Termination of the FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture shall not impair the rights of the Holders of the FRN Claims, the Senior Notes Claims and the Exchangeable Debentures Claims to receive Distributions on account of such Claims pursuant to the Plan, and shall not impair the rights of the applicable Indenture Trustees to enforce their charging liens, created in law or pursuant to the indentures governing the FRNs, the Senior Notes and the Exchangeable Debentures, as applicable, against property that would otherwise be distributed to such Holders. The rights, claims, liens, and interests of the Senior Notes Indenture Trustee and the Holders of Senior Notes Claims arising under the subordination provisions of the Exchangeable Debentures Indenture, to the extent applicable, shall survive any termination of the Exchangeable Debentures Indenture. Upon termination of the indentures for the FRNs, the Senior Notes and the Exchangeable Debentures, and without further action or order of the Bankruptcy Court, the charging liens of the applicable Indenture Trustee shall attach to any property distributable to the Holders of the FRN Claims, the Senior Notes Claims or the Exchangeable Debentures Claims under the Plan, as applicable, with the same priority, dignity, and effect that such liens had on property distributable under the indenture for the FRNs, the Senior Notes or the Exchangeable Debentures, as applicable. Subsequent to the performance by the applicable Indenture Trustee (or its agent) of its obligations pursuant to the Plan and the Confirmation Order, such Indenture Trustees (and their agents) shall be relieved of all obligations related to the indenture for the FRNs, the Senior Notes or the Exchangeable Debentures Indenture, as applicable.

G.	Corporate Governance of the Reorganized Debtors

1.      New Governing Documents. The New Governing Documents of each of the Reorganized Debtors shall be adopted as may be required in order to be consistent with the provisions of the Plan and the Bankruptcy Code. The New Governing Documents of the Reorganized Debtors shall, as applicable and among other things, (a) authorize the issuance of New Spansion Common Stock in amounts not less than the amounts necessary to permit the Distributions thereof required or contemplated by the Plan, and (b) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of nonvoting equity securities, and (ii) to the extent necessary, a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. Forms of the New Governing Documents of the Debtors will be contained in the Plan Supplement.

2.      Directors and Officers of Reorganized Debtors. The Initial Board shall consist of seven (7) persons. The Ad Hoc Consortium shall be entitled to designate two (2) directors, the Debtors shall be entitled to designate two (2) directors and the Debtors and the Ad Hoc Consortium shall be entitled to jointly designate two (2) directors; provided that the Backstop Party, if any, shall be entitled to designate up to two (2) directors pursuant to the terms of the Backstop Rights Purchase Agreement (which director or directors would otherwise be a director or the directors jointly designated by the Debtors and the Ad Hoc Consortium). The remaining director shall be the chief executive officer of Reorganized Spansion Inc. No employee, officer, or director (other than an independent, outside director) of any member of the Ad Hoc Consortium or the Creditors’ Committee shall be designated to the Initial Board, and the Debtors or Reorganized Debtors shall be entitled to challenge, by notice and hearing before the Bankruptcy Court the appointment of any independent, outside director for cause, including such outside director’s having or representing any conflict of interest with the Debtors or Reorganized Debtors. The identity of the Persons selected for the Initial Board will be included in the Plan Supplement. The Initial Board shall choose the members of the Boards of Directors of each of the other Reorganized Debtors on the Effective Date or as soon as practicable thereafter. Each of the Persons on the Initial Board, the post-Effective Date board of directors or managers of each of the Reorganized Debtors (other than Reorganized Spansion Inc.), and each of the initial officers of the respective Reorganized Debtors shall serve in accordance with the New Governing Documents of each of the respective Reorganized Debtors, as the same may be amended from time to time.

3.      New Employee Incentive Compensation Programs. Reorganized Spansion Inc. shall reserve 9,005,376 shares of New Spansion Common Stock for issuance under an equity incentive plan for employees, Management and the directors of Reorganized Spansion Inc. and the other Reorganized Debtors, provided, that grants of no more than 3,752,240 shares of New Spansion Common Stock may be issued for an exercise, conversion or purchase price below (i) in the 90 days following the Effective Date, the greater of (A) the value per share of New Spansion Common Stock issued under the Plan or (B) the fair market value per share of New Spansion Common Stock at the time of issuance and (ii) thereafter, the fair market value per share of New Spansion Common Stock at the time of grant. The new equity incentive plan shall have a term of 10 years, and shall permit the issuance of up to 9,005,376 shares in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and other standard equity incentive awards. In all other regards, the remaining terms of and distribution under the equity incentive plan will be determined by Reorganized Spansion Inc.’s Initial Board within 90 days after the Effective Date of the Plan without further notice to or order of the Bankruptcy Court, or the vote, consent, authorization or approval of any Entity or shareholder. Confirmation of the Plan constitutes approval of the equity incentive plan pursuant to Section 303 of the Delaware General Corporate Law.

The Debtors believe these are appropriate provisions to compensate and provide incentives to the employees, Management and directors of Reorganized Spansion Inc. The Debtors operate in competition with other technology companies not only for customers and business, but also for skilled managers and employees. The equity under these programs is reserved for Management and future employee compensation. The Debtors believe that the amounts of equity provided for in the Plan are at the low end of a range of reasonableness for the Reorganized Debtors to be able to compete properly and adequately for technical employee and Management talent based on market factors

4.      Authorization and Issuance of New Equity; Securities Laws. The issuance of securities pursuant to the Plan shall be made pursuant to section 1145 of the Bankruptcy Code and, except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, shall be (A) validly issued, fully paid and nonassessable, and (B) freely tradable. The entry of the Confirmation Order shall be (1) a final determination of the Bankruptcy Court that the securities authorized, issued or Distributed pursuant to the Plan shall be freely tradable securities and (2) deemed to incorporate the provisions of Article VII of the Plan as mixed findings of fact and conclusions of law. Section 5 of the Securities Act and any state or local law requiring registration for the offer or sale of a security, or registration or licensing of an issuer or underwriter or broker or dealer in securities, do not apply to the offer or sale of any New Equity in accordance with the Plan.

5.      Holdback from Common Stock Distribution. The Reorganized Debtors shall be authorized, without further act or action by the Initial Board and without further act or action under applicable law, regulation, order, or rule to hold back from the issuance of the authorized shares of New Spansion Common Stock, that number of shares of New Spansion Common Stock required for issuance to the Holders of Allowed Claims as and when required under the Plan as well as that number of shares necessary for the employee and management incentive programs described in Section 7.3 of the Plan. The Initial Board may reduce the number of shares of New Spansion Common Stock so held at any time as it deems appropriate to the extent it determines in good faith that such holdback is in excess of the number of shares needed to satisfy the foregoing requirements.

6.      Listing of New Spansion Common Stock. Reorganized Spansion Inc. shall use good faith efforts to list the New Spansion Common Stock on a national securities exchange or over-the-counter trading market within 90 days of the Effective Date. Except as set forth in the New Senior Notes Documents and the New Convertible Notes Documents, Reorganized Spansion Inc. shall have no liability if it is unable to list the New Spansion Common Stock as described above. Entities receiving Distributions of New Spansion Common Stock, by accepting such Distributions, agree to cooperate with the Reorganized Debtors’ reasonable requests to assist Reorganized Spansion Inc. in its efforts to list the New Spansion Common Stock on a securities exchange or over-the-counter trading market to the extent necessary, provided that such cooperation shall not require them to incur more than immaterial expense.

7.      Old Spansion Interests. On the Effective Date, all Old Spansion Interests and all Other Old Equity Rights will be cancelled. All Other Old Equity will be Unimpaired.

H.	Distributions

1.      Distributions of Cash on Account of Claims Allowed as of the Effective Date. Except as otherwise provided in Article VIII of the Plan, Distributions of Cash to be made on the Effective Date to Holders of Claims that are Allowed as of the Effective Date will be made on the Effective Date or as promptly thereafter as practicable, but in no event later than: (i) 30 days after the Effective Date, or (ii) 30 days after such later date when the applicable conditions of Section 5.2 of the Plan (regarding cure payments for executory contracts and unexpired leases being assumed) and Section 8.6 of the Plan (regarding undeliverable Distributions) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section 9.5 of the Plan.

2.      Disbursing Agent. Except as otherwise provided in Article VIII of the Plan, the Reorganized Debtors, or such Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, will make all Distributions of Cash, New Spansion Common Stock, the New Senior Notes, the New Convertible Notes and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other Entities to assist in or to make the Distributions required by the Plan. Each Disbursing Agent, including, for these purposes, any Indenture Trustee providing services related to Distributions pursuant to the Plan, will receive reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors without Bankruptcy Court approval. These payments will be made on terms agreed to with the Reorganized Debtors and will not be deducted from Distributions to be made pursuant to the Plan to Holders of Allowed Claims. Any Indenture Trustee shall receive an Administrative Claim in an amount equal to such Indenture Trustee’s reasonable fees and expenses related to such Distributions. The Indenture Trustee shall retain its charging lien on Distributions to Holders of the Claims to the fullest extent permitted under the applicable indentures or credit agreements.

3.      Distributions of Cash. Except as otherwise specified in the Plan, Cash payments made pursuant to the Plan will be in United States currency by checks drawn on a domestic bank selected by the applicable Reorganized Debtor or by wire transfer from a domestic bank; provided that Cash payments to foreign Holders of Allowed Claims may be made, at the option of the applicable Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction or in United States currency utilizing the exchange rate on or about the time of such Distribution.

4.      No Interest on Claims or Interests. Unless otherwise specifically provided for or contemplated in the Plan or Confirmation Order, or required by applicable bankruptcy law to render a Claim Unimpaired or otherwise, postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim, other than an Other Secured Claim to the extent required by the applicable documents giving rise to such Claim, provided that to the extent a Holder of an Other Secured Claim has a Deficiency Claim on account of such Other Secured Claim, interest shall not accrue on or after the Petition Date on the Other Secured Claim or the Deficiency Claim. Notwithstanding the foregoing, nothing in the Plan shall affect the rights of the Holders of the Senior Notes, if any, to receive the interest accrued or accruing after the commencement of these bankruptcy cases pursuant to the Exchangeable Debentures Indenture.

5.      Delivery of Distributions. The Distribution to a Holder of an Allowed Claim shall be made by the Reorganized Debtors (a) at the address set forth on the proof of Claim Filed by such Holder, (b) at the address set forth in any written notices of address change delivered to the Reorganized Debtors after the date of any related proof of Claim, (c) at the addresses reflected in the Schedules if no proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address, (d) if the Holder’s address is not listed in the Schedules, at the last known address of such Holder according to the Debtor’s books and records, or (e) in the case of Claims owed to Holders of Secured Credit Facility Claims, FRN Claims, Senior Notes Claims, and Exchangeable Debentures Claims (subject to Section 3.17 of the Plan), to the appropriate Indenture Trustee for ultimate distribution to the Record Holders of such Claims. The Indenture Trustees shall be directed to effect any Distribution under the Plan through the most efficient method available in the Indenture Trustees’ discretion, including through the book entry transfer facilities of the Depository Trust Company pursuant to the procedures used for effecting distributions thereunder on the date of any such distribution. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Reorganized Debtors are notified of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest. All Cash Distributions returned to the Reorganized Debtors and not claimed within six (6) months of return shall be irrevocably retained by the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary. All Distributions of New Spansion Common Stock returned to the Reorganized Debtors and not claimed within six (6) months of return, shall irrevocably revert to Reorganized Spansion Inc. and shall be retained and held as set forth in the New Governing Documents. Upon such reversion, the claim of any Holder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

6.      Distributions to Holders of the FRNs, the Senior Notes, and the Exchangeable Debentures. The distribution provisions contained in the FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture will continue in effect to the extent necessary for the applicable Indenture Trustee to make distributions on account of Allowed FRN, Senior Notes, and Exchangeable Debentures Claims.

7.      Distributions to Holders as of the Record Date. All Distributions on Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business on the Record Date, the Claims register maintained by the Claims and Voting Agent shall be closed, and there shall be no further changes in the Record Holder of any Claim. The Reorganized Debtors, the Indenture Trustees and any Disbursing Agent shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with the Record Holders as of the Record Date. As of the close of business on the Record Date, the transfer ledgers for the Indenture Trustees shall be deemed closed and the Indenture Trustees may take whatever action is necessary to close the transfer ledgers and there shall be no further transfers or changes in the holders of record of such securities in such transfer ledgers. The Disbursing Agent and the Indenture Trustees shall have no obligation to recognize the transfer of, or sale of any participation in, any of the Secured Credit Facility, FRNs, Senior Notes, and Exchangeable Debentures, or any Claim based thereon, that occurs after close of business on the Record Date, and will be entitled for all purposes under the Plan to recognize and distribute only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Record Date. PLEASE NOTE THAT IF YOU ACQUIRE A CLAIM FOLLOWING THE RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION FROM THE DEBTORS OR THE REORGANIZED DEBTORS ON ACCOUNT OF THAT CLAIM. IN ADDITION, IF YOU SELL OR TRANSFER YOUR CLAIM BEFORE THE RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION ON ACCOUNT OF THAT CLAIM.

8.      Indenture Trustees as Claim Holders. Consistent with Bankruptcy Rule 3003(c), the Debtors and Reorganized Debtors shall recognize the Proofs of Claim Filed by the Indenture Trustees in respect of the Claims for the Holders each represents, in the amounts as Allowed under the Plan. Accordingly, any Claim Filed by the registered or beneficial holder of such Claims shall be Disallowed by the Confirmation Order as duplicative of the Claims of the Indenture Trustees without need for any further action or Bankruptcy Court Order.

9.      Payments and Distributions to Holders of Disputed Claims Which Become Allowed Claims. Following the Effective Date, as soon as reasonably practicable after (i) a Disputed Claim becomes an Allowed Claim, (ii) the deadline to object to a previously Allowed Claim, other than a Claim expressly allowed pursuant to the Plan or a Claim covered by the definitions of “Allowed” in subsections (a) and (b) of Section 1.1(8) of the Plan, expires and no objection has been asserted, or (iii) a notice of non-objection is Filed with respect to an Allowed Claim as provided in clause (c)(ii) of the definition of the term “Allowed,” the Holder of such Allowed Claim shall be entitled to receive such payments and Distributions which the Holder of such an Allowed Claim would have received if its Claim were an Allowed Claim as of the Effective Date, provided that with respect to any Disputed Claim in Class 5A, Class 5B or Class 5C that becomes an Allowed Claim after the date of the initial Distribution to Class 5A, Class 5B and Class 5C, the Reorganized Debtors (or the Disbursing Agent) shall make the Distribution to which such Holder is entitled within thirty (30) days after such Holder’s Claim has become an Allowed Claim. The Holder of a Disputed Class 5A Claim, Disputed Class 5B Claim or Disputed Class 5C Claim which becomes an Allowed Class 5A Claim, Allowed Class 5B Claim or Allowed Class 5C Claim shall receive its Unsecured Claims Pro Rata share of any Distributions which have been made on account of Class 5A Claims, Class 5B Claims and Class 5C Claims prior to the date such Disputed Claim becomes an Allowed Class 5A Claim,

Allowed Class 5B Claim or Allowed Class 5C Claim, but only with respect to the portion of such Disputed Claim which has become an Allowed Class 5A Claim, Allowed Class 5B Claim or Allowed Class 5C Claim.

10.      Distributions of Stock to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims. The initial Distribution to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims of shares of New Spansion Common Stock will be made on the Effective Date or as soon as practicable after such date, provided, however, that all Distributions to Holders of Allowed Class 5C Claims are subject to Section 3.17 of the Plan. Thereafter, the Reorganized Debtors or any Disbursing Agents employed by the Reorganized Debtors shall make a supplemental Distribution to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims who have previously received a Distribution not less frequently than quarterly, provided that there are not less than 100,000 shares (the “Minimum Shares for Distribution”) available for a Distribution as of the end of the previous calendar quarter.

11.      Reserve for Disputed Claims. Notwithstanding any other provisions of the Plan, no payment or Distribution shall be made to any Holder on account of any Claim until such Claim becomes an Allowed Claim, and then only to the extent that it becomes an Allowed Claim. Subject to Section 3.17 of the Plan, at any time that a Distribution is made to Class 5A, Class 5B or Class 5C under the Plan, such Distribution shall be made to all of the Holders of Allowed Claims in Class 5A, Class 5B or Class 5C, and the Unsecured Claims Pro Rata portion of such Distribution which would be distributed to the Holders of Disputed Claims in Class 5A, Class 5B or Class 5C, in the event such Claims become Allowed Claims in the Face Amount of such Claims, shall be withheld by the Reorganized Debtors and allocated to the Reserve for Disputed Claims pending resolution of the Disputed Claims.

To the extent that any Disputed Claim in Class 5A, Class 5B or Class 5C becomes an Allowed Class 5A Claim, Allowed Class 5B Claim or Allowed Class 5C Claim after a Distribution has been made with respect to Class 5A, Class 5B or Class 5C, the shares of New Spansion Common Stock reserved for such Disputed Claim shall be distributed to the Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims in a manner and on an Unsecured Claims Pro Rata basis consistent with the treatment of Allowed Claims in those Classes. In the event that any Disputed Claim becomes an Allowed Claim in an amount less than the Face Amounts of such Disputed Claim, the portion of a Distribution that was allocated to the Reserve for Disputed Claims on account of the Disallowed portion of such Disputed Claim shall thereupon be available to make future Distributions to the Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims on an Unsecured Claims Pro Rata basis.

Within forty-five (45) days of the end of each calendar quarter until all Disputed Claims in Classes 5A, 5B and 5C have been Allowed or Disallowed, the Reorganized Debtors shall determine whether the number of shares of New Spansion Common Stock held in the Reserve for Disputed Claims exceeds, as of the end of the preceding calendar quarter, the number of shares that is required to be held in the Reserve for Disputed Claims on account of Disputed Claims in Class 5A, Class 5B and Class 5C pursuant to Section 8.11 of the Plan. If the Reorganized Debtors determine that the number of shares of New Spansion Common Stock held in the Reserve for Disputed Claims exceeds the number of shares required to be held in such Reserve as of the preceding calendar quarter end by at least the Minimum Shares for Distribution, the Reorganized Debtors (or the Disbursing Agent) shall distribute to the Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims on an Unsecured Claims Pro Rata basis the number of shares that are available for Distribution to such Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims.

In addition, within sixty (60) days after all Disputed Claims in Class 5A, Class 5B or Class 5C have been Allowed or Disallowed and Distributions have been made to the Holders of Disputed Claims that have become Allowed Class 5A Claims, Allowed Class 5B Claims or Allowed Class 5C Claims, the Reorganized Debtors (or the Disbursing Agent) shall distribute any shares of New Spansion Common Stock then remaining in the Reserve for Disputed Claims to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims on an Unsecured Claims Pro Rata basis unless the number of shares of New Spansion Common Stock in the Reserve for Disputed Claims is less than the Minimum Shares for Distribution, in which case the shares of New Spansion Common Stock then remaining in the Reserve for Disputed Claims shall be released from the Reserve for Disputed Claims and returned to the general unreserved pool of authorized shares of Reorganized Spansion Inc.

12.    De Minimis Distributions. The Reorganized Debtors shall have no obligation to make a Distribution to any Holder of an Allowed Claim (whether an initial Distribution or any subsequent Distribution) if the amount to be distributed to such Holder is Cash in an amount less than fifty dollars ($50.00) or is fewer than five (5) shares of New Spansion Common Stock. Any Holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than fifty ($50.00) dollars or the number of shares of New Spansion Common Stock to be distributed is fewer than five (5) shares will have its claim for such Distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their property. Any Cash not distributed pursuant to Section 8.12 of the Plan will be the property of the Reorganized Debtors, free of any restrictions thereon, and any such Cash held by a Disbursing Agent will be returned to or retained by the Reorganized Debtors.

13.    No Fractional Securities; No Fractional Dollars. Any provision of the Plan notwithstanding, Distributions of fractional shares of New Spansion Common Stock will not be made. Whenever any Distribution of securities, including in connection with the Rights Offering, would require the Distribution of a fractional share, the Distribution will be rounded to the nearest integer of shares (any fraction of 0.50 or less shall be rounded down to the next lower integer; any fraction higher than 0.50 shall be rounded up to the next higher integer). Any provision of the Plan notwithstanding, the Reorganized Debtors shall not be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar is due under the Plan, the payment made shall be rounded to the nearest whole dollar, with $0.50 or less being rounded down to the next lower dollar and any amount greater than $0.50 being rounded up to the next higher dollar.

14.    Surrender of Instruments. Except as set forth in Section 8.16 of the Plan and except for Holders of Secured Credit Facility Claims and UBS Credit Facility Claims, each Holder of a promissory note, bond, or other Instrument evidencing a Claim shall surrender such promissory note, bond, or Instrument to the Debtors or Reorganized Debtors, as the case may be, prior to being entitled to receive any Distribution, unless this requirement is waived by the Debtors or Reorganized Debtors, as the case may be. No Distribution of Cash or other property shall be made to or on behalf of any such Holder unless and until (A) such promissory note, bond, or Instrument is received by the Debtors or the Reorganized Debtors, as the case may be, (B) the unavailability of such promissory note, bond, or Instrument is established to the reasonable satisfaction of the Debtors or Reorganized Debtors, as the case may be, or (C) such requirement is waived by the Debtors or Reorganized Debtors, as the case may be. The Debtors or Reorganized Debtors, as the case may be, may require any such Holder who is unable to surrender or cause to be surrendered any such promissory note, bond, or Instrument to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including with respect to amount) reasonably satisfactory to the Debtors or Reorganized Debtors, as the case may be. Any such Holder that fails within the later of (i) one year after the Effective Date, and (ii) the date of Allowance of its Claim, (a) if possible, to surrender or cause to be surrendered such promissory note, bond or Instrument, or (b) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Debtors or Reorganized Debtors, as the case may be, shall be deemed to have forfeited all rights, claims, and causes of action against the Debtors or Reorganized Debtors, as the case may be, and shall not participate in any Distribution under the Plan.

15.    Procedures for Distributions to Holders of Allowed FRN Claims, Allowed Senior Notes Claims, and Allowed Exchangeable Debentures Claims. Distributions to be made under the Plan to Holders of Allowed FRN, Senior Notes, or Exchangeable Debentures Claims will be made to the applicable Indenture Trustee, which, subject to the right of the Indenture Trustee to assert any charging lien that it might have under the applicable indenture, will transmit the Distributions to the Holders of such Allowed FRN, Senior Notes, and Exchangeable Debentures Claims. Such Distributions will only be made after the Holder’s compliance with the requirement to surrender such FRN, Senior Note, or Exchangeable Debentures set forth in Section 8.15 of the Plan, and are subject to the rights of the applicable Indenture Trustee to assert its applicable charging lien, if any, against such Distribution.

16.    Allocation of Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a Distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such Distribution shall, to the extent permitted by applicable law, be allocated, for purposes of United States federal income tax, first to the principal amount of the Claim, and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

17.    Compliance With Tax Requirements. The Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding and reporting requirements. The Debtors and the Reorganized Debtors shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each Entity receiving a Distribution of Cash or New Spansion Common Stock pursuant to the Plan, including pursuant to the Rights Offering, shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on it by any governmental unit on account of such Distribution, including income, withholding and other tax obligations.

18. Saturday, Sunday or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

I.	Procedures for Treating and Resolving Disputed Claims

1.      Objections to Claims. All objections to Claims must be Filed and served on the Holders of such Claims by the Claims Objection Deadline, and: (a) if Filed prior to the Effective Date, such objections shall be served on the parties on the then applicable service list in the Chapter 11 Cases; and (b) if Filed after the Effective Date, such objections shall be served on the Reorganized Debtors and the United States Trustee. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim.

2.      Authority to Prosecute Objections. From and after the Effective Date, the Reorganized Debtors shall have the exclusive right to evaluate, make, File, prosecute, settle and abandon objections to any Disputed Claims, provided that the Reorganized Debtors shall not be entitled to object to any Claims (A) that have been Allowed by a Final Order entered by the Bankruptcy Court prior to the Effective Date, or (B) that are Allowed by the express terms of the Plan. After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court, provided that (a) the Reorganized Debtors shall promptly File with the Bankruptcy Court and serve on the United States Trustee a written notice of any settlement or compromise of such Claim that results in an Allowed Claim in excess of $100,000 or a potential recovery in excess of $100,000, and (b) the United States Trustee shall be authorized to contest the proposed settlement or compromise by Filing a written objection with the Bankruptcy Court and serving such objection on the Reorganized Debtors within 20 days of the service of the settlement notice. If no such objection is Filed, the applicable settlement or compromise shall be deemed final without further action of the Bankruptcy Court.

3.      No Distributions Pending Allowance. Notwithstanding anything to the contrary in the Plan, no Distributions will be made with respect to any portion of a Claim unless and until (i) the Claims Objection Deadline has passed and no objection to such Claim has been Filed, (ii) any objection to such Claim has been settled, withdrawn or overruled pursuant to a Final Order of the Bankruptcy Court or (iii) such Claim has been Allowed pursuant to the Confirmation Order or other Final Order of the Bankruptcy Court.

4.      Estimation of Claims. Except as otherwise ordered by the Bankruptcy Court, the Debtors or the Reorganized Debtors, as the case may be, and the Ad Hoc Consortium (to the extent still in existence at such time) may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502 of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (and after the Effective Date, the Reorganized Debtors) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

5.      Distributions After Allowance. As soon as practicable after (i) the occurrence of the applicable Claims Objection Deadline, if no objection to such Claim has been timely Filed, or (ii) the Disputed Claim becomes an Allowed Claim, the Reorganized Debtors will distribute to the Holder thereof all Distributions to which such Holder is then entitled under the Plan. In the event that the New Spansion Common Stock being held for Distribution with respect to a Claim is greater than the Distribution that is made to a Holder once the Claim becomes entitled to a Distribution, the excess remaining New Spansion Common Stock will be held by the Reorganized Debtors free of the restrictions of the Reserve for Disputed Claims pending subsequent Distributions in accordance with Section 8.11 of the Plan. All Distributions made under Article IX of the Plan will be made with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Holders included in the applicable Class.

6.      Claims Covered by Insurance Policy. To the extent an Insured Claim is asserted, the Holder of such Claim may continue to pursue the Claim against the Reorganized Debtors solely for the purpose of liquidating such Claim, provided that in accordance with the terms of the applicable insurance policies, related agreements and the Plan, the Reorganized Debtors (on behalf of the Debtors) or the insurer, as applicable, may employ counsel, direct the defense, and determine whether and on what terms to settle any such Claim. Once the Claim is determined to be valid by agreement or Final Order, then the Claim shall be an Allowed Insured Claim in the amount set forth in such Order or agreement. Subject to applicable policy terms, conditions, endorsements and applicable non-bankruptcy law, the Holder of such Allowed Insured Claim will be entitled to: (i) a Distribution under the Plan only to the extent of (a) any unpaid or unexhausted deductible or self-insured retention under the applicable insurance policies or related agreements, and (b) any amount in excess of the limit of coverage provided by any applicable insurance policy or related agreement; and (ii) a recovery under the applicable insurance policy of the amount of such Allowed Insured Claim that is in excess of the deductible or self-insured retention but subject to the limit of coverage provided by such applicable insurance policy or related agreement.

J.	Conditions Precedent to Confirmation and the Effective Date of the Plan

1.      Conditions to Confirmation. The following are conditions precedent to Confirmation of the Plan that must be (i) satisfied, or (ii) waived in accordance with Section 10.3 of the Plan:

a.	The Bankruptcy Court shall have approved the Disclosure Statement with respect to the Plan in form and substance that is acceptable to the Debtors and the Ad Hoc Consortium.

b.

The Confirmation Order shall be in form and substance acceptable to the Debtors and the Ad Hoc Consortium, shall have been signed by the Bankruptcy Court, and shall have been entered on the docket of the Chapter 11 Cases.

c.

The Confirmation Order shall include determinations that all of the settlements and compromises contained in the Plan meet the applicable standards under section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 for approval and implementation.

d.	The Debtors and the Holders of the Secured Credit Facility Claim shall have entered into documentation reasonably satisfactory to each of them.

e.	The Debtors shall not have committed a material breach of their obligations under the Plan.

2.      Conditions to the Effective Date. The following are conditions precedent to the Effective Date that must be (i) satisfied, or (ii) waived in accordance with Section 10.3 of the Plan:

a.	All conditions to Confirmation of the Plan set forth in Section 10.1 of the Plan shall remain satisfied or have been waived.

b.	Each Order of the Bankruptcy Court referred to in Section 10.1 of the Plan shall have become a Final Order.

c.

The Confirmation Order and supporting findings of fact and conclusions of law shall be entered by the Bankruptcy Court in form and substance acceptable to the Debtors and the Ad Hoc Consortium, and shall have become a Final Order.

d.

All documents and agreements to be executed on the Effective Date or otherwise necessary to implement the Plan shall be in form and substance acceptable to the Debtors and the Ad Hoc Consortium, except as otherwise specifically provided in the Plan.

e.	The Debtors shall have received any necessary Authorizations, and such Authorizations shall not have been revoked.

f.	All other actions, documents and agreements necessary to implement the Plan as of the Effective Date shall have been delivered and all conditions precedent thereto shall have been satisfied or waived.

g.

All corporate and other proceedings to be taken by the Debtors in connection with the Plan and Plan Supplement and the consummation of the transactions contemplated thereby and by the Plan and all documents incident thereto shall have been completed in form and substance reasonably satisfactory to the Debtors, and the Debtors shall have received all such counterpart originals or certified or other copies of the Plan and documents contemplated by the Plan and such other documents as they may reasonably request.

h.	The Effective Date shall have occurred prior to six months after the Confirmation Date unless such period is extended by the Debtors with the consent of the Ad Hoc Consortium.

i.

The Initial Board shall have been elected or appointed as of the Effective Date, and directors’ and officers’ liability insurance shall be available to the members of the Initial Board on terms reasonably satisfactory to the Debtors and the Initial Board.

j.

All applicable waiting periods imposed by applicable law (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable) in connection with the consummation of the Plan and transactions contemplated thereby shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions, and the Debtors shall have received all material regulatory approvals required for the consummation of the Plan and the transactions contemplated thereby and for the Reorganized Debtors to continue to carry on their businesses without material change, each of which approvals shall have become final.

k.

All other actions and documents necessary to implement the treatment of Claims and Interests set forth in the Plan shall have been effected or executed or, if waivable, waived by the Entity or Entities entitled to the benefit thereof.

l.

If the Debtors consummate the Rights Offering and/or issue or incur the New Spansion Debt, New Capital Proceeds in an amount to satisfy the requirements of Section 3.3(2)(b) of the Plan and, if applicable, Sections 6.10(1) and 6.10(10) of the Plan shall be held in an escrow account or segregated account of the Debtors.

3.      Waiver of Conditions. The conditions to Confirmation of the Plan set forth in Section 10.1 of the Plan or the Effective Date set forth in Section 10.2 of the Plan may be waived, in whole or in part, by the Debtors, with the consent of the Ad Hoc Consortium, without any notice to any other parties in interest or the Bankruptcy Court and without leave or Order of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their respective sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

4.      Effect of Failure of Conditions. In the event that all of the conditions to the Effective Date are not satisfied or waived within three (3) months following entry of the Confirmation Order (or such longer period as is agreed to by the Debtors and the Ad Hoc Consortium): (a) any party-in-interest may request that the Bankruptcy Court vacate the Confirmation Order; (b) no Distributions shall be made; (c) the Debtors and all Holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (d) all settlements included in the Plan or incorporated into the Plan, including settlements implicit in the terms of the Plan, shall be deemed revoked; and (e) the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged (except to the extent of any payments made after entry of the Confirmation Order but prior to the Effective Date) and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any Entity in any further proceedings involving the Debtors.

5.      Order Denying Confirmation. If an Order denying confirmation of the Plan is entered by the Bankruptcy Court, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the Holder of any Claim against, or Interest in, the Debtors, (c) prejudice in any manner any right, remedy or Claim of the Debtors, (d) be deemed an admission against interest by the Debtors, or (e) constitute a settlement, implicit or otherwise, of any kind whatsoever.

6.      Revocation of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur or if the Plan does not become effective, then the Plan shall be null and void, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (b) constitute an admission of any fact or legal conclusion by the Debtors or any other Entity; or (c) prejudice in any manner the rights of the Debtors or any other party, including the Creditors’ Committee and the Ad Hoc Consortium, in any related or further proceedings.

K.	Effect of Plan on Claims and Interests

1.      Discharge of Claims and Termination of Interests. Except as otherwise provided in the Plan or the Confirmation Order:

a.

on the Effective Date, each Reorganized Debtor shall be deemed discharged and released from all Claims and Interests, including demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, (C) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan, or (D) such Claim is listed in the Schedules; and

b.

all Entities shall be precluded from asserting against each Reorganized Debtor, its successors, or its Assets any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

Except as otherwise provided in the Plan or the Confirmation Order, upon the occurrence of the Effective Date, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Reorganized Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Reorganized Debtor at any time obtained to the extent that it relates to a discharged Claim or terminated Interest.

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, Liens or other security interests against the Assets of any Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns.

2.     Cancellation of Claims and Interests. Except as otherwise set forth in the Plan, and except for purposes of evidencing a right to Distributions, on the Effective Date, all agreements and other documents evidencing the Claims or rights of any Holder of a Claim against the Debtors, including all notes, guarantees, mortgages, and all Old Spansion Interests and Other Old Equity Rights shall be canceled.

3.     Release by Debtors of Certain Parties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE, ON THE EFFECTIVE DATE, THE DEBTORS AND REORGANIZED DEBTORS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS-IN-POSSESSION, WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTORS OR REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, REORGANIZED DEBTORS, THE PARTIES RELEASED PURSUANT TO SECTION 11.3 OF THE PLAN, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE REORGANIZED DEBTORS, WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY OR IN ANY REPRESENTATIVE OR ANY OTHER CAPACITY, AGAINST: (I) THE CURRENT DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTORS (OTHER THAN FOR

MONEY BORROWED FROM OR OWED TO THE DEBTORS BY ANY SUCH DIRECTORS, OFFICERS OR EMPLOYEES AS SET FORTH IN THE DEBTORS’ BOOKS AND RECORDS) AND THE DEBTORS’ FORMER AND CURRENT ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITY; (II) THE CREDITORS’ COMMITTEE AND ITS CURRENT AND FORMER MEMBERS (SOLELY IN SUCH CAPACITY), THE INDENTURE TRUSTEES, THEIR RESPECTIVE ADVISORS (INCLUDING ANY FORMER OR CURRENT ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES SOLELY IN THEIR CAPACITIES AS SUCH), AND THEIR PRESENT OR FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (SOLELY IN THEIR CAPACITIES AS SUCH); (III) ALL HOLDERS OF SECURED CREDIT FACILITY CLAIMS SOLELY WITH RESPECT TO CLAIMS RELATING TO OR ARISING IN CONNECTION WITH SUCH CLAIMS AND ALL HOLDERS OF FRN CLAIMS, OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES), AND THE FRN INDENTURE TRUSTEE OR ITS OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES) RELATING TO OR ARISING IN CONNECTION WITH THE FRN CLAIMS; (IV) THE BACKSTOP PARTY, IF ANY, AND ITS AFFILIATES AND THEIR RESPECTIVE ADVISORS (INCLUDING ANY FORMER OR CURRENT ATTORNEYS, FINANCIAL ADVISORS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITY SOLELY IN THEIR CAPACITY AS SUCH) AND THEIR RESPECTIVE PRESENT OR FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (SOLELY IN THEIR CAPACITIES AS SUCH); AND (V) THE DEBTORS OR THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES) EXCEPT CLAIMS ARISING IN THE ORDINARY COURSE OF THE DEBTORS’ BUSINESS WITH RESPECT TO EMPLOYEE MATTERS. THOSE ENTITIES DESCRIBED IN SUBSECTIONS (I) THROUGH (V) OF THE PRECEDING SENTENCE ARE REFERRED TO IN THE PLAN AS THE “DEBTOR RELEASEES”. NOTWITHSTANDING THE FOREGOING, NOTHING IN THE PLAN SHALL RELEASE ANY DEBTOR RELEASEE OTHER THAN THE DEBTORS FROM (A) ANY CLAIMS ASSERTED BY THE DEBTORS THAT ARE THE SUBJECT OF A PENDING LITIGATION, ADVERSARY PROCEEDING OR OTHER CONTESTED MATTER OR JUDGMENT AS OF THE EFFECTIVE DATE, (B) WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AS DETERMINED BY A FINAL ORDER, (C) ANY OBJECTIONS BY THE DEBTORS OR THE REORGANIZED DEBTORS TO CLAIMS FILED BY SUCH ENTITY AGAINST THE DEBTORS AND/OR THE ESTATES OR (D) ANY OBLIGATIONS OF SUCH PERSON UNDER OR IN CONNECTION WITH THIS PLAN. THIS RELEASE, WAIVER AND DISCHARGE WILL BE IN ADDITION TO THE DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS PROVIDED HEREIN AND UNDER THE CONFIRMATION ORDER AND THE BANKRUPTCY CODE.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASES SET FORTH IN THE PLAN, WHICH INCLUDE BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASES ARE: (A) IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES, REPRESENTING GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASES; (B) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (C) FAIR, EQUITABLE AND REASONABLE; (D) APPROVED AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (E) A BAR TO THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY OTHER ENTITY ACTING ON BEHALF OF THEM ASSERTING ANY CLAIM RELEASED BY THE DEBTOR AGAINST ANY OF THE DEBTOR RELEASEES OR THEIR RESPECTIVE ASSETS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN SECTION 11.3 OF THE PLAN, THE RELEASE OF THE DEBTORS’ OFFICERS, DIRECTORS AND EMPLOYEES SET FORTH IN SECTION 11.3 OF THE PLAN SHALL BE OF NO FORCE AND EFFECT IN FAVOR OF ANY OFFICER, DIRECTOR OR EMPLOYEE WHO ASSERTS ANY PRE-EFFECTIVE DATE CLAIM AGAINST THE DEBTORS OR REORGANIZED DEBTORS FOR INDEMNIFICATION, DAMAGES OR ANY OTHER CAUSES OF ACTION OTHER THAN FOR UNPAID COMPENSATION, WAGES OR BENEFITS THAT AROSE IN THE ORDINARY COURSE OF BUSINESS OR PURSUANT TO THE PLANS AND PROGRAMS APPROVED BY THE BANKRUPTCY COURT PURSUANT TO ITS (A) ORDER (I) APPROVING CERTAIN INCENTIVE PLANS AND (II) AUTHORIZING PAYMENT THEREUNDER PURSUANT TO SECTIONS 105(E), 363(B) AND 503(C) OF THE BANKRUPTCY CODE, ENTERED ON JUNE 29, 2009 [D.I. 730], (B) ORDER (I) APPROVING CERTAIN INCENTIVE PLANS AND (II) AUTHORIZING PAYMENT THEREUNDER PURSUANT TO SECTIONS 105(E), 363(B) AND 503(C) OF THE BANKRUPTCY CODE, ENTERED ON JULY 22, 2009 [D.I. 849], AND (C) ORDER (I) APPROVING INCENTIVE PLANS AND (II) AUTHORIZING PAYMENT THEREUNDER PURSUANT TO SECTIONS 105(E), 363(B) AND 503(C) OF THE BANKRUPTCY CODE, ENTERED ON JULY 23, 2009 [D.I. 874].

4.     Release by Holders of Claims and Interests. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, ON THE EFFECTIVE DATE: (A) EACH ENTITY THAT VOTES TO ACCEPT THE PLAN OR IS PRESUMED TO HAVE VOTED FOR THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE; (B) EACH ENTITY WHO OBTAINS A RELEASE UNDER THE PLAN; AND (C) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH ENTITY (OTHER THAN A DEBTOR), THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR INTEREST (DEFINED IN THE PLAN AS A “RELEASE OBLIGOR”), IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTORS, THE DEBTORS AND THE REORGANIZED DEBTORS UNDER THE PLAN AND THE CASH, NEW SPANSION

COMMON STOCK, AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THE PLAN, SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH PARTY RELEASED IN SECTION 11.3 OF THE PLAN FROM ANY CLAIM, RETAINED ACTION, OBLIGATION, SUIT, JUDGMENT, DAMAGE, DEMAND, DEBT, RIGHT, CAUSES OF ACTION, LIABILITY, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OF SUCH RELEASED OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION, PROVIDED THAT NOTHING IN THE PLAN WILL RESTRICT ANY GOVERNMENTAL OR REGULATORY AGENCY FROM PURSUING ANY REGULATORY OR POLICE ENFORCEMENT ACTION AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THEIR CURRENT OR FORMER OFFICERS, DIRECTORS OR EMPLOYEES, AND THEIR RESPECTIVE AGENTS, ADVISORS, ATTORNEYS AND REPRESENTATIVES ACTING IN ANY CAPACITY, OTHER THAN ANY ACTION OR PROCEEDING OF ANY TYPE TO RECOVER MONETARY CLAIMS, DAMAGES, OR PENALTIES AGAINST THE DEBTORS FOR AN ACT OR OMISSION OCCURRING PRIOR TO CONFIRMATION. THIS RELEASE, WAIVER AND DISCHARGE WILL BE IN ADDITION TO THE DISCHARGE OF CLAIMS AND TERMINATION OF INTEREST PROVIDED HEREIN AND UNDER THE CONFIRMATION ORDER AND THE BANKRUPTCY CODE.

NOTWITHSTANDING THE FOREGOING AND ANYTHING CONTAINED IN THE PLAN, THE SENIOR NOTES INDENTURE TRUSTEE DOES NOT RELEASE, AND THE DEBTORS AND THE EXCHANGEABLE DEBENTURES INDENTURE TRUSTEE ARE NOT RELEASED FROM, THE CLAIMS AND CAUSES OF ACTION SET FORTH IN ADV PRO. NO. 09-52274.

5.     California Civil Code § 1542 Waiver. To the extent any of the Debtors or Holders of Claims or Interests grant a release pursuant to the terms of the Plan, such Debtor or Holder acknowledges that it, she or he is familiar with or has been advised regarding the provisions of section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

and similar statutes of other states or the United States, and common law principles of similar effect as section 1542.

The Debtors and Holders of Claims and Interests, being made aware of section 1542 and similar laws and common law principles under the Plan, are deemed to have expressly waived any rights that any of them might have or assert thereunder, to the extent such section relates to any of the claims released pursuant to Sections 11.3 11.4 or 11.8 of the Plan.

6.     Jurisdiction Related to the Plan. Any action brought against any party receiving a release under the Plan for any matter or thing related to the Chapter 11 Cases or the Plan must be brought in Bankruptcy Court.

7.     Setoffs. The Debtors may, but shall not be required to, setoff against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Holder; provided, however, that neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

8.     Exculpation and Limitation of Liability. Under the Plan, the Debtors, the present and former members of the Creditors’ Committee and the Ad Hoc Consortium in their capacities as such, the Indenture Trustees in their capacities as such, the Backstop Party, if any, in its capacity as such, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date Affiliates, members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are released from, any claim, obligation, cause of action, or liability to one another or to any Holder of any Claim or Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the negotiation and filing of the Plan, the filing of the Chapter 11 Cases, the settlement of Claims or renegotiation of executory contracts and leases, the pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan or the exercise of the powers and duties conferred on the Indenture Trustees by the Indentures, the Plan or any order of the Bankruptcy Court, except for their willful misconduct or gross negligence or any obligations that they have under or in connection with the Plan or the transactions contemplated by the Plan, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. No Holder of any Claim or Interest, or other party-in-interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Creditors’ Committee, the Ad Hoc Consortium, the present and former members of the Creditors’ Committee and the Ad Hoc Consortium in their capacities as such, each of the Indenture Trustees in its capacity as such, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date Affiliates, members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns with respect to such exculpated claims. No Holder of any Claim or Interest, or other party-in-interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have or pursue any claim or cause of action against the Indenture Trustees for making Distributions in accordance with the Plan or for implementing the provisions of the Plan.

Notwithstanding the foregoing and anything contained in the Plan, the Senior Notes Indenture Trustee does not release, and the Debtors and the Exchangeable Debentures Indenture Trustee are not released from, the claims and causes of action set forth in ADV Pro. No. 09-52274.

9.     Injunction. The Confirmation Order will permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 11.3, 11.4 and 11.8 of the Plan; provided, however, that nothing in the Plan will restrict any governmental or regulatory agency from pursuing any regulatory or police enforcement action against the Debtors, the Reorganized Debtors, their current or former officers, directors or employees, and their respective agents, advisors, attorneys and representatives acting in any capacity, other than any action or proceeding of any type to recover monetary claims, damages or penalties against the Debtors for an act or omission occurring prior to Confirmation.

10.   Effect of Confirmation.

(a)     Binding Effect. On the Confirmation Date, the provisions of the Plan shall be binding on the Debtors, the Estates, all Holders of Claims against or Interests in the Debtors, and all other parties-in-interest whether or not such Holders are Impaired and whether or not such Holders have accepted the Plan.

(b)     Effect of Confirmation on Automatic Stay. Except as provided otherwise in the Plan, from and after the Effective Date, the automatic stay of section 362(a) of the Bankruptcy Code shall terminate.

(c)     Filing of Reports. The Reorganized Debtors shall file all reports and pay all fees required by the Bankruptcy Code, Bankruptcy Rules, United States Trustee guidelines, and the rules and orders of the Bankruptcy Court.

(d)     Post-Confirmation Date Retention of Professionals. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors may employ and pay professionals in the ordinary course of business.

L.	Retention and Scope of Jurisdiction of the Bankruptcy Court

  1.   Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will have or retain jurisdiction over the Chapter 11 Cases after the Effective Date to the extent legally permissible, including jurisdiction for the following purposes:

a.

to allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including, the resolution of any request for payment of any

Administrative Expense Claim, the resolution of any objections to the allowance, classification or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate or render Unimpaired a Claim or Interest pursuant to the Plan, as well as the approval of any Indenture Trustees Fees and Expenses, to the extent of any dispute between the applicable Indenture Trustees and the Debtors or Reorganized Debtors, as applicable;

b.	to establish a date or dates by which objections to Claims must be Filed to the extent not established in the Plan;

c.	to establish the amount of any reserve required to be withheld from any Distribution under the Plan on account of any disputed, contingent or unliquidated claim;

d.

to resolve all matters related to the rejection, and assumption and/or assignment of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

e.	to hear and rule upon all Retained Actions, Avoidance Actions and other Causes of Action commenced and/or pursued by the Debtors and/or the Reorganized Debtors;

f.

to decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny applications involving the Debtors that may be pending on the Effective Date or brought thereafter;

g.	to hear and rule upon all applications for Professional Compensation;

h.

to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate or carry out the intent and purpose the Plan, with the consent of the Debtors or Reorganized Debtors, as applicable, , and the Ad Hoc Consortium;

i.	to enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments,

releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, as well as to ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

j.

to issue injunctions, enforce the injunctions contained in the Plan and the Confirmation order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

k.

to enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;

l.

to make such determinations and enter such orders as may be necessary to effectuate all the terms and conditions of the Plan, including the Distribution of funds from the Estates and the payment of Claims;

m.

to resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

n.	to determine any suit or proceeding brought by the Debtors and/or the Reorganized Debtors to recover property under any provisions of the Bankruptcy Code;

o.

to determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for taxes, and to determine and declare any tax effects under the Plan;

p.

to determine any matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

q.	to determine any other matters as may be authorized by or under the provisions of the Bankruptcy Code; and

r.	to enter a Final Decree closing the Chapter 11 Cases.

The foregoing list is illustrative only and not intended to limit in any way the Bankruptcy Court’s exercise of jurisdiction. If the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including the matters set forth in Article, XII of the Plan, then Article XII of the Plan shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

2.     Final Decree. The Bankruptcy Court may, upon application of the Reorganized Debtors at any time after 120 days after the Effective Date, enter a Final Decree in these cases.

M.	Miscellaneous Provisions

1.     Modification of the Plan. The Debtors, before the Effective Date, reserve the right in accordance with section 1127 of the Bankruptcy Code to modify, alter or amend the Plan at any time before its substantial consummation, with the consent of the Ad Hoc Consortium. Subject to the limitations contained in the Plan, the Debtors may modify, alter or amend the Plan in accordance with Section 13.1 of the Plan, before or after Confirmation, without notice or hearing, or after such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the modification, alteration or amendment does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto. In the event of any modification, alteration or amendment on or before Confirmation, any votes to accept or reject the Plan shall be deemed to be votes to accept or reject the Plan as modified, unless the Bankruptcy Court finds that the modification, alteration or amendment materially and adversely affects the rights of parties in interest which have cast said votes.

2.     Deadlines. Any deadline in the Plan may be extended, either before or after the Effective Date, by an Order entered on a motion or application of the Debtors or Reorganized Debtors, as applicable, so long as such motion or application is made prior to the expiration of such deadline.

3.     Applicable Law. Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code and Bankruptcy Rules), (ii) an express choice of law provision in any agreement, contract, instrument or document provided for, or executed in connection with, the Plan, or (iii) applicable non-bankruptcy law, the rights and obligations arising under the Plan and any agreements, contracts, documents and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

4.     Plan Supplement. The Plan Supplement will contain, among other things, (a) forms of the New Governing Documents, (b) a form of the indenture for the New Senior Notes and the form of New Senior Note, (c) a form of the indenture for the New Convertible Notes and the form of New Convertible Notes, (d) a form of the indenture(s), credit agreement(s) or other governing document(s) for the New Spansion Debt, if the New Spansion Debt is to be issued or incurred, (e) the definitive documents for the Rights Offering, if the Rights Offering is to be consummated, (f) a list of the Persons who will serve on the Initial Board, (g) the Contract/Lease Schedule, and (h) the proposed Confirmation Order. The Plan Supplement shall be in form and substance satisfactory to the Debtors and the Ad Hoc Consortium, and shall be Filed with the Bankruptcy Court seven (7) days prior to the Voting Deadline. Notwithstanding the foregoing, subject to any express limitations set forth in the Plan, the Debtors may amend the Plan Supplement and any attachments thereto, through and including the Confirmation Date.

5.     Dissolution of the Creditors’ Committee. On the Effective Date, unless an appeal is pending from the Confirmation Order, the Creditors’ Committee shall dissolve automatically, whereupon its members, Professionals, and agents shall be released and discharged from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code. The Professionals retained by the Creditor’s Committee and the members thereof shall be entitled to assert claims for reasonable fees for services rendered and expenses incurred in connection with the consummation of the Plan or File applications for allowance of compensation and reimbursement of expenses of the Creditors’ Committee’s members or Professionals pending on the Effective Date or Filed and served after the Effective Date pursuant to Section 4.2 of the Plan. In the event an appeal is pending from the Confirmation Order as of the Effective Date the Creditors’ Committee shall remain in existence for all purposes related to the prosecution and defense of such appeal, and the Creditors’ Committee Professionals shall be entitled to compensation and reimbursement of expenses in connection with such matters.

6.     Preparation of Estates’ Returns and Resolution of Tax Claims. The Debtors or Reorganized Debtors shall file all tax returns and other filings with governmental authorities and may file determination requests under section 505(b) of the Bankruptcy Code to resolve any Disputed Claim relating to taxes with a governmental authority. The Reorganized Debtors are authorized under the Plan to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

7.     Confirmation of Plans for Separate Debtors. In the event the Debtors are unable to confirm the Plan with respect to all Debtors, the Debtors reserve the right, unilaterally and unconditionally, to proceed with the Plan with respect to any Debtor for which the confirmation requirements of the Bankruptcy Code are met.

8.     No Admissions; Objection to Claims. Notwithstanding anything in the Plan or in this Disclosure Statement to the contrary, nothing contained in the Plan or in this Disclosure Statement shall be deemed to be an admission by the Debtors or the Ad Hoc Consortium with respect to any matter set forth in the Plan, including liability on any Claim or Interest or the propriety of the classification of any Claim or Interest. The Debtors and the Ad Hoc Consortium shall not be bound by any statements in the Plan or in this Disclosure Statement as judicial admissions.

9.     No Waiver. Neither the failure of a Debtor to list a Claim or Interest in the Debtor’s Schedules, the failure of a Debtor to object to any Claim, Administrative Expense Claim or Interest for purposes of voting, the failure of a Debtor to object to a Claim, Administrative Expense Claim or Interest prior to the Confirmation Date or the Effective Date, nor the failure of a Debtor to assert a Retained Action prior to the Confirmation Date or the Effective Date, in the absence of a legally-effective express waiver or release executed by the Debtors with the approval of the Bankruptcy Court, if required, and with any other consents or approvals required under the Plan, shall be deemed a waiver or release of the right of a Debtor or a Reorganized Debtor, or their successors, either before or after solicitation of votes on the Plan or before or after the Confirmation Date or the Effective Date to (a) object to or examine such Claim, Administrative Expense Claim or Interest, in whole or in part, or (b) retain and either assign or exclusively assert, pursue, prosecute, utilize, otherwise act or otherwise enforce any Retained Action as against the Holder of any such Claim, Administrative Expense Claim or Interest.

10.     No Bar to Suits. Except as provided in the Plan, neither the Plan nor Confirmation shall operate to bar or estop the Debtors or Reorganized Debtors from commencing any Retained Action, or any other legal action against any Holder of a Claim or Interest or any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal Entity, whether such Retained Action, or any other legal action arose prior to or after the Confirmation Date and whether or not the existence of such Retained Action, or any other legal action, was disclosed in any Disclosure Statement Filed by the Debtors in connection with the Plan or whether or not any payment was made or is made on account of any Claim.

11.     Successors and Assigns. The rights, benefits and obligations of any Entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity.

12.     Post-Effective Date Effect of Evidence of Claims or Interests. Notes, bonds, stock certificates and other evidence of Claims against or Interests in the Debtors, and all Instruments of the Debtors (in either case, other than those executed and delivered as contemplated by the Plan in connection with the consummation of the Plan), shall, upon the Effective Date, represent only the right to participate in the Distributions contemplated by the Plan.

13.     Conflicts. In the event that any of the provisions of Exhibit A, Exhibit B, Exhibit C or Exhibit D to the Plan conflicts with the final documents contained in the Plan Supplement, then the documents in the Plan Supplement shall govern. In the event that provisions of the Disclosure Statement and provisions of the Plan conflict, then the terms of the Plan shall govern. In the event that provisions of the Confirmation Order and the Plan conflict, then the terms of the Confirmation Order shall govern.

14.     Exhibits/Schedules. All exhibits and schedules to the Plan and the Disclosure Statement, including the Plan Supplement, and all attachments thereto, are incorporated into and are a part of the Plan as if set forth in full in the Plan. Any exhibits to the Plan which are voluminous may not be served with copies of the Plan.

15.     No Injunctive Relief. Except as otherwise provided in the Plan or Confirmation Order, no Holder of a Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable, or other prospective relief with respect to such Claim or Interest.

16.     Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the Holders of Claims or Interests affected by the Plan, and any other Entity named or referred to in the Plan, and their respective successors and assigns, including any trustee subsequently appointed in any of the Cases or in any superseding Chapter 7 case.

17.     Entire Agreement. The Plan (together with the Exhibits and schedules thereto and the Plan Supplement) and the Confirmation Order set forth the entire agreement and undertaking relating to the subject matter thereof and supersede all prior discussions and documents. The Estates shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter of the Plan, other than as expressly provided for in the Plan.

ARTICLE V.

REQUIREMENTS FOR CONFIRMATION OF THE PLAN

A.	General Information

All Holders of Impaired Claims in the Voting Classes (Classes 1, 3 and 5) may cast their votes for or against the Plan. As a condition to Confirmation of the Plan, the Bankruptcy Code requires that one Class of Impaired Claims votes to accept the Plan. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of Impaired claims as acceptance by holders of at least two-thirds of the dollar amount of the class and by more than one-half in number of claims. Holders of claims who fail to vote are not counted as either accepting or rejecting a plan. Voting is accomplished by completing, dating, signing and returning the Ballot form by the Voting Deadline. Ballots will be distributed to all Holders of Claims entitled to vote on the Plan and are part of the Solicitation Materials. The Ballot indicates (i) where the Ballot is to be Filed and (ii) the Voting Deadline. See Section I.G. of this Disclosure Statement for a more detailed explanation of who will receive Ballots and the voting procedures.

B.	Solicitation of Acceptances

This Disclosure Statement has been approved by the Bankruptcy Court as containing “adequate information” to permit Holders of Allowed Claims in the Voting Classes to make an informed decision whether to accept or reject the Plan. Under the Bankruptcy Code, your acceptance of the Plan may not be solicited and will be deemed not to have been solicited unless you receive a copy of this Disclosure Statement prior to, or concurrently with, such solicitation.

C.	Acceptances Necessary to Confirm the Plan

At the Confirmation Hearing, the Bankruptcy Court will determine, among other things, whether the Plan has been accepted by the requisite creditors of the Debtors. Holders of Impaired Claims in a Voting Class will be deemed to accept the Plan if at least two-thirds in amount and more than one-half in number of the Claims in such Class vote to accept the Plan. Classes that are receiving no Distribution under the Plan are deemed conclusively to reject the Plan. The Bankruptcy Court must determine that the Holders of Claims and Interests in these Classes and any non-accepting members of the Voting Classes will receive property with a value, as of the Effective Date, that is not less than the amount that such Class member would receive or retain if the Debtors were liquidated as of the Effective Date under Chapter 7 of the Bankruptcy Code.

D.	Confirmation of Plan Pursuant to Section 1129(b)

The Bankruptcy Code provides that the Plan may be confirmed even if it is not accepted by all Impaired Classes. To confirm the Plan without the requisite number of acceptances of each Impaired Class, the Bankruptcy Court must find that at least one Impaired Class has accepted the Plan without regard to the acceptances of Insiders, and the Plan does not discriminate unfairly against, and is otherwise fair and equitable, to any Impaired Class that does not accept the Plan. Accordingly, if any Impaired Class votes to accept the Plan, the Debtors will seek to confirm the Plan under these “cramdown” provisions of section 1129(b) of the Bankruptcy Code.

E.	Considerations Relevant to Acceptance of the Plan

The Debtors’ recommendation that all Holders of Claims entitled to vote should vote to accept the Plan is premised upon the Debtors’ view that the Plan is preferable to other alternatives for liquidation or reorganization of the Estates. It appears unlikely to the Debtors that an alternate plan of reorganization or liquidation can be proposed that would provide for Distributions in an amount equal to or greater than the amounts proposed under the Plan. If the Plan is not accepted, it is likely that the value to be distributed to Creditors will be further diminished.

ARTICLE VI.

FEASIBILITY OF THE PLAN AND BEST INTERESTS TEST

A.	Feasibility of the Plan

The Bankruptcy Code requires that, for the Plan to be confirmed, the Debtors must demonstrate that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. The Debtors believe that the Debtors and/or Reorganized Debtors, as applicable, will be able to timely perform all obligations described in the Plan and, therefore, that the Plan is feasible.

The Debtors formulated Pro Forma Financial Projections for Fiscal Years 2010 through 2012 and related assumptions (collectively, the “Projections”), as set forth in Exhibit C to this Disclosure Statement. The Projections should be read in conjunction with the assumptions, qualifications and footnotes contained in the Projections, as well as Article VII below (entitled “Certain Risk Factors to Continue”), as they may affect the financial feasibility of the Plan.

THE PROJECTIONS ARE PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS IN VOTING CLASSES TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR BY ANY OTHER ENTITY OR FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS, SECURITIES OR EQUITY INTERESTS IN THE DEBTORS OR ANY OF THE NON-DEBTOR AFFILIATES.

THE PROJECTIONS, INCLUDING THE ASSUMPTIONS, QUALIFICATIONS AND FOOTNOTES CONTAINED THEREIN, CONTAIN CERTAIN STATEMENTS THAT

CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE DEBTORS INTEND FOR THE PROJECTIONS AND THE STATEMENTS AND ASSUMPTIONS CONTAINED THEREIN TO BE COVERED BY THE SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND THE DEBTORS SET FORTH THIS STATEMENT AND THE RISK FACTORS CONTAINED IN THIS DISCLOSURE STATEMENT TO COMPLY WITH SUCH SAFE HARBOR PROVISIONS. THE PROJECTIONS AND ASSUMPTIONS, QUALIFICATIONS AND STATEMENTS CONTAINED THEREIN ARE BASED ON CERTAIN ESTIMATES AND ASSUMPTIONS MADE BY, AND ON INFORMATION AVAILABLE TO, THE DEBTORS AS OF THE DATE HEREOF OR AS OF SUCH OTHER DATE OR DATES AS SPECIFIED THEREIN, AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. MANY FACTORS COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY THE PROJECTIONS AND FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, THE RISKS DISCUSSED IN THE SECTION OF THIS DISCLOSURE STATEMENT ENTITLED “RISK FACTORS” AND RISKS, UNCERTAINTIES AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN FILINGS MADE BY CERTAIN OF THE DEBTORS WITH THE SECURITIES AND EXCHANGE COMMISSION AND OTHER REGULATORY AUTHORITIES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD ANY ASSUMPTIONS UNDERLYING THE PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVE INCORRECT, ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE DESCRIBED HEREIN OR IN THE PROJECTIONS AS ANTICIPATED, BELIEVED, ESTIMATED OR EXPECTED. THE DEBTORS DO NOT INTEND, AND DO NOT ASSUME ANY DUTY OR OBLIGATION, TO UPDATE OR REVISE THE PROJECTIONS OR THESE FORWARD-LOOKING STATEMENTS, WHETHER AS THE RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS OTHERWISE REQUIRED BY LAW.

THE DEBTORS CAUTION THAT NO ASSURANCES CAN BE MADE AS TO THE ACCURACY OF THE PROJECTIONS, AND THE ASSUMPTIONS CONTAINED THEREIN, OR THE ABILITY OF THE REORGANIZED DEBTORS TO ACHIEVE THE PROJECTED RESULTS FOLLOWING THE EFFECTIVE DATE. THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS NOR IN ACCORDANCE WITH GAAP. THE DEBTORS’ INDEPENDENT AUDITORS HAVE NEITHER EXAMINED NOR COMPILED THE PROJECTIONS AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS AND THE REORGANIZED DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION, TO: (1) FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE, OR TO HOLDERS OF SECURITIES OF ANY DEBTOR, OR ANY OTHER ENTITY AFTER THE EFFECTIVE DATE; (2) INCLUDE SUCH INFORMATION IN ANY DOCUMENT THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION; AND (3) OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE. HOWEVER, FROM TIME TO TIME, THE DEBTORS MAY PREPARE UPDATED PROJECTIONS IN CONNECTION WITH PURSUING FINANCING (INCLUDING THE EXIT FINANCING), CREDIT RATING OR OTHER PURPOSES SUCH PROJECTIONS MAY DIFFER MATERIALLY FROM THE PROJECTIONS ATTACHED AS EXHIBIT C.

B.	Best Interest of Creditors Test

As described above, in certain circumstances, to be confirmed, the Plan must pass the “Best Interest Of Creditors Test” incorporated in section 1129(a)(7) of the Bankruptcy Code. The test applies to Holders of Claims and Interests that are both (i) in Impaired Classes under the Plan, and (ii) do not vote to accept the Plan. Section 1129(a)(7) of the Bankruptcy Code requires that such Holders receive or retain an amount under the Plan not less than the amount that such Holders would receive or retain if the Debtors were to be liquidated under Chapter 7 of the Bankruptcy Code.

In a typical Chapter 7 case, a trustee is elected or appointed to liquidate the debtor’s assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Secured creditors generally are paid first from the sales proceeds of properties securing their liens. If any assets are remaining in the bankruptcy estates after the satisfaction of secured creditors’ claims from their collateral, administrative expense claims generally are next to receive payment. Unsecured creditors are paid from any remaining sales proceeds, according to their respective priorities. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority. Finally, holders of equity interests receive the balance that remains, if any, after all creditors are paid.

C.	Application of Best Interests of Creditors Test to the Liquidation Analysis and Reorganization Valuation of the Reorganized Debtors

The Debtors believe that the Plan meets the “best interests” test of section 1129(a)(7) of the Bankruptcy Code because Holders of Allowed Claims and Interests in each Impaired Class will receive a Distribution under the Plan that is in all cases no less, and in many cases significantly more, than they would in a liquidation in a hypothetical Chapter 7 case. Holders of most Claims will receive a better recovery through the Distributions contemplated by the Plan because the continued operation of the Debtors as going concerns rather than a forced liquidation will allow the realization of more value for the Assets. Moreover, Holders of Claims such as the

Debtors’ employees will retain their jobs and most likely make fewer Claims against the Estates. Lastly, in the event of liquidation, the aggregate amount of Unsecured Claims would increase significantly, and such Claims would be subordinated to Priority Claims and Administrative Expense Claims that would be created. For example, employees will file Claims for wages and other benefits, some of which would likely be entitled to priority, either in part or in full. The resulting increase in both Unsecured Claims and Priority Claims would decrease percentage recoveries to Holders of Unsecured Claims. Attached as Exhibit D to the Disclosure Statement is a hypothetical liquidation analysis (the “Liquidation Analysis”) that shows the hypothetical distribution creditors would receive in the event the Plan is not Confirmed and the Chapter 11 Cases are converted to Chapter 7 liquidations. Set forth in Section VI.C.2. is an analysis of the value of the Debtors’ businesses if the Plan is confirmed (“Reorganized Value Analysis”). A comparison of the Liquidation Analysis with the Reorganized Value Analyses shows that the Plan satisfies the “best interests” test. In addition, the Debtors also believe that distributions to Holders of Claims entitled thereto in a Chapter 7 liquidation would not occur for a substantial period of time, and in most if not all cases, such distributions would be made significantly later than the Distributions contemplated under the Plan.

Under both the Liquidation Analysis and the Reorganized Value Analysis, there would be insufficient value to support a distribution to Holders of Interests on account of their Interests in the Debtors. The Debtors may present additional or other separate valuation evidence and testimony at the Confirmation Hearing in the event any entity challenges the Liquidation Analysis or Reorganized Value Analysis.

  1.    Liquidation Analysis

Attached hereto as Exhibit D is the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtors with the input of their restructuring and bankruptcy advisors and is unaudited. The estimated proceeds per the Liquidation Analysis are based on assumptions considering the Debtors’ assets if these assets were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. The preparation of this Liquidation Analysis involved extensive use of estimates and assumptions, that although considered reasonable by the Debtors, are inherently subject to significant business, economic and competitive uncertainties beyond the control of the Debtors. The Debtors have no intention presently to update or revise the Liquidation Analysis. The notes and assumptions included in Exhibit D comprise an integral part of the Liquidation Analysis, and should be referenced in connection with any review of the Liquidation Analysis.

The actual results that might be realized in a Chapter 7 liquidation depends on a number of factors, many of which cannot be known at this time and could be entirely outside the control of the Chapter 7 trustee. Among other things, these factors include: (a) the macroeconomic climate at the time the Chapter 7 trustee is attempting to sell particular assets; (b) the costs and expenses of the Chapter 7 liquidation; (c) the timeframe for the Chapter 7 liquidation and the extent of erosion in asset values as a result of that timeframe; (d) the potential departure of key employees, customers and vendors who decide not to continue their employment or commercial relationships with the Chapter 7 trustee after conversion of the Chapter 11 Cases; and (e) the extent to which conversion to and administration of the Chapter 7 cases results in increased Claims that would be entitled to satisfaction on a priority basis or on parity with Creditors in the Chapter 11 Cases.

THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY AND ADVERSELY FROM THOSE SHOWN IN THE LIQUIDATION ANALYSIS.

2.     The Debtors’ Reorganized Value Analysis

(a)     Overview

The Debtors have been advised by Gordian Group with respect to a number of financial matters relevant to the Chapter 11 Cases, including the consolidated Enterprise Value (as hereinafter defined) of the Reorganized Debtors on a going-concern basis. Gordian Group has undertaken this valuation analysis for the purpose of determining value available for Distribution to Holders of Allowed Claims and Allowed Interests pursuant to the compromises embodied in the Plan and to analyze the relative recoveries to such Holders thereunder. The estimated total value available for Distribution (the “Distributable Value”) to Holders of Allowed Claims and Allowed Interests is based on an estimated value of the Reorganized Debtors’ operations on a going-concern basis (the “Enterprise Value”). Any NOL Value (as defined herein) and net recoveries associated with ongoing litigation (including the Spansion Delaware Action and related litigation) (“Litigation Recoveries”) would be incremental to the Distributable Value detailed herein.

Based in part on information provided by the Debtors and its own analyses of that and other information, Gordian Group has concluded that the Enterprise Value of the Reorganized Debtors ranges from $625 to $900 million, with a midpoint of $762.5 million as of an assumed Effective Date of January 1, 2010. After giving effect to net value associated with the ARS of approximately $42.9 million, remaining proceeds from the sale of Spansion’s Suzhou facility to Powertech, which are anticipated to be collected in early 2010, of approximately $15.4 million and estimated cash and equivalents on hand at emergence (assumed to be January 31, 2010) of $302.3 million, Gordian Group’s estimate of mid-point Distributable Value equals approximately $1.123 billion. Making deductions from that figure for estimated Administrative Expense Claims and Priority Claims of approximately $80 million in the aggregate,17 the $158.3 million (plus postpetition interest) Cash payment to Holders of Class 3 Claims, the estimated par value of liabilities associated with assumed capital leases of $5 million, $237.5 million of New Convertible Notes and $237.5 million of New Senior Notes, Gordian Group’s mid-point estimate for the value of the New Spansion Common Stock to be issued to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims under the Plan is $404.8 million. These values do not give effect to, among other things, (i) the potentially dilutive impact of any other shares issued pursuant to an employee equity incentive plan, (ii) the conversion of the New Convertible Notes, (iii) the consummation of the Rights Offering, (iv) any incremental NOL Value, and (v) any Litigation Recoveries. Gordian Group’s estimate of Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the Distributions to be made under the Plan or of the terms and provisions of the Plan.

[17]	Based on an expected range of administrative and priority expenses of between approximately $65 million and $95 million; for purposes of this analysis, the mid-point of $80 million is assumed.

THE ASSUMED ENTERPRISE VALUE RANGE, AS OF THE ASSUMED EFFECTIVE DATE OF JANUARY 1, 2010, REFLECTS WORK PERFORMED BY GORDIAN GROUP ON THE BASIS OF INFORMATION AVAILABLE TO GORDIAN GROUP CURRENT AS OF NOVEMBER 20, 2009. ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT GORDIAN GROUP’S CONCLUSIONS, NEITHER GORDIAN GROUP NOR THE DEBTORS HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM GORDIAN GROUP’S ESTIMATE OR THE UNDERLYING INFORMATION PROVIDED TO GORDIAN GROUP BY THE DEBTORS.

Gordian Group’s Enterprise Value range assumes the Reorganized Debtors have an equal probability of achieving the Base Case Projections and the Contingency Case (as both defined in Section III.F.3), as well as taking into account the Out Years analysis (as defined in Section III.F.3). Gordian did not take into account the potential outperformance of the Base Case or the underperformance of the Contingency Case in its Valuation, the risks and benefits associated therewith being highly speculative. If the businesses perform at levels above or below those set forth in the Projections, such performance may have a material impact on Enterprise Value.

In estimating the Enterprise Value and equity value of the Reorganized Debtors, Gordian Group (a) reviewed certain historical financial information of the Debtors for recent years prior to the Petition Date as well as the period after the Petition Date; (b) reviewed certain internal financial and operating data of the Debtors, including the Projections, which data was prepared and provided to Gordian Group by Management and which relate to the Reorganized Debtors’ business and their prospects; (c) met with certain members of Management to discuss the Debtors’ operations and future prospects; (d) reviewed publicly available financial data and considered the market value of public companies that Gordian Group deemed generally comparable to the operating business of the Debtors; (e) reviewed publicly available financial data and considered the valuations implied by prior merger and acquisition (“M&A”) transactions involving comparable companies or businesses; (f) considered certain economic and industry information relevant to the operating business; and (g) conducted such other studies, analyses, inquiries, and investigations as it deemed appropriate. Although Gordian Group conducted a review and analysis of the Debtors’ business, operating assets, and liabilities and the Reorganized Debtors’ business plan, it assumed and relied upon the accuracy and completeness of all financial and other information furnished to it by the Debtors, as well as publicly available information.

In addition, while Management consulted with Gordian Group in the preparation of the Projections, Gordian Group did not independently verify certain of the data and other information used in the preparation of the Projections nor independently validate a number of the assumptions made therein. In addition, no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith. The estimates set forth herein were developed by Gordian Group for purposes of advising the Debtors in connection with the formulation and negotiation of the Plan, the compromise contained therein, and an analysis of implied relative recoveries to Holders of Allowed Claims under the Plan.

Gordian Group’s analysis addresses the estimated going concern Enterprise Value of the Debtors. It does not address other aspects of the proposed reorganization, the Plan, or any other transactions and does not address the Debtors’ underlying business decision to effect the reorganization set forth in the Plan. Gordian Group’s estimated Enterprise Value of the Debtors does not constitute a recommendation to any Holder of Claims as to how such Holder should vote or otherwise act with respect to the Plan. Gordian Group has not been asked to, nor did Gordian Group express, any view as to what the value of the Debtors’ securities will be when issued pursuant to the Plan or the prices at which they may trade in the future.

The estimates contained herein reflect the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any Assets or securities to be issued pursuant to the Plan. Such sale prices might be significantly different than the amounts set forth herein. The value of an operating business is subject to numerous uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business, including those specific to the industry in which the Debtors operate, those which affect the global economy in general and those that are unique to the Debtors. As a result, the estimated Enterprise Value range of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Nothing contained in this Section or elsewhere in this Disclosure Statement or the Plan is intended to be, or should be construed to be, a guarantee by Gordian Group, Management, the Debtors or any other Entity as to Enterprise Value, Distributable Value, any other value or valuation and/or any other estimates set forth herein and therein. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Debtors, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by Creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities.

(b)     Valuation Methodology

The following is a brief summary of certain financial analyses performed by Gordian Group to arrive at its range of estimated Enterprise Values for the Reorganized Debtors. Gordian Group performed certain procedures, including each of the financial analyses described below, and reviewed the assumptions with Management on which such analyses were based. Gordian Group’s valuation analysis must be considered as a whole and selecting just one methodology or only certain portions of the analysis could create a misleading or incomplete conclusion as to Enterprise Value.

Under the valuation methodologies summarized below, Gordian Group derived a range of Enterprise Values assuming the Reorganized Debtors do not have the benefit of net operating losses or other adjustments which would shield them from the requirement to pay state or federal taxes. See Section VI.C.2.(c). below.

  (1)     Comparable Company Analysis

Under the comparable company analysis, the value of a company is determined based upon the implied valuations of other similar companies that are publicly traded. Under this methodology, Enterprise Values for selected public companies are typically expressed as multiples of various income statement items. The primary valuation metric applied in Gordian Group’s comparable company analysis compares Enterprise Value to the company’s EBITDA (earnings before interest, taxes, depreciation and amortization). While Gordian Group considered several other valuation metrics, including Enterprise Value compared to the Debtors’ anticipated revenues, Gordian Group believes EBITDA is a much more meaningful and relevant metric in determining the Debtors’ Enterprise Value.

The comparable company analysis also includes a multi-year financial comparison of each company’s income statements, balance sheets, and cash flow statements. In addition, each company’s performance, profitability, operating margins, leverage, and business trends are examined. Based upon these analyses, financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

A critical factor in Gordian Group’s comparable company analysis was the selection of companies with relatively similar business and operational characteristics to the Debtors. Criteria for selecting comparable companies for the analysis included, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, location, market presence and size and scale of operations. The selection of truly comparable companies is typically difficult and subject to limitations due to sample size and the availability of meaningful market-based information. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.

Gordian Group selected the following publicly traded companies (the “Peer Group”) on the basis of general comparability to the Debtors by way of one or more of the factors described above: Elpida Memory, Inc.; Hynix Semiconductor, Inc.; Inotera Memories, Inc.; Macronix International Co., Ltd.; Micron Technology, Inc.; Sandisk Corp.; Silicon Storage Technology Inc.; and Winbond Electronics Corp.

Gordian Group calculated multiples for its comparable company analysis by dividing the Enterprise Value of each comparable company as of November 20, 2009, by its (a) latest twelve months (“LTM”) EBITDA, (b) trailing five fiscal year average and peak EBITDA and (c) estimated fiscal year 2009 through 2011 EBITDA (where available), as determined through public filings and other publicly available information.

Gordian Group then applied a range of multiples to the Debtors’ historical and projected EBITDA to determine a range of Enterprise Values. In conducting this analysis, Gordian Group employed a multiples range focused around those members of the Peer Group that derive a significant percentage of their revenues and EBITDA from the NOR segment of the memory market that have the most comparable operating risk, growth and cash flow profiles to the Debtors, notably Macronix International Co., Ltd. and Silicon Storage Technology Inc. (“SST”)18

  (2)     Comparable M&A Transactions Analysis

Comparable mergers and acquisitions (“M&A”) transactions analysis estimates the value of a company based upon the valuations implied by prior M&A transactions involving comparable companies or businesses. Under this methodology, Enterprise Values for selected targeted companies or businesses involved in M&A transactions are typically expressed as multiples of various income statement metrics. The primary valuation metrics applied in this analysis include (i) Enterprise Value to EBITDA and (ii) Enterprise Value to revenues. Based upon these analyses, financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

Similar to the comparable company analysis, a critical component of the comparable M&A transactions analysis was the selection of M&A transactions involving targets with relatively similar business and operational characteristics to the Debtors. Criteria for selecting comparable M&A transactions for the analysis included, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, market presence and size and scale of operations of the target companies involved in the M&A transactions. The selection of M&A transactions involving truly comparable target companies is typically difficult and subject to limitations due to sample size and the availability of meaningful market-based information. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.

Gordian Group analyzed several M&A transactions in the semiconductor industry over the past three years. Gordian Group calculated multiples by dividing the Enterprise Values of the target companies or businesses (which were derived from the terms of the respective M&A transactions) by the target companies’ LTM revenues and EBITDA.

Gordian Group then applied a range of multiples to the Debtors’ historical and projected EBITDA and revenues to determine a range of Enterprise Values. In conducting this analysis, Gordian Group gave particular attention to the business combination between Intel and STMicroelectronics of their respective NOR and NAND assets (announced in May 2007 and closed in March 2008), which also involved financing from Francisco Partners and resulted in the formation of Numonyx, a direct competitor to the Debtors. There was insufficient publicly available information to derive an EBITDA multiple for this transaction; however, the revenue multiple for this transaction was 0.6x to 0.7x.19

[18]

Virtually all of the Debtors’ business is within the NOR segment of the memory market. The NOR segment is a relatively narrow niche of the semiconductor memory market that – unlike most other semiconductor markets – is expected to decline in future years.

[19]

Gordian also analyzed the going-private transaction of SST involving Prophet Equity and SST management, which was recently announced on November 13, 2009 and is expected to close in the second quarter of 2010. An LTM revenue multiple of 0.4x is implied by the currently proposed terms, which include a 45 day “go shop” provision.

  (3)     Discounted Cash Flow Analysis

The Discounted Cash Flow (“DCF”) analysis values a business by determining the current value of estimated future cash flows to be generated by that business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return that debt and equity investors would require in order to invest in the business based upon its capital structure. Under the DCF analysis, Gordian Group determined a value for the Reorganized Debtors by calculating the present value of the Reorganized Debtors’ unlevered after-tax free cash flows provided in the Projections plus an estimate for the value of the firm beyond the period of 2010 to 2012 (the “Projection Period”) known as the terminal value. The terminal value is derived by applying an estimated free cash flow growth rate to the Reorganized Debtors’ Out Years projected free cash flow, which takes into account the Debtors’ intentions to pursue an “asset light” strategy.20 Gordian placed greater weight on the DCF analysis in its Valuation (as compared to the Comparable Company Analysis and the Comparable M&A Transactions Analysis) given, among other things, the disparate growth prospects among publicly-traded comparable semiconductor memory companies and the impact of the Out Years analysis on the operating results of the Debtors (and the difference between this Out Years analysis and the operations of the Debtors underpinning recent and near term projected results).

To estimate the Discount Rate, Gordian Group used the cost of equity and the after-tax cost of debt for the Reorganized Debtors, assuming a capital structure in line with both that of the Reorganized Debtors and the Peer Group. Gordian Group calculated the cost of equity based upon the “Capital Asset Pricing Model”21, which assumes that the required equity return is a function of the risk-free cost of capital and the correlation of a publicly traded stock’s performance to the return on the broader market. To estimate the cost of debt, Gordian Group considered the debt financing costs for comparable companies with leverage similar to the Reorganized Debtors’ target capital structure.

Although formulaic methods were used to derive the key estimates for the DCF methodology, their application and interpretation still involved complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect its cost of capital and terminal multiples. Gordian Group determined its DCF valuation based on Discount Rates centered around 15.0% and terminal growth rates used to derive a terminal value of negative 2.5% to 0.0%.

In applying the above methodology, Gordian Group utilized the Projections for the years ended December 31, 2010 through December 31, 2012 and for the Terminal Year to derive unlevered after-tax free cash flows22, including both the Base Case and Contingency Case. Free cash flow includes sources and uses of cash not reflected in the income statement, such as changes in working capital and capital expenditures. For purposes of the DCF, the Reorganized

[20]	See Exhibit C for more detail on the Out Years analysis.

[21]	The “Capital Asset Pricing Model” is a model that describes the relationship between risk and expected return, and calculates an appropriate weighted average cost of capital or discount rate.

[22]	Unlevered after-tax free cash flows represents after-tax free cash flows without giving effect to interest expense.

Debtors are assumed not to have the benefit of net operating losses or other adjustments which would shield them from the requirement to pay state or federal taxes. These cash flows, along with the terminal value, are discounted back to the assumed Effective Date using the range of Discount Rates described above to arrive at a range of Enterprise Values.

(c)     Net Operating Losses

The Reorganized Debtors expect to have net operating losses (“NOLs,” and each an “NOL”) available to them as of their emergence from bankruptcy. Such NOLs relate to losses the Reorganized Debtors generated in historical periods before filing for bankruptcy. As noted in Section IX.B.2, the Debtors have elected to apply the provisions of IRC section 382(l)(6) in lieu of 382(l)(5) given the inability of the Debtors to obtain the necessary commitments from their creditors with respect to transfer restrictions on the New Spansion Common stock for a two year period. Given uncertainly over the Debtors’ ultimate annual limitation pursuant to 382(l)(6) (including the ultimate magnitude of Class 5B claims), together with the unique risks associated with utilizing NOLs, Gordian Group has assigned no value to the NOLs (“NOL Value”) for purposes of this analysis. To the extent the Reorganized Debtors are able to utilize NOLs following their emergence from bankruptcy, any such NOL Value would be incremental to Distributable Value set forth above.

(d)     Litigation Recoveries

As noted above, the Debtors commenced the Spansion ITC Action and the Spansion Delaware Action against Samsung and certain other parties in November 2008. Samsung counterclaimed in the Spansion Delaware Action against the Debtors for infringement of its own patents seeking damages and an injunction. On January 28, 2009, Samsung filed the Samsung Japan Action against Spansion Japan seeking both injunctive relief and damages based upon Japanese patents owned by Samsung. Samsung subsequently filed actions against one or more of the Debtors with the ITC and in Germany.

The Debtors believe that they have good claims against Samsung that could possibly result in a recovery in the hundreds of millions of dollars. However, the Debtors’ litigation against Samsung is very complex, fact-intensive and will require adjudication of a number of technical patent and other issues. In addition, like virtually all litigation, the actual outcome of the litigation with Samsung is uncertain and depends on a number of factors, one of which is the amount of resources, both in time and money, that the Debtors are able and willing to expend in prosecuting and defending these actions. At the same time, Samsung has asserted patent infringement claims against the Debtors that, if successful, could reduce, potentially significantly, or exceed any recovery by the Debtors, or, if the Debtors are unsuccessful in their claims against Samsung, could result in significant actual net damages against the Debtors. The Debtors estimate that the aggregate cost of prosecuting and defending these actions will be in the tens of millions of dollars, with the actual costs dependent in large part on the duration of the litigation.

The Debtors estimate that at a minimum, the aggregate secured and unsecured Claims of their Creditors exceed $1.55 billion, and the aggregate could equal $2.1 billion. The total Distributable Value under the Plan is approximately $1.1 billion. Thus, at a minimum, a

Samsung settlement would have to exceed a net recovery of $450 million for the Debtors to be able to satisfy all of the Claims of their Creditors, even using the minimum amount of aggregate Claims. Further, given that a settlement or recovery from Samsung approaching $450 million has a low probability, it is the Debtors’ view that even with a Samsung settlement, the Creditors would not receive payment in full of their Claims.

Gordian Group has assigned no value to Litigation Recoveries (including those associated with claims against Samsung). To the extent the Reorganized Debtors are able to realize Litigation Recoveries following their emergence from bankruptcy, any such Litigation Recoveries would be incremental to Distributable Value set forth above.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY GORDIAN GROUP. THE PREPARATION OF AN ESTIMATE INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ESTIMATE IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. IN PERFORMING THESE ANALYSES, GORDIAN GROUP AND THE DEBTORS MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS. THE ANALYSES PERFORMED BY GORDIAN GROUP ARE NOT A GUARANTEE OF FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.

ARTICLE VII.

CERTAIN RISK FACTORS TO CONSIDER

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL IMPAIRED HOLDERS OF CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT AND THE SECTION ENTITLED “RISK FACTORS” IN THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 2008.

The following disclosures are not intended to be all inclusive and should be read in connection with the other disclosures contained in this Disclosure Statement and the Exhibits hereto. You should consult your legal, financial, and tax advisors regarding the risks associated with the Plan and the Distributions you may receive thereunder.

Risk that the Information in this Disclosure Statement May be Inaccurate

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change since that date in the information set forth herein. The Debtors may subsequently update the information in this Disclosure Statement, but they have no duty or intention to update this Disclosure Statement unless ordered to do so by the Bankruptcy Court. Further, the pro forma and prospective financial information contained herein is unaudited. Finally, neither the Securities and Exchange Commission nor any other governmental authority has passed upon the accuracy of this Disclosure Statement, the Plan, or any Exhibits thereto.

The following provides a summary of various important considerations and risk factors associated with the Plan. However, it is not exhaustive.

A.	Certain Bankruptcy Law Considerations

Parties-in-Interest May Object To Debtors’ Classification of Claims and Interests

In evaluating whether the Plan meets the requirements for Confirmation under section 1129 of the Bankruptcy Code, this Disclosure Statement assumes the validity of the Plan’s classification of Claims and Interests. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created sixteen (16) classes of Claims and Interests, each encompassing Claims or Interests that are substantially similar to the other Claims or Interests in each such class; however, the Creditors’ Committee and certain Persons, including Spansion Japan and GE Financial Services Corporation, have indicated that they will object to the Plan’s classification scheme. Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. If the Holder of a Claim or Interest were to object to the proposed classification of such Claim or Interest in the Plan pursuant to section 1122 of the Bankruptcy Code, and prevail in such objection, then the requirements for Confirmation of the Plan may be different from what is set forth in this Disclosure Statement. This difference may or may not have a material effect on the confirmability of the Plan.

A Delay in Plan Confirmation May Disrupt the Debtors’ Operations and Have Potential Adverse Effects of Prolonged Confirmation Process

A prolonged Confirmation process could adversely affect the Debtors’ relationships with their customers, suppliers, and employees, which, in turn, could adversely affect the Debtors’ competitive position, financial condition, and results of operations. Such developments could, in turn, adversely affect the price of the New Spansion Common Stock, the New Senior Notes and/or the New Convertible Notes, and hence the value of assets received by Holders of Allowed Claims.

Risk of Non-Confirmation of the Plan

Even if all Impaired Classes accept or could be deemed to have accepted the Plan, the Plan may not be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for Confirmation and requires, among other things: (a) that the Confirmation of the Plan not be followed by a need for further liquidation or reorganization; (b) that the value of Distributions to dissenting Holders not be less than the value of distributions to such Holders if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code; and (c) that the Plan and the Debtors otherwise comply with the applicable provisions of the Bankruptcy Code. Although the Debtors believe that the Plan will satisfy all requirements necessary for

Confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for Confirmation or that such modifications would not necessitate the resolicitation of votes.

The Debtors May Not be Able to Secure Confirmation of the Plan

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of Claims or Interests might challenge the adequacy of this Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met, including that the terms of the Plan are fair and equitable to non-accepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting Classes, Confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and the value of Distributions to non-accepting Holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such Holders would receive if Debtors were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders within each Class under the Plan will receive Distributions at least as great as would be received following a liquidation under Chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and costs associated with any such Chapter 7 case. The Debtors believe that Holders of Interests in the Debtors would receive no distribution under either a liquidation pursuant to Chapter 7 or Chapter 11.

Confirmation of the Plan is also subject to certain conditions as described in Section IV.J. hereof. If the Plan is not confirmed, it is unclear whether a restructuring of the Debtors could be implemented and what Distributions Holders of Claims ultimately would receive with respect to their Claims. If an alternative reorganization could not be agreed to, it is possible that Debtors would have to liquidate their assets, in which case it is likely that Holders of Claims would receive substantially less favorable treatment than they would receive under the Plan.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms of the Plan as necessary for Confirmation. Any such modification could result in a less favorable treatment of any non accepting Class or Classes than the treatment currently provided in the Plan. Such a less favorable treatment could include a Distribution of a lesser value to the Class affected by the modification than currently provided in the Plan or no Distribution whatsoever under the Plan.

Risk of Post-Confirmation Default

At the Confirmation Hearing, the Bankruptcy Court will be required to make a judicial determination that the Plan is feasible, but that determination does not serve as any guarantee that there will not be any post-confirmation defaults. The Debtors believe that their Cash balances as of the Effective Date, the Cash flow generated from operations and post-Effective Date borrowing will be sufficient to meet the Reorganized Debtors’ operating requirements, their obligations under the Exit Financing, and other post-Confirmation obligations under the Plan.

The Claims Agent, the Debtors or the Reorganized Debtors, as applicable, May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, each of the Debtors, the Reorganized Debtors and the Claims Agent reserves the right to object to the amount or classification of any Claim or Interest deemed Allowed under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim or Interest where such Claim or Interest is subject to an objection. Any Holder of a Claim may not receive its specified share of the estimated Distributions described in this Disclosure Statement.

Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur as soon as ten (10) Business Days after the Confirmation Date, there can be no assurance as to such timing. The occurrence of the Effective Date is also subject to certain conditions precedent as described in Section IV.J. above. Failure to meet any of these conditions could result in the Plan not being consummated. If the Confirmation Order is vacated, (a) the Plan shall be null and void in all respects; and (b) any settlement of Claims or Interests provided for in the Plan shall be null and void without further order of the Bankruptcy Court.

If the Effective Date of the Plan does not occur, there can be no assurance that the Chapter 11 Cases will continue rather than be converted into Chapter 7 liquidation cases or that any alternative plan or plans of reorganization would be on terms as favorable to the Holders of Claims against any of the Debtors as the terms of the Plan. If a liquidation or protracted reorganization of the Debtors’ Estates were to occur, there is a substantial risk that the Debtors’ going concern value would be eroded to the detriment of all stakeholders.

Contingencies Not to Affect Votes of Impaired Classes to Accept the Plan

The Distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Claims to be subordinated to other Claims. The occurrence of any and all such contingencies which could affect Distributions available to Holders of Allowed Claims under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

B.	Financial Information; Disclaimer

Although the Debtors have used their reasonable best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, much of the financial information contained in the Disclosure Statement came from parties other than the Debtors, and some of the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and this Disclosure Statement. While the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies.

The financial information reflects numerous assumptions, all made by Management, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Debtors’ control. Various factors could cause the Debtors’ actual results to differ materially from the financial information set forth in this Disclosure Statement, including those discussed in Section VII.D. below (entitled “Risk Factors Associated with the Business”) and the Debtors’ ability to:

•

narrow their strategic focus primarily to the embedded portion of the Flash memory market, focusing on major application segments including portions of the Debtors’ previous wireless business, in an effective and timely manner;

•	improve their gross margins and to continue to implement successfully their cost reduction efforts;

•	control their operating expenses, particularly their sales, general and administrative costs;

•	obtain materials in support of their business at terms favorable to the Debtors;

•	retain and expand their customer base in their focus markets, and retain and grow their share of business within their customer base;

•	successfully introduce their next generation products to market in a timely manner;

•	effectively and timely achieve volume production of their next generation products;

•	penetrate further the integrated category of the Flash memory market with their high density products and expand the number of customers in emerging markets;

•	successfully develop and transition to the latest technologies, introduce new products based on new or innovative architectures and achieve customer acceptance of new products;

•	develop systems-level solutions that provide value to customers of their products; and

•	negotiate successfully patent and other intellectual property licenses and patent cross-licenses and acquire additional patents.

Moreover, the instability of the global economy and tight credit markets could continue to adversely impact the Debtors’ business in several respects, including adversely impacting credit quality and insolvency risk of the Debtors and their customers and business partners, including suppliers and distributors, as well as reductions and deferrals of demand for the Debtors’ products.

In addition, the following risks and uncertainties relating to the Chapter 11 Cases may cause the Debtors’ or the Reorganized Debtors’ (as the case may be) actual results to differ materially from the financial information set forth in this Disclosure Statement:

•

the Debtors’ or the Reorganized Debtors’ (as the case may be) ability to continue to depend on Spansion Japan for wafer production and distribution of products in Japan, due to actions taken by either (i) Spansion Japan (at the direction of the its trustee or pursuant to orders of the Tokyo District Court or otherwise) or (ii) Spansion Inc. or Spansion LLC (pursuant to the Order of the Bankruptcy Court or otherwise);

•

Spansion’s ability to transfer wafer production capacity to another location or to a third party foundry, or to find alternative methods of distributing and selling its products, in the event that Spansion Japan is not successful in, or has difficulties in reorganizing; and/or the Debtors or Reorganized Debtors (as the case may be) are unable to negotiate a new foundry agreement with Spansion Japan in light of the Debtors’ rejection of their prepetition Foundry Agreement with Spansion Japan;

•	any other actions or Orders taken by the Bankruptcy Court that may impact the Debtors’ operations;

•

the inability to freely deploy cash resources throughout Spansion’s various geographical locations as all or part of the total worldwide cash may not be available in either the United States or for working capital as a result of limitations inherent in the Chapter 11 Cases, the Spansion Japan Chapter 15 Cases or the Spansion Japan Proceedings or as a result of various restrictions in certain geographies;

•	the negative impact on relationships with employees, customers, suppliers and contract manufacturers and other stakeholders;

•	the failure of the Debtors or the Reorganized Debtors, as applicable, to obtain court orders substantially on the terms applied for;

•	the adequacy of the Debtors’ or the Reorganized Debtors’ (as the case may be) cash on hand to fund their ongoing operations; and

•

the failure of Spansion to obtain the requisite approvals of affected creditors or the courts for any plan or reorganization, or to successfully implement such a plan or obtain sufficient exit financing, if required, within the time granted by any court, leading to the likely liquidation of Spansion’s assets.

C.	Factors Affecting The Value Of The Securities To Be Issued Under The Plan

In addition to the risk factors set forth below, the following factors may affect the value of the securities to be issued under the Plan:

The Reorganized Debtors May Not be Able to Achieve Projected Financial Results

The Reorganized Debtors may not be able to meet their projected financial results or achieve the revenue or cash flow that they have assumed in projecting future business prospects. If the Reorganized Debtors do not achieve these projected revenue or cash flow levels, they may lack sufficient liquidity to continue operating as planned after the Effective Date. The financial projections represent the Debtors’ view based on current known facts and hypothetical assumptions about the Reorganized Debtors’ future operations. However, the Projections set forth herein do not guarantee the Reorganized Debtors’ future financial performance.

The Reorganized Debtors May Not be Able to Meet Post-Reorganization Debt Obligations and Finance All Operating Expenses, Working Capital Needs and Capital Expenditures

To the extent the Reorganized Debtors are unable to meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may be unable to service their debt obligations as they come due or to meet their operational needs. Such a failure may preclude the Reorganized Debtors from developing or enhancing their products and services, taking advantage of future opportunities, growing their business or responding to competitive pressures.

Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors

Holders of Claims should carefully review Article IX hereof, including the discussion under the heading “United States Federal Income Tax Consequences to the Debtors.”

D.	Risk Factors Associated With the Business

The Debtors’ Business is Affected by the U.S. Economy and the Varying Economic and Business Cycles of Their Customers

The Debtors’ business is vulnerable to the U.S. economy and the varying economic and business cycles of their customers.

The General Economic and/or Business Conditions Affecting the Semiconductor Industry May Adversely Impact the Debtors

The Flash memory market is highly cyclical and is currently experiencing, and in the past has experienced severe downturns, generally as a result of wide fluctuations in supply and demand, constant and rapid technological change, continuous new product introductions and price erosion. The Debtors’ financial performance has been, and may in the future be, adversely affected by these downturns. The Debtors have incurred substantial losses in past downturns, and as a result of the current downturn due to a number of factors, including:

•

The Debtors and their competitors have substantial assets dedicated to manufacturing and production and these facilities achieve their lowest unit costs at their highest operating volumes. Thus the Reorganized Debtors and competitors are inclined to reduce prices in order to secure higher volumes;

•

The Debtors and their competitors supply a portion of their output to the capital goods market which is itself a highly volatile sector. Moreover the industry’s supply chain is long and complex and tends to accumulate inventory in periods of robust growth and disgorge inventory during contractions – adding to the volatility.

•	Periods of low unit demand are accompanied by a contraction in pricing as competitors lower prices in order to secure greater volumes to improve factory efficiency.

If sales of products which consume Flash memory (such as, for example, mobile phones, consumer electronics such as set top boxes and DVD players, automotive electronics, and industrial electronics such as networking equipment, personal computers and personal computer peripheral equipment such as printers and gaming systems) decline, the Debtors’ business could be materially adversely affected. Also, if the functionality of successive generations of such products does not require increasing Flash memory density or if such products no longer require Flash memory due to alternative technologies or otherwise, the Debtors’ operating results could be materially adversely affected.

The Debtors May Be Adversely Impacted by the Inability to Reduce Costs

Historically, the selling prices of the Debtors’ products have decreased during the products’ lives, and the Debtors expect this trend to continue. When the Debtors’ selling prices decline, its net sales and gross margins also decline unless it is able to compensate by selling more units thereby reducing its manufacturing costs per product, otherwise reducing manufacturing costs, or introducing and selling new, higher margin products with higher densities and/or advanced features. If the average selling price for the Debtors’ or the Reorganized Debtors’ (as the case may be) products continues to decline, their operating results could be materially adversely affected.

During downturns, periods of extremely intense competition, or the presence of oversupply in the industry, the selling prices for the Debtors’ products has declined at a high rate over relatively short time periods as compared to historical rates of decline. The Debtors are unable to accurately predict selling prices for any future periods and may experience unanticipated, sharp declines in selling prices for their products. When such pricing declines occur, the Debtors or the Reorganized Debtors, as applicable, may not be able to mitigate the effects by selling more or higher margin units, or by reducing their manufacturing costs. In such circumstances, the Debtors’ or the Reorganized Debtors’ (as the case may be) operating results could be materially adversely affected.

Risks Associated with the Spansion Japan Proceeding

Historically, the Debtors have procured wafers from Spansion Japan’s JV3 and SP1 fabrication facilities in Japan. These facilities and Spansion’s other operations in Japan are subject to the Spansion Japan Proceeding. In light of the Debtors’ rejection of their prepetition Foundry Agreement with Spansion Japan, Spansion Japan has threatened to stop shipping wafers to the Debtors. If the Debtors do reach agreement with Spansion Japan on a new foundry agreement and Spansion Japan does not successfully reorganize, Spansion would need to transfer wafer production from the Japan facilities to Spansion’s Fab 25 facility in Austin, Texas or to third party foundries. There can be no assurance that the Reorganized Debtors will be able to transition this wafer production capacity to Fab 25 in a timely manner or find third-party manufacturers to produce wafers of acceptable quality at acceptable manufacturing yields and prices, or that such third-parties will have sufficient capacity to deliver wafers in a timely manner, in which case the Reorganized Debtors would be materially adversely affected. In addition, the Debtors’ sales in Japan, and certain other locations throughout the world, are made through Spansion Japan. If Spansion Japan no longer manages these sales for the Reorganized Debtors, the Reorganized Debtors would be required to develop alternative methods of distributing and selling their products. To sell their products in Japan, the Reorganized Debtors would have to establish its own sales force and administrative support in Japan and continue to rely on Fujitsu as a distributor, or rely on another distributor. If the Reorganized Debtors are unsuccessful in establishing alternative sales channels, their sales in Japan may decline and the Reorganized Debtors would be materially adversely affected. As noted elsewhere, the Debtors are already working on transition plans to be implemented if one of these possibilities should occur.

Competition

The Flash memory market is characterized by intense competition. The basis of competition is cost, selling price, performance, quality, customer relationships and ability to provide value-added solutions. In particular, in the past, the Debtors’ competitors have aggressively priced their products. Some of the Debtors’ competitors, including Samsung, Toshiba and Sharp, are more diversified than the Debtors are and may be able to sustain lower operating margins in their Flash memory business based on the profitability of their other, non-Flash memory businesses. In addition, capital investments by competitors have resulted in substantial industry manufacturing capacity, which has in the past and may in the future further contribute to a competitive pricing environment. Some of the Debtors’ competitors are able to manufacture floating gate NAND-based Flash memory products on 300-millimeter wafers produced in much larger capacity fabs than the Reorganized Debtors may have access to, or may choose to utilize more advanced manufacturing process technologies and thus be able to manufacture competitive products at a lower cost than the Reorganized Debtors. Moreover, the Debtors’ current and future products may not have the price, performance, quality and other features necessary to compete successfully for these applications.

The Debtors expect competition in the market for Flash memory devices to intensify as existing manufacturers introduce new products, new manufacturers enter the market, industrywide production capacity increases and competitors aggressively price their Flash memory products to increase market share. The competition the Debtors face may also intensify, particularly in light of the Chapter 11 Cases, if the Debtors’ competitors, who may have greater financial resources than the Reorganized Debtors increase their focus on the Flash memory products, or segments of the Flash memory markets that generate a significant portion of the Debtors’ net sales.

Competition also may increase if NOR memory vendors merge, if NAND memory vendors acquire NOR businesses, or if Debtors’ competitors otherwise consolidate their operations. Furthermore, the Debtors face, and the Reorganized Debtors will face, increasing competition from NAND Flash memory vendors in some portions of the Flash memory market

Reliance on Key Personnel

The Reorganized Debtors’ success and future prospects depend on the continued contributions of Management. The Debtors’ current financial position makes it difficult for them to retain key employees. There can be no assurances that the Reorganized Debtors would be able to find qualified replacements for these individuals if their services were no longer available. The loss of services of additional members of the senior management team could have a material adverse effect on the Reorganized Debtors’ business, financial condition and results of operations.

Loss of Key Customers

If some of the Debtors’ existing customers ceased doing business with the Reorganized Debtors, or if the Reorganized Debtors were unable to generate new customers, they could experience an adverse impact on their business, financial condition and results of operations. The Debtors cannot be certain that the Reorganized Debtors will be successful in selling products to current or new customers. If such customers refuse to purchase products directly from the Reorganized Debtors or from one of their distributors, the Reorganized Debtors’ sales may decline, and they could be materially adversely affected.

E.	Factors Affecting the Reorganized Debtors

Capital Requirements

The business of the Reorganized Debtors is expected to have certain capital expenditure needs. While the Debtors’ projections assume that operations and post-Effective Date borrowings will generate sufficient funds to meet capital expenditure needs for the foreseeable future, the Reorganized Debtors’ ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

Variances from Projections

The fundamental premise of the Plan is the de-leveraging of the Debtors and the implementation and realization of the Debtors’ business plan, as reflected in the Projections contained in this Disclosure Statement. The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize. Such assumptions include, among other items, economic health, the ability to make necessary capital expenditures, market strength, consumer preferences, market prices, material costs, manufacturing performance efficiency and the operating expenses required to support the overall business. The Debtors believe that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results and such variations may be material and adverse.

Litigation Risks

From time to time, the Debtors are subject to claims or litigation incidental to their business. A summary of the Debtors’ ongoing legal proceedings is included in Section II.F. above. Such litigation could be extremely expensive and time-consuming and such litigation may not be successfully concluded. For example, the Debtors do not know the total amount that might ultimately be asserted by Tessera in Tessera v. Spansion LLC, et. al. and Fast Memory Erase in Fast Memory Erase LLC v. Spansion Inc., et al. In addition, Samsung has filed new patent infringement complaints against Spansion Inc. and Spansion LLC. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture or sale of some or all of the Debtors’ products, may have a material adverse effect on the Debtors.

Risks Relating to Future Business Performance

The Reorganized Debtors’ future business performance is subject to business, economic, legislative, and competitive risks and uncertainties. Such uncertainties and other factors include approval by the Bankruptcy Court of the Plan and potential objections of third parties. Uncertainties also include, but are not limited to: (i) general economic and political conditions and the cyclicality of the semiconductor industry; (ii) competitive conditions in the semiconductor industry; (iii) the Reorganized Debtors’ ability to implement cost reductions, efficiencies and other improvements in their businesses; (iv) the Reorganized Debtors’ ability to fund capital expenditure requirements needed to maintain competitive position; (v) the effect of U.S. governmental policies and regulations related to the Reorganized Debtors’ businesses; (vi) changes in relationships with large customers; (vii) business-related difficulties of the Reorganized Debtors’ customers; and (viii) the lingering effects of the Chapter 11 process on the Reorganized Debtors’ ability to attract and retain key management personnel.

Assumptions Regarding Value of Debtors’ Assets

It has been assumed in the preparation of the Plan that the value of the Assets described in the Reorganized Value Analysis generally approximates the fair value thereof, except for specific adjustments discussed in the notes thereto. For financial reporting purposes, the fair value of the Assets (including deferred tax assets) must be determined as of the Effective Date. There can be no assurance that the fair value of the Assets as determined on the Effective Date will not differ, perhaps materially, from the values described in the Reorganized Value Analysis.

Leverage, Liquidity, and Capital Requirements

In addition to Cash generated by operations, the Reorganized Debtors’ principal source of liquidity following their emergence from bankruptcy will be the Exit Financing. After the Effective Date of the Plan, the Reorganized Debtors will face liquidity requirements, including working capital requirements and repayment of the Reorganized Debtors’ obligations under the New Senior Notes, the New Convertible Notes and/or the New Spansion Debt, as applicable. While the Debtors believe that the Reorganized Debtors will have adequate liquidity to meet requirements following the Effective Date of the Plan, no assurances can be made in this regard. Furthermore, the ability of the Reorganized Debtors to gain access to additional capital if needed, whether through equity offerings or debt financing, cannot be assured. Any inability of the Reorganized Debtors to service their indebtedness, obtain additional financing as needed, or comply with the financial covenants contained in the debt instruments issued pursuant to the Plan could have a material adverse effect on the Reorganized Debtors.

Market for New Spansion Common Stock

As described in more detail in Article VIII of this Disclosure Statement, the New Spansion Common Stock to be issued under the Plan (including in connection with Rights Offering, if consummated) shall be made pursuant to section 1145 of the Bankruptcy Code and, except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, shall be freely tradable. The entry of the Confirmation Order shall be a final determination of the Bankruptcy Court that the New Spansion Common Stock authorized, issued or distributed pursuant to the Plan (including in connection with the Rights Offering, if consummated) shall be freely tradable securities. Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) and state laws requiring registration for the offer or sale of a security or registration or licensing of an issuer or underwriter or broker or dealer in, a security, do not apply to the offer or sale of New Spansion Common Stock in accordance with the Plan.

The shares of New Spansion Common Stock are a new issuance of securities with no established trading market. The Plan requires Reorganized Spansion Inc. to use good faith efforts to list the New Spansion Common Stock on a national securities exchange or over-the-counter trading market within 90 days of the Effective Date. However, there can be no assurance that Reorganized Spansion Inc. will be successful in listing the New Spansion Common Stock on a national securities exchange or over-the-counter trading market. Even if it is successful, there can be no assurance that an active market for the New Spansion Common Stock will develop and no assurance can be given as to the prices at which such securities might be traded. The Plan provides that Reorganized Spansion Inc. will have no liability if it is unable to list the New Spansion Common Stock as described herein, except that under the New Senior Notes Documents and the New Convertible Notes Documents the failure by Reorganized Spansion Inc. to list the New Spansion Common Stock on a national securities exchange or over-the-counter trading market within 90 days of the Effective Date will be a default thereunder, resulting in the incurrence of default interest until the New Spansion Common Stock is listed in accordance with the requirement described above.

The valuation of the Reorganized Debtors could be adversely impacted over time if the Reorganized Debtors’ business results do not meet expectations or if factors beyond the Reorganized Debtors’ control materialize.

Claims Estimation

There can be no assurance that the estimated Claim amounts assumed for the purposes of preparing the Plan and this Disclosure Statement are correct. The actual amount of Allowed Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed Amount of Claims may vary from those estimated for the purpose of preparing the Plan. Depending on the outcome of Claims objections, the estimated recovery percentages provided in this Disclosure Statement may be different, potentially materially so, than the actual recovery percentages that are realized under the Plan.

F.	Factors Affecting the Proposed Rights Offering and New Spansion Debt

The Plan gives the Debtors the right, in their discretion, to consummate the Rights Offering and issue or incur the New Spansion Debt. New Capital Proceeds resulting from the Rights Offering and/or the New Spansion Debt would be used to reduce the original principal amount of the New Senior Notes and the New Convertible Notes in accordance with Section 3.3(2)(b) of the Plan and, for other lawful purposes to the extent that the New Senior Notes and New Convertible Notes have been reduced to zero. If the New Capital Proceeds are sufficient, the Debtors will pay the Holders of the FRN Claims Cash in lieu of issuing to them the New Senior Notes and/or the New Convertible Notes. The Debtors shall be entitled to effectuate the Rights Offering only if (i) the New Capital Proceeds therefrom, when coupled with the New Capital Proceeds of any New Spansion Debt, are sufficient to (x) satisfy the requirements of clause (i) of Section 3.3(2)(b) of the Plan and (y) reduce the principal amount of the New Convertible Notes to zero and (ii) such New Capital Proceeds are used for those purposes. In the event that the Debtors receive any New Capital Proceeds from the Rights Offering and those proceeds, when coupled with any other New Capital Proceeds, are insufficient to satisfy the requirements of the preceding sentence, the Debtors shall return such New Capital Proceeds to the applicable Rights Offering Purchaser or Rights Offering Purchasers in accordance with Section 6.10(4) of the Plan.

At the present time, the Debtors have a Backstop Commitment from Silver Lake that is subject to certain conditions and has not yet been approved by the Bankruptcy Court. The Debtors also have a mandate letter from Barclays Capital with respect to the New Spansion Debt that has not yet been approved by the Bankruptcy Court. There can be no assurance that either the Silver Lake Backstop Commitment or the Barclays Capital Mandate Letter will be approved by the Bankruptcy Court, or that the Debtors will be able to satisfy the conditions set forth therein. Even if the Silver Lake Backstop Commitment and/or the Barclays Capital Mandate Letter are approved by the Bankruptcy Court, there can be no assurance that the Debtors will be able to consummate the Rights Offering or issue or incur the New Spansion Debt.

A number of external and internal factors could negatively affect the Debtors’ ability to consummate the Rights Offering and/or issue or incur the New Spansion Debt. These factors include, among others, (i) the overall state of the economy as well as the capital and credit markets, (ii) the status of the Chapter 11 Cases, including the status of the Debtors’ efforts to Confirm the Plan, resolve objections and resolve or adjudicate the Administrative Expense Claims that have been, or might be, asserted against it, (iii) the Debtors’ business or financial performance, (iv) the Debtors’ ability to come to acceptable terms with potential Backstop Parties, lenders, underwriters or other financing sources and (v) other factors, including the completion of any Debtor financial statements required to issue or incur the New Spansion Debt.

In addition, in order to effectuate the Rights Offering and/or the issuance or incurrence of the New Spansion Debt, the Debtors must hold New Capital Proceeds in a sufficient amount to satisfy the requirements of Section 3.3(2)(b) of the Plan in escrow and/or segregated accounts on or before the earlier of the Effective Date and February 12, 2010. Otherwise, the Debtors will be required to return the New Capital Proceeds held in such escrow and segregated accounts to the Persons that deposited them. The timeframe for the Debtors to consummate the Rights Offering and/or issue or incur the New Spansion Debt is extremely short and there can be no assurance that the Debtors will be able consummate such transactions or obtain sufficient New Capital Proceeds to satisfy the requirement of Section 3.3(2)(b) of the Plan, even if the factors described in the preceding paragraph are favorable to the Debtors. If the Debtors are unable to (i) consummate the Rights Offering and/or issue or incur the New Spansion Debt or (ii) obtain sufficient New Capital Proceeds to satisfy the requirements of Section 3.3(2)(b) of the Plan, they will be required under the Plan to issue the New Senior Notes and New Convertible Notes to the Holders of FRN Claims.

If the Debtors are successful in (i) effectuating the Rights Offering and/or issuing or incurring the New Spansion Debt and (ii) satisfying the requirements of Section 3.3(c), the Reorganized Debtors will have a capital structure that could vary materially from the capital structure they would have if they were to issue the New Senior Notes and the New Convertible Notes to the Holders of the FRN Claims. Consummation of the Rights Offering would increase the number of shares of New Spansion Common Stock, which shares may be issued at a discount to Plan value and therefore result in dilution to other recipients of shares of New Spansion Common Stock, while likely decreasing the amount of debt incurred by the Reorganized Debtors. Although the issuance or incurrence of the New Spansion Debt would likely decrease the amount of debt incurred by the Reorganized Debtors, it would also likely materially increase their debt service requirement given that the interest rate would likely be meaningfully higher on the New Spansion Debt than the New Convertible Notes. While the Debtors believe that the Reorganized Debtors should have sufficient working capital and liquidity to meet these increased debt service requirements, these increased debt service requirements could have a material adverse effect on the Debtors’ cash flow and financial position.

ARTICLE VIII.

CERTAIN SECURITIES LAW MATTERS

A.	Issuance of New Common Stock

The issuance of New Spansion Common Stock pursuant to the Plan shall be made pursuant to section 1145 of the Bankruptcy Code and, except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, shall be freely tradable. The entry of the Confirmation Order shall be a final determination of the Bankruptcy Court that the New Spansion Common Stock authorized, issued or distributed pursuant to the Plan shall be freely tradable securities. Section 5 of the Securities Act of 1933 (the “Securities Act”) and state laws requiring registration for the offer or sale of a security or registration or licensing of an issuer or underwriter or broker or dealer in, a security, do not apply to the offer or sale of New Spansion Common Stock in accordance with the Plan.

B.	Subsequent Transfers of New Spansion Common Stock

New Spansion Common Stock may be freely transferred by most recipients following initial issuance under the Plan, and all resales and subsequent transactions in the New Spansion Common Stock or other securities so issued are exempt from registration under federal and state securities laws, unless the Holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:

1.

persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

2.	persons who offer to sell securities offered under a plan for the Holders of such securities;

3.	persons who offer to buy such securities from the Holders of such securities, if the offer to buy is:

a.	with a view to distributing such securities; and

b.	under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

4.	a person who is an “issuer” with respect to the securities as the term “issuer” is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

To the extent that Persons who receive New Spansion Common Stock pursuant to the Plan are deemed to be “underwriters,” resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.

So long as there are 300 or more Initial Holders of New Spansion Common Stock on the Effective Date and Reorganized Spansion Inc. remains a “public” company subject to the reporting requirements of the Exchange Act, Persons deemed to be underwriters would, however, apart from any restrictions in the Stockholders’ Agreement be permitted to sell such New Spansion Common Stock or other securities without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by “underwriters” if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Spansion Common Stock or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular Person receiving New Spansion Common Stock or other securities under the Plan would be an “underwriter” with respect to such New Spansion Common Stock.

Given the complex and subjective nature of the question of whether a particular Holder may be an underwriter, the Debtors make no representation concerning the right of any Person to trade in the New Spansion Common Stock or other securities. The Debtors recommend that potential recipients of the New Spansion Common Stock consult their own counsel concerning whether they may freely trade New Spansion Common Stock without compliance with the Securities Act or the Exchange Act.

ARTICLE IX.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

THE DEBTORS HAVE NOT SOUGHT OR OBTAINED ANY RULING FROM THE INTERNAL REVENUE SERVICE OR FROM ANY OTHER TAXING AUTHORITY WITH RESPECT TO ANY OF THE TAX CONSEQUENCES OF THE PLAN, NOR HAVE THE DEBTORS SOUGHT OR OBTAINED AN OPINION OF COUNSEL WITH RESPECT TO ANY SUCH TAX CONSEQUENCES. NO REPRESENTATIONS OR ASSURANCES ARE MADE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES AS SUMMARIZED HEREIN. CERTAIN TYPES OF HOLDERS OF CLAIMS OR INTERESTS MAY BE SUBJECT TO SPECIAL RULES NOT ADDRESSED IN THIS SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES. FURTHER, HOLDERS OF CLAIMS OR INTERESTS MAY BE SUBJECT TO STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES AND UNITED STATES FEDERAL TAX CONSEQUENCES OTHER THAN FEDERAL INCOME TAX CONSEQUENCES, NONE OF WHICH ARE ADDRESSED HEREIN. ONLY THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND TO HOLDERS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE DESCRIBED BELOW. BECAUSE THE TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND MAY VARY BASED ON INDIVIDUAL CIRCUMSTANCES, EACH HOLDER OF A CLAIM OR INTEREST SHOULD CONSULT ITS TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF ANY ASPECT OF THE PLAN WITH RESPECT TO SUCH HOLDER.

A.	Introduction

A summary description of material United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and is not tax advice. Due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the material United States federal income tax consequences of the Plan to the Debtors and to Holders who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the Confirmation and consummation of the Plan to the Debtors or any Holder. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position different from any discussed herein.

The discussion of United States federal income tax consequences below is based on the IRC, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, persons that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, employees, and persons who received their Claims pursuant to the exercise of an employee stock option or otherwise as compensation). Furthermore, the following discussion does not address United States federal taxes other than income taxes.

The United States federal income tax consequences of the Plan are complex and may vary based on a particular Holder’s circumstances. Each Holder is strongly urged to consult its tax advisors regarding the United States federal, state, and local and any foreign tax consequences of the transactions described herein and in the Plan.

B.	United States Federal Income Tax Consequences to the Debtors

1.     Cancellation of Indebtedness Income and Reduction of Tax Attributes

The Debtors generally should realize cancellation of indebtedness (“COD”) income to the extent the sum of (i) Cash, (ii) the fair market value of any property (including New Spansion Common Stock) and (iii) the “issue prices” (as described in Section IX.C.3 below (“New Secured Credit Facility, New Senior Notes and New Convertible Notes”)) of the New Secured Credit Facility (as defined below under Section IX.C.1), New Senior Notes and the New Convertible Notes received by Holders is less than the sum of (x) the adjusted “issue prices” of the Secured Credit Facility, the FRNs, the Senior Notes and the Exchangeable Debentures, (y)

the adjusted “issue prices” of all other debt exchanged for property pursuant to the Plan and (z) the amount of any unpaid accrued interest on the FRNs and other debt to the extent previously deducted by the Debtors.

The Debtors currently estimate that the amount of cancellation of debt (“COD”) income realized upon consummation of the Plan could range from approximately $600 million to approximately $1.2 billion; however, the ultimate amount of COD income realized by the Debtors is uncertain because, among other things, it will depend on the fair market value of the New Spansion Common Stock and the “issue prices” of the New Secured Credit Facility, the New Senior Notes and the New Convertible Notes on the Effective Date. COD income realized by a debtor will be excluded from income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the Debtors will not be required to recognize any COD income realized as a result of the implementation of the Plan.

A debtor that does not recognize COD income under the Bankruptcy Exception generally must reduce (as of the beginning of the taxable year following the taxable year during which the debt is discharged) certain tax attributes by the amount of the excluded COD income. Attributes subject to reduction include NOLs, NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness. If the debtor is a member of a consolidated group and reduces its basis in the stock of another group member, a “look-through rule” requires a corresponding reduction in the tax attributes of the lower-tier member. NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under section 108(b)(5) of the Internal Revenue Code of 1986, as amended (the “IRC”) to reduce its basis in its depreciable property first (the “Section 108(b)(5) Election”). If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply.

At December 31, 2008, the Debtors had NOLs for federal income tax purposes of approximately $657 million expiring in the years 2027 through 2028. Approximately $265 million of these NOLs are subject to existing annual usage limitations under IRC section 382. The Debtors believe that, for federal income tax purposes, the Debtors’ consolidated group has generated approximately $100 million of consolidated NOLs in the 2009 tax year as of September 27, 2009, and likely will generate additional NOLs during the 2010 tax year. However, the amount of the Debtors’ 2009 and 2010 NOLs will not be determined until the Debtors prepare their consolidated federal income tax returns for such periods. Moreover, the Debtors’ NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the Debtors’ NOLs ultimately may vary from the amounts set forth above.

The Debtors currently anticipate that the application of IRC section 108(b) (assuming no Section 108(b)(5) Election is made) is likely to be limited largely to a reduction of the Debtors’ consolidated NOLs. However, the ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD income realized by the Debtors and the extent to which the Debtors are required to reduce other tax attributes.

2.     Section 382 Limitations on Net Operating Losses

Under IRC section 382, if a corporation with NOLs (a “Loss Corporation”) undergoes an “ownership change,” the use of such NOLs (and certain other tax attributes) generally will be subject to an annual limitation as described below. In general, an “ownership change” occurs if the percentage of the value of the Loss Corporation’s stock owned by one or more direct or indirect “five percent shareholders” has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable “testing period” (generally, the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the corporation’s most recent ownership change).

A Loss Corporation’s use of NOLs (and certain other tax attributes) after an ownership change will generally be limited annually to the product of the “long-term tax-exempt rate” (determined based on interest rates published monthly by the IRS) and the value of the Loss Corporation’s outstanding stock immediately before the ownership change (excluding certain capital contributions) (the “Section 382 Limitation”). However, the Section 382 Limitation for a taxable year any portion of which is within the five-year period following the Effective Date will be increased by the amount of any “recognized built-in gains” for such taxable year. The increase in a year cannot exceed the “net unrealized built-in gain” (which is zero unless such gain exists immediately before the ownership change and exceeds a statutorily-defined threshold amount) reduced by recognized built-in gains from prior years ending during such five-year period. In addition, any “recognized built-in losses” for a taxable year any portion of which is within the five-year period following the Effective Date will be subject to limitation in the same manner as if such loss was an existing NOL to the extent such recognized built-in losses do not exceed the “net unrealized built-in loss” (which is zero unless such loss exists immediately before the ownership change and exceeds a statutorily-defined threshold amount) reduced by recognized built-in losses for prior taxable years ending during such five-year period. At this time, the Debtors are unable to predict whether they will have a “net unrealized built-in gain” or a “net unrealized built-in loss” that will exceed the statutorily-defined threshold amount at the Effective Date. Finally, if the Reorganized Debtors do not continue their historic business or use a significant portion of their business assets in a new business for two years after the ownership change, the Section 382 Limitation would be zero (except as increased by recognized built-in gains, as described above).

The IRC provides two alternative bankruptcy exceptions from the Section 382 Limitation for Loss Corporations undergoing an ownership change pursuant to a bankruptcy proceeding. The first exception, IRC section 382(l)(5), applies where qualified (so-called “old and cold”) creditors (and shareholders) of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor in a case under the Bankruptcy Code. Under this exception, a debtor’s pre-ownership change NOLs are not subject to the Section 382 Limitation but are instead reduced by the amount of any interest deductions allowed during the three taxable years preceding the taxable year in which the ownership change occurs, and during the part of the taxable year prior to and including the effective date of the bankruptcy reorganization, in respect of the debt converted into stock of the debtor corporation in the reorganization (the “IRC section 382(l)(5)(B) interest chargeback”). If the IRC section 382(l)(5) exception applies, any further ownership change of the debtor within a two-year period after the original ownership change to which this exception applied will preclude the debtor’s utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

An “old and cold” creditor is a creditor that has held the debt of the debtor for at least eighteen months prior to the date of the filing of the case or that has held “ordinary course indebtedness” at all times it has been outstanding. However, any debt owned immediately before an ownership change by a creditor that does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of any creditor whose participation in formulating the plan of reorganization makes evident to the debtor that such creditor has not owned the debt for such period. Because it is uncertain whether a sufficient number of Holders of Claims receiving New Spansion Common Stock as of the Effective Time will satisfy the holding requirements to be considered as “old and cold” creditors, it is unclear whether the Debtors will be eligible to utilize the IRC section 382(l)(5) exception.

The second bankruptcy exception, IRC section 382(1)(6), requires no reduction of the debtor corporation’s pre-ownership change NOLs as required by IRC section 382(1)(5) but provides relief in the form of a relaxed computation of the Section 382 Limitation. In that regard, IRC section 382(1)(6) provides that the value of the Loss Corporation’s outstanding stock for purposes of computing the Section 382 Limitation will be the lesser of (i) the stock value of the Loss Corporation immediately after the ownership change (increased to reflect the cancellation of indebtedness in the bankruptcy case) or (ii) the value of the Loss Corporation’s gross assets immediately before the ownership change (subject to certain adjustments).

The Plan will trigger an ownership change for purposes of IRC section 382 on the Effective Date. It is unclear at the present time whether the qualifications for the IRC section 382(l)(5) exception could be met. Moreover, the potential benefits derived from the application of IRC section 382(l)(5) would be eliminated if New Spansion were to have an ownership change within the two-year period following the Effective Date. In order to prevent such a future ownership change and ensure that the benefits of the IRC section 382(l)(5) exception would be realized, the Debtors currently believe they would need to impose certain transfer restrictions on the New Spansion Common Stock during the two year period following the Effective Date similar to those restrictions currently applicable to Old Spansion Interests pursuant to the Final Trading Order described in Section III.K.7. above. As a result, even if the requirements for the application of the IRC section 382(l)(5) exception were to be met, based on discussions with the Ad Hoc Consortium and the Creditors’ Committee, the Debtors believe these transfer restrictions would likely be unacceptable to affected holders of New Spansion Common Stock.

Accordingly, the Debtors currently intend to elect to apply IRC section 382(l)(6) rather than IRC section 382(l)(5) to the ownership change triggered by the Plan on the Effective Date.

Pursuant to IRC section 382(l)(6), and in accordance with the Debtors’ current intention to elect to apply IRC section 382(l)(6), the Reorganized Debtors’ use of pre-ownership change NOLs and certain other tax attributes (if any), to the extent remaining after the reduction thereof as a result of the excluded COD income, will be limited annually to the product of the long-term tax-exempt rate and the value of the New Spansion Common Stock (as increased to reflect the indebtedness cancelled pursuant to the Plan). Pursuant to IRC section 382(l)(6), based on the currently applicable long-term tax exempt rate and an assumed stock value of $404.8 million (which does not give effect to, among other things, any incremental NOL Value or any Litigation Recoveries), the Debtors believe that a Section 382 Limitation of approximately $17 million would apply to their NOLs remaining after the Effective Date. Unused NOLs generally may be carried forward for 20 years from the tax year in which they arise.

The Projections indicate that the Debtors will have taxable income in the years immediately following the Effective Date. The amount of such anticipated taxable income exceeds the amount of NOLs the Debtors expect to be available in such years if IRC section 382(l)(6) were to apply rather than IRC section 382(l)(5), taking into account the significant reductions in the Debtors’ NOLs that would be required pursuant to the IRC section 382(l)(5)(B) interest chargeback and the reduction of tax attributes to account for excluded COD income. If the Debtors do not qualify for the IRC section 382(l)(5) exception or if they elect to apply IRC section 382(l)(6), the Debtors’ United States federal income tax liability in the years after the Effective Date will likely be greater than if IRC section 382(l)(5) were to apply (and there were no subsequent ownership change within two years of the Effective Date).

C.	United States Federal Income Tax Consequences to Holders of Claims Who Are Entitled to Vote to Accept or Reject the Plan

The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to Holders of Secured Credit Facility Claims, FRN Claims, Senior Notes Claims, General Unsecured Claims and Exchangeable Debentures Claims that are “United States Holders,” as defined below. The United States federal income tax consequences of the transactions contemplated by the Plan to Holders of such Claims (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) whether the Claim and the consideration received in respect thereof are “securities” for federal income tax purposes; (2) the manner in which a Holder acquired a Claim; (3) the length of time the Claim has been held; (4) whether the Claim was acquired at a discount; (5) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or any prior year; (6) whether the Holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the Holder’s method of tax accounting; and (8) whether the Claim is an installment obligation for United States federal income tax purposes. This discussion assumes that the Holder has not taken a bad debt deduction with respect to a Claim (or any portion thereof) in the current or any prior year and such Claim did not become completely or partially worthless in a prior taxable year. Moreover, the Debtors intend to claim deductions to the extent they are permitted to deduct any amounts they pay in Cash, stock or other property pursuant to the Plan. This discussion assumes that Holders of Secured Credit Facility Claims, FRN Claims, Senior Notes Claims, General Unsecured Claims and Exchangeable Debentures Claims have held such property as “capital assets” within the meaning of IRC section 1221 (generally, property held for investment) and will also hold the New

Spansion Common Stock, the New Convertible Notes and the New Senior Notes (as applicable) as “capital assets.” This discussion also assumes that the Secured Credit Facility, FRNs, Senior Notes, Exchangeable Debentures, New Senior Notes and New Convertible Notes are properly treated as indebtedness for United States federal income tax purposes. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

A “United States Holder” is a Holder that is (1) a citizen or individual resident of the United States, (2) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if: (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person. If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a Holder of Claims, the tax treatment of a partner as a beneficial owner thereof will generally depend on the status of the partner and the activities of the partnership.

1.     Modifications to the Secured Credit Facility

Under applicable Treasury Regulations, the significant modification of a debt instrument will result in a deemed exchange of the “old” debt instrument for a “new” debt instrument and will be a taxable event upon which gain or loss may be recognized in certain circumstances. A modification of a debt instrument is significant if the modified instrument differs materially either in kind or extent from the original debt instrument. Pursuant to the Plan, (i) all rights of the Debtors to receive additional loan advances or further credit under the Secured Credit Facility will be cancelled as of the Effective Date; (ii) Claims held by the Holders of Class 1 Claims based on any contingent or other obligations shall be extinguished; and (iii) in full and final satisfaction of Allowed Class 1 Claims, prior to the commencement of the Confirmation Hearing, the Debtors will enter into documentation with the Holder of the Class 1 Claims reflecting the post-Effective Date relationship between such parties, which treatment and documentation shall be satisfactory to the Ad Hoc Consortium (together, the “Secured Credit Facility Modifications”).

It is unclear whether the Secured Credit Facility Modifications will result in a significant modification of the Secured Credit Facility. If the adoption of the Secured Credit Facility Modifications does not result in a significant modification, Holders of the Secured Credit Facility will have the same adjusted tax basis in, and holding period for, the Secured Credit Facility after the consummation of the Secured Credit Facility Modifications (the “New Secured Credit Facility”) as the Holder had immediately prior to the adoption of the Secured Credit Facility Modifications.

If the Secured Credit Facility Modifications constitute a significant modification of the Secured Credit Facility, the United States federal income tax consequences of the Secured Credit

Facility Modifications depend, in part, on whether the Secured Credit Facility and the New Secured Credit Facility constitute “securities” for purposes of the “reorganization” provisions of the IRC (as discussed below under “Exchange of FRNs For Cash, New Senior Notes and New Convertible Notes”). If both are treated as securities, the Debtors believe that the deemed exchange of the Secured Credit Facility for the New Secured Credit Facility pursuant to the Plan would generally constitute a recapitalization within the meaning of IRC section 368(a)(1)(E).

Subject to the preceding discussion and the “Accrued Interest” discussion below, if the Secured Credit Facility Modifications constitute a significant modification of the Secured Credit Facility and the deemed exchange of the Secured Credit Facility for the New Secured Credit Facility constitutes a recapitalization for United States federal income tax purposes, Holders of the Secured Credit Facility would recognize gain equal to the lesser of (i) the excess of the “issue price” (see “New Secured Credit Facility, New Senior Notes and New Convertible Notes” below for a discussion of the meaning of “issue price”) of the New Secured Credit Facility and any cash received over the Holder’s adjusted tax basis in the Secured Credit Facility and (ii) the amount of cash received in the exchange, if any. Any gain recognized upon the exchange generally would be capital gain and will be long-term capital gain if the Holder’s holding period exceeds one year. No loss would be recognized in respect of the exchange if it qualifies as a recapitalization. A Holder’s initial tax basis in the New Secured Credit Facility would be equal to its adjusted tax basis in the Secured Credit Facility, increased by the amount of any gain recognized by the Holder and decreased by the amount of cash received by the Holder, if any, and the Holder’s holding period in the New Secured Credit Facility would include the Holder’s holding period in the Secured Credit Facility.

If either the Secured Credit Facility or the New Secured Credit Facility does not constitute a security for United States federal income tax purposes and the Secured Credit Facility Modifications constitute a significant modification, a Secured Credit Facility Holder would recognize gain or loss on the deemed exchange of the Secured Credit Facility. Subject to the “Accrued Interest” discussion below, the amount of gain or loss recognized by a Holder would be equal to the difference between (i) the “issue price” of the New Secured Credit Facility and any cash received in the exchange and (ii) the Holder’s adjusted tax basis in the Secured Credit Facility exchanged therefor. Subject to the “market discount” rules (as discussed below under “New Secured Credit Facility, New Senior Notes and New Convertible Notes — Market Discount”), any such gain or loss generally would be capital gain or loss, and would be long-term capital gain or loss if the Holder has held the Secured Credit Facility for more than one year as of the Effective Date. A Holder’s initial tax basis in the New Secured Credit Facility would be equal to its “issue price,” and its holding period would begin on the day after the Effective Date.

Holders of Secured Credit Facility Claims should consult their tax advisors regarding the tax treatment of the Secured Credit Facility Modifications.

2.     Exchange of FRNs For Cash, New Senior Notes and New Convertible Notes

Whether the exchange of FRNs for Cash, New Senior Notes and New Convertible Notes pursuant to the Plan will be a “recapitalization” under IRC section 368(a)(1)(E) depends in part upon whether the FRNs, the New Senior Notes and the New Convertible Notes are considered to be “securities” within the meaning of the provisions of the IRC governing reorganizations. The test as to whether a debt instrument is a “security” involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Debt instruments with a term of five years or less generally have not qualified as “securities,” whereas debt instruments with a term of ten years or more generally have qualified as “securities.” In cases where the term of a debt instrument is more than five years but less than ten years (as is the case with the FRNs and the New Convertible Notes), or, in the Debtors’ view, where the term of debt instrument is five years (as is the case with the New Senior Notes), the determination as to whether such debt instrument constitutes a “security” requires an analysis of other relevant factors pertaining to the debt instrument and the issuer.

Although the treatment of the FRNs, the New Senior Notes and the New Convertible Notes is not entirely certain because the stated term of such instruments is less than ten years but longer than or exactly five years, the Debtors’ believe that the FRNs, the New Senior Notes and the New Convertible Notes should be treated as “securities” for United States federal income tax purposes, and the remainder of this discussion assumes that each of the FRNs, the New Senior Notes and the New Convertible Notes will be treated as “securities” for United States federal income tax purposes. Accordingly, subject to the discussion of “Accrued Interest” below, the exchange of FRNs for Cash, New Senior Notes and New Convertible Notes pursuant to the Plan should constitute a recapitalization for United States federal income tax purposes. As a result, a Holder will not be permitted to recognize any loss realized on the exchange, but will be required to recognize gain, if any, equal to the lesser of (i) the excess, if any, of the amount of cash (other than any cash received attributable to accrued and unpaid interest) plus the fair market value of any New Senior Notes and New Convertible Notes received over the Holder’s tax basis in the FRNs surrendered and (ii) the amount of any cash received (other than cash in respect of accrued and unpaid interest). Subject to the discussion of “Market Discount” below, any gain recognized will be capital gain and will be long-term capital gain if, at the time of the exchange, the Holder’s holding period for the FRNs exchanged is more than one year.

A Holder’s adjusted tax basis in the FRNs will be allocated, in accordance with their respective fair market values on the Effective Date, among the New Senior Notes and the New Convertible Notes (except as deemed received in respect of accrued but unpaid interest on the FRNs (see “Accrued Interest” below)), decreased by the amount of cash received (other than cash received in respect of accrued and unpaid interest) and increased by any gain recognized in the exchange. A Holder’s holding period for the New Senior Notes and the New Convertible Notes should include its holding period for the FRNs surrendered.

If the FRNs, the New Senior Notes or the New Convertible Notes were determined not to constitute “securities” for United States federal income tax purposes, a Holder may be required to recognize gain (including possible treatment of all or part of the gain as dividend income under certain circumstances, and recognition of accrued market discount on the FRNs as ordinary income (see “Market Discount” below)) or loss in connection with the surrender of FRNs pursuant to the Plan. In addition, the tax basis and holding period consequences with respect to the New Senior Notes and the New Convertible Notes potentially could differ materially from the tax basis and holding period consequences set forth above. Holders should consult their tax advisors as to the material tax consequences to them of the consummation of the transactions contemplated by the Plan if the FRNs, the New Senior Notes or the New Convertible Notes were determined not to constitute “securities” for United States federal income tax purposes.

3.     New Secured Credit Facility, New Senior Notes and New Convertible Notes

Stated Interest and Original Issue Discount. The New Secured Credit Facility and the New Senior Notes and/or the New Convertible Notes (together, the “New Notes”) may be deemed to be issued with original issue discount (“OID”). This determination will depend on the nature of the trading of the New Secured Credit Facility, the New Secured Credit Facility, the FRNs, the New Senior Notes and the New Convertible Notes at and around the Effective Date, which may determine the “issue price” of the New Secured Credit Facility or the respective New Notes. Consequently, a holder may be required to include OID in gross income on an annual basis under a constant yield accrual method, regardless of its regular method of tax accounting, possibly in advance of the receipt of cash attributable to such income. Subject to an election described below to include stated interest on a debt instrument in gross income on a constant yield basis, a holder generally will be required to include in gross income as ordinary interest income the stated interest on a debt instrument that is payable in cash at the time the interest accrues or is received, in accordance with the holder’s regular method of accounting for United States federal income tax purposes.

The amount of OID will equal the excess, if any, of the “stated redemption price at maturity” of the New Secured Credit Facility or New Notes, respectively, over their “issue price.” A debt instrument’s “stated redemption price at maturity” is defined as the sum of all payments provided by the debt instrument other than “qualified stated interest,” which is stated interest that is unconditionally payable at least annually in cash or property (other than notes of the issuer) at a single fixed rate over the entire term of the debt instrument. The stated interest payable on the New Secured Credit Facility and the New Notes will constitute qualified stated interest for purposes of the OID rules, so the New Secured Credit Facility’s and the New Notes’ stated redemption price at maturity will be the stated principal amount of the New Secured Credit Facility and the New Notes payable at maturity. A debt instrument’s “issue price” generally is the first price at which a substantial amount of the debt instruments are sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “issue price” of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is “traded on an established securities market” at any time during the sixty-day period ending thirty days after the Effective Date. If neither is so traded, the issue price of the debt instrument received will be equal to its stated principal amount, assuming the debt instrument provides for “adequate stated interest” (i.e., interest at least at the “applicable federal rate”), and will be equal to its “imputed principal amount” if the debt instrument does not provide for “adequate stated interest.” If the debt instrument received is “traded on an established securities market,” then its issue price will be its trading price immediately following issuance. If the exchanged debt instrument is so traded (but the debt instrument received in exchange therefor is not), the issue price of the debt instrument received will generally be equal to the fair market value of the debt instrument exchanged therefor at the time of the exchange (less the fair market value of the portion of such debt instrument allocable to any other property received in addition to the new debt instrument, such as the New Secured Credit Facility or cash, New Senior Notes or New Convertible Notes, as applicable). The Debtors are unable at this time to predict whether the Secured Credit Facility, the New Secured Credit Facility, the FRNs, the New Senior Notes or the New Convertible Notes will be “traded on an established securities market” during the relevant sixty-day period referred to above.

In general, the holder of the New Secured Credit Facility or a New Note with OID must include in gross income for United States federal income tax purposes the sum of the daily portions of OID with respect to such debt instrument for each day during the taxable year or portion of a taxable year on which such holder holds the debt instrument. The daily portion is determined by allocating to each day of any accrual period a pro-rata portion of an amount equal to the “adjusted issue price” of the debt instrument at the beginning of the accrual period multiplied by the yield to maturity of the debt instrument (taking into account the length of the accrual period). The “adjusted issue price” of a debt instrument at the start of any accrual period is the issue price of the debt instrument increased by the accrued OID for all prior accrual periods and reduced by any prior cash payments (other than payments of qualified stated interest) made on such debt instrument. The tax basis of the New Secured Credit Facility or a New Note in the hands of a holder will be increased by the amount of OID, if any, on such debt instrument that is included in the holder’s gross income and will be decreased by the amount of any cash payments received with respect to the debt instrument (other than payments of qualified stated interest), whether such payments are denominated as principal or interest.

AHYDO Rules. The New Convertible Notes and the New Secured Credit Facility will constitute “applicable high yield discount obligations” (“AHYDO”) if the yield to maturity of such New Convertible Notes or New Secured Credit Facility equals or exceeds the sum of the “applicable federal rate” in effect on the Effective Date (the “AFR”) plus five percentage points and the New Convertible Notes or New Secured Credit Facility have “significant” OID. A determination of whether the New Convertible Notes constitute AHYDOs ultimately will depend on the AFR at the Effective Date and, possibly, the nature of the trading of the FRNs and the New Convertible Notes at and around the Effective Date.

The Debtors are unable at this time to determine whether the AHYDO rules may be applicable to the New Secured Credit Facility. If the New Secured Credit Facility is an AHYDO, the consequences described below would apply.

If a New Convertible Note is an AHYDO, Reorganized Spansion Inc. will not be permitted to deduct OID that accrues with respect to such New Convertible Note until amounts attributable to such OID are paid in cash or in property other than stock or debt of Reorganized Spansion Inc. (or persons related to Reorganized Spansion Inc.). In addition, to the extent that the yield to maturity of the New Convertible Notes exceeds the sum of the AFR plus six percentage points, interest attributable to such excess yield (the “Dividend-Equivalent Interest”) will not be deductible at any time by Reorganized Spansion, Inc. (regardless of whether Reorganized Spansion, Inc. actually pays such Dividend-Equivalent Interest in cash or in property). Such Dividend-Equivalent Interest would be treated as a dividend for purposes of the corporate dividends received deduction to the extent it is deemed to have been paid out of Reorganized Spansion Inc.’s current or accumulated earnings and profits. Subject to otherwise applicable limitations, holders of the New Convertible Notes that are domestic corporations may be entitled to a dividends received deduction with respect to any Dividend-Equivalent Interest to the extent that Reorganized Spansion, Inc. has sufficient current or accumulated earnings and profits. If the Dividend-Equivalent Interest exceeds Reorganized Spansion Inc.’s current and accumulated earnings and profits, the excess will continue to be subject to tax as ordinary OID income in accordance with the OID rules described above.

The AHYDO rules do not apply to certain debt obligations issued during the period beginning on September 1, 2008 and ending on December 31, 2009, even if the debt obligation meets the statutory definition of an AHYDO. This temporary suspension applies only if (1) the debt obligation is issued in exchange for a debt obligation that is not an AHYDO, and (2) the issuer of the old and the new debt obligations are the same. In this regard, the debt instrument with respect to which the rules are suspended is not treated as an AHYDO for purposes of subsequent application of the rule. The applicable law permits the Secretary of the Treasury (the “Secretary”) to extend the suspension rule beyond 2009 if appropriate. It also permits the Secretary to issue regulations to allow, for obligations issued after December 31, 2009, a rate higher than the Applicable Federal Rate to be used in determining the status as an AHYDO if the Secretary determines that such rate is appropriate in light of distressed conditions in the debt capital markets.

Market Discount. The IRC generally requires holders of “market discount bonds” to treat as ordinary income any gain realized on the disposition of such bonds (including in certain non-recognition transactions, such as a gift) to the extent of the market discount accrued during the holder’s period of ownership. A “market discount bond” is a debt obligation purchased at a market discount subject to a statutorily-defined de minimis exception. For this purpose, a purchase at a market discount includes a purchase at or after the original issue at a price below the stated redemption price at maturity of the debt instrument, or, in the case of a debt instrument issued with OID, at a price below (i) its “issue price,” plus (ii) the amount of OID includible in income by all prior holders of the debt instrument, minus (iii) all cash payments (other than payments constituting qualified stated interest) received by such previous holders. The market discount rules also provide that a holder who acquires a debt instrument at a market discount (and who does not elect to (a) treat all interest thereon as OID or (b) include such market discount in income on a current basis) may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues, either on a straight line basis, or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of a market discount bond elects to include market discount in income on a current basis, the foregoing rules with respect to the recognition of ordinary income on a sale or other disposition of such bond and the deferral of interest deductions on indebtedness related to such bond would not apply.

In the case of certain non-recognition transactions, such as the exchange of the Secured Credit Facility for the New Secured Credit Facility or the exchange of the FRNs for the New Senior Notes and New Convertible Notes pursuant to the Plan (assuming the exchange constitutes a “recapitalization” under IRC section 368(a)(1)(E) in each case), special rules apply. Any accrued market discount on the Secured Credit Facility or the FRNs would not have to be recognized as income at the time of the exchange (except to the extent of gain recognized in the exchange not otherwise treated as a dividend); however, on a subsequent taxable disposition of the New Secured Credit Facility, the New Senior Notes or the New Convertible Notes received in the exchange, gain would be treated as ordinary income to the extent of market discount accrued prior to and after the exchange (in each case to the extent not previously included in income).

Premium and Acquisition Premium. Generally, if the tax basis of an obligation held as a capital asset exceeds the sum of all amounts payable on the obligation after the date of acquisition (other than payments of qualified stated interest), the obligation will be considered to have “amortizable bond premium” equal in amount to the excess, and a holder of such an obligation generally will not be required to include any OID in income. Generally, a holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described below under “Constant Yield Election,” over the remaining term of the obligation. A holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

If a holder acquires an obligation issued with OID at an “acquisition premium,” the amount of OID that the holder includes in gross income is reduced to reflect the acquisition premium. An obligation is acquired at an acquisition premium if its adjusted tax basis, immediately after its acquisition, is (a) less than or equal to the sum of all amounts payable on the obligation after the date of acquisition (other than payments of qualified stated interest) and (b) greater than the obligation’s adjusted issue price.

If an obligation is acquired at an acquisition premium, the holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted tax basis of the obligation immediately after its acquisition by the holder over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the obligation after the date of acquisition (other than payments of qualified stated interest) over the obligation’s adjusted issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the holder may elect to compute OID accruals by treating the acquisition of the obligation as an acquisition at original issuance and applying the constant yield method described below under “Constant Yield Election.”

Sale, Retirement or Other Taxable Disposition of the New Secured Credit Facility, New Senior Notes or New Convertible Notes. In general, a holder of a the New Secured Credit Facility or a New Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such debt instrument in an amount equal to the difference between (i) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid interest, which generally will be taxable to a holder as ordinary income) and (ii) the holder’s adjusted tax basis in such debt instrument. Any gain or loss recognized on the sale, retirement or other taxable disposition of a debt instrument generally will be (subject to the market discount rules discussed above) long-term capital gain or loss if such New Note has been held for more than one year.

Constant Yield Election. A holder of the New Secured Credit Facility or New Notes with OID, subject to certain limitations, may elect to include in gross income all interest that accrues on such debt instrument, including any stated interest, acquisition discount, OID, market discount, de minimis OID, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method. This election for an obligation with amortizable bond premium will result in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, this election for an obligation with market discount will result in a deemed election to accrue market discount in income currently for such debt instrument and for all other debt instruments acquired by the holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the IRS. A holder’s tax basis in an obligation will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Repurchase options. In the event that there is a fundamental change, holders of New Notes will have the right to require the Reorganized Debtors to repurchase their notes at 101% of the principal amount plus accrued and unpaid interest, if any. The Debtors intend to take the position that the likelihood of such payments is remote and/or incidental under the applicable Treasury Regulations under the IRC; therefore, the Debtors do not intend to treat the potential payments as part of the yield to maturity of the notes for purposes of the OID provisions of the IRC. The Debtors’ determination that these contingencies are remote and/or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The Debtors’ determination is not, however, binding on the IRS.

Conversion of New Convertible Notes into New Spansion Common Stock. A holder of New Convertible Notes generally will not recognize any income, gain or loss on converting a New Convertible Note into New Spansion Common Stock except with respect to cash or other property received in lieu of a fractional share of New Spansion Common Stock and cash attributable to accrued but unpaid interest which will be taxable as such to the extent not previously included in income. If the holder receives cash in lieu of a fractional share of stock, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received with respect to a fractional share and that portion of its basis in the stock attributable to the fractional share. The holder’s aggregate basis in the New Spansion Common Stock received upon conversion will equal its adjusted basis in the note that was converted, reduced by the portion of the tax basis that is attributable to any fractional share, and increased by the amount of any accrued but unpaid interest that is deemed paid by reason of conversion. The holder’s holding period for the New Spansion Common Stock will include the period during which he held the New Convertible Note, except that the holding period of any New Spansion Common Stock deemed received with respect to accrued but unpaid interest will commence on the day after conversion.

New Convertible Notes - Constructive Dividends. The Debtors expect that the terms of the New Convertible Notes will allow for changes in the conversion rate of the New Convertible Notes in certain circumstances. A change in conversion rate that allows holders to receive more shares of common stock on conversion may increase the New Convertible Note holders’ proportionate interests in the Reorganized Debtors’ earnings and profits or assets. In that case, the holders would be treated as though they received a dividend in the form of stock of Reorganized Spansion Inc. Such a constructive stock dividend could be taxable to the holders even though they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate New Convertible Note holders for Distributions of cash or property to the stockholders of Reorganized Spansion Inc. Not all changes in conversion rate that allow holders to receive more stock on conversion, however, increase the New Convertible Note holders’ proportionate interests in the Reorganized Spansion Inc. For instance, a change in conversion rate could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock dividends. Certain of the possible conversion rate adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula.

Conversely, if an event occurs that dilutes the New Convertible Note holders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of Reorganized Spansion Inc.’s stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of Reorganized Spansion Inc.’s current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

4.     New Spansion Common Stock

A holder of New Spansion Common Stock generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Spansion Common Stock to the extent that such distributions are paid out of Reorganized Spansion Inc.’s current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of such earnings and profits will reduce the holder’s tax basis in its New Spansion Common Stock and, to the extent such excess distributions exceed such tax basis, will be treated as gain from the sale or exchange of such New Spansion Common Stock. Corporate holders of New Spansion Common Stock may be entitled to a dividends received deduction with respect to distributions out of earnings and profits.

Upon the sale or other disposition of New Spansion Common Stock, a holder generally will recognize capital gain or loss equal to the difference between the amount of cash and fair market value of any property received on the sale and such holder’s adjusted tax basis in the New Spansion Common Stock. Capital gain or loss recognized upon the disposition of the New Spansion Common Stock will be long-term if, at the time of the disposition, the holding period for the New Spansion Common Stock exceeds one year.

5.     Exchange of Senior Notes Claims, General Unsecured Claims and Exchangeable Debentures Claims for New Spansion Common Stock

(a)	Recognition of Gain or Loss

The federal income tax consequences of the consummation of the Plan to holders of Senior Notes Claims, General Unsecured Claims and Exchangeable Debentures Claims depend, in part, on whether the Senior Notes, General Unsecured Claims and Exchangeable Debentures Claims, respectively, constitute “securities” for purposes of the “reorganization” provisions of the IRC, as described in Section IX.C.2. above (“Exchange of FRNs For Cash, New Senior Notes and New Convertible Notes”). Holders of Class 5A Claims, Class 5B Claims and Class 5C Claims should consult their tax advisors as to whether their claims constitute securities.

If the Senior Notes Claims, General Unsecured Claims or Exchangeable Debentures Claims do not qualify as securities, the exchange of the Senior Notes Claims, General Unsecured Claims or Exchangeable Debentures Claims, respectively, for New Spansion Common Stock would be a fully taxable exchange. If the exchange is fully taxable, subject to the “Accrued Interest” discussion below, a Holder would recognize gain or loss on the exchange of Senior Notes Claims, General Unsecured Claims or Exchangeable Debentures Claims, respectively, for New Spansion Common Stock. The amount of gain or loss recognized by a Holder would be equal to the difference between (i) the fair market value of the New Spansion Common Stock received in the exchange and (ii) the Holder’s adjusted tax basis in the Senior Notes Claims, General Unsecured Claims or Exchangeable Debentures Claims exchanged therefor. In that case, a Holder’s holding period in any New Spansion Common Stock would begin on the day after the Effective Date.

If the Senior Notes Claims, General Unsecured Claims or Exchangeable Debentures Claims constitute securities for federal income tax purposes, subject to the “Accrued Interest” discussion below, the exchange should qualify as a recapitalization under IRC section 368(a)(1)(E) and the Holders of such Class 5A, Class 5B or Class 5C Claims would not recognize gain or loss upon the exchange of such Class 5A, Class 5B or Class 5C Claims for New Spansion Common Stock. A Holder’s adjusted tax basis in the New Spansion Common Stock will be equal to the Holder’s basis in its Senior Notes Claims, General Unsecured Claims or Exchangeable Debentures Claims, respectively, and the Holder’s holding period in the New Spansion Common Stock will include the Holder’s holding period in such Class 5A, Class 5B or Class 5C Claims. Holders should consult their tax advisors regarding the tax treatment of the exchange of Senior Notes Claims, General Unsecured Claims or Exchangeable Debentures Claims for New Spansion Common Stock, the character of any gain or loss as long-term or short-term capital gain or loss, or as ordinary income or loss. Holders also should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

(b)	New Spansion Common Stock

See the above description under “New Spansion Common Stock.”

6.     Accrued Interest

Holders of Claims will be treated as receiving a payment of interest (includible in income in accordance with the Holder’s method of accounting for tax purposes) to the extent that any of the New Secured Credit Facility, cash, New Senior Notes, New Convertible Notes or New Spansion Common Stock received pursuant to the Plan is attributable to accrued but unpaid interest, if any, on such Claims. The extent to which the receipt of cash or other property should be attributable to accrued but unpaid interest is unclear. Reorganized Debtors intend to take the position that such cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a Claim and then, to the extent necessary, to any accrued but unpaid interest thereon. Each Holder should consult its tax advisors regarding the determination of the amount of consideration received under the Plan that is attributable to interest (if any). A Holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

If any property received pursuant to the Plan is considered attributable to accrued but unpaid interest, a holder’s basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date.

7.     Backup Withholding

A holder of the New Secured Credit Facility, New Senior Notes, New Convertible Notes or New Spansion Common Stock may be subject to backup withholding with respect to interest or dividends paid on, OID accrued on, and gross proceeds from a sale of the New Secured Credit Facility, New Senior Notes, New Convertible Notes or New Spansion Common Stock unless (i) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. A holder of the New Secured Credit Facility, New Senior Notes, New Convertible Notes or New Spansion Common Stock who does not provide Reorganized Spansion Inc. with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS.

Reorganized Spansion, Inc. will report to holders of the New Secured Credit Facility, New Senior Notes, New Convertible Notes and New Spansion Common Stock and to the IRS the amount of any “reportable payments” (including any interest and dividends paid, and original issue discount accrued, on the New Secured Credit Facility, New Senior Notes, New Convertible Notes and New Spansion Common Stock) and any amount withheld with respect to the New Secured Credit Facility, New Senior Notes, New Convertible Notes and New Spansion Common Stock during the calendar year.

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ARTICLE X.

RECOMMENDATION

Based on the foregoing analysis of the Debtors, the Assets, and the Plan, the Debtors and the Ad Hoc Consortium believe that the best interests of all Entities would be served through Confirmation of the Plan. FOR THESE REASONS, THE DEBTORS AND THE AD HOC CONSORTIUM URGE ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO “ACCEPT” THE PLAN.

Respectfully submitted, this 17th day of December, 2009.

SPANSION INC.

/s/ Randy W. Furr
Randy W. Furr
Executive Vice President and Chief Financial Officer

SPANSION TECHNOLOGY LLC

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

SPANSION LLC

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

SPANSION INTERNATIONAL INC.

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

CERIUM LABORATORIES LLC

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

EXHIBITS TO DISCLOSURE STATEMENT

Exhibit A	Joint Plan of Reorganization

Exhibit B	Corporate Organizational Chart of the Debtors

Exhibit C	Projections

Exhibit D	Liquidation Analysis

Exhibit E	Spansion Japan Position Statement

Exhibit F	GE Financial Services Corporation Position Statement

Exhibit G	Creditors’ Committee Letter

EXHIBIT A

PLAN OF REORGANIZATION

A-1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11 Cases

SPANSION INC., et al.,[1]	Case No.: 09-10690 (KJC)

Debtors.	(Jointly Administered)

DEBTORS’ SECOND AMENDED JOINT PLAN OF

REORGANIZATION DATED DECEMBER 16, 2009

LATHAM & WATKINS LLP
Michael S. Lurey
Gregory O. Lunt
Kimberly A. Posin
355 South Grand Avenue
Los Angeles, CA 90071-1560
Telephone: (213) 485-1234
Facsimile: (213) 891-8763

DUANE MORRIS, LLP
Michael R. Lastowski
Richard W. Riley
Sommer L. Ross
1100 North Market Street, Suite 1200
Wilmington, DE 19801
Telephone: (302) 657-4900
Facsimile: (302) 657-4901

ATTORNEYS FOR THE DEBTORS AND
DEBTORS IN POSSESSION

1        The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Spansion Inc., a Delaware corporation (8239); Spansion Technology LLC, a Delaware limited liability company (3982); Spansion LLC, a Delaware limited liability company (0482); Cerium Laboratories LLC, a Delaware limited liability company (0482), and Spansion International, Inc., a Delaware corporation (7542). The mailing address for each Debtor is 915 DeGuigne Dr., Sunnyvale, CA 94085.

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND GENERAL PROVISIONS		2

1.1	Definitions	2
1.2	Time	23
1.3	Rules of Interpretation	23

ARTICLE II. CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT		24

2.1	Generally	24
2.2	Settlement of Intercompany Claims and Treatment of Claims Generally	25
2.3	Treatment of Multiple Claims and Guaranty and Joint Liability Claims Against Multiple Debtors	25
2.4	Summary of Classification	25
2.5	Unimpaired Classes Deem to Accept Plan	26
2.6	Impaired Classes Deemed to Reject Plan	26
2.7	Impaired Classes Entitled to Vote on Plan	26
2.8	Impairment Controversies	26
2.9	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	26

ARTICLE III. TREATMENT OF CLAIMS AND INTERESTS		27

3.1	Class 1 – Secured Credit Facility Claims	27
3.2	Class 2 – UBS Credit Facility Claims	27
3.3	Class 3 – FRN Claims	28
3.4	Class 4 – Other Secured Claims	30
3.5	Class 5A – Senior Notes Claims	31
3.6	Class 5B – General Unsecured Claims	31
3.7	Class 5C – Exchangeable Debentures Claims	31
3.8	Class 6 – Convenience Class Claims	31
3.9	Class 7 – Non-Compensatory Damages Claims	32
3.10	Class 8 – Interdebtor Claims	32
3.11	Class 9 – Old Spansion Interests	32
3.12	Class 10 – Other Old Equity	33
3.13	Class 11 – Other Old Equity Rights	33
3.14	Class 12 – Securities Claims	33
3.15	Class 13 – Non-Debtor Intercompany Claims	33
3.16	Special Provision Governing Unimpaired Claims	34
3.17	Preservation of Subordination Rights	34

ARTICLE IV. TREATMENT OF UNCLASSIFIED CLAIMS		35

4.1	Generally	35
4.2	Unclassified Claims	35

ii

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39

5.1	Assumption and Cure of Executory Contracts and Unexpired Leases	39
5.2	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	39
5.3	Consent Rights	40
5.4	Effect of Assumption and/or Assignment	40
5.5	Rejection of Executory Contracts and Unexpired Leases	40
5.6	Employment Agreements and Other Benefits	41
5.7	Insurance Policies	42
5.8	Rejection Damages Claims Bar Date; Approval of Rejection	43

ARTICLE VI. MEANS FOR IMPLEMENTATION OF PLAN		43

6.1	Continued Corporate Existence and Vesting of Assets in Reorganized Debtors	43
6.2	Sources of Cash for Distribution	44
6.3	Corporate and Limited Liability Company Action	44
6.4	Effectuating Documents; Further Transactions	44
6.5	Exemption from Certain Transfer Taxes and Recording Fees	45
6.6	Retained Actions	45
6.7	Employee Claims	46
6.8	Executory Contracts and Unexpired Leases Entered Into, and Other Obligations Incurred After, the Petition Date	46
6.9	Operations Between Confirmation Date and the Effective Date	46
6.10	Rights Offering	46
6.11	New Spansion Debt	50
6.12	Cancellation of the FRNs, Senior Notes, and the Exchangeable Debentures	50

ARTICLE VII. PROVISIONS REGARDING CORPORATE GOVERNANCE OF REORGANIZED DEBTORS		51

7.1	New Governing Documents	51
7.2	Directors and Officers of Reorganized Debtors	52
7.3	New Employee Incentive Compensation Programs	52
7.4	Authorization and Issuance of New Equity; Securities Laws	53
7.5	Holdback from Common Stock Distribution	53
7.6	Listing of New Spansion Common Stock	53
7.7	Old Spansion Interests	53

ARTICLE VIII. VOTING AND DISTRIBUTIONS		53

8.1	Voting of Claims	54
8.2	Distributions of Cash on Account of Claims Allowed as of the Effective Date	54
8.3	Disbursing Agent	54

iii

8.4	Distributions of Cash	54
8.5	No Interest on Claims or Interests	55
8.6	Delivery of Distributions	55
8.7	Distributions to Holders of the FRNs, the Senior Notes, and the Exchangeable Debentures	55
8.8	Distributions to Holders as of the Record Date	56
8.9	Indenture Trustees as Claim Holders	56
8.10	Payments and Distributions to Holders of Disputed Claims Which Become Allowed Claims	56
8.11	Distributions of Stock to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims	57
8.12	Reserve for Disputed Claims	57
8.13	De Minimis Distributions	58
8.14	No Fractional Securities; No Fractional Dollars	58
8.15	Surrender of Instruments	59
8.16	Procedures for Distributions to Holders of FRN Claims, Senior Notes Claims, and Allowed Exchangeable Debentures Claims	59
8.17	Allocation of Distributions Between Principal and Interest	60
8.18	Compliance With Tax Requirements	60
8.19	Saturday, Sunday or Legal Holiday	60

ARTICLE IX. PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS		60

9.1	Objections to Claims	60
9.2	Authority to Prosecute Objections	60
9.3	No Distributions Pending Allowance	61
9.4	Estimation of Claims	61
9.5	Distributions After Allowance	61
9.6	Claims Covered by Insurance Policy	62

ARTICLE X. CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE OF THE PLAN		62

10.1	Conditions to Confirmation	62
10.2	Conditions to the Effective Date	63
10.3	Waiver of Conditions	64
10.4	Effect of Failure of Conditions	64
10.5	Order Denying Confirmation	65
10.6	Revocation of the Plan	65

ARTICLE XI. EFFECT OF PLAN ON CLAIMS AND INTERESTS		65

11.1	Discharge of Claims and Termination of Interests	65
11.2	Cancellation of Claims and Interests	66
11.3	Release by Debtors of Certain Parties	66
11.4	Release by Holders of Claims and Interests	68

iv

11.5	California Civil Code § 1542 Waiver	69
11.6	Jurisdiction Related Hereto	70
11.7	Setoffs	70
11.8	Exculpation and Limitation of Liability	70
11.9	Injunction	71
11.10	Effect of Confirmation	71

ARTICLE XII. RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT		72

12.1	Retention of Jurisdiction	72
12.2	Final Decree	74

ARTICLE XIII. MISCELLANEOUS PROVISIONS		74

13.1	Modification of the Plan	74
13.2	Deadlines	74
13.3	Applicable Law	75
13.4	Plan Supplement	75
13.5	Dissolution of Creditors’ Committee	75
13.6	Preparation of Estates’ Returns and Resolution of Tax Claims	75
13.7	Headings	76
13.8	Confirmation of Plans for Separate Debtors	76
13.9	No Admissions; Objection to Claims	76
13.10	No Waiver	76
13.11	No Bar to Suits	76
13.12	Successors and Assigns	77
13.13	Post-Effective Date Effect of Evidence of Claims or Interests	77
13.14	Conflicts	77
13.15	Exhibits/Schedules	77
13.16	No Injunctive Relief	77
13.17	Service of Documents	77
13.18	Binding Effect	78
13.19	Entire Agreement	79

v

INTRODUCTION

  Spansion Inc., Spansion Technology LLC, Spansion LLC, Cerium Laboratories LLC and Spansion International, Inc. (defined hereinafter, collectively, as the “Debtors,” and each individually as a “Debtor”) hereby propose this Second Amended Joint Plan of Reorganization Dated December 16, 2009 (defined hereinafter as the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. All capitalized terms not defined in this Introduction have the meanings given to them in Article I hereof or as otherwise specified in the first paragraph of Section 1.1

  Reference is made to the Disclosure Statement for a description of the Debtors’ history, businesses, results of operations, historical financial information, projections and properties, and for a summary of the Plan and certain related matters. There also are other agreements and documents that are, or will be, Filed (as part of the Plan Supplement or otherwise) and are referenced in the Plan or the Disclosure Statement or both. These documents are or will be accessible on the website http://chapter11.epiqsystems.com/Spansion.

  Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from Holders of Claims until the Disclosure Statement has been approved by the Bankruptcy Court. The Debtors urge the Holders of all Claims entitled to vote on the Plan to read, in their entirety, the Plan, the Disclosure Statement, and the exhibits attached hereto and thereto before voting to accept or reject the Plan. To the extent, if any, that the Disclosure Statement is inconsistent with the Plan, the Plan will govern. No solicitation materials other than the Disclosure Statement, any schedules and exhibits attached thereto or referenced therein, and the other documents and materials included in the Solicitation Materials, have been authorized by the Debtors or the Bankruptcy Court for use in soliciting acceptances of the Plan. The Debtors expressly reserve the right to alter, amend, modify, revoke, or withdraw the Plan as set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and Sections 10.6 and 13.1.

ARTICLE I.

DEFINITIONS AND GENERAL PROVISIONS

1.1         Definitions.    For the purposes of the Plan, except as expressly provided to the contrary in the Plan or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings given to them below in this Section 1.1. Any capitalized term that is not otherwise defined herein, but that is used in the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, shall have the meaning given to that term in the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, as applicable.

(1)

“503(b)(9) Claim” means a Claim for payment of administrative expense of a kind specified in section 503(b)(9) of the Bankruptcy Code or any other claim that was incurred before the Petition Date and is purportedly entitled to administrative priority treatment whether pursuant to section 503(b) or otherwise other than any Indenture Trustee Fees and Expenses.

(2)	“Ad Hoc Consortium” means the ad hoc consortium of holders of the FRNs represented by Brown Rudnick LLP.

(3)

“Administrative and Priority Claims Estimate” means an estimate established by the Bankruptcy Court at or before the Confirmation Hearing of the aggregate Allowed amount of Administrative Expense Claims and Priority Claims as of the Effective Date or, if the Bankruptcy Court does not establish such an estimate, the estimate for such Claims as determined by the Debtors, with the consent of the Ad Hoc Consortium, and included on a schedule that shall be filed with the Plan Supplement.

(4)

“Administrative Expense Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and/or entitled to priority pursuant to sections 507(a)(2) or 507(b) of the Bankruptcy Code, including (a) the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, (b) Professional Compensation, (c) any payment to be made under this Plan to cure a default on an executory contract or unexpired lease that is assumed pursuant to section 365 of the Bankruptcy Code, (d) Allowed

2

Claims entitled to be treated as Administrative Expense Claims pursuant to a Final Order of the Bankruptcy Court, (e) Indenture Trustee Fees and Expenses, (f) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and (g) all 503(b)(9) Claims.

(5)	“Administrative Expense Claim Bar Date” means the first Business Day that is thirty (30) days following the Effective Date, except as specifically set forth in the Plan or a Final Order.

(6)

“Adjusted Plan Equity Value for Conversion Price Calculation” means an amount equal to (i) the estimated value of the Reorganized Debtors’ operations on a going-concern basis excluding any (a) estimated net recoveries by the Debtors or the Reorganized Debtors associated with ongoing litigation and (b) net operating loss carry-forwards and similar items (estimated mid-point of $762.5 million in the Disclosure Statement); (ii) plus the net value associated with auction rate securities owned by the Debtors (estimated at approximately $42.9 million in the Disclosure Statement), (iii) plus the remaining proceeds from the sale of the Debtors’ Suzhou facility, which are anticipated to be collected in early 2010, of approximately $15.4 million; (iv) plus the positive difference between Cash and Cash equivalents on hand as of the Effective Date (inclusive of the Cash payment described in clause (a) of Section 3.3(2)(a) of this Plan) and the Administrative and Priority Claims Estimate, up to a maximum of $240 million, (v) less the par value of liabilities associated with capital leases as of the Effective Date that have been assumed by the Debtors pursuant to this Plan or otherwise, (vi) less the aggregate principal amount of New Convertible Notes, New Senior Notes and New Spansion Debt as of the Effective Date, (vii) less the Cash payment described in Clause (a) of Section 3.3(2)(a) of this Plan, (ix) less any payments to be made to Spansion Japan Limited on or after the Effective Date (but only to the extent the amount of such payment is fixed as of the Effective Date) pursuant to any arrangement with Spansion Japan Limited other than any payments to be made in the ordinary course of business pursuant to a foundry or sort agreement and other than any amount that is otherwise included in the Administrative and Priority Claims Estimate. Adjusted Plan Equity Value for Conversion Price Calculation shall be determined by the Bankruptcy Court at or before the Confirmation Hearing, or, if the Bankruptcy Court makes no such determination, shall be determined by the Debtors, with the consent of the Ad Hoc Consortium, and included on a schedule that shall be filed with the Plan Supplement.

(7)	“Affiliates” has the meaning given to such term by section 101(2) of the Bankruptcy Code.

(8)

“Allowed” means, with respect to a Claim, or any portion thereof, in any Class or category of Claims specified in this Plan, a Claim (a) that is not listed as disputed, contingent or unliquidated on the Schedules, and as to

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which no objection or request for estimation has been Filed on or before the Claims Objection Deadline, or the expiration of such other applicable period fixed by the Bankruptcy Court, and as to which the Debtors have assented to the validity thereof (and as to which a Proof of Claim has been properly an timely Filed); (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is expressly allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim and the Debtors or the Reorganized Debtor, or (iii) pursuant to the terms of this Plan. Unless otherwise specified in this Plan or in an Order of the Bankruptcy Court allowing such Claim, “Allowed” in reference to a Claim shall not include (a) any interest on the amount of such Claim accruing from and after the Petition Date, (b) any punitive or exemplary damages, or (c) any fine, penalty or forfeiture.

(9)	“Allowed Class … Claim” means an Allowed Claim in the designated Class.

(10)

“Assets” means, collectively, all of the legal and equitable interests of the Debtors in the “property,” as defined by section 541 of the Bankruptcy Code, of the Estates of the Debtors (including all of the assets, property, interests (including Interests) and effects, real and personal, tangible and intangible, including all Avoidance Actions), wherever situated as such properties exist on the Petition Date or thereafter.

(11)

“Avoidance Action” means any claim or cause of action of an Estate arising out of or maintainable pursuant to sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code or under any other similar applicable law, regardless of whether or not such action has been commenced prior to the Effective Date.

(12)

“Backstop Commitment” means the agreement by the Backstop Party, if any, pursuant to the Backstop Rights Purchase Agreement to purchase all of the Rights Offering Shares that are not purchased by the Rights Offering Participants as part of the Rights Offering.

(13)

“Backstop Party” means Silver Lake Sumeru, L.P. and/or its Affiliates and managed accounts, or another Person or Persons who may be selected by the Debtors and, if so selected, will enter into the Backstop Rights Purchase Agreement with Spansion Inc. If the Debtors decide to proceed with the Rights Offering with a Backstop Party other than Silver Lake Sumeru, L.P. and/or its Affiliates, the identity of the Backstop Party will be disclosed in the Plan Supplement.

(14)

“Backstop Rights Purchase Agreement” means the agreement between the Backstop Party and Spansion Inc. which sets forth the Backstop Commitment and the terms and conditions thereof. If the Debtors decide to proceed with the Rights Offering with a Backstop Party, the terms and

4

conditions of the Backstop Rights Purchase Agreement shall be no less favorable to the Debtors and the Estates than those set forth on Exhibit D and a form of the Backstop Rights Purchase Agreement will be included in the Plan Supplement.

(15)	“Ballot” means each of the ballot forms that are distributed with the Solicitation Materials to Holders of Claims included in Voting Classes.

(16)	“Bankruptcy Code” means title 11 of the United States Code, as in effect on the Petition Date and as thereafter amended, if such amendments are made applicable to the Chapter 11 Cases.

(17)

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or, in the event such court ceases to exercise jurisdiction over any Chapter 11 Case, the District Court or such court or adjunct thereof that exercises jurisdiction over such Chapter 11 Case in lieu of the United States Bankruptcy Court for the District of Delaware.

(18)

“Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as in effect on the Petition Date and as thereafter amended, if such amendments are made applicable to the Chapter 11 Cases, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applied to the Chapter 11 Cases or proceedings therein, as the case may be.

(19)

“Bar Date” means the applicable bar date by which a proof of Claim or a request for payment of an Administrative Expense Claim must be or must have been Filed, as established by an Order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

(20)

“Bar Date Order” means that certain Order Granting the Motion of the Debtors Establishing Bar Dates and Related Procedures for Filing Proofs of Claim and Approving the Form, Manner and Sufficiency of Notice of the Bar Dates Pursuant to Fed.R.Bankr.P. 3003 and 2007, entered by the Bankruptcy Court on May 27, 2009 [D.I. 554].

(21)

“Business Day” means any day on which commercial banks are open for business, and not authorized to close, in the City of New York, New York or in California, except any Saturday, Sunday or any day designated as a legal holiday in Bankruptcy Rule 9006(a).

(22)

“Cash” means legal tender of the United States of America and equivalents thereof, including currency, a certified check, a cashier’s check or a wire transfer of good funds from any source, or a check issued by any Entity making any Distribution under the Plan drawn on funds from the Debtors or the Estates, denominated in United States dollars.

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(23)

“Causes of Action” means all claims, actions, Avoidance Actions, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and cross-claims (including all claims and any avoidance, recovery, subordination or other actions against insiders and/or any other entities under the Bankruptcy Code) of any of the Debtors and/or the Estates (including those actions set forth in the Plan Supplement) that existed as of the Petition Date, that are or may be pending on the Effective Date or that may be instituted by the Reorganized Debtors after the Effective Date against any entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

(24)

“Chapter 11 Case” means, with respect to each Debtor, the Chapter 11 Case initiated by such Debtor’s filing on the Petition Date of a voluntary petition for relief in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. The Chapter 11 Cases are being jointly administered in the Bankruptcy Court as Bankruptcy Case No. 09-10690 pursuant to the Order Authorizing Joint Administration of Chapter 11 Cases Pursuant to Federal Rule of Bankruptcy Procedure 1015 and Local Rule 1015-1, entered by the Bankruptcy Court on March 4, 2009 [D.I. 58].

(25)	“Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code, against one of the Debtors (or all or some of them) whether or not asserted or Allowed.

(26)

“Claims and Voting Agent” means Epiq Bankruptcy Solutions, LLC (and its successors) in its capacity as claims and voting agent for the Debtors, or any other entity approved by the Bankruptcy Court as Claims and Voting Agent in lieu of, or in addition to, Epiq Bankruptcy Solutions, LLC and its successors.

(27)	“Class 3 Special Election Form” means the special election form that is distributed with the Solicitation Materials to Holders of Claims included in Class 3

(28)

“Claims Objection Deadline” means the later of the first Business Day which is (i) one hundred eighty (180) days after the Effective Date, or (ii) such later date as may be ordered by the Bankruptcy Court, as such dates may be from time to time extended by the Bankruptcy Court without further notice to parties in interest.

(29)	“Class” means a category of Claims or Interests designated pursuant to the Plan.

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(30)

“Class 1 Collateral” means the lesser of: (i) cash collateral equal to one hundred five percent (105%) of the obligations related to outstanding equipment leases and letter of credit agreements, and (ii) such other consideration as agreed to by the Holders of Claim in allowed Class 1 prior to the commencement of the Confirmation Hearing, with the consent of the Ad Hoc Consortium.

(31)	“Clerk” means the Clerk of the Bankruptcy Court.

(32)	“Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court, within the meaning of Bankruptcy Rules 5003 and 9021.

(33)	“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

(34)

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of this Plan and related matters under section 1128 of the Bankruptcy Code, as such hearing may be continued.

(35)	“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

(36)	“Contract/Lease Schedule” has the meaning ascribed to it in Section 5.1.

(37)

“Convenience Class Claim” means an Unsecured Claim (i) Scheduled or Filed in an amount less than or equal to $2,000, (ii) Allowed in an amount less than or equal to $2,000 or (iii) as to which the Holder of such Unsecured Claim has elected (by marking the appropriate box on its Ballot) to reduce its Claim to $2,000 in order to have its Claim treated as a Convenience Class Claim.

(38)	“Conversion Price” has the meaning ascribed to it in Section 1.1(87)

(39)	“Creditor” means the Holder of a Claim.

(40)

“Creditors’ Committee” means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code as its composition may be changed from time to time by addition, resignation or removal of its members.

(41)

“Cure Amount” means the amount required to satisfy any Debtor’s obligations under section 365(b) of the Bankruptcy Code with respect to such Debtor’s assumption of any executory contract or unexpired lease.

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(42)

“Debtor” means, individually, each of Spansion Inc., Spansion Technology LLC, Spansion LLC, Cerium Laboratories LLC, and Spansion International, Inc., each of which is a Debtor in its Chapter 11 Case. The term “Debtors” means all of the foregoing entities.

(43)	“Debtor Releasees” has the meaning given to such term in Section 11.3.

(44)	“Debtors-in-Possession” means the Debtors in their capacities as debtors in possession in the Chapter 11 Cases pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

(45)

“Deficiency Claim” means any Claim against a Debtor representing the amount, if any, by which the Allowed amount of a Secured Claim exceeds the value of the collateral securing such Claim or the amount by which a Claim subject to setoff exceeds the amount of any setoff.

(46)

“Disallowed” means, with respect to any Claim or Interest, any Claim or Interest (i) proof of which was required to be Filed by the Bankruptcy Code or an Order of the Court but as to which no proof of Claim or Interest or request for payment was timely or properly Filed, (ii) which has been withdrawn in whole or in part, by agreement between the Debtors or the Reorganized Debtors, as applicable, and the Holder thereof or unilaterally by the Holder thereof, or (iii) which has been disallowed, in whole or in part, by Final Order. In case a Claim is Disallowed in part, the Claim might be an Allowed Claim with respect to amounts asserted under the Claim which have not been Disallowed.

(47)	“Disbursing Agent” means any entity (including any Reorganized Debtor and any other Disbursing Agent), in its capacity as a disbursing agent pursuant to Section 8.3.

(48)

“Disclosure Statement” means the Second Amended Disclosure Statement for Debtors’ Second Amended Joint Plan of Reorganization Dated December 16, 2009, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time in accordance with applicable law.

(49)

“Disclosure Statement Order” means that certain Order (I) Approving Disclosure Statement, (II) Scheduling Confirmation Hearing (III) Approving Solicitation and Other Procedures, Including Fixing the Voting Record Date and Establishing Deadlines for Voting on the Plan and Objecting to the Plan, and (IV) Approving the Solicitation Package and Forms of Notice [D.I. [      ]].

(50)

“Disputed Claim” means, as of any relevant point in time, (i) any Claim, as to which a proof of Claim has been Filed or is deemed to have been Filed, that has not been Allowed or Disallowed, or (ii) if no proof of Claim

8

has been Filed, a Claim that is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but as to which an objection has been Filed on or before the Effective Date, and such objection has not been withdrawn or denied by a Final Order.

(51)	“Distribution” means any distribution by the Debtors or Reorganized Debtors, whether directly or through a Disbursing Agent, to a Holder of an Allowed Claim or Interest under the Plan.

(52)	“District Court” means the United States District Court for the District of Delaware.

(53)

“Effective Date” means, subject to the provisions of Section 10.3, the date specified by the Debtors in a notice Filed by the Debtors as the date on which this Plan shall take effect, which date shall be not more than ten (10) Business Days after the date on which the conditions to the Effective Date provided for in this Plan have been satisfied or waived.

(54)	“Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

(55)

“Estate” means, with regard to each Debtor, the estate that was created by the commencement by such Debtor of its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code, and shall be deemed to include, without limitation, any and all rights, powers, and privileges of such Debtor and any and all Assets and interests in property, whether real, personal or mixed, rights, causes of action, avoidance powers or extensions of time that such Debtor or such estate shall have had as of the Petition Date, or which such Estate acquired after the commencement of the Chapter 11 Case, whether by virtue of sections 541, 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code, or otherwise. “Estates” has a correlative meaning.

(56)	“Exchangeable Debentures Indenture” means the indenture governing the Exchangeable Debentures.

(57)

“Exchangeable Debentures” means the $207 million aggregate principal amount 2.25% Senior Exchangeable Debentures due 2016. “Exchangeable Debenture” means one of the debentures comprising the Exchangeable Debentures.

(58)	“Exchangeable Debentures Claims” means any Claim that is or could be asserted by the Holders of the Exchangeable Debentures against any of the Debtors or any of the Estates.

(59)	“Exculpated Claims” has the meaning given to such term in Section 11.8.

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(60)

“Exit Financing Facility” means a new revolving credit facility for the Reorganized Debtors with third party lender(s) for up to $100 million in revolving loans to fund the Reorganized Debtors’ working capital requirements and other general corporate purposes, with a borrowing base supported by eligible accounts receivable and inventory. The Exit Financing Facility may be secured only by a first priority lien on accounts receivable, inventory and deposit accounts (and the proceeds thereof) of Reorganized Spansion LLC and guarantors.

(61)

“Face Amount” for any Disputed Claim means (a) the full stated amount set forth in any proof of Claim with respect to such Claim, (b) if the amount of such Claim has been estimated in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 for purposes of distributions, pursuant to a Final Order of the Court, the amount so estimated, unless otherwise expressly set forth in the Plan with respect to a specific Claim or Class of Claims, or (c) such other amount as the Court may establish for purposes of allocating funds for the Reserve for Disputed Claims with respect to such Disputed Claim pursuant to a Final Order. For any proof of Claim which is Filed for an unliquidated amount, the Debtors or any other party-in-interest may ask the Court to either (i) establish an amount for such Claim that will be deemed the “Face Amount” for purposes of the Plan, or (ii) estimate the Claim for purposes of distributions under the Plan.

(62)

“Fee Auditor” means Warren H. Smith & Assoc. (and its successors) in its capacity as the Bankruptcy Court appointed fee auditor for Professional Compensation in the Chapter 11 Cases, or any other Entity appointed by the Bankruptcy Court as fee auditor for Professional Compensation in the Chapter 11 Cases in lieu of, or in addition to, Warren H. Smith & Assoc. and its successors.

(63)	“File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

(64)	“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

(65)

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed

10

or from which certiorari was sought or the new trial, reargument or rehearing has been denied or resulted in no modification of such order, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be Filed with respect to such order, shall not cause such order not to be a Final Order.

(66)

“Final Trading Order” means the Final Order Establishing Notice, Hearing and Sell-Down Procedures for Trading in Equity Securities and Claims Against the Debtors’ Estates entered by the Bankruptcy Court on or about April 2, 2009. [D.I. 211].

(67)	“FRN Claim” means any Claim that is or could be asserted by the Holder of any FRN against the Debtors or their Estates.

(68)	“FRN Indenture” means the indenture governing the FRNs.

(69)	“FRNs” means the Prepetition $625 million aggregate principal amount Senior Secured Floating Rate Notes due 2013 issued pursuant to the FRN Indenture. “FRN” means one of the notes comprising the FRNs.

(70)

“General Unsecured Claim” means any Unsecured Claim against a Debtor other than a Senior Note Claim, an Exchangeable Debentures Claim, a Convenience Class Claim or a Non-Compensatory Damages Claim. The term “General Unsecured Claim” shall not include any Claim against any of the Debtors that is eligible for classification in a Class other than Class 5B.

(71)	“Holder” means the Entity that is the owner of record of a Claim or Interest, as applicable.

(72)	“Impaired” means, with respect to any Class of Claims or Interests, the Claims or Interests in such Class that are impaired within the meaning of section 1124 of the Bankruptcy Code.

(73)

“Indenture Trustee” means the indenture trustee, trustee, or other collateral or administrative agent for any of the Secured Credit Facility Debt, the FRNs, the Senior Notes, the Exchangeable Debentures or the Exit Financing Facility. “Indenture Trustees” means all of the foregoing, collectively.

(74)

“Indenture Trustee Fees and Expenses” means the reasonable fees and expenses of any Indenture Trustee (including reasonable attorneys fees) allowable under the applicable facility or indenture whether incurred before or after the Petition Date.

(75)	“Initial Board” shall have the meaning set forth in Section 7.2.

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(76)	“Insider” has the meaning given to such term in section 101(31) of the Bankruptcy Code.

(77)	“Instrument” means any share of stock, security, promissory note or other “instrument,” within the meaning of that term, as defined in section 9102(47) of the California Commercial Code.

(78)	“Insured Claim” has the meaning given to such term in Section 9.6.

(79)	“Interdebtor Claim” means any Claim that is or could be asserted by any Debtor(s) or its/their Estate(s) against any other Debtor(s) or its/their Estate(s).

(80)	“Interest” means the legal, equitable contractual and other rights of the Holders of Old Spansion Interests, Other Old Equity and Other Old Equity Rights

(81)	“IRC” means the Internal Revenue Code of 1986, as amended.

(82)	“Lien” means any “lien” as defined in section 101(37) of the Bankruptcy Code.

(83)	“Max New Convertible Notes Distribution” has the meaning given to such term in Section 3.3(3).

(84)	“Max New Senior Notes Distribution” has the meaning given to such term in Section 3.3(3).

(85)	“Minimum Shares for Distribution” has the meaning given to such term in Section 8.11.

(86)	“New Capital Proceeds” means net Cash proceeds from the closing of the Rights Offering and/or from the issuance or incurrence of the New Spansion Debt.

(87)

“New Convertible Notes” means the $237,500,000 (as adjusted pursuant to Section 3.3(2)(b)) aggregate principal amount of 4.75% Senior Secured Convertible Notes due 2016 of Reorganized Spansion Inc. having the terms and conditions summarized on Exhibit A. The New Convertible Notes will be guaranteed by certain Affiliates of Reorganized Spansion Inc. and secured by a Lien on substantially all of the Property and Assets of the Reorganized Debtors and their domestic subsidiaries, subject only to the senior Liens of the Exit Financing Facility (solely respecting accounts receivable, inventory and deposit accounts of Reorganized Spansion LLC), New Senior Notes, the Secured Credit Facility (solely respecting the Class 1 Collateral) and Permitted Liens as defined in the New Convertible Notes Documents. The New Convertible Notes also may be converted into shares of New Spansion Common Stock at a

12

purchase price per share equal to: (i) the Adjusted Plan Equity Value for Conversion Price Calculation; (ii) plus $100 million; (iii) divided by 50 million; (iv) multiplied by 115% (the “Conversion Price”).

(88)

“New Convertible Notes Documents” means the indenture governing the New Convertible Notes in substantially the form Filed with the Bankruptcy Court in the Plan Supplement and any security agreement, deeds of trust, mortgages, financing statements, guaranties and other collateral documents executed in connection therewith.

(89)

“New Equity” means all shares of common stock or other ownership interests of the applicable Reorganized Debtor, authorized hereunder as of the Effective Date and any additional shares or ownership interests authorized for the purposes specified herein and as further described in the New Governing Documents.

(90)

“New Governing Documents” means the amended and restated certificate of incorporation and amended and restated bylaws or certificate of formation and amended and restated limited liability company agreement, as the case may be, of each of the Reorganized Debtors prepared pursuant to Section 7.1 of this Plan, in substantially the forms contained in the Plan Supplement.

(91)

“New Senior Notes” means the $237,500,000 (as adjusted pursuant to Section 3.3(2)(b)) aggregate principal amount of 10.75% Senior Secured Notes due 2014 of Reorganized Spansion Inc. having the terms and conditions summarized on Exhibit B. The New Senior Notes will be guaranteed by all domestic Affiliates and secured by a Lien on substantially all of the property and Assets of the Reorganized Debtors and their domestic subsidiaries subject only to the senior Liens of the Exit Financing Facility (solely respecting accounts receivable, inventory and deposit accounts of the Reorganized Spansion LLC), the Secured Credit Facility (solely respecting the Class 1 Collateral) and Permitted Liens as defined in the New Senior Notes Documents.

(92)

“New Senior Notes Documents” means the indenture governing the New Senior Notes in substantially the form Filed in the Plan Supplement and any security agreement, deeds of trust, mortgages, financing statements, guaranties, other collateral documents, and intercreditor subordination agreements executed in connection therewith.

(93)

“New Spansion Common Stock” means New Equity of Reorganized Spansion Inc., par value $0.01 per share, to be issued or reserved for issuance by Reorganized Spansion Inc. on or after the Effective Date pursuant to the Plan.

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(94)

“New Spansion Debt” means the new notes or other debt obligations of one or more of the Reorganized Debtors having an interest rate acceptable to the Debtors and in an aggregate principal amount of up to $500 million, having the terms and conditions summarized on Exhibit C. The New Spansion Debt may, at the Debtors’ discretion, be guaranteed by all domestic Affiliates of the Reorganized Spansion LLC and may, at the Debtors’ discretion, be secured by a Lien on a portion or substantially all of the property and Assets of the Reorganized Debtors and their domestic subsidiaries subject only to the senior Liens of the Exit Financing Facility (solely respecting accounts receivable, inventory and deposit accounts of the Reorganized Spansion LLC), the Secured Credit Facility (solely respecting the Class 1 Collateral) and other liens permitted pursuant to the New Spansion Debt Documents; provided, however, that if any New Senior Notes and/or New Convertible Notes are issued to the Holders of Class 3 Claims pursuant to this Plan, the New Spansion Debt must be unsecured.

(95)

“New Spansion Debt Documents” means the indentures, credit agreements and other documents governing the New Spansion Debt and any security agreement, deeds of trust, mortgages, financing statements, guaranties, other collateral documents, and intercreditor subordination agreements executed in connection therewith. If the Debtors determine to issue or incur the New Spansion Debt, the indenture(s), credit agreement(s) or other document(s) evidencing and governing the New Spansion Debt will be Filed in the Plan Supplement.

(96)

“Non-Compensatory Damages Claim” means any Claim for any fine, penalty or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the Holder of such Claim, including any such Claim based upon, arising from, or relating to any cause of action whatsoever (including violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise), and any such Claim asserted by a governmental unit in connection with a tax or other obligation owing to such unit.

(97)	“Non-Debtor Affiliate” means any Affiliate of the Debtors that is not a Debtor in the Chapter 11 Cases.

(98)

“Non-Debtor Intercompany Claim” means any Claim against a Debtor held by a Non-Debtor Affiliate, including any Claim asserted by any Creditor whose Claim is derivative of liabilities owed to any Non-Debtor Affiliate.

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(99)

“Old Spansion Interests” means (i) the interests of any Holder of equity securities of Spansion Inc. represented by any issued outstanding common stock, preferred stock or other instrument evidencing a present ownership interest in Spansion Inc. prior to the Effective Date, whether or not transferable, (ii) any calls, options, restricted stock units, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, warrants, unvested common, preferred or other interests or any other agreement of any character related to the common, preferred or other interests of Spansion Inc., obligating Spansion Inc. to issue, transfer, purchase, redeem, or sell any common, preferred or other interests or securities, (iii) any rights under any equity incentive plans, voting agreements and registration rights agreements regarding common, preferred or other interests or equity securities of Spansion Inc., (iv) any claims arising from the retention or rescission of a purchase, sale or other acquisition of any outstanding common, preferred or other interests or equity securities (or any right, claim, or interest in and to any common, preferred or other interests or equity securities) of Spansion Inc., (v) any claims for the payment of any distributions with respect to any common, preferred or other interests or equity securities of Spansion Inc., and (vi) any claims for damages or any other relief arising from the purchase, sale, or other acquisition of Spansion Inc.’s outstanding common, preferred or other interests or equity securities.

(100)

“Order” means an order of judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction.

(101)

“Other Old Equity” means any outstanding ownership interests in any of the Debtors other than Spansion Inc., including interests evidenced by common or preferred stock, membership interests or their equivalents, but excluding the Other Old Equity Rights.

(102)

“Other Old Equity Rights” means any calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, warrants, unvested common, preferred or other interests or any other agreement of any character related to the Other Old Equity, obligating any of the Debtors other than Spansion Inc. to issue, transfer, purchase, redeem, or sell any common, preferred or other interests or securities, any rights under any equity incentive plans, voting agreements and registration rights agreements regarding common, preferred or other interests or equity securities of any of the Debtors other than Spansion Inc., any claims arising from the rescission of a purchase, sale or other acquisition of any outstanding common, preferred, membership or other interests or equity securities (or any right, claim, or interest in and to any common, preferred, membership or other interests or equity securities) of any of the Debtors other than Spansion Inc., any claims for the payment of any distributions with respect to any common, preferred, membership or other interests or

15

equity securities of any of the Debtors other than Spansion Inc., and any claims for damages or any other relief arising from the purchase, sale, or other acquisition of the outstanding common, preferred, membership or other interests or equity securities of any of the Debtors other than Spansion Inc.

(103)	“Other Secured Claims” mean a Secured Claim other than a Secured Credit Facility Claim, a UBS Credit Facility Claim or an FRN Claim.

(104)	“Oversubscription Offering Subscription” has the meaning given to such term in Section 6.10(2).

(105)

“Oversubscription Pro Rata Share” means, with respect to any Rights Offering Participant that has submitted an Oversubscription Offering Subscription, the ratio of (a) the maximum number of shares selected by such Rights Offering Participant in its Oversubscription Offering Subscription to (b) the total maximum number of shares selected by all Rights Offering Participants in all Oversubscription Offering Subscriptions.

(106)

“Oversubscription Shares” means, for any Rights Offering Participant, the lesser of (a) the maximum number of shares selected by such Rights Offering Participant in its Oversubscription Offering Subscription and (b) such Rights Offering Participant’s Oversubscription Pro Rata Share of the Remaining Rights Offering Shares, rounded down to the nearest 100 shares.

(107)	“Person” has the meaning given to such term in section 101(41) of the Bankruptcy Code.

(108)	“Petition Date” means March 1, 2009, the date on which each of the Debtors Filed its respective petition for relief in the Bankruptcy Court, commencing its Chapter 11 Case.

(109)

“Plan” means this joint plan of reorganization as the same may hereafter be amended or modified. If the Plan is withdrawn as the Plan for a particular Debtor, the defined term “Plan” shall not include the plan of reorganization or liquidation for such Debtor in its Chapter 11 Case except where the context otherwise requires.

(110)

“Plan Documents” means, collectively, the Disclosure Statement, this Plan, all exhibits, schedules and annexes to each, all of the documents included in the Plan Supplement, and all other agreements contemplated by the Plan.

(111)	“Plan Objection Deadline” means January 26, 2010, at 4:00 p.m. (Eastern Time), the deadline established by the Bankruptcy Court for filing and serving objections to the Confirmation of the Plan.

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(112)

“Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits, including those specified in Section 13.4, as it may thereafter be altered, amended, modified or supplemented in accordance with the terms hereof.

(113)

“Postpetition Tax Claims” means Administrative Expense Claims and other Claims by a governmental unit for taxes against any of the Debtors (and for interest and/or penalties related to such taxes) for any tax year or period, which Claims first arise from and including the Petition Date through and including the Effective Date.

(114)	“Primary Offering Subscription” has the meaning given to such term in Section 6.10(2).

(115)	“Priority Claims” means all Priority Non-Tax Claims plus all Priority Tax Claims.

(116)

“Priority Non-Tax Claim” means a Claim entitled to priority under the provisions of sections 507(a)(3) through 507(a)(7) of the Bankruptcy Code other than an Administrative Expense Claim, a Postpetition Tax Claim or a Priority Tax Claim.

(117)	“Priority Tax Claim” means a Claim against the Debtors that is of a kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

(118)

“Pro Rata” means proportionately so that, with respect to any Class, the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim to (b) the amount of the Allowed Claim, is the same as the ratio of (x) the amount of consideration distributed on account of all Allowed Claims in the Class in which the particular Allowed Claim is included to (y) the aggregate amount of all Allowed Claims of that Class.

(119)	“Pro Rata Class 3 Distribution” has the meaning given to such term in Section 3.3(3).

(120)

“Pro Rata Share of the Rights Offering Shares” means, with respect to an applicable Rights Offering Participant, the proportion that (a) the amount of the Class 5A Claims, Class 5B Claims and Class 5C Claims that are (i) held by such Rights Offering Participant and (ii) are deemed to be allowed in an amount equal to or greater than $100,000 for purposes of voting on the Plan pursuant to the provisions of the Disclosure Statement Order bears to (b) the aggregate amount of Class 5A Claims, Class 5B Claims and Class 5C Claims that are (i) held by all Rights Offering Participants and (ii) deemed to be allowed in an amount equal to or greater than $100,000 for purposes of voting on the Plan pursuant to the provisions of the Disclosure Statement Order.

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(121)

“Professional” means any professional employed in the Chapter 11 Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or any Professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

(122)

“Professional Compensation” means (i) any amounts that the Bankruptcy Court allows pursuant to section 327, 328, 330, 331, 363, 503(b) or 1103 of the Bankruptcy Code as compensation earned, and reimbursement of expenses incurred, by Professionals employed by the Debtors and the Creditors’ Committee, and (ii) any amounts the Bankruptcy Court allows pursuant to sections 503(b) of the Bankruptcy Code in connection with the making of a substantial contribution to the Chapter 11 Cases.

(123)

“Record Date” means the date established in the Confirmation Order or any other Final Order of the Bankruptcy Court for determining the identity of Holders of Allowed Claims entitled to Distributions under this Plan.

(124)	“Record Holder” means the Holder of a Claim or Interest as of the Record Date.

(125)

“Reinstated” or “Reinstatement” means (x) with respect to a Claim, (i) the Debtors shall cure any default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, (iv) if such Claim arises from any failure to perform a non-monetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(a), the Holder of such Claim is compensated for any actual pecuniary loss incurred by such Holder as a result of such failure, and (iv) the legal, equitable and contractual rights of such Holder will not otherwise be altered, and (y) with respect to an Interest, the legal, equitable and contractual rights of the Holder of such Interest will not be altered.

(126)	“Release Obligor” has the meaning given to such term in Section 11.4.

(127)

“Remaining Rights Offering Shares” means those Rights Offering Shares that are not subscribed for pursuant to the Primary Offering Subscriptions submitted by the Rights Offering Participants prior to the expiration of the Subscription Deadline.

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(128)

“Reorganized Debtor” or “Reorganized Debtors” means, on and after the Effective Date, the Debtors as reorganized pursuant to the Plan, as the case may be and, in each case, to the extent applicable. When referring to a specific Debtor as reorganized pursuant to the Plan, the Plan shall use the term “Reorganized [name of Debtor].”

(129)	“Reserve for Disputed Claims” has the meaning given to such term in Section 8.12.

(130)

“Retained Actions” means all claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtors’ Estate may hold against any Entity, including (i) claims and Causes of Action brought prior to the Effective Date, (ii) claims and Causes of Action against any Entities for failure to pay for products or services provided or rendered by any of the Debtors, (iii) claims and Causes of Action relating to strict enforcement of any of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, including claims against third parties for infringement of any such intellectual property rights or other misuse of such intellectual property, (iv) claims and Causes of Action seeking the recovery of any of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of any of the Debtors’ or the Reorganized Debtors’ businesses, including claim overpayments and tax refunds, and (v) all Causes of Action that are Avoidance Actions.

(131)

“Rights Offering” means that certain rights offering of New Spansion Common Stock in an amount of up to $109,375,000 to be offered to the Rights Offering Participants, the terms of which are set forth in Section 6.10.

(132)	“Rights Offering Amount” means up to $109,375,000.

(133)

“Rights Offering Participant” means each Holder of a Class 5A Claim, Class 5B Claim or Class 5C Claim as of the Rights Offering Record Date that is deemed to be allowed in an amount equal to or greater than $100,000 for purposes of voting on the Plan pursuant to the provisions of the Disclosure Statement Order.

(134)

“Rights Offering Purchaser” means a Rights Offering Participant who timely and properly executes and delivers the Subscription Form to the Debtors or other Entity specified in the Subscription Form prior to the expiration of the Subscription Deadline.

(135)

“Rights Offering Record Date” means the date for determining which Holders of Class 5A Claims, Class 5B Claims and Class 5C Claims are eligible to participate in the Rights Offering and shall be the Voting Record Date applicable to such Claims, or such other date as designated in an Order of the Bankruptcy Court.

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(136)

“Rights Offering Shares” means the New Spansion Common Stock to be issued and sold through the Rights Offering (including either (a) if the Debtors do not select a Backstop Party, the Total Oversubscription Shares or (b) if the Debtors select a Backstop Party, the Remaining Rights Offering Shares to be issued pursuant to the Backstop Rights Purchase Agreement).

(137)	“Scheduled” means set forth on the Schedules.

(138)	“Schedules” means, with respect to any Debtor, the Schedules of Assets and Liabilities such Debtor Filed, as such Schedules may be amended from time to time in accordance with Bankruptcy Rule 1009.

(139)

“Secured Claim” means: (a) a Claim that is secured by a Lien on property in which an Estate has an interest, which Lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, all as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) a Claim which is Allowed under the Plan as a Secured Claim.

(140)

“Secured Credit Facility” means the secured credit facility pursuant to that certain Credit Agreement, dated September 19, 2005, by and Among Bank of America, N.A., as Agent, Banc of America Securities LLC, as the Sole Lead Arranger and the Sole Book Manager, Spansion LLC, and the lenders party thereto from time to time, as such agreement has been amended to date.

(141)	“Secured Credit Facility Claims” means any Claim that is or could be asserted on account of the Secured Credit Facility against the Debtors or their Estates.

(142)	“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a- 77aa, as now in effect or hereafter amended.

(143)

“Securities Claim” means any Claim (a) described in section 510(b) of the Bankruptcy Code against any Debtor arising from rescission of a purchase or sale of a security of any Debtor, (b) for damages arising from the purchase or sale of such security, or for reimbursement, indemnity or contribution Allowed under section 502 of the Bankruptcy Code on account of such Claim, or (c) arising out of the ownership of an Interest.

(144)	“Senior Notes” means the $250 million aggregate principal amount 11.25% Senior Notes of Spansion LLC due 2016, representing general

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unsecured senior obligations of Spansion LLC, issued pursuant to the Senior Notes Indenture. “Senior Note” means one of the notes comprising the Senior Notes.

(145)	“Senior Notes Claim” means any Claim that is or could be asserted by the Holders of the Senior Notes against the Debtors or their Estates.

(146)	“Senior Notes Indenture” means the indenture governing the Senior Notes.

(147)	“Solicitation Materials” has the meaning given to such term in the Disclosure Statement.

(148)	“Subscription Commencement Date” means the date on which the Subscription Period commences, which shall be the earliest date reasonably practicable occurring after the Rights Offering Record Date.

(149)	“Subscription Deadline” means the date on which the Rights Offering shall expire as set forth in the Subscription Form, which date shall be January 15, 2010.

(150)

“Subscription Form” means that certain form to be distributed to Rights Offering Participants pursuant to which such Rights Offering Participants may exercise their Subscription Rights, which form was approved by the Bankruptcy Court in the Disclosure Statement Order.

(151)	“Subscription Notification Date” means a date that is not later than seven (7) days following the Subscription Deadline.

(152)

“Subscription Payment Amount” means, with respect to a particular Rights Offering Purchaser, an amount of Cash equal to (a) the Rights Offering Amount multiplied by such Rights Offering Purchaser’s Pro Rata Share of the Rights Offering Share plus (b) if the Debtors do not select a Backstop Party, the Subscription Price multiplied by such Rights Offering Purchaser’s Oversubscription Shares.

(153)

“Subscription Payment Date” means the date that is three (3) Business Days following the applicable Subscription Notification Date (or such later date as approved in writing by the Debtors or Reorganized Debtors); provided, however, that such date must occur on or prior to the earlier of February 12, 2010, or Effective Date.

(154)

“Subscription Period” means the time period during which the Rights Offering Participants may subscribe to purchase the Rights Offering Shares, which period shall commence on the Subscription Commencement Date and expire on the Subscription Deadline.

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(155)	“Subscription Price” means an amount determined by the Debtors as the per share purchase price for the Rights Offering Shares, but shall not be less than $8.43.

(156)	“Subscription Right” means the right to participate in the Rights Offering, which right shall be non-Transferable and non-certificated as set forth in Section 6.10 of this Plan.

(157)

“Total Oversubscription Shares” means (a) if the Debtors select a Backstop Party, zero or (b) if the Debtors do not select a Backstop Party the sum of the Oversubscription Shares for all Rights Offering Participants that submitted Oversubscription Offering Subscriptions.

(158)

“Transfer” or “Transferable” means, with respect to the Rights Offering, (a) the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition of any Subscription Right or the beneficial ownership thereof, (b) the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition, and (c) each option, agreement, arrangement, or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing. The term “constructive sale” for purposes of this definition means (i) a short sale with respect to such right, (ii) entering into or acquiring an offsetting derivative contract with respect to such right, (iii) entering into or acquiring a futures or forward contract to deliver such right, or (iv) entering into any transaction that has substantially the same effect as any of the foregoing. The term “beneficially owned” or “beneficial ownership” as used in this definition shall include, with respect to any Subscription Right, the beneficial ownership of such Subscription Right by a Person and by any direct or indirect subsidiary of such Person.

(159)	“UBS” means UBS Bank USA or any successor.

(160)

“UBS Credit Facility” means that certain Credit Line Account Application and Agreement and the Addendum to the Credit Line Account Application and Agreement, and all documents entered into in connection therewith, between UBS Bank USA and Spansion LLC that provides up to $85 million in the form of an uncommitted revolving line of credit, which is secured by certain auction rate securities owned by Spansion LLC.

(161)	“UBS Credit Facility Claims” means any Claim that is or could be asserted by UBS against the Debtors or their Estates on account of the UBS Credit Facility.

(162)	“Unimpaired” means, with respect to a Class of Claims or Interests, any Class that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

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(163)

“Unsecured Claim” means any Claim against a Debtor other than an Administrative Expense Claim, a Priority Claim, a Secured Claim, an Interdebtor Claim, a Securities Claim or a Non-Debtor Intercompany Claim.

(164)

“Unsecured Claims Pro Rata” means proportionately so that, with respect to the Claims in Class 5A, Class 5B and Class 5C, the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim to (b) the amount of the Allowed Claim, is the same as the ratio of (x) the amount of consideration distributed on account of all Allowed Claims in Class 5A, Class 5B or Class 5C as applicable to (y) the aggregate amount of all Allowed Claims of Class 5A, Class 5B and Class 5C.

(165)	“Voting Classes” means Class 1, Class 3, Class 5A, Class 5B and Class 5C.

(166)	“Voting Deadline” means February 4, 2010, at 4:00 p.m. (Eastern Time), the date and time by which all Ballots must be received by the Claims and Voting Agent.

(167)	“Voting Instructions” means the instructions for voting on the Plan that are included with the Ballots.

(168)	“Voting Record Date” means the date established by the Bankruptcy Court for determining the identity of Holders of Allowed Claims in the Voting Classes entitled to vote on this Plan.

1.2         Time.    Whenever the time for the occurrence or happening of an event as set forth in this Plan falls on a day that is not a Business Day, then the time for the next occurrence or happening of said event shall be extended to the next day following which is a Business Day. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.3         Rules of Interpretation.

(1)

For purposes of the Plan, unless otherwise provided herein: (a) whenever it is appropriate from the context, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless

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otherwise specified in a particular reference, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan or Plan Supplement; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) unless otherwise specified, the words “acceptable to the Debtors” shall in each instance mean “acceptable to the Debtors in their sole and reasonable discretion;” (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (i) all Exhibits to the Plan are incorporated into the Plan and shall be deemed to be included in the Plan, regardless of when they are Filed; (j) all documents set forth in the Plan Supplement are incorporated into the Plan and shall be deemed to be included in the Plan; (k) the rules of construction set forth in section 102 of the Bankruptcy Code will apply, except to the extent inconsistent with the provisions of this Section 1.3; and (l) the word “including” means “including, without limitation.”

(2)

Whenever a Distribution of Cash or other property is required to be made on a particular date, the Distribution shall be made on such date or as soon as practicable thereafter, but no later than thirty (30) days after such date.

(3)

Subject to the provisions of any contract, certificate, bylaws, Instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.

ARTICLE II.

CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT

2.1         Generally.    Pursuant to section 1122 of the Bankruptcy Code, all Claims and Interests in the Debtors, except Administrative Expense Claims, Professional Claims, and Priority Tax Claims, are placed in Classes as summarized in this Article below and more fully set forth in Article III. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Professional Claims and Priority Tax Claims have not been classified and are treated as set forth in Article IV, below.

  The following summary is for the convenience of all interested parties and is superseded for all purposes by the classification, description and treatment of Claims and Interests in Articles III and IV. The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. The treatment with respect to each Class of Claims and Interests provided for in Articles III and IV shall be in full and complete satisfaction, release and discharge of such Claims and Interests.

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2.2         Settlement of Intercompany Claims and Treatment of Claims Generally.    In settlement and compromise of certain existing and potential disputes regarding Interdebtor Claims and related matters, pursuant to sections 1123(b)(3) and (6) of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan treats the Debtors as compromising a single Estate solely for purposes of voting on the Plan, Confirmation of the Plan and making Distributions in respect of Claims and Interests under the Plan. Such treatment shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any Assets of any of the Debtors or their Estates, and all Debtors shall continue to exist as separate legal entities. The above treatment serves only as a mechanism to effect a fair distribution of value to the Debtors’ constituencies. Any Avoidance Action held by any of the Debtors against any Entity other than another Debtor or a Non-Debtor Affiliate is preserved and remains unaffected by the provisions of this Section.

2.3         Treatment of Multiple Claims and Guaranty and Joint Liability Claims Against Multiple Debtors.    A Creditor which holds multiple Claims against a single Debtor or multiple Claims against multiple Debtors, all of which Claims are based upon or relate to the same or similar indebtedness or obligations, whether by reason of guarantee, indemnity agreement, joint and several obligation or otherwise, shall be deemed to have only one Claim against the Estates in an amount equal to the largest of all such similar Allowed Claims for purposes of Distributions under the Plan. For purposes of voting on the Plan, any Creditor holding such similar Claims against a Debtor or multiple Debtors may only vote the largest of all such similar Allowed Claims.

2.4         Summary of Classification.    The classification of Claims under this Plan is as follows:

Class	Designation	Impairment	Entitled to Vote

1	Secured Credit Facility Claims	Impaired	Yes

2	UBS Credit Facility Claims	Unimpaired	No

3	FRN Claims	Impaired	Yes

4	Other Secured Claims	Unimpaired	No

4A	Travis County, Texas Tax Claims	Unimpaired	No

5A	Senior Notes Claims	Impaired	Yes

5B	General Unsecured Claims	Impaired	Yes

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Class	Designation	Impairment	Entitled to Vote

5C	Exchangeable Debentures Claims	Impaired	Yes

6	Convenience Class Claims	Unimpaired	No

7	Non-Compensatory Damages Claims	Impaired	No

8	Interdebtor Claims	Impaired	No

9	Old Spansion Interests	Impaired	No

10	Other Old Equity	Unimpaired	No

11	Other Old Equity Rights	Impaired	No

12	Securities Claims	Impaired	No

13	Non-Debtor Intercompany Claims	Impaired	No

2.5         Unimpaired Classes Deem to Accept Plan.    Classes 2, 4, 6 and 10 are Unimpaired under this Plan. Accordingly, pursuant to section 1126(f) of the Bankruptcy Code, Holders of Claims and Interests in Classes 2, 4, 6 and 10 are deemed to accept this Plan and are not entitled to vote to accept or reject this Plan.

2.6         Impaired Classes Deemed to Reject Plan.    Classes 7, 8, 9, 11, 12 and 13 are Impaired under this Plan, and because Classes 7, 8, 9, 11, 12 and 13 shall receive no distribution under the Plan, they are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Consequently, Holders of Claims and Interests in Classes 7, 8, 9, 11, 12 and 13 may not vote on the Plan.

2.7         Impaired Classes Entitled to Vote on Plan.    Classes 1, 3, 5A, 5B and 5C are Impaired and are entitled to vote on the Plan.

2.8         Impairment Controversies.    If a controversy arises as to whether any Claim or Interest, or any Class of Claims or Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

2.9         Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.    In the event at least one Impaired Class of Claims votes to accept the Plan, not including the vote of any Insider (and at least one Impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), the Debtors shall request the Bankruptcy Court to confirm the Plan under section 1129(b) of the Bankruptcy Code.

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ARTICLE III.

TREATMENT OF CLAIMS AND INTERESTS

  The timing and procedures for all Distributions specified in this Article III are governed by Article VIII. The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and Distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

3.1	Class 1 – Secured Credit Facility Claims.

(1)	Classification. Class 1 consists of the Allowed Secured Credit Facility Claims.

(2)

Treatment. All rights of the Debtors to receive additional loan advances or further credit under the Secured Credit Facility will be cancelled as of the Effective Date. Claims held by the Holders of Class 1 Claims based on any contingent or other obligations shall be extinguished. In full and final satisfaction of Allowed Class 1 Claims, prior to the commencement of the Confirmation Hearing, the Debtors will enter into documentation with the Holder of the Class 1 Claims reflecting the post-Effective Date relationship between such parties, which treatment and documentation hereunder shall be satisfactory to the Ad Hoc Consortium. The obligations of the Reorganized Debtors on account of the Allowed Class 1 Claims will be secured by the Class 1 Collateral.

(3)	Voting. Class 1 is Impaired and is entitled to vote to accept or reject this Plan pursuant to section 1126 of the Bankruptcy Code.

3.2	Class 2 – UBS Credit Facility Claims.

(1)	Classification. Class 2 consists of the Allowed UBS Credit Facility Claims.

(2)

Treatment. As of the Effective Date, the UBS Credit Facility Claim shall be an Allowed Claim in an amount to be agreed upon by the Debtors and UBS, which Claim shall include reasonable attorneys fees of counsel to UBS. Within ten (10) Business Days after the Effective Date, the Debtors shall File a notice with the Bankruptcy Court setting forth the Allowed amount of the UBS Credit Facility Claims. In the event UBS and the Debtors or Reorganized Debtors cannot agree on the Allowed amount of the UBS Credit Facility Claims within ten (10) Business Days after the Effective Date, the Debtors shall, within five (5) Business Days thereafter, File a motion seeking a determination of the Allowed amount thereof. The legal, equitable and contractual rights of UBS as the Holder of Allowed Class 2 Claims are unaltered by this Plan and the UBS Credit Facility will remain in place and be secured by a first priority lien on the same collateral that secured such facility immediately prior to the Petition Date.

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(3)

Voting. Class 2 is Unimpaired and UBS as the Holder of Allowed Claims in Class 2 is conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, UBS, as the Holder of Claims in Class 2, is not entitled to vote to accept or reject this Plan.

3.3	Class 3 – FRN Claims.

(1)	Classification. Class 3 consists of all Allowed FRN Claims.

(2)	Treatment.

(a)

FRN Claims are deemed Allowed by the Plan in the aggregate amount of $625 million of principal, plus accrued and unpaid (as of the Effective Date) interest and reasonable professional fees. Subject to the right of election described in subsection 3.3(3) below, each Holder of an Allowed Class 3 Claim is entitled to receive as of the Effective Date in full and final satisfaction and discharge of and in exchange for its Allowed Class 3 Claim, such Holder’s Pro Rata share of (a) Cash in the amount of $158.3 million plus the amount of all accrued and unpaid interest accruing from the Petition Date to the Effective Date, (b) $237.5 million of New Senior Notes and (c) $237.5 million of New Convertible Notes.

(b)

Notwithstanding subsection (a) above, but subject to Sections 6.10(1) and 6.10(10) below, if, on or prior to the earlier of (x) the Effective Date and (y) February 12, 2010, the Debtors shall have received New Capital Proceeds, then each Holder of an Allowed Class 3 Claim is entitled to receive as of the Effective Date such Holder’s Pro Rata share of such New Capital Proceeds and the principal amount of New Senior Notes and New Convertible Notes shall be reduced as follows: (i) the first $75 million of the New Capital Proceeds (or all of such proceeds if the amount of the New Capital Proceeds is less than $75 million) shall be applied 50% to reduce the principal amount of the New Senior Notes and 50% to reduce the principal amount of the New Convertible Notes; and (ii) any additional New Capital Proceeds shall be applied, at the option of the Debtors, to reduce either the principal amount of the New Senior Notes or the principal amount of the New Convertible Notes until the New Senior Notes or the New Convertible Notes, as applicable, have been reduced to zero and thereafter to the other of such notes; provided that, unless the principal amount of the New Senior Notes or the New Convertible Notes has been reduced to zero in accordance with clause (ii) above, the minimum principal amount of the each of the New Senior Notes facility and the New Convertible Notes facility, as applicable, after giving effect to

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any such reduction under clause (i) above shall be not less than $200 million.

(3)

Each Holder of an Allowed Class 3 Claims shall receive its Pro Rata share of Cash AND shall have the right, in its sole and absolute discretion, to elect to receive, in the amount of its remaining Allowed Class 3 Claim (after giving effect such Holder’s receipt of its Pro Rata share of Cash), either, (i) its Pro Rata share of the New Convertible Senior Notes and the New Senior Notes (“Pro Rata Class 3 Distribution”); OR (ii) one of the following (A) New Senior Notes (“Max New Senior Notes Distribution”) or (B) New Convertible Notes (“Max New Convertible Notes Distribution”), provided, however, that to the extent there is an over-subscription to New Senior Notes or New Convertible Notes elected by Holders of Allowed Class 3 Claims, then the Holders requesting the oversubscribed portion of the New Senior Notes or New Convertible Notes shall receive, in the amount of the balance of their Allowed Class 3 Claim, their Pro Rata portion of the New Senior Notes or New Convertible Notes, as applicable, that are not oversubscribed. The exercise of the Max New Senior Notes Distribution and the Max New Convertible Notes Distribution must be made by checking the box for the exercise of such options on the Class 3 Special Election Form. Any Holder of an Allowed Class 3 Claim who elects to receive a Pro Rata Class 3 Distribution (by checking the box for the exercise of such option on the Class 3 Special Election Form) or who fails to check the box to exercise any of the options on its the Class 3 Special Election Form will receive a Pro Rata Class 3 Distribution. Notwithstanding the foregoing, in no event will the Debtors issue (i) more than $237.5 million (as adjusted pursuant to Section 3.3(2)(b)) of New Senior Notes or (ii) more than $237.5 million (as adjusted pursuant to Section 3.3(2)(b)) of New Convertible Notes to the Holders of Allowed Class 3 Claims (in satisfaction of their Allowed Class 3 Claims), and any election made by a Holder of an Allowed Class 3 Claim pursuant to this Section 3.3(3) shall be null and void in the event that the Debtors reduce the principal amount of the New Senior Notes and/or the New Convertible Notes to zero pursuant to Section 3.3(2)(b) above (in which case, each Holder of an Allowed Class 3 Claim shall receive its Pro Rata share of the (i) Cash or (ii) Cash and New Senior Notes or New Convertible Notes distributed to Class 3 under this Plan).

(4)

By reason of the treatment of Allowed Class 3 Claims hereunder, in the event the Confirmation of this Plan occurs and this Plan becomes effective, for purposes of Distributions under this Plan (and only for such purposes), the Holders of Allowed Class 3 Claims shall not be entitled to the benefit of the subordination of the Exchangeable Debenture Claims to the FRN Claims.

(5)	Voting. Class 3 is Impaired and is entitled to vote to accept or reject this Plan pursuant to section 1126 of the Bankruptcy Code.

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3.4	Class 4 – Other Secured Claims.

(1)

Classification. Class 4 consists of Other Secured Claims. Although Other Secured Claims have been placed into one category for purposes of nomenclature, each such other Secured Claim shall be treated as a separate Class for purposes of voting on the Plan and receiving Distributions (to be designated as Class 4A, 4B, 4C, etc.).

(2)

Treatment. At the option of the Debtors, in full and final satisfaction of such Claim, (i) each Allowed Other Secured Claim shall be Reinstated, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Distribution Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the collateral securing its Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Distribution Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable. Notwithstanding the foregoing, the Debtors and any Holder of an Allowed Other Secured Claim may agree to any alternate treatment for such Other Secured Claim, provided that such treatment shall not provide a Distribution to such Holder having a present value as of the Effective Date in excess of the amount of such Holder’s Allowed Other Secured Claim. Notwithstanding anything in this subsection to the contrary, in the event Other Secured Claims are Allowed in an amount in excess of $1 million for any one Claim, or for more than $3 million in the aggregate, then the consent of the Ad Hoc Consortium for the treatment of such Claim in excess of $1 million or all Claims in excess of $3 million shall be required for any treatment of any such Claims other than pursuant to clause (i), (ii) or (iii) above. A list of each of the Other Secured Claims as well as the specific treatment to be afforded to each such Other Secured Claim will be included in the Plan Supplement or otherwise filed with the Bankruptcy Court prior to the Confirmation Hearing.

(3)

Class 4A. Travis County, Texas Tax Claim. Class 4A consists of the Secured Claims of Travis County, Texas. The Debtors have Filed an objection to the amount of these Secured Claims. The Allowed Amount of these Secured Claims as determined by the Bankruptcy Court will be paid in full in Cash on or before the January 31, 2010 deadline for the payment of such Claims without penalty.

(4)

Voting. Class 4 is Unimpaired and the Holders of Allowed Claims in Class 4 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 4 are not entitled to vote to accept or reject this Plan.

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3.5	Class 5A – Senior Notes Claims.

(1)	Classification. Class 5A consists of all Senior Notes Claims.

(2)

Treatment: The Senior Notes Claims are deemed Allowed by the Plan in the aggregate principal amount of $250 million, plus accrued and unpaid interest (as of the Petition Date) for an aggregate amount of $251,133,413. Subject to Section 3.17 below, each Holder of an Allowed Class 5A Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock.

(3)	Voting. Class 5A is Impaired and is entitled to vote to accept or reject this Plan pursuant to section 1126 of the Bankruptcy Code.

3.6	Class 5B – General Unsecured Claims.

(1)	Classification. Class 5B consists of all Allowed General Unsecured Claims.

(2)	Treatment: Each Holder of an Allowed Class 5B Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock.

(3)	Voting. Class 5B is Impaired and is entitled to vote to accept or reject this Plan pursuant to section 1126 of the Bankruptcy Code.

3.7	Class 5C – Exchangeable Debentures Claims.

(1)	Classification. Class 5C consists of all Exchangeable Debentures Claims.

(2)

Treatment: The Exchangeable Debentures Claims are deemed Allowed by the Plan in the aggregate amount of $207 million of principal, plus accrued and unpaid interest (as of the Petition Date) for an aggregate amount of $207,998,036. Subject to Section 3.17 below, each Holder of an Allowed Class 5C Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock.

(3)	Voting. Class 5C is Impaired and is entitled to vote to accept or reject this Plan pursuant to section 1126 of the Bankruptcy Code.

3.8	Class 6 – Convenience Class Claims.

(1)	Classification. Class 6 consists of all Allowed Convenience Class Claims.

(2)

Treatment. Each Holder of an Allowed Class 6 Claim will receive Cash equal to 100% of such Claim in full satisfaction of such Claim not to exceed $2,000, which Cash shall be paid by the later of (a) on or as soon

31

as practicable after the Effective Date, and (b) promptly following the allowance of such Claim.

(3)

Voting. Class 6 is Unimpaired and the Holders of Allowed Claims in Class 6 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 6 are not entitled to vote to accept or reject this Plan.

3.9	Class 7 – Non-Compensatory Damages Claims.

(1)	Classification. Class 7 consists of all Non-Compensatory Damages Claims.

(2)

Treatment. No Holder of a Class 7 Claim will receive or retain any property of the Debtors under the Plan on account of such Claim and all Non-Compensatory Damages Claims will be cancelled as of the Effective Date.

(3)

Voting. Class 7 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 7 Claims are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

3.10	Class 8 – Interdebtor Claims.

(1)	Classification. Class 8 consists of all Interdebtor Claims.

(2)

Treatment. Except as otherwise provided in the Plan, Interdebtor Claims, including any Interdebtor Claims that are Administrative Expense Claims, shall, solely for purposes of receiving Distributions, be deemed resolved as a result of the settlement and compromise described in Section 2.2 above and therefore not entitled to any Distribution.

(3)

Voting. Class 8 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 8 Claims are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

3.11	Class 9 – Old Spansion Interests.

(1)	Classification. Class 9 consists of all Old Spansion Interests.

(2)	Treatment. On the Effective Date, all Class 9 Interests shall be cancelled, and each Holder of an Old Spansion Interest shall not be entitled to any Distribution.

(3)	Voting. Class 9 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 9 Interests are conclusively deemed to

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have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

3.12	Class 10 – Other Old Equity.

(1)	Classification. Class 10 consists of all Interests arising from Other Old Equity.

(2)	Treatment. On the Effective Date, all Class 10 Interests shall be Unimpaired, and each Holder of an Other Old Equity Interest shall retain such Interest.

(3)	Voting. Class 10 Interests are Unimpaired and therefore the Holders of such Interests are not entitled to vote to accept or reject this Plan.

3.13	Class 11 – Other Old Equity Rights.

(1)	Classification. Class 11 consists of all Claims and Interests arising from or relating to Other Old Equity Rights.

(2)

Treatment. On the Effective Date, all Other Old Equity Rights and any Interests or Claims arising from or relating to any such Other Old Equity Right shall be cancelled, and each Holder of a Class 11 Claim or Interest shall not be entitled to any Distribution.

(3)

Voting. Class 11 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 11 Claims and Interests are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject the Plan.

3.14	Class 12 – Securities Claims.

(1)	Classification. Class 12 consists of Securities Claims.

(2)

Treatment. Notwithstanding anything to the contrary contained in this Plan, all Holders of any Class 12 Claim will not receive or retain any property of the Debtors under the Plan on account of such Claim and all Securities Claims will be cancelled as of the Effective Date.

(3)

Voting. Class 12 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 12 Claims are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

3.15	Class 13 – Non-Debtor Intercompany Claims.

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(1)	Classification. Class 13 consists of Non-Debtor Intercompany Claims, which includes all Claims asserted by any Creditor whose Claims are derivative of liabilities owed to any Non-Debtor Affiliate.

(2)

Treatment. The Holder of each Allowed Class 13 Claim will not receive or retain any property of the Debtors under the Plan on account of such Claim and such Non-Debtor Intercompany Claims will be cancelled as of the Effective Date.

(3)

Voting. No Allowed Class 13 Claims are entitled to vote to accept or reject the Plan because the Holders of such Claims will receive no Distribution under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, such Holders are conclusively deemed to have rejected the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

3.16     Special Provision Governing Unimpaired Claims.     Except as otherwise provided in this Plan, nothing under this Plan is intended to or shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses in respect of any Claim that is Unimpaired under this Plan, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against such Unimpaired Claims.

3.17     Preservation of Subordination Rights.   Nothing contained in this Plan shall be deemed to modify, impair, terminate or otherwise affect in any way the rights of any Entity under section 510(a) of the Bankruptcy Code, and all such rights are expressly preserved under this Plan. The treatment set forth in this Article III and the Distributions to the various Classes of Claims hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Distributions by reason of any claimed subordination rights or otherwise. All such rights and any agreements relating thereto shall remain in full force and effect, except as otherwise expressly compromised and settled pursuant to the Plan.

Distributions shall be subject to and modified by any Final Order directing Distributions other than as provided in the Plan. Except respecting the FRN Claims, the right of the Debtors or any other Entity to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code is fully reserved except as set forth in Sections 11.3, 11.4 and 11.8 below, and the treatment afforded any Claim that becomes a subordinated Claim at any time shall be modified to reflect such subordination. Except respecting the FRN Claims, unless the Confirmation Order provides otherwise, no Distribution shall be made to the Holder of a subordinated Claim on account of such claim until the rights or the Holders of Claims senior to such Claim have been satisfied.

Unless the Confirmation Order provides otherwise, no Distribution shall be made on account of Class 5C Claims to the Indenture Trustee for the Exchangeable Debentures, the Holders of Exchangeable Debentures Claims, the Indenture Trustee for the Senior Notes or the Holders of Senior Notes Claims until the Debtors are directed to make such a Distribution (with specific instructions as to who any such Distribution is to be made and in what amount or amounts) pursuant to (i) a final and non-appealable Order of the

34

Bankruptcy Court or another court of competent jurisdiction or (ii) joint instructions executed by both the Indenture Trustee for the Senior Notes and the Indenture Trustee for the Exchangeable Debentures; provided that the Pro Rata portion of any Distribution allocable to Allowed Class 5C Claims shall be withheld by the Reorganized Debtors and allocated to a reserve pending such final and non-appealable Order or joint instructions; and provided, further that the Indenture Trustee for the Exchangeable Debentures does not concede that the Bankruptcy Court has jurisdiction to render the Order described in clause (i) of this paragraph.

ARTICLE IV.

TREATMENT OF UNCLASSIFIED CLAIMS

4.1    Generally.     Pursuant to section 1123(a)(l) of the Bankruptcy Code, Administrative Expense Claims (including Claims for Professional Compensation) and Priority Claims against the Debtors are not classified for purposes of voting on, or receiving Distributions under this Plan. Holders of such Claims are not entitled to vote on this Plan. All such Claims are instead treated separately in accordance with this Article IV and in accordance with the requirements set forth in section 1129(a)(9)(A) of the Bankruptcy Code.

4.2	Unclassified Claims.

(1)	Administrative Expense Claims.

(a)	General.

Effective as of October 1, 2009, the Debtors shall not pay any Administrative Expense Claim in excess of $100,000 other than any Administrative Expense Claims for Professional Compensation, liabilities incurred by any of the Debtors in the ordinary course of the conduct of its business, the fees and expenses of the Ad Hoc Consortium’s professionals, the professionals of the Holders of the Secured Credit Facility Claims, compensation or expenses to the Indenture Trustees or Indenture Trustees’ professionals, without the prior consent of the Ad Hoc Consortium. Subject to the Bar Date provisions and additional requirements for Professionals and certain other entities, set forth in Section 4.2(1)(c) hereof, the Reorganized Debtors shall pay to each Holder of an Allowed Administrative Expense Claim, on account of its Administrative Expense Claim and in full satisfaction thereof, Cash equal to the Allowed amount of such Administrative Expense Claim on the Effective Date (or as soon as practicable thereafter), unless the Holder and the Reorganized Debtors agree in writing to other treatment of such Claim. Payment on an Administrative Expense Claim that arose in the ordinary course of the Debtors’ business will not be made until such payment would have become due in the ordinary course of the Debtors’ business or under the terms of the legal obligation giving rise to the Claim in the absence of the Chapter 11 Cases.

(b)	Payment Of Statutory Fees.

On or before the Effective Date, all fees then payable pursuant to 28 U.S.C. § 1930 shall be paid in full in Cash.

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(c)	Bar Date for Administrative Expense Claims.

(i)	General Provisions.

Except for Administrative Expense Claims of Professionals for Professional Compensation, which are addressed in Section 4.2(1)(c)(ii) below, and 503(b)(9) Claims, which are addressed in Section 4.2(1)(c)(vi) below, and except as otherwise provided below for (A) non-tax liabilities incurred in the ordinary course of business by each Debtor, (B) Postpetition Tax Claims and (C) the fees and expenses of the Ad Hoc Consortium professionals, Indenture Trustees and Indenture Trustee Fees and Expenses, requests for payment of Administrative Expense Claims must be Filed and served on counsel for the Reorganized Debtors no later than (x) the Administrative Expense Claim Bar Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the expiration of the Administrative Expense Claim Bar Date. Holders of Administrative Expense Claims (including the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against any of the Debtors or the Reorganized Debtors or any of their respective properties.

(ii)	Professionals.

(A) Entities requesting Professional Compensation pursuant to any of sections 327, 328, 330, 331, 363, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date shall File and serve on the Debtors, or the Reorganized Debtors, as applicable, the Fee Auditor, the United States Trustee, and any other party entitled to receive a copy of such application pursuant to rule or Order of the Bankruptcy Court, an application for final allowance of compensation and reimbursement of expenses on or before sixty (60) days after the Effective Date.

(B) Objections to applications of Professionals or other Entities for Professional Compensation must be Filed and served on the Debtors or Reorganized Debtors, as applicable, the Fee Auditor, the United States Trustee, and the Professionals (or other Entities) to whose application the objections are addressed on or before the later of (i) thirty (30) days after such application is Filed with the Bankruptcy Court, (ii) ninety (90) days after the Effective Date, or (iii) such later date as the Bankruptcy Court shall order upon application or upon agreement between the Reorganized Debtors and the affected Professional (or other Entity).

(C) The Fee Auditor shall continue to act in its appointed capacity until all final applications for Professional Compensation have been ruled on by the Bankruptcy Court, and the Debtors and Reorganized Debtors, as the case may be, shall be responsible to pay the fees and expenses incurred by the Fee Auditor in rendering services prior to and after the Effective Date.

(iii)	Ad Hoc Consortium Professionals, Indenture Trustee s and Indenture Trustee s’ Professionals.

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The Ad Hoc Consortium’s professionals, the Indenture Trustees, and the Indenture Trustees’ professionals may seek payment of their reasonable fees and/or expenses incurred on or before the Effective Date, to the extent unpaid as of the Effective Date, by delivering copies to the Reorganized Debtors of invoices, statements, receipts and/or other documents evidencing, in reasonable detail, such fees and/or expenses, which invoices, statements, receipts and/or other documents may be delivered prior to the Effective Date. The Reorganized Debtors shall have thirty (30) days from receipt of such invoices, statements, receipts and/or other documents to send written notice to the requesting Entity that they object to the payment thereof in full or in part, and describing the portion objected to, if less than all. In the event the Reorganized Debtors give notice of objection hereunder, the disputed portion of such fees and/or expenses shall not be required to be paid to such requesting Entity until such objection is withdrawn or the Bankruptcy Court resolves the dispute by Final Order following notice and hearing. To the extent the objecting party and such requesting Entity are unable to resolve any objection to the disputed fees and expenses within thirty (30) days after the date on which the objecting party delivered its notice of objection to the requesting Entity, the objecting party shall be required to immediately File its objection with the Bankruptcy Court. The requesting Entity may file a motion seeking payment of any disputed amounts at any time after receiving written notice of a dispute from the Reorganized Debtors. If no written objection to such fees and/or expenses is timely sent to the requesting Entity, then the Reorganized Debtors will promptly pay the amounts requested.

The Ad Hoc Consortium’s professionals shall be entitled to assert a Claim for reasonable services rendered and expenses incurred in connection with the consummation of the Plan. In the event an appeal is pending from the Confirmation Order as of the Effective Date, the Ad Hoc Consortium’s professionals shall be entitled to compensation and reimbursement of expenses for services related to such appeal. The Ad Hoc Consortium Professionals may also recover their reasonable fees and expenses incurred in litigating any disputed fees and/or expenses to the extent allowed by the court adjudicating such litigation.

Notwithstanding the foregoing or anything to the contrary in the Plan, any “charging lien” held by any Indenture Trustee is unaffected by the Plan, and the Indenture Trustees are entitled to assert any such “charging liens” to obtain payment of their respective fees and expenses and the fees and expenses of their professionals in lieu of the Bankruptcy Court resolution procedure described above, and nothing in this Section shall be deemed to impair, extinguish, or negatively impact the Indenture Trustees’ charging liens.

(iv)	Ordinary Course Liabilities.

Holders of Administrative Expense Claims (other than Postpetition Tax Claims) based on liabilities incurred in the ordinary course of the Debtors’ business within 60 days prior to the Effective Date shall not be required to File any request for payment of such Claims. Such Administrative Expense Claims shall be assumed and paid by the Reorganized Debtors, as appropriate, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Expense Claim, without any

37

further action by the Holders of such Claims; provided, however, that, notwithstanding the foregoing, the Reorganized Debtors reserve the right to dispute through any means permitted at law, equity and/or contract any Administrative Expense Claims based on liabilities incurred after the Petition Date in the ordinary course of the Debtors’ business that the Reorganized Debtors believe are incorrect, invalid or otherwise objectionable.

(v)	Postpetition Tax Claims.

All requests for payment of Postpetition Tax Claims, for which no Bar Date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date; and (ii) one hundred and twenty (120) days following the filing of the tax return for such tax year or period with the applicable governmental unit. Any Holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable Bar Date shall be forever barred from asserting any such Postpetition Tax Claim against any of the Debtors or Reorganized Debtors, or any of their respective Assets, whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date.

(vi)	503(b)(9) Claims.

In accordance with the Bar Date Order, all proofs of claim or requests for payment of 503(b)(9) Claims were required to be Filed on or before September 4, 2009. Pursuant to the Bar Date Order, any Holder of a 503(b)(9) Claims that failed to File such a Claim by September 4, 2009, shall be forever barred from asserting any 503(b)(9) Claim against any of the Debtors or Reorganized Debtors, or any of their respective Assets.

(2)	Treatment of Priority Tax Claims.

At the election of the Debtors, each Holder of an Allowed Priority Tax Claim will receive in full satisfaction of such Allowed Priority Tax Claim (a) payments in Cash, in regular installments over a period ending not later than five (5) years after the Petition Date, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (b) a lesser amount in one Cash payment as may be agreed upon in writing by such Holder and the Debtors or Reorganized Debtors, as applicable; or (c) such other treatment as may be agreed upon in writing by such Holder and the Debtors or Reorganized Debtors, as applicable, provided that, such agreed upon treatment may not provide such Holder with a return having a present value as of the Effective Date that is greater than the amount of such Holder’s Allowed Priority Tax Claim or that is less favorable than the treatment provided to the most favored nonpriority Unsecured Claims under the Plan. A Secured Claim which would otherwise meet the description of an Allowed Priority Tax Claim, but for the secured status of that Claim, shall be deemed to be a Priority Tax Claim for purposes of this Plan and receive the treatment set forth in the preceding sentence. The Confirmation Order shall enjoin any Holder of an Allowed Priority Tax Claim from commencing or continuing any action or proceeding against any responsible person, officer or director of the Debtors or the Reorganized Debtors that

38

might be liable to such Holder for payment of a Priority Tax Claim so long as the Debtors or Reorganized Debtors, as the case may be, are in compliance with this Section as to such Allowed Priority Tax Claim. So long as the Holder of an Allowed Priority Tax Claim is enjoined from commencing or continuing any action or proceeding against any responsible person, officer or director under this Section or pursuant to the Confirmation Order, the statute of limitations for commencing or continuing any such action or proceeding shall be tolled. In accordance with section 1124 of the Bankruptcy Code, this Plan leaves unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1     Assumption and Cure of Executory Contracts and Unexpired Leases. On or before the date that is the fifth day before the Voting Deadline, the Debtors will File an Exhibit to this Plan identifying executory contracts and unexpired leases to be assumed pursuant to the Plan in addition to those previously assumed by the Debtors by order of the Bankruptcy Court (the “Contract/Lease Schedule”), provided that the Debtors reserve the right to amend the Contract/Lease Schedule at any time up to three (3) days before the Confirmation Hearing to delete any executory contract or unexpired lease contained therein, or, with the consent of the affected counterparty, to add any executory contract or unexpired lease to the Contract/Lease Schedule. The Debtors will provide notice of any amendments to the Contract/Lease Schedule to the parties to the executory contracts and unexpired leases added or removed and the Creditors’ Committee and Ad Hoc Consortium. The Contract/Lease Schedule shall include a designation of the monetary cure amount the Debtors believe is owed with respect to each executory contract or unexpired lease set forth in the schedule. Except as provided elsewhere in this Plan, any non-Debtor party to an executory contract or unexpired lease shall File and serve its objection thereto in writing no later than 4:00 p.m. (prevailing Eastern Time) on the day that is seven (7) days after the Debtors file and serve the Contract/Lease Schedule. The failure of any non-Debtor party to an executory contract or unexpired lease to File and serve an objection to the cure amount listed on the Contract/Lease Schedule for such contract or lease, or an objection to the assumption of the contract or lease, by the deadline therefor shall be deemed consent to the assumption of the contract or lease and to such cure amount. On the Effective Date, in addition to all executory contracts and unexpired leases that have been previously assumed by the Debtors by Order of the Bankruptcy Court, each of the executory contracts and unexpired leases of the Debtors that are identified in the Contract/Lease Schedule, shall be deemed assumed in accordance with the provision and requirements of sections 365 and 1123 of the Bankruptcy Code.

5.2     Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. The monetary cure amounts owed under each executory contract and unexpired lease to be assumed pursuant to the Plan, as set forth in the Contract/Lease Schedule, or as otherwise established by the Bankruptcy Court at the Confirmation Hearing, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the later of (i) the Effective Date (or as soon as practicable thereafter),

39

(ii) as due in the ordinary course of business or (iii) on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or assigned, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made on the later of: (A) the applicable date set forth in clause (i), (ii), or (iii), above, and (B) fifteen (15) days following the entry of a Final Order resolving the dispute and approving the assumption.

5.3     Consent Rights.

(1)

Prior to the assumption of any executory contract or unexpired lease by the Debtors, for which a motion seeking such assumption was not pending as of October 1, 2009, and that requires the Reorganized Debtors to pay in excess of $1 million during the year after assumption of such contract or lease, or an aggregate amount of $3 million thereunder, the Debtors must obtain the prior consent of the Ad Hoc Consortium to such assumption.

(2)

Prior to the payment of any monetary cure amounts under executory contracts or unexpired leases to be assumed, for which a motion seeking such assumption was not pending as of October 1, 2009, that exceed (i) $750,000 for any individual executory contract or unexpired lease, or (ii) $3 million in the aggregate for all executory contracts and unexpired leases, for which the Debtors File a motion to assume after October 1, 2009, the Debtors must obtain the prior consents of the Ad Hoc Consortium.

5.4     Effect of Assumption and/or Assignment.    Each executory contract and unexpired lease assumed and/or assigned pursuant to this Article V (or pursuant to Bankruptcy Court Order) shall remain in full force and effect and be fully enforceable by the applicable Reorganized Debtor(s) in accordance with its terms, except as modified by the provisions of the Plan, or any Order of the Bankruptcy Court authorizing and providing for its assumption. To the extent applicable, all executory contracts or unexpired leases of the Reorganized Debtors assumed during the Chapter 11 Cases, including those assumed pursuant to Section 5.1, shall be deemed modified such that the transactions contemplated by the Plan shall not be a “change of control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease shall be deemed satisfied by the confirmation of the Plan.

5.5     Rejection of Executory Contracts and Unexpired Leases.    All executory contracts or unexpired leases of the Reorganized Debtors not set forth on the Contract/Lease Schedule (or not previously assumed by the Debtors by Order of the Bankruptcy Court or the subject of a motion to assume Filed prior to the commencement

40

of the Confirmation Hearing) that were not previously rejected will be deemed rejected as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code. The Debtors may not enter into any new employment agreements without the prior consents of the Ad Hoc Consortium.

5.6	Employment Agreements and Other Benefits.

(1)

Employment Agreements. Except as otherwise provided in this Plan, to the extent the Debtors had employment agreements with certain of their employees as of the Petition Date, the Debtors will disclose in the Contract/Lease Schedule whether they intend to assume or reject such contracts. Notwithstanding anything to the contrary in this Plan, the Reorganized Debtors shall maintain all of their existing rights, including any rights that they may have to amend, modify, or terminate, the employment agreements assumed pursuant to this Article, subject to the existing contractual rights, if any, of the directors, officers or employees affected thereby.

(2)

Compensation and Benefit Programs. All employment and severance agreements and policies and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, officers and directors in effect as of the Confirmation Date (including all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, and life, accidental death and dismemberment insurance plans) shall, to the extent listed on the Contract/Lease Schedule, be treated as executory contracts under the Plan, and on the Effective Date will be deemed assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code; and the Debtors’ and Reorganized Debtors’ obligations under such programs to such Entities shall survive Confirmation of the Plan, provided that any and all such agreements, policies, plans, or programs of the Debtors entitling their employees, officers or directors to acquire Old Spansion Interests or Other Old Equity Rights in the form of stock options, restricted stock units or any other form of equity-based compensation of any kind, will be deemed rejected and cancelled.

(3)

Workers’ Compensation Programs. As of the Effective Date, the Reorganized Debtors shall continue to honor all of the obligations of the Debtors to insurers, including those incurred on or prior to the Effective Date, under: (i) all applicable workers’ compensation laws; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self- insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. Notwithstanding anything to the contrary in the Plan, nothing in the Plan or the Confirmation Order shall: (a) limit, diminish, or otherwise alter or impair the Debtors’, Reorganized Debtors’ and/or insurers’ defenses, claims, Causes of Action, or other rights under applicable non-bankruptcy

41

law with respect to any such contracts, agreements, policies, programs and/or plans; or (b) preclude or limit, in any way, the rights of the Debtors, Reorganized Debtors and/or insurers to contest and/or litigate with any party the existence, primacy and/or scope of available coverage under any alleged applicable policy, provided further that nothing herein shall be deemed to impose any obligations on the Debtors, Reorganized Debtors or insurers beyond what is provided for in the applicable laws, policies and/or related insurance agreements.

5.7	Insurance Policies.

(1)

Notwithstanding anything to the contrary in the Plan, nothing in the Plan or any of the Plan Documents (including any other provision that purports to be preemptory or supervening), shall in any way operate to or have the effect of impairing the legal, equitable or contractual rights of any of (i) the Debtors’ insurers, or (ii) any of the Holders of any Claims with respect to such Holders’ rights, if any, to recover under applicable insurance policies providing coverage for such Claims (including any amounts recoverable within any policy deductible and provided that any recovery under any insurance policy is not in duplication of any Distribution such Holder may receive under this Plan). The rights, obligations and liabilities of insurers and the Debtors shall be determined under the subject insurance policies and related agreements. All insurance policies and related agreements entered into or issued prior to the Effective Date shall continue after the Effective Date unaltered by the Plan or the Confirmation Order. The terms, conditions, limitations, exclusions and coverages, and the Debtors’ rights, obligations and liabilities under their insurance policies and related agreements shall remain unmodified, including any duty of the Debtors to defend, at their own expense, against claims asserted under their insurance policies; provided, however, that the rights, obligations and liabilities of the Debtors, whether now existing or hereafter arising, shall be the rights, obligations and liabilities of the Reorganized Debtors and shall be fully enforceable by and against the Reorganized Debtors.

(2)

Nothing in the Plan, including the injunction and release provisions of Sections 11.3, 11.4 and 11.8, or in the Confirmation Order shall preclude the Debtors or any insurer from asserting in any proceeding any and all claims, defenses, rights or causes of action that it has or may have under or in connection with any insurance policy or any insurance settlement agreement, including the rights of the insurers to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable insurance policy.

(3)	All of the Debtors’ rights, obligations and liabilities arising under any insurance policies and any agreements, documents and instruments

42

relating thereto shall be deemed transferred to and fully enforceable by and against the Reorganized Debtors on the Effective Date.

5.8	Rejection Damages Claims Bar Date; Approval of Rejection.

(1)

The Holder of any Claim arising from the rejection of an executory contract or unexpired lease must File a proof of Claim within the earlier of (a) thirty (30) days following entry of an Order by the Bankruptcy Court authorizing rejection of the applicable contract or lease, and (b) thirty (30) days after the Confirmation Date.

(2)

Entry of the Confirmation Order by the Bankruptcy Court shall, subject to the occurrence of the Effective Date, constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

ARTICLE VI.

MEANS FOR IMPLEMENTATION OF PLAN

6.1	Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.

(1)

Subject to the other provisions of this Plan, after the Effective Date, each Reorganized Debtor shall continue to exist in accordance with the law in the jurisdiction in which it is incorporated or organized and pursuant to its certificate of incorporation and bylaws or other applicable organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other applicable organizational documents are amended or restated under the Plan and as provided in the New Governing Documents. Spansion Inc., on or after the Effective Date, shall operate under its New Governing Documents.

(2)

On and after the Effective Date, all Assets of the Estates, including all claims, rights and Causes of Action and any assets acquired by any Debtor or Reorganized Debtor under or in connection with the Plan (including Retained Actions, but excluding Assets that have been abandoned pursuant to an Order of the Bankruptcy Court), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests, except as specifically set forth in the Plan. On and after the Effective Date, each Reorganized Debtor may operate its business, may use, acquire and dispose of property, may retain, compensate and pay any professionals or advisors, and compromise or settle any Claims or Interests without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order.

(3)	There are certain Non-Debtor Affiliates of the Debtors that are not Debtors in the Chapter 11 Cases. The continued existence, operation and

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ownership of such Non-Debtor Affiliates are a material component of the Debtors’ businesses. All of the Interests and other property interests in such Non-Debtor Affiliates held by any Debtor on the Petition Date (other than Non-Debtor Affiliates owned by other Non-Debtor Affiliates) shall vest in the applicable Reorganized Debtor or its successor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances, and interests, except as specifically set forth in the Plan.

6.2     Sources of Cash for Distribution.    All Cash necessary for the Debtors or Reorganized Debtors to make payments required by this Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, the Exit Financing Facility, the New Spansion Debt (if issued or incurred), the Rights Offering (if consummated) and other Cash available to the Debtors or Reorganized Debtors, as applicable. Except as provided in Article VIII, Cash payments to be made pursuant to the Plan shall be made by the Debtors and the Reorganized Debtors, as applicable, provided that, subject to the terms of the New Senior Notes Documents, the New Convertible Notes Documents and the documents related to the Exit Financing Facility, the Debtors and the Reorganized Debtors, as applicable, shall be entitled to transfer funds between and among themselves as may be necessary or appropriate to enable any of the Debtors or the Reorganized Debtors, as applicable, to satisfy its or their obligations under the Plan.

6.3     Corporate and Limited Liability Company Action.    Each of the matters provided for under this Plan involving the corporate or limited liability company structure of any Debtor or Reorganized Debtor or any corporate or limited liability company action to be taken by or required of any Debtor or Reorganized Debtor, including the adoption of the New Governing Documents of each of the Reorganized Debtors as provided for in Section 7.1 of this Plan, the initial selection of directors and officers for the Reorganized Debtors, the Distribution of Cash pursuant to the Plan, the issuance and sale of New Spansion Common Stock, the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing, and other matters involving the corporate or organizational structure of any Debtor or Reorganized Debtor or corporate or organizational action to be taken by or required of any Debtor or Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent authorized pursuant to the Plan or taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, Creditors, directors, or managers of any of the Debtors or the Reorganized Debtors.

6.4     Effectuating Documents; Further Transactions.    Each of the Debtors and Reorganized Debtors, as applicable, and any of their respective officers and designees, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents (including any documents relating to the Exit Financing Facility), provided that such documents are in form and substance satisfactory to the Ad Hoc Consortium, and take such actions or seek such orders, judgments, injunctions and rulings as the Debtors or Reorganized Debtors deem necessary or appropriate to effectuate and further evidence the terms and conditions of

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this Plan, or any notes or securities issued pursuant to this Plan, or to otherwise comply with applicable law.

6.5     Exemption from Certain Transfer Taxes and Recording Fees.  Pursuant to section 1146 of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ Assets will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

6.6     Retained Actions.  Except as set forth in this Section, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may exclusively enforce any Retained Actions subject only to any express waiver or release thereof in the Plan or in any other contract, instrument, release, indenture or other agreement entered into, in connection with the Plan, provided that the Ad Hoc Consortium shall consent to any waiver or release of any Retained Action by the Debtors entered into after October 1, 2009. The Confirmation Order’s approval of the Plan shall be deemed a res judicata determination of such rights to retain and exclusively enforce such Causes of Action, and no such Retained Action is deemed waived, released or determined by virtue of the entry of the Confirmation Order or the occurrence of the Effective Date, notwithstanding that the specific Claims and Retained Actions are not identified or described in more detail than as contained in this Plan or in the Disclosure Statement. All Retained Actions may be asserted or prosecuted before or after solicitation of votes on the Plan and before or after the Effective Date.

Absent an express waiver or release as referenced above, nothing in the Plan shall (or is intended to) prevent, estop or be deemed to preclude the Reorganized Debtors from utilizing, pursuing, prosecuting or otherwise acting upon all or any of their Retained Actions and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Retained Actions upon or after Confirmation, the Effective Date or the consummation of the Plan. For example (and without limiting the generality of the foregoing), the utilization or assertion of a Retained Action, or the initiation of any proceeding with respect thereto against an Entity, by the Reorganized Debtors or any of their successors or assigns, shall not be barred (whether by estoppel, collateral estoppel, res judicata or otherwise) as a result of: (a) the solicitation of a vote on the Plan from such Entity or such Entity’s predecessor in interest; (b) the Claim, Interest or Administrative Expense Claim of such Entity or such Entity’s predecessor in interest having been listed in a Debtor’s Schedules, List of Holders of Interests, or in the Plan, Disclosure Statement or any exhibit thereto; (c) prior objection to or allowance of a Claim or Interest of the Entity or such Entity’s predecessor in interest; or (d) Confirmation of the Plan.

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Notwithstanding any allowance of a Claim, the Reorganized Debtors reserve the right to seek, among other things, to have such Claim Disallowed if any Reorganized Debtor at the appropriate time, determines that it has a defense under section 502(d) of the Bankruptcy Code, e.g., the Reorganized Debtor holds an Avoidance Action against the Holder of such Claim and such Holder after demand refuses to pay the amount due in respect thereto.

6.7    Employee Claims.   Except as provided in the Final Order (I) Authorizing the Debtors to (A) Pay Certain Prepetition (1) Wages, Salaries, and Other Compensation; (2) Employee Medical, Retirement and Similar Benefits; (3) Withholdings and Deductions; and (4) Reimbursable Employee Expenses; (B) Continue to Provide Employee Benefits in the Ordinary Course of Business; and (C) Pay All Related Costs and Expenses; and (II) Authorizing and Directing Banks and Other Financial Institutions to Receive, Process, Honor and Pay All Checks Presented for Payment and All Funds Transfer Requests Relating to the Foregoing, entered by the Bankruptcy Court on March 23, 2009 [D.I. 143], each Debtor’s employees shall have a Priority Claim for unpaid wages, benefits and other entitlements to the extent permitted by section 507(a)(3) of the Bankruptcy Code, which, if allowed, will be either (i) paid in full, or (ii) Reinstated. To the extent that any employee’s Claim exceeds the amount prescribed by section 507(a)(3) of the Bankruptcy Code, the employee shall receive a General Unsecured Claim for the excess amount. Notwithstanding the foregoing, any employee who continues to be an employee in good standing with the Reorganized Debtors after the Effective Date shall be entitled to take (in the form of vacation days and not in Cash) all unused and unpaid vacation time accrued prior to the Petition Date or while the Chapter 11 Cases are pending on such terms as will be prescribed by the Reorganized Debtors.

6.8    Executory Contracts and Unexpired Leases Entered Into, and Other Obligations Incurred After, the Petition Date. All executory contracts and unexpired leases (a) assumed by the Debtors after the Petition Date, or (b) entered into, and other obligations incurred, after the Petition Date by the Debtors, shall survive and remain unaffected by the entry of the Confirmation Order or the occurrence of the Effective Date under, and the effectiveness of, the Plan.

6.9    Operations Between Confirmation Date and the Effective Date. During the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as debtors in possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all Orders of the Bankruptcy Court that are then in full force and effect.

6.10	Rights Offering.

(1)	Introduction.

Subject to Section 6.10(10) below, the Debtors shall have the right to consummate the Rights Offering on or before the Effective Date if they determine that it is desirable and feasible to do so. If the Debtors decide to consummate the Rights Offering, they may do so with or without a Backstop Party. In order to consummate the Rights Offering,

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proceeds from the Rights Offering must be deposited in a segregated account or escrow account as of the earlier to occur of the Effective Date or February 12, 2010 in a sufficient amount, when combined with any other New Capital Proceeds held in one or more segregated accounts or escrow accounts, to (i) satisfy the requirements of clause (i) of Section 3.3(2)(b) and (ii) reduce the principal amount of the New Convertible Notes to zero. The Debtors shall not effectuate the Rights Offering if any New Convertible Notes will be issued to Holders of Allowed Class 3 Claims on the Effective Date.

(2)	Issuance of Rights.

     Each Rights Offering Participant will receive Subscription Rights (a) to subscribe for its Pro Rata Share of the Rights Offering Shares (each such subscription, a “Primary Offering Subscription”) and/or (b) to subscribe for additional Rights Offering Shares, in a number of shares not to exceed such Rights Offering Participant’s Oversubscription Pro Rata Share of the Remaining Rights Offering Shares (each such subscription, an “Oversubscription Offering Subscription”), for an aggregate purchase price equal to the applicable Subscription Payment Amount. The Rights Offering Shares will be issued to the Rights Offering Purchasers at a price per share equal to the Subscription Price.

(3)	Subscription Period.

     The Rights Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Deadline. Each Rights Offering Participant that intends or desires to participate in the Rights Offering must affirmatively elect to exercise its Subscription Rights (and if it submits a Primary Offering Subscription, may elect to submit an Oversubscription Offering Subscription), and provide written notice thereof to the Entities specified in the Subscription Form, on or prior to the Subscription Deadline in accordance with the terms of this Plan and the Subscription Form. On the Subscription Deadline, (a) if the Debtors select a Backstop Party, the Remaining Rights Offering Shares shall be allocated to, and purchased by the Backstop Party, and (b) if the Debtors do not select a Backstop Party, the Oversubscription Shares for each Rights Offering Participant that submitted Oversubscription Offering Subscriptions shall be allocated to, and purchased by such Rights Offering Participant.

(4)	Exercise of Subscription Rights and Payment of Subscription Payment Amount.

     On the Subscription Commencement Date, the Debtors, through the Claims and Voting Agent, will mail the Subscription Form to each Rights Offering Participant known as of the Rights Offering Record Date, together with appropriate instructions for the proper completion, due execution, and timely delivery of the Subscription Form, as well as instructions for the payment of the eventual Subscription Payment Amount for that portion of the Subscription Rights sought to be exercised by such Person. The Debtors may adopt such additional detailed procedures consistent with the provisions of this Plan to more efficiently administer the exercise of the Subscription Rights.

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In order to exercise the Subscription Rights, each Rights Offering Participant must return a duly completed Subscription Form (making a binding and irrevocable commitment to participate in the Rights Offering, including a binding and irrevocable commitment to purchase Oversubscription Shares if such Rights Offering Participant submits an Oversubscription Offering Subscription) to the Debtors or other Entity specified in the Subscription Form so that such form is actually received by the Debtors or such other Entity on or before the Subscription Deadline. In order to exercise its Subscription Rights, a Rights Offering Participant must subscribe for its entire Pro Rata Share of the Rights Offering Shares rather than only a part of its Pro Rata Share of the Rights Offering Shares. If the Debtors or such other Entity for any reason does not receive from a given holder of Subscription Rights a duly completed Subscription Form on or prior to the Subscription Deadline, then such holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering. On the Subscription Notification Date, the Debtors will notify each Rights Offering Purchaser of its respective allocated portion of Rights Offering Shares (including its Oversubscription Shares, if any), and if the Debtors have selected a Backstop Party, the Debtors will notify the Backstop Party after the Subscription Deadline of its portion of the Remaining Rights Offering Shares that the Backstop Party is obligated to purchase pursuant to the Backstop Rights Purchase Agreement. Each Rights Offering Purchaser (including the Backstop Party, if applicable) must tender its Subscription Payment Amount to the Debtors so that it is actually received on or prior to the Subscription Payment Date. Any Rights Offering Purchaser who fails to tender its Subscription Payment Amount so that it is received on or prior to the Subscription Payment Date shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering. The Debtors shall hold the payments they receive for the exercise of Subscription Rights in a separate account. In the event the conditions to the Effective Date are not met or waived by the deadline set forth in Section 10.2(8) below or the requirements of Section 6.10(1) are not satisfied, such payments shall be returned, without accrual or payment of any interest thereon, to the applicable Rights Offering Purchaser, without reduction, offset or counter-claim.

(5)	Rights Offering Backstop.

  If the Debtors decide to have a Backstop Party for the Rights Offering, they will enter into the Backstop Rights Purchase Agreement. In accordance with the Backstop Rights Purchase Agreement, the Backstop Party will commit to purchase all Remaining Rights Offering Shares. As part of the Backstop Rights Purchase Agreement, the Debtors may grant certain rights and protections to the Backstop Party, including, without limitation, the rights, protections and fees set forth in Exhibit D. If the Debtors enter into a Backstop Rights Purchase Agreement, each Rights Offering Purchasers (other than the Backstop Party) shall, subject to Section 6.10(4) above, be entitled to only its Primary Offering Subscription (and not its Oversubscription Offering Subscription), and no Oversubscription Shares will be issued to any Rights Offering Participant other than in its capacity as a Backstop Party.

(6)	Number of Rights Offering Shares.

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     The number of Rights Offering Shares to be sold pursuant to the Rights Offering shall be determined by dividing the Rights Offering Amount by the Subscription Price.

(7)	No Transfer; Detachment Restrictions; No Revocation.

     The Subscription Rights are not Transferable or detachable. Any such Transfer or detachment, or attempted Transfer or detachment, will be null and void and the Debtors will not treat any purported transferee of the Subscription Rights separate from the associated Class 5A Claims, Class 5B Claims and/or Class 5C Claims as the holder of any Subscription Rights. Once a Rights Offering Participant has exercised any of its Subscription Rights by properly executing and delivering a Subscription Form to the Debtors or other Entity specified in the Subscription Form, such exercise may only be revoked, rescinded or annulled in the sole discretion of the Debtors or Reorganized Debtors.

(8)	Distribution of Rights Offering Shares.

     On, or as soon as reasonably practicable after, the Effective Date, the Reorganized Debtors or other applicable Disbursing Agent shall distribute the Rights Offering Shares purchased by each Rights Offering Purchaser.

(9)	Validity of Exercise of Subscription Rights.

     All questions concerning the timeliness, validity, form, and eligibility of any exercise, or purported exercise, of Subscription Rights shall be determined by the Debtors or Reorganized Debtors. The Debtors or Reorganized Debtors, in their discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors or Reorganized Debtors determine in their discretion reasonably exercised in good faith. The Debtors or Reorganized Debtors will use commercially reasonable efforts to give written notice to any Rights Offering Participant regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Entity and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors and Reorganized Debtors nor any of their predecessors, successors, assigns, present and former Affiliates and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members), partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity on or any time after the Petition Date, and any Person claiming by or through any of them, shall incur any liability for giving, or failing to give, such notification and opportunity to cure. Once a Rights Offering Participant has timely and validly exercised its Subscription Rights, subject to the occurrence or satisfaction of all conditions precedent to the Rights Offering and to the

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Rights Offering Participants’ participation in same, and notwithstanding the subsequent disallowance of any or all of its underlying Claim, such Rights Offering Participant’s right to participate in the Rights Offering will be irreversible and shall not be subject to dissolution, avoidance or disgorgement and shall not be withheld from such Rights Offering Participant on account of such disallowance.

(10)	Rights Offering Proceeds.

  The proceeds of the Rights Offering will be used to fund Cash payments contemplated by Section 3.3(2)(b). Notwithstanding the foregoing, the Debtors shall be entitled to effectuate the Rights Offering only if (i) the New Capital Proceeds therefrom, when coupled with the New Capital Proceeds of any New Spansion Debt, are sufficient to (x) satisfy the requirements of clause (i) of Section 3.3(2)(b) and (y) reduce the principal amount of the New Convertible Notes to zero and (ii) such New Capital Proceeds are used for those purposes. In the event that the Debtors receive any New Capital Proceeds from the Rights Offering and those proceeds, when coupled with any other New Capital Proceeds, are insufficient to satisfy the requirements of the preceding sentence, the Debtors shall return such New Capital Proceeds to the applicable Rights Offering Purchaser or Rights Offering Purchasers in accordance with Section 6.10(4).

6.11    New Spansion Debt. The Debtors shall have the right to issue or incur the New Spansion Debt on or before the Effective Date if they determine that it is desirable and feasible to do so. The New Spansion Debt, if any, will have terms that are no less favorable than those set forth on Exhibit C. In order to issue or incur the New Spansion Debt, proceeds from the New Spansion Debt must be deposited in a segregated account or escrow account in a sufficient amount, when combined with any other New Capital Proceeds held in one or more segregated accounts or escrow accounts, to satisfy the requirements of Section 3.3(2)(b) as of the earlier to occur of the Effective Date or February 12, 2010. Notwithstanding anything to the contrary contained in this Plan, the Debtors shall be permitted to issue or incur New Spansion Debt only to make the Cash payments contemplated by Section 3.3(2)(b) unless the New Capital Proceeds from such New Spansion Debt, when combined with the New Capital Proceeds from the Rights Offering, if any, exceed the total amount necessary to pay all Class 3 Claims in Cash in full pursuant to Section 3.3(2)(b).

6.12    Cancellation of the FRNs, Senior Notes, and the Exchangeable Debentures. The FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture and the FRNs, the Senior Notes and the Exchangeable Debentures issued thereunder, shall terminate as of the Effective Date, except as necessary to preserve, pursue or administer the rights, claims, liens, and interests of the applicable Indenture Trustees and the Holders of the FRN Claims, the Senior Notes Claims and the Exchangeable Debentures Claims (including the claims asserted in the complaint filed by the Senior Notes Indenture Trustee in the Bankruptcy Court against the Debtors and the Exchangeable Debentures Indenture Trustee (case number 09-52274) seeking, inter alia, a declaratory judgment with respect to the subordination provisions governing the Senior Notes and the Exchangeable Debentures), and except the FRN Indenture, the Senior Notes Indenture and the Exchangeable Debentures Indenture shall continue in effect to

50

the extent necessary to allow the applicable Indenture Trustees to receive Distributions pursuant to this Plan and make distributions under the FRN Indenture, the Senior Notes Indenture and the Exchangeable Debentures Indenture on account of their respective allowed FRN Claims, Exchangeable Debentures Claims, and Senior Notes Claims. The applicable Indenture Trustees will close their respective transfer records as of the Record Date and the applicable Indenture Trustees (and their agents) shall have no further obligation under the FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture, and shall be relieved of all obligations under their respective indentures relating to the FRNs, the Senior Notes, and the Exchangeable Debentures, except with respect to the distributions required to be made to the applicable Indenture Trustees in respect of their claims, and with respect to such other rights, claims, liens, and interests of the applicable Indenture Trustees and the Holders of the FRN Claims, the Senior Notes Claims and the Exchangeable Debentures Claims described herein or that, pursuant to the terms of their respective indentures, survive the termination of same. Termination of the FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture shall not impair the rights of the Holders of the FRN Claims, the Senior Notes Claims and the Exchangeable Debentures Claims to receive Distributions on account of such Claims pursuant to the Plan, and shall not impair the rights of the applicable Indenture Trustees to enforce their charging liens, created in law or pursuant to the indentures governing the FRNs, the Senior Notes and the Exchangeable Debenture, as applicable, against property that would otherwise be distributed to such Holders. The rights, claims, liens, and interests of the Senior Notes Indenture Trustee and the Holders of Senior Notes Claims arising under the subordination provisions of the Exchangeable Debentures Indenture, to the extent applicable, shall survive any termination of the Exchangeable Debentures Indenture. Upon termination of the indentures for the FRNs, the Senior Notes and the Exchangeable Debentures, and without further action or order of the Bankruptcy Court, the charging liens of the applicable Indenture Trustee shall attach to any property distributable to the Holders of the FRN Claims, the Senior Notes Claims or the Exchangeable Debentures Claims under the Plan, as applicable, with the same priority, dignity, and effect that such liens had on property distributable under the indenture for the FRNS, the Senior Notes or the Exchangeable Debentures, as applicable. Subsequent to the performance by the applicable Indenture Trustee (or its agents) of its obligations pursuant to the Plan and the Confirmation Order, such Indenture Trustee (and its agents) shall be relieved of all obligations related to the indenture for the FRNs, the Senior Notes or the Exchangeable Debentures, as applicable.

ARTICLE VII.

PROVISIONS REGARDING CORPORATE GOVERNANCE OF

REORGANIZED DEBTORS

7.1     New Governing Documents.   The New Governing Documents of each of the Reorganized Debtors shall be adopted as may be required in order to be consistent with the provisions of this Plan and the Bankruptcy Code. The New Governing Documents of the Reorganized Debtors shall, as applicable and among other things, (a) authorize the issuance of New Spansion Common Stock in amounts not less than the amounts necessary to permit the Distributions thereof required or contemplated by the Plan, and (b) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (i) a provision

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prohibiting the issuance of nonvoting equity securities, and (ii) to the extent necessary, a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. Forms of the New Governing Documents of the Debtors will be contained in the Plan Supplement.

7.2     Directors and Officers of Reorganized Debtors.   The initial board of directors of Reorganized Spansion Inc. (the “Initial Board”) shall consist of seven (7) persons. The Ad Hoc Consortium shall be entitled to designate two (2) directors, the Debtors shall be entitled to designate two (2) directors and the Debtors and the Ad Hoc Consortium shall be entitled to jointly designate two (2) directors; provided that the Backstop Party, if any, shall be entitled to designate up to two (2) directors pursuant to the terms of the Backstop Rights Purchase Agreement (which director or directors would otherwise be a director or the directors jointly designated by the Debtors and the Ad Hoc Consortium). The remaining director shall be the chief executive officer of Reorganized Spansion Inc. No employee, officer, or director (other than an independent, outside director) of any member of the Ad Hoc Consortium or the Creditors’ Committee shall be designated to the Initial Board, and the Debtors or Reorganized Debtors shall be entitled to challenge, by notice and hearing before the Bankruptcy Court the appointment of any independent, outside director for cause, including such outside director’s having or representing any conflict of interest with the Debtors or Reorganized Debtors. The identity of the Persons selected for the Initial Board will be included in the Plan Supplement. The Initial Board shall choose the members of the Boards of Directors of each of the other Reorganized Debtors on the Effective Date or as soon as practicable thereafter. Each of the Persons on the Initial Board, the post-Effective Date board of directors or managers of each of the Reorganized Debtors (other than Reorganized Spansion Inc.), and each of the initial officers of the respective Reorganized Debtors shall serve in accordance with the New Governing Documents of each of the respective Reorganized Debtors, as the same may be amended from time to time.

7.3     New Employee Incentive Compensation Programs.    Reorganized Spansion Inc. shall reserve 9,005,376 shares of New Spansion Common Stock for issuance under an equity incentive plan for employees, management and the directors of Reorganized Spansion Inc. and the other Reorganized Debtors, provided, that grants of no more than 3,752,240 shares of New Spansion Common Stock may be issued for an exercise, conversion or purchase price below (i) in the 90 days following the Effective Date, the greater of (A) the value per share of New Spansion Common Stock issued under the Plan or (B) the fair market value per share of New Spansion Common Stock at the time of issuance and (ii) thereafter, the fair market value per share of New Spansion Common Stock at the time of grant. The new equity incentive plan shall have a term of 10 years, and shall permit the issuance of up to 9,005,376 shares in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and other standard equity incentive awards. In all other regards, the remaining terms of and distribution under the equity incentive plan will be determined by Reorganized Spansion Inc.’s Initial Board within 90 days after the Effective Date of the

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Plan without further notice to or order of the Bankruptcy Court, or the vote, consent, authorization or approval of any Entity or shareholder. Confirmation constitutes approval of the equity incentive plan pursuant to Section 303 of the Delaware General Corporate Law.

7.4     Authorization and Issuance of New Equity; Securities Laws.   The issuance of securities pursuant to the Plan shall be made pursuant to section 1145 of the Bankruptcy Code and, except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, shall be (A) validly issued, fully paid and nonassessable, and (B) freely tradable. The entry of the Confirmation Order shall be (1) a final determination of the Bankruptcy Court that the securities authorized, issued or Distributed pursuant to this Plan shall be freely tradable securities and (2) deemed to incorporate the provisions of this Article VII as mixed findings of fact and conclusions of law. Section 5 of the Securities Act and any state or local law requiring registration for the offer or sale of a security, or registration or licensing of an issuer or underwriter or broker or dealer in securities, do not apply to the offer or sale of any New Equity in accordance with the Plan.

7.5     Holdback from Common Stock Distribution.   The Reorganized Debtors shall be authorized, without further act or action by the Initial Board and without further act or action under applicable law, regulation, order, or rule to hold back from the issuance of the authorized shares of New Spansion Common Stock, that number of shares of New Spansion Common Stock required for issuance to the Holders of Allowed Claims as and when required under the Plan as well as that number of shares necessary for the employee and management incentive programs described in Section 7.3. The Initial Board may reduce the number of shares of New Spansion Common Stock so held at any time as it deems appropriate to the extent it determines in good faith that such holdback is in excess of the number of shares needed to satisfy the foregoing requirements.

7.6     Listing of New Spansion Common Stock.   Reorganized Spansion Inc. shall use good faith efforts to list the New Spansion Common Stock on a national securities exchange or over-the-counter trading market within 90 days of the Effective Date. Except as set forth in the New Senior Notes Documents and the New Convertible Notes Documents, Reorganized Spansion Inc. shall have no liability if it is unable to list the New Spansion Common Stock as described above. Entities receiving Distributions of New Spansion Common Stock, by accepting such Distributions, agree to cooperate with the Reorganized Debtors’ reasonable requests to assist Reorganized Spansion Inc. in its efforts to list the New Spansion Common Stock on a securities exchange or over-the-counter trading market to the extent necessary, provided that such cooperation shall not require them to incur more than immaterial expense.

7.7     Old Spansion Interests. On the Effective Date, all Old Spansion Interests and all Other Old Equity Rights will be cancelled. All Other Old Equity will be Unimpaired.

ARTICLE VIII.

VOTING AND DISTRIBUTIONS

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8.1     Voting of Claims.   Only Claims in the Voting Classes are entitled to vote to accept or reject the Plan. Claims in other impaired Classes are deemed to have accepted or rejected the Plan, as applicable, in accordance with sections 1126(f) and 1126(g) of the Bankruptcy Code. A Claim in a Voting Class must be an Allowed Claim or “allowed” for purposes of voting in order for the Holder of such Claim to have the right to vote on the Plan. If an objection to a Claim is Filed, the Holder of such Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or orders that the Claim be Allowed for voting purposes. Pursuant to the treatment for the FRN Claims specified in Section 3.3, all FRN Claims are deemed Allowed for voting purposes.

8.2     Distributions of Cash on Account of Claims Allowed as of the Effective Date.   Except as otherwise provided in this Article VIII, Distributions of Cash to be made on the Effective Date to Holders of Claims that are Allowed as of the Effective Date will be made on the Effective Date or as promptly thereafter as practicable, but in no event later than: (i) 30 days after the Effective Date, or (ii) 30 days after such later date when the applicable conditions of Section 5.2 (regarding cure payments for executory contracts and unexpired leases being assumed) and Section 8.6 (regarding undeliverable Distributions) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section 9.5.

8.3     Disbursing Agent.   Except as otherwise provided in this Article VIII, the Reorganized Debtors, or such Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, will make all Distributions of Cash, New Spansion Common Stock, the New Senior Notes, the New Convertible Notes and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other Entities to assist in or to make the Distributions required by the Plan. Each Disbursing Agent, including, for these purposes, any Indenture Trustee providing services related to Distributions pursuant to the Plan, will receive reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors without Bankruptcy Court approval. These payments will be made on terms agreed to with the Reorganized Debtors and will not be deducted from Distributions to be made pursuant to the Plan to Holders of Allowed Claims. Any Indenture Trustee shall receive an Administrative Claim in an amount equal to such Indenture Trustee’s reasonable fees and expenses related to such Distributions. To the extent such Administrative Claim is not paid to the Indenture Trustee (or escrowed pending the resolution of any dispute), the Indenture Trustee shall retain its charging lien on Distributions to Holders of the Claims to the fullest extent permitted under the applicable indentures or credit agreements.

8.4     Distributions of Cash.   Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in United States currency by checks drawn on a domestic bank selected by the applicable Reorganized Debtor or by wire transfer from a domestic bank; provided that Cash payments to foreign Holders of Allowed Claims may be made, at the option of the applicable Reorganized Debtor, in such funds and by such

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means as are necessary or customary in a particular foreign jurisdiction or in United States currency utilizing the exchange rate on or about the time of such Distribution.

8.5     No Interest on Claims or Interests. Unless otherwise specifically provided for or contemplated elsewhere in the Plan or Confirmation Order, or required by applicable bankruptcy law to render a Claim Unimpaired or otherwise, postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim, other than an Other Secured Claim to the extent required by the applicable documents giving rise to such Claim, provided that to the extent a Holder of an Other Secured Claim has a Deficiency Claim on account of such Other Secured Claim, interest shall not accrue on or after the Petition Date on the Other Secured Claim or the Deficiency Claim. Notwithstanding the foregoing, nothing in this Plan shall affect the rights of the Holders of the Senior Notes, if any, to receive the interest accrued or accruing after the commencement of the Chapter 11 Cases pursuant to the Exchangeable Debentures Indenture.

8.6     Delivery of Distributions. The Distribution to a Holder of an Allowed Claim shall be made by the Reorganized Debtors (a) at the address set forth on the proof of Claim Filed by such Holder, (b) at the address set forth in any written notices of address change delivered to the Reorganized Debtors after the date of any related proof of Claim, (c) at the addresses reflected in the Schedules if no proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address, (d) if the Holder’s address is not listed in the Schedules, at the last known address of such Holder according to the Debtor’s books and records, or (e) in the case of Claims owed to Holders of Secured Credit Facility Claims, FRN Claims, Senior Notes Claims, and Exchangeable Debentures Claims (subject to Section 3.17 above), to the appropriate Indenture Trustee for ultimate distribution to the Record Holders of such Claims. The Indenture Trustees shall be directed to effect any Distribution under the Plan through the most efficient method available in the Indenture Trustees’ discretion, including through the book entry transfer facilities of the Depository Trust Company pursuant to the procedures used for effecting distributions thereunder on the date of any such distribution. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Reorganized Debtors are notified of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest. All Cash Distributions returned to the Reorganized Debtors and not claimed within six (6) months of return shall be irrevocably retained by the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary. All Distributions of New Spansion Common Stock returned to the Reorganized Debtors and not claimed within six (6) months of return, shall irrevocably revert to Reorganized Spansion Inc. and shall be retained and held as set forth in the New Governing Documents. Upon such reversion, the claim of any Holder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

8.7     Distributions to Holders of the FRNs, the Senior Notes, and the Exchangeable Debentures. The distribution provisions contained in the FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture will continue in

55

effect to the extent necessary for the applicable Indenture Trustee to make distributions on account of Allowed FRN, Senior Notes, and Exchangeable Debentures Claims.

8.8     Distributions to Holders as of the Record Date.     All Distributions on Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business on the Record Date, the Claims register maintained by the Claims and Voting Agent shall be closed, and there shall be no further changes in the Record Holder of any Claim. The Reorganized Debtors, the Indenture Trustees and any Disbursing Agents shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under this Plan with the Record Holders as of the Record Date. As of the close of business on the Record Date, the transfer ledgers for the Indenture Trustees shall be deemed closed and the Indenture Trustees may take whatever action is necessary to close the transfer ledgers and there shall be no further transfers or changes in the holders of record of such securities in such transfer ledgers. The Disbursing Agent and the Indenture Trustees shall have no obligation to recognize the transfer of, or sale of any participation in, any of the Secured Credit Facility, FRNs, Senior Notes, and Exchangeable Debentures, or any Claim based thereon, that occurs after close of business on the Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Record Date. PLEASE NOTE THAT IF YOU ACQUIRE A CLAIM FOLLOWING THE RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION FROM THE DEBTORS OR THE REORGANIZED DEBTORS ON ACCOUNT OF THAT CLAIM. IN ADDITION, IF YOU SELL OR TRANSFER YOUR CLAIM BEFORE THE RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION ON ACCOUNT OF THAT CLAIM.

8.9     Indenture Trustees as Claim Holders.     Consistent with Bankruptcy Rule 3003(c), the Debtors and Reorganized Debtors shall recognize the Proofs of Claim Filed by the Indenture Trustees in respect of the Claims for the Holders each represents, in the amounts as Allowed herein. Accordingly, any Claim Filed by the registered or beneficial holder of such Claims shall be Disallowed by the Confirmation Order as duplicative of the Claims of the Indenture Trustees without need for any further action or Bankruptcy Court Order.

8.10     Payments and Distributions to Holders of Disputed Claims Which Become Allowed Claims. Following the Effective Date, as soon as reasonably practicable after (i) a Disputed Claim becomes an Allowed Claim, (ii) the deadline to object to a previously Allowed Claim, other than a Claim expressly allowed pursuant to this Plan or a Claim covered by the definition of “Allowed” in subsections (a) and (b) of Section 1.1(8), expires and no objection has been asserted, or (iii) a notice of non-objection is Filed with respect to an Allowed Claim as provided in clause (c)(ii) of the definition of the term “Allowed,” the Holder of such Allowed Claim shall be entitled to receive such payments and Distributions which the Holder of such an Allowed Claim would have received if its Claim were an Allowed Claim as of the Effective Date, provided that with respect to any Disputed Claim in Class 5A, Class 5B or Class 5C that becomes an Allowed Claim after the date of the initial Distribution to Class 5A, Class 5B

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and Class 5C, the Reorganized Debtors (or the Disbursing Agent) shall make the Distribution to which such Holder is entitled within thirty (30) days after such Holder’s Claim has become an Allowed Claim. The Holder of a Disputed Class 5A Claim, Disputed Class 5B Claim or Disputed Class 5C Claim which becomes an Allowed Class 5A Claim, Allowed Class 5B Claim or Allowed Class 5C Claim shall receive its Unsecured Claims Pro Rata share of any Distributions which have been made on account of Class 5A Claims, Class 5B Claims and Class 5C Claims prior to the date such Disputed Claim becomes an Allowed Class 5A Claim, Allowed Class 5B Claim or Allowed Class 5C Claim, but only with respect to the portion of such Disputed Claim which has become an Allowed Class 5A Claim, Allowed Class 5B Claim or Allowed Class 5C Claim.

8.11     Distributions of Stock to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims. The initial Distribution to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims of shares of New Spansion Common Stock will be made on the Effective Date or as soon as practicable after such date, provided, however, that all Distributions to Holders of Allowed Class 5C Claims are subject to Section 3.17. Thereafter, the Reorganized Debtors or any Disbursing Agents employed by the Reorganized Debtors shall make a supplemental Distribution to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims who have previously received a Distribution not less frequently than quarterly, provided that there are not less than 100,000 shares (the “Minimum Shares for Distribution”) available for a Distribution as of the end of the previous calendar quarter.

8.12     Reserve for Disputed Claims. Notwithstanding any other provisions of the Plan, no payment or Distribution shall be made to any Holder on account of any Claim until such Claim becomes an Allowed Claim, and then only to the extent that it becomes an Allowed Claim. Subject to Section 3.17, at any time that a Distribution is made to Class 5A, Class 5B or Class 5C under the Plan, such Distribution shall be made to all of the Holders of Allowed Claims in Class 5A, Class 5B or Class 5C, and the Unsecured Claims Pro Rata portion of such Distribution which would be distributed to the Holders of Disputed Claims in Class 5A, Class 5B or Class 5C, in the event such Claims become Allowed Claims in the Face Amount of such Claims, shall be withheld by the Reorganized Debtors and allocated to a reserve for Disputed Claims pending resolution of the Disputed Claims (the “Reserve for Disputed Claims”).

    To the extent that any Disputed Claim in Class 5A, Class 5B or Class 5C becomes an Allowed Class 5A Claim, Allowed Class 5B Claim or Allowed Class 5C Claim after a Distribution has been made with respect to Class 5A, Class 5B or Class 5C, the shares of New Spansion Common Stock reserved for such Disputed Claim shall be distributed to the Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims in a manner and on an Unsecured Claims Pro Rata basis consistent with the treatment of Allowed Claims in those Classes. In the event that any Disputed Claim becomes an Allowed Claim in an amount less than the Face Amounts of such Disputed Claim, the portion of a Distribution that was allocated to the Reserve for Disputed Claims on account of the Disallowed portion of such Disputed Claim shall thereupon be

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available to make future Distributions to the Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims on an Unsecured Claims Pro Rata basis.

    Within forty-five (45) days of the end of each calendar quarter until all Disputed Claims in Classes 5A, 5B and 5C have been Allowed or Disallowed, the Reorganized Debtors shall determine whether the number of shares of New Spansion Common Stock held in the Reserve for Disputed Claims exceeds, as of the end of the preceding calendar quarter, the number of shares that is required to be held in the Reserve for Disputed Claims on account of Disputed Claims in Class 5A, Class 5B and Class 5C pursuant to this Section. If the Reorganized Debtors determine that the number of shares of New Spansion Common Stock held in the Reserve for Disputed Claims exceeds the number of shares required to be held in such Reserve as of the preceding calendar quarter end by at least the Minimum Shares for Distribution, the Reorganized Debtors (or the Disbursing Agent) shall distribute to the Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims on an Unsecured Claims Pro Rata basis the number of shares that are available for Distribution to such Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims.

    In addition, within sixty (60) days after all Disputed Claims in Class 5A, Class 5B or Class 5C have been Allowed or Disallowed and Distributions have been made to the Holders of Disputed Claims that have become Allowed Class 5A Claims, Allowed Class 5B Claims or Allowed Class 5C Claims, the Reorganized Debtors (or the Disbursing Agent) shall distribute any shares of New Spansion Common Stock then remaining in the Reserve for Disputed Claims to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims on an Unsecured Claims Pro Rata basis unless the number of shares of New Spansion Common Stock in the Reserve for Disputed Claims is less than the Minimum Shares for Distribution, in which case the shares of New Spansion Common Stock then remaining in the Reserve for Disputed Claims shall be released from the Reserve for Disputed Claims and returned to the general unreserved pool of authorized shares of Reorganized Spansion Inc.

8.13     De Minimis Distributions. The Reorganized Debtors shall have no obligation to make a Distribution to any Holder of an Allowed Claim (whether an initial Distribution or any subsequent Distribution) if the amount to be distributed to such Holder is Cash in an amount less than fifty dollars ($50.00) or is fewer than five (5) shares of New Spansion Common Stock. Any Holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than fifty ($50.00) dollars or the number of shares of New Spansion Common Stock to be distributed is fewer than five (5) shares will have its claim for such Distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their property. Any Cash not distributed pursuant to this Section will be the property of the Reorganized Debtors, free of any restrictions thereon, and any such Cash held by a Disbursing Agent will be returned to or retained by the Reorganized Debtors.

8.14     No Fractional Securities; No Fractional Dollars. Any other provision of this Plan notwithstanding, Distributions of fractional shares of New Spansion Common Stock

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will not be made. Whenever any Distribution of securities, including in connection with the Rights Offering, would require the Distribution of a fractional share, the Distribution will be rounded to the nearest integer of shares (any fraction of 0.50 or less shall be rounded down to the next lower integer; any fraction higher than 0.50 shall be rounded up to the next higher integer). Any other provision of this Plan notwithstanding, the Reorganized Debtors shall not be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar is due under this Plan, the payment made shall be rounded to the nearest whole dollar (with $ .50 or less being rounded down to the next lower dollar and any amount greater than $ .50 being rounded up to the next higher dollar).

8.15     Surrender of Instruments. Except as set forth in Section 8.16 below and except for Holders of Secured Credit Facility Claims and UBS Credit Facility Claims, each Holder of a promissory note, bond, or other Instrument evidencing a Claim shall surrender such promissory note, bond, or Instrument to the Debtors or Reorganized Debtors, as the case may be, prior to being entitled to receive any Distribution, unless this requirement is waived by the Debtors or Reorganized Debtors, as the case may be. No Distribution of Cash or other property shall be made to or on behalf of any such Holder unless and until (A) such promissory note, bond, or Instrument is received by the Debtors or the Reorganized Debtors, as the case may be, (B) the unavailability of such promissory note, bond, or Instrument is established to the reasonable satisfaction of the Debtors or Reorganized Debtors, as the case may be, or (C) such requirement is waived by the Debtors or Reorganized Debtors, as the case may be. The Debtors or Reorganized Debtors, as the case may be, may require any such Holder who is unable to surrender or cause to be surrendered any such promissory note, bond, or Instrument to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including with respect to amount) reasonably satisfactory to the Debtors or Reorganized Debtors, as the case may be. Any such Holder that fails within the later of (i) one year after the Effective Date, and (ii) the date of Allowance of its Claim, (a) if possible, to surrender or cause to be surrendered such promissory note, bond or Instrument, or (b) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Debtors or Reorganized Debtors, as the case may be, shall be deemed to have forfeited all rights, claims, and causes of action against the Debtors or Reorganized Debtors, as the case may be, and shall not participate in any Distribution under this Plan.

8.16     Procedures for Distributions to Holders of FRN Claims, Senior Notes Claims, and Allowed Exchangeable Debentures Claims.    Distributions to be made under the Plan to Holders of Allowed FRN, Senior Notes, or Exchangeable Debentures Claims will be made to the applicable Indenture Trustee, which, subject to the right of the Indenture Trustee to assert any charging lien that it might have under the applicable indenture, will transmit the Distributions to the Holders of such Allowed FRN, Senior Notes, and Exchangeable Debentures Claims. Such Distributions will only be made after the Holder’s compliance with the requirement to surrender such FRN, Senior Note, or Exchangeable Debentures set forth in Section 8.15 of the Plan, and are subject to the rights of the applicable Indenture Trustee to assert its applicable charging lien, if any, against such Distribution.

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8.17     Allocation of Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a Distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such Distribution shall, to the extent permitted by applicable law, be allocated, for purposes of United States federal income tax, first to the principal amount of the Claim, and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

8.18     Compliance With Tax Requirements. The Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under this Plan shall be subject to any such withholding and reporting requirements. The Debtors and the Reorganized Debtors shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each Entity receiving a Distribution of Cash or New Spansion Common Stock pursuant to the Plan, including pursuant to the Rights Offering, shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on it by any governmental unit on account of such Distribution, including income, withholding and other tax obligations.

8.19     Saturday, Sunday or Legal Holiday.   If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

ARTICLE IX.

PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS

9.1     Objections to Claims.   All objections to Claims must be Filed and served on the Holders of such Claims by the Claims Objection Deadline, and: (a) if Filed prior to the Effective Date, such objections shall be served on the parties on the then applicable service list in the Chapter 11 Cases; and (b) if Filed after the Effective Date, such objections shall be served on the Reorganized Debtors and the United States Trustee. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim.

9.2     Authority to Prosecute Objections.    From and after the Effective Date, the Reorganized Debtors shall have the exclusive right to evaluate, make, File, prosecute, settle and abandon objections to any Disputed Claims, provided that the Reorganized Debtors shall not be entitled to object to any Claims (A) that have been Allowed by a Final Order entered by the Bankruptcy Court prior to the Effective Date, or (B) that are Allowed by the express terms of this Plan. After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court, provided that (a) the Reorganized Debtors shall promptly File with the Bankruptcy Court and serve on the United States Trustee a written notice of any settlement or compromise of such Claim that results in an Allowed Claim in excess of

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$100,000 or a potential recovery in excess of $100,000, and (b) the United States Trustee shall be authorized to contest the proposed settlement or compromise by Filing a written objection with the Bankruptcy Court and serving such objection on the Reorganized Debtors within 20 days of the service of the settlement notice. If no such objection is Filed, the applicable settlement or compromise shall be deemed final without further action of the Bankruptcy Court.

9.3     No Distributions Pending Allowance. Notwithstanding anything to the contrary in this Plan, no Distributions will be made with respect to any portion of a Claim unless and until (i) the Claims Objection Deadline has passed and no objection to such Claim has been Filed, (ii) any objection to such Claim has been settled, withdrawn or overruled pursuant to a Final Order of the Bankruptcy Court or (iii) such Claim has been Allowed pursuant to the Confirmation Order or other Final Order of the Bankruptcy Court.

9.4     Estimation of Claims. Except as otherwise ordered by the Bankruptcy Court, the Debtors or the Reorganized Debtors, as the case may be, and the Ad Hoc Consortium (to the extent still in existence at such time) may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502 of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (and after the Effective Date, the Reorganized Debtors) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

9.5     Distributions After Allowance. As soon as practicable after (i) the occurrence of the applicable Claims Objection Deadline, if no objection to such Claim has been timely Filed, or (ii) the Disputed Claim becomes an Allowed Claim, the Reorganized Debtors will distribute to the Holder thereof all Distributions to which such Holder is then entitled under this Plan. In the event that the New Spansion Common Stock being held for Distribution with respect to a Claim is greater than the Distribution that is made to a Holder once the Claim becomes entitled to a Distribution, the excess remaining New Spansion Common Stock will be held by the Reorganized Debtors free of the restrictions of the Reserve for Disputed Claims pending subsequent Distributions in accordance with Section 8.12. All Distributions made under this Article IX will be made with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Holders included in the applicable Class.

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9.6     Claims Covered by Insurance Policy.   To the extent a Claim is asserted for liability that is covered, in whole or in part, by any insurance policy or related agreement of the Debtors (“Insured Claim”), the Holder of such Claim may continue to pursue the Claim against the Reorganized Debtors solely for the purpose of liquidating such Claim, provided that in accordance with the terms of the applicable insurance policies, related agreements and the Plan, the Reorganized Debtors (on behalf of the Debtors) or the insurer, as applicable, may employ counsel, direct the defense, and determine whether and on what terms to settle any such Claim. Once the Claim is determined to be valid by agreement or Final Order, then the Claim shall be an Allowed Insured Claim in the amount set forth in such Order or agreement. Subject to applicable policy terms, conditions, endorsements and applicable non-bankruptcy law, the Holder of such Allowed Insured Claim will be entitled to: (i) a Distribution under the Plan only to the extent of (a) any unpaid or unexhausted deductible or self-insured retention under the applicable insurance policies or related agreements, and (b) any amount in excess of the limit of coverage provided by any applicable insurance policy or related agreement; and (ii) a recovery under the applicable insurance policy of the amount of such Allowed Insured Claim that is in excess of the deductible or self-insured retention but subject to the limit of coverage provided by such applicable insurance policy or related agreement.

ARTICLE X.

CONDITIONS PRECEDENT TO CONFIRMATION

AND THE EFFECTIVE DATE OF THE PLAN

10.1     Conditions to Confirmation. The following are conditions precedent to Confirmation of this Plan that must be (i) satisfied, or (ii) waived in accordance with Section 10.3 below:

(1)	The Bankruptcy Court shall have approved the Disclosure Statement with respect to this Plan in form and substance that is acceptable to the Debtors and the Ad Hoc Consortium.

(2)

The Confirmation Order shall be in form and substance acceptable to the Debtors and the Ad Hoc Consortium shall have been signed by the Bankruptcy Court, and shall have been entered on the docket of the Chapter 11 Cases.

(3)

The Confirmation Order shall include determinations that all of the settlements and compromises contained in the Plan meet the applicable standards under section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 for approval and implementation.

(4)	The Debtors and the Holders of the Secured Credit Facility Claim shall have entered into documentation reasonably satisfactory to each of them.

(5)	The Debtors shall not have committed a material breach of their obligations under this Plan.

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10.2     Conditions to the Effective Date.   The following are conditions precedent to the Effective Date that must be (i) satisfied, or (ii) waived in accordance with Section 10.3 below:

(1)	All conditions to Confirmation of this Plan set forth in Section 10.1 shall remain satisfied or have been waived.

(2)	Each Order of the Bankruptcy Court referred to in Section 10.1 shall have become a Final Order.

(3)

The Confirmation Order and supporting findings of fact and conclusions of law shall be entered by the Bankruptcy Court in form and substance acceptable to the Debtors and the Ad Hoc Consortium and shall have become a Final Order.

(4)

All documents and agreements to be executed on the Effective Date or otherwise necessary to implement this Plan shall be in form and substance acceptable to the Debtors and the Ad Hoc Consortium, except as otherwise specifically provided herein.

(5)

The Debtors shall have received any authorization, consent, regulatory approval, ruling, letter, opinion, or document that may be necessary to implement this Plan and that is required by law, regulation, or order (collectively, the “Authorizations”), and such Authorizations shall not have been revoked.

(6)	All other actions, documents and agreements necessary to implement the Plan as of the Effective Date shall have been delivered and all conditions precedent thereto shall have been satisfied or waived.

(7)

All corporate and other proceedings to be taken by the Debtors in connection with the Plan and Plan Supplement and the consummation of the transactions contemplated thereby and by the Plan and all documents incident thereto shall have been completed in form and substance reasonably satisfactory to the Debtors, and the Debtors shall have received all such counterpart originals or certified or other copies of the Plan and documents contemplated by the Plan and such other documents as they may reasonably request.

(8)	The Effective Date shall have occurred prior to six months after the Confirmation Date unless such period is extended by the Debtors with the consent of the Ad Hoc Consortium.

(9)

The Initial Board shall have been elected or appointed as of the Effective Date, and directors’ and officers’ liability insurance shall be available to the members of the Initial Board on terms reasonably satisfactory to the Debtors and the Initial Board.

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(10)

All applicable waiting periods imposed by applicable law (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable) in connection with the consummation of the Plan and transactions contemplated thereby shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions, and the Debtors shall have received all material regulatory approvals required for the consummation of the Plan and the transactions contemplated thereby and for the Reorganized Debtors to continue to carry on their businesses without material change, each of which approvals shall have become final.

(11)

All other actions and documents necessary to implement the treatment of Claims and Interests set forth in this Plan shall have been effected or executed or, if waivable, waived by the Entity or Entities entitled to the benefit thereof.

(12)

If the Debtors consummate the Rights Offering and/or issue or incur the New Spansion Debt, New Capital Proceeds in an amount to satisfy the requirements of Section 3.3(2)(b) and, if applicable, Sections 6.10(1) and 6.10(10), shall be held in an escrow account or segregated account of the Debtors.

10.3     Waiver of Conditions.   The conditions to Confirmation of the Plan set forth in Section 10.1 or the Effective Date set forth in Section 10.2 may be waived, in whole or in part, by the Debtors, with the consent of the Ad Hoc Consortium, without any notice to any other parties in interest or the Bankruptcy Court and without leave or Order of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their respective sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

10.4     Effect of Failure of Conditions.   In the event that all of the conditions to the Effective Date are not satisfied or waived within three (3) months following entry of the Confirmation Order (or such longer period as is agreed to by the Debtors and the Ad Hoc Consortium): (a) any party-in-interest may request that the Bankruptcy Court vacate the Confirmation Order; (b) no Distributions shall be made; (c) the Debtors and all Holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (d) all settlements included in the Plan or incorporated into the Plan, including settlements implicit in the terms of the Plan, shall be deemed revoked; and (e) the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged (except to the extent of any payments made after entry of the Confirmation Order but prior to the Effective Date) and nothing contained in the Plan shall constitute or be

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deemed a waiver or release of any Claims or Interests by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any Entity in any further proceedings involving the Debtors.

10.5     Order Denying Confirmation. If an Order denying confirmation of the Plan is entered by the Bankruptcy Court, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the Holder of any Claim against, or Interest in, the Debtors, (c) prejudice in any manner any right, remedy or Claim of the Debtors, (d) be deemed an admission against interest by the Debtors, or (e) constitute a settlement, implicit or otherwise, of any kind whatsoever.

10.6     Revocation of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur or if the Plan does not become effective, then the Plan shall be null and void, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (b) constitute an admission of any fact or legal conclusion by the Debtors or any other Entity; or (c) prejudice in any manner the rights of the Debtors or any other party, including the Creditors’ Committee and the Ad Hoc Consortium, in any related or further proceedings.

ARTICLE XI.

EFFECT OF PLAN ON CLAIMS AND INTERESTS

11.1     Discharge of Claims and Termination of Interests. Except as otherwise provided in the Plan or the Confirmation Order:

(1)

on the Effective Date, each Reorganized Debtor shall be deemed discharged and released from all Claims and Interests, including demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, (C) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan, or (D) such Claim is listed in the Schedules; and

(2)

all Entities shall be precluded from asserting against each Reorganized Debtor, its successors, or its Assets any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

Except as otherwise provided in the Plan or the Confirmation Order, upon the occurrence of the Effective Date, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Reorganized Debtors, as

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provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Reorganized Debtor at any time obtained to the extent that it relates to a discharged Claim or terminated Interest.

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, Liens or other security interests against the Assets of any Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns.

11.2     Cancellation of Claims and Interests. Except as otherwise set forth in this Plan, and except for purposes of evidencing a right to Distributions, on the Effective Date, all agreements and other documents evidencing the Claims or rights of any Holder of a Claim against the Debtors, including all notes, guarantees, mortgages, and all Old Spansion Interests and Other Old Equity Rights shall be canceled.

11.3     Release by Debtors of Certain Parties.    EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS PLAN, PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE, ON THE EFFECTIVE DATE, THE DEBTORS AND REORGANIZED DEBTORS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS-IN-POSSESSION, WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTORS OR REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, REORGANIZED DEBTORS, THE PARTIES RELEASED PURSUANT TO THIS SECTION, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE REORGANIZED DEBTORS, WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY OR IN ANY REPRESENTATIVE OR ANY OTHER CAPACITY, AGAINST: (I) THE CURRENT DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTORS (OTHER THAN FOR MONEY BORROWED FROM OR OWED TO THE DEBTORS BY ANY SUCH DIRECTORS, OFFICERS OR EMPLOYEES AS SET FORTH IN THE DEBTORS’ BOOKS AND RECORDS) AND THE DEBTORS’ FORMER AND CURRENT ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER

PROFESSIONALS RETAINED BY SUCH ENTITY; (II) THE CREDITORS’

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COMMITTEE AND ITS CURRENT AND FORMER MEMBERS (SOLELY IN SUCH CAPACITY), THE INDENTURE TRUSTEES, THEIR RESPECTIVE ADVISORS (INCLUDING ANY FORMER OR CURRENT ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES SOLELY IN THEIR CAPACITIES AS SUCH) AND THEIR PRESENT OR FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (SOLELY IN THEIR CAPACITIES AS SUCH); (III) ALL HOLDERS OF SECURED CREDIT FACILITY CLAIMS SOLELY WITH RESPECT TO CLAIMS RELATING TO OR ARISING IN CONNECTION WITH SUCH CLAIMS AND ALL HOLDERS OF FRN CLAIMS, OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES), AND THE FRN INDENTURE TRUSTEE OR ITS OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES) RELATING TO OR ARISING IN CONNECTION WITH THE FRN CLAIMS; (IV) THE BACKSTOP PARTY, IF ANY, AND ITS AFFILIATES AND THEIR RESPECTIVE ADVISORS (INCLUDING ANY FORMER OR CURRENT ATTORNEYS, FINANCIAL ADVISORS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITY SOLELY IN THEIR CAPACITY AS SUCH) AND THEIR RESPECTIVE PRESENT OR FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (SOLELY IN THEIR CAPACITIES AS SUCH); AND (V) THE DEBTORS OR THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES), EXCEPT CLAIMS ARISING IN THE ORDINARY COURSE OF THE DEBTORS’ BUSINESS WITH RESPECT TO EMPLOYEE MATTERS. THOSE ENTITIES DESCRIBED IN SUBSECTIONS (I) THROUGH (V) OF THE PRECEDING SENTENCE SHALL BE REFERRED TO AS THE “DEBTOR RELEASEES”. NOTWITHSTANDING THE FOREGOING, NOTHING IN THE PLAN SHALL RELEASE ANY DEBTOR RELEASEE OTHER THAN THE DEBTORS FROM (A) ANY CLAIMS ASSERTED BY THE DEBTORS THAT ARE THE SUBJECT OF A PENDING LITIGATION, ADVERSARY PROCEEDING OR OTHER CONTESTED MATTER OR JUDGMENT AS OF THE EFFECTIVE DATE, (B) WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AS DETERMINED BY A FINAL ORDER, (C) ANY OBJECTIONS BY THE DEBTORS OR THE REORGANIZED DEBTORS TO CLAIMS FILED BY SUCH ENTITY AGAINST THE DEBTORS AND/OR THE ESTATES OR (D) ANY OBLIGATIONS OF SUCH PERSON UNDER OR IN CONNECTION WITH THIS PLAN. THIS RELEASE, WAIVER AND DISCHARGE WILL BE IN ADDITION TO THE DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS PROVIDED

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HEREIN AND UNDER THE CONFIRMATION ORDER AND THE BANKRUPTCY CODE.

    ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASES SET FORTH HEREIN, WHICH INCLUDE BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASES ARE: (A) IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES, REPRESENTING GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASES; (B) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (C) FAIR, EQUITABLE AND REASONABLE; (D) APPROVED AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (E) A BAR TO THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY OTHER ENTITY ACTING ON BEHALF OF THEM ASSERTING ANY CLAIM RELEASED BY THE DEBTOR AGAINST ANY OF THE DEBTOR RELEASEES OR THEIR RESPECTIVE ASSETS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION, THE RELEASE OF THE DEBTORS’ OFFICERS, DIRECTORS AND EMPLOYEES SET FORTH ABOVE SHALL BE OF NO FORCE AND EFFECT IN FAVOR OF ANY OFFICER, DIRECTOR OR EMPLOYEE WHO ASSERTS ANY PRE-EFFECTIVE DATE CLAIM AGAINST THE DEBTORS OR REORGANIZED DEBTORS FOR INDEMNIFICATION, DAMAGES OR ANY OTHER CAUSES OF ACTION OTHER THAN FOR UNPAID COMPENSATION, WAGES OR BENEFITS THAT AROSE IN THE ORDINARY COURSE OF BUSINESS OR PURSUANT TO THE PLANS AND PROGRAMS APPROVED BY THE BANKRUPTCY COURT PURSUANT TO ITS (A) ORDER (I) APPROVING CERTAIN INCENTIVE PLANS AND (II) AUTHORIZING PAYMENT THEREUNDER PURSUANT TO SECTIONS 105(E), 363(B) AND 503(C) OF THE BANKRUPTCY CODE, ENTERED ON JUNE 29, 2009 [D.I. 730], (B) ORDER (I) APPROVING CERTAIN INCENTIVE PLANS AND (II) AUTHORIZING PAYMENT THEREUNDER PURSUANT TO SECTIONS 105(E), 363(B) AND 503(C) OF THE BANKRUPTCY CODE, ENTERED ON JULY 22, 2009 [D.I. 849], AND (C) ORDER (I) APPROVING INCENTIVE PLANS AND (II) AUTHORIZING PAYMENT THEREUNDER PURSUANT TO SECTIONS 105(E), 363(B) AND 503(C) OF THE BANKRUPTCY CODE, ENTERED ON JULY 23, 2009 [D.I. 874].

11.4     Release by Holders of Claims and Interests. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS PLAN, ON THE EFFECTIVE DATE: (A) EACH ENTITY THAT VOTES TO ACCEPT THIS PLAN OR IS PRESUMED TO HAVE VOTED FOR THIS PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE; (B) EACH ENTITY WHO OBTAINS A RELEASE UNDER THE PLAN; AND (C) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH ENTITY (OTHER THAN A DEBTOR), THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR INTEREST

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(EACH, A “RELEASE OBLIGOR”), IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTORS, THE DEBTORS AND THE REORGANIZED DEBTORS UNDER THIS PLAN AND THE CASH, NEW SPANSION COMMON STOCK, AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THIS PLAN, SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH PARTY RELEASED IN SECTION 11.3 HEREOF FROM ANY CLAIM, RETAINED ACTION, OBLIGATION, SUIT, JUDGMENT, DAMAGE, DEMAND, DEBT, RIGHT, CAUSES OF ACTION, LIABILITY, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OF SUCH RELEASED OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION, PROVIDED THAT NOTHING IN THE PLAN WILL RESTRICT ANY GOVERNMENTAL OR REGULATORY AGENCY FROM PURSUING ANY REGULATORY OR POLICE ENFORCEMENT ACTION AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THEIR CURRENT OR FORMER OFFICERS, DIRECTORS OR EMPLOYEES, AND THEIR RESPECTIVE AGENTS, ADVISORS, ATTORNEYS AND REPRESENTATIVES ACTING IN ANY CAPACITY, OTHER THAN ANY ACTION OR PROCEEDING OF ANY TYPE TO RECOVER MONETARY CLAIMS, DAMAGES, OR PENALTIES AGAINST THE DEBTORS FOR AN ACT OR OMISSION OCCURRING PRIOR TO CONFIRMATION. THIS RELEASE, WAIVER AND DISCHARGE WILL BE IN ADDITION TO THE DISCHARGE OF CLAIMS AND TERMINATION OF INTEREST PROVIDED HEREIN AND UNDER THE CONFIRMATION ORDER AND THE BANKRUPTCY CODE.

    NOTWITHSTANDING THE FOREGOING AND ANYTHING CONTAINED IN THIS PLAN, THE SENIOR NOTES INDENTURE TRUSTEE DOES NOT RELEASE, AND THE DEBTORS AND EXCHANGEABLE DEBENTURES INDENTURE TRUSTEE ARE NOT RELEASED, FROM THE CLAIMS AND CAUSES OF ACTION SET FORTH IN ADV PRO. NO. 09-52274.

11.5     California Civil Code § 1542 Waiver. To the extent any of the Debtors or Holders of Claims or Interests grant a release pursuant to the terms of this Plan, such Debtor or Holder acknowledges that it, she or he is familiar with or has been advised regarding the provisions of section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

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and similar statutes of other states or the United States, and common law principles of similar effect as section 1542.

    The Debtors and Holders of Claims and Interests, being made aware of section 1542 and similar laws and common law principles, hereby are deemed to have expressly waived any rights that any of them might have or assert thereunder, to the extent such section relates to any of the claims released pursuant to Sections 11.3 11.4 or 11.8.

11.6     Jurisdiction Related Hereto.   Any action brought against any party receiving a release hereunder for any matter or thing related to the Chapter 11 Cases or the Plan must be brought in Bankruptcy Court.

11.7     Setoffs.   The Debtors may, but shall not be required to, setoff against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Holder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

11.8     Exculpation and Limitation of Liability.   The Debtors, the present and former members of the Creditors’ Committee and the Ad Hoc Consortium in their capacities as such, the Indenture Trustees in their capacities as such, the Backstop Party, if any, in its capacity as such, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date Affiliates, members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to one another or to any Holder of any Claim or Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the negotiation and filing of this Plan, the filing of the Chapter 11 Cases, the settlement of Claims or renegotiation of executory contracts and leases, the pursuit of Confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan or the exercise of the powers and duties conferred on the Indenture Trustees by the indentures, this Plan or any order of the Bankruptcy Court, except for their willful misconduct or gross negligence or any obligations that they have under or in connection with this Plan or the transactions contemplated in this Plan, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan (collectively, the “Exculpated Claims”). No Holder of any Claim or Interest, or other party-in-interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Creditors’ Committee, the Ad Hoc Consortium, the present and former members of the Creditors’ Committee and the Ad Hoc Consortium in their capacities as such, each of the Indenture Trustees in its capacity

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as such, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date Affiliates, members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns with respect to the Exculpated Claims. No Holder of any Claim or Interest, or other party-in-interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have or pursue any claim or cause of action against the Indenture Trustees for making Distributions in accordance with this Plan or for implementing the provisions of this Plan.

    Notwithstanding the foregoing and anything contained in this Plan, the Senior Notes Indenture Trustee does not release, and the Debtors and the Exchangeable Debentures Indenture Trustee are not released from, the claims and causes of action set forth in ADV Pro. No. 09-52274.

11.9     Injunction.   The Confirmation Order will permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 11.3, 11.4 and 11.8; provided, however, that nothing in this Plan will restrict any governmental or regulatory agency from pursuing any regulatory or police enforcement action against the Debtors, the Reorganized Debtors, their current or former officers, directors or employees, and their respective agents, advisors, attorneys and representatives acting in any capacity, other than any action or proceeding of any type to recover monetary claims, damages or penalties against the Debtors for an act or omission occurring prior to Confirmation.

11.10	Effect of Confirmation.

(1)

Binding Effect. On the Confirmation Date, the provisions of this Plan shall be binding on the Debtors, the Estates, all Holders of Claims against or Interests in the Debtors, and all other parties-in-interest whether or not such Holders are Impaired and whether or not such Holders have accepted this Plan.

(2)	Effect of Confirmation on Automatic Stay. Except as provided otherwise in this Plan, from and after the Effective Date, the automatic stay of section 362(a) of the Bankruptcy Code shall terminate.

(3)

Filing of Reports. The Reorganized Debtors shall file all reports and pay all fees required by the Bankruptcy Code, Bankruptcy Rules, United States Trustee guidelines, and the rules and orders of the Bankruptcy Court.

(4)	Post-Confirmation Date Retention of Professionals. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or

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compensation for services rendered after such date will terminate, and the Reorganized Debtors may employ and pay professionals in the ordinary course of business.

ARTICLE XII.

RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY

COURT

12.1     Retention of Jurisdiction.   Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will have or retain jurisdiction over the Chapter 11 Cases after the Effective Date to the extent legally permissible, including jurisdiction for the following purposes:

(1)

To allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including, the resolution of any request for payment of any Administrative Expense Claim, the resolution of any objections to the allowance, classification or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate or render Unimpaired a Claim or Interest pursuant to the Plan, as well as the approval of any Indenture Trustees Fees and Expenses, to the extent of any dispute between the applicable Indenture Trustees and the Debtors or Reorganized Debtors, as applicable;

(2)	To establish a date or dates by which objections to Claims must be Filed to the extent not established herein;

(3)	To establish the amount of any reserve required to be withheld from any Distribution under this Plan on account of any disputed, contingent or unliquidated claim.

(4)

To resolve all matters related to the rejection, and assumption and/or assignment of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

(5)	To hear and rule upon all Retained Actions, Avoidance Actions and other Causes of Action commenced and/or pursued by the Debtors and/or the Reorganized Debtors;

(6)

To decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny applications involving the Debtors that may be pending on the Effective Date or brought thereafter;

(7)	To hear and rule upon all applications for Professional Compensation;

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(8)

To modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate or carry out the intent and purpose the Plan, with the consent of the Debtors or Reorganized Debtors, as applicable, and the Ad Hoc Consortium.

(9)

To enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, as well as to ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(10)

To issue injunctions, enforce the injunctions contained in the Plan and the Confirmation order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(11)

To enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;

(12)

To make such determinations and enter such orders as may be necessary to effectuate all the terms and conditions of this Plan, including the Distribution of funds from the Estates and the payment of Claims;

(13)

To resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

(14)	To determine any suit or proceeding brought by the Debtors and/or the Reorganized Debtors to recover property under any provisions of the Bankruptcy Code;

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(15)

To determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for taxes, and to determine and declare any tax effects under this Plan;

(16)

To determine any matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(17)	To determine any other matters as may be authorized by or under the provisions of the Bankruptcy Code; and

(18)	To enter a Final Decree closing the Chapter 11 Cases.

  The foregoing list is illustrative only and not intended to limit in any way the Bankruptcy Court’s exercise of jurisdiction. If the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including the matters set forth in this Article, this Article shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

12.2     Final Decree.   The Bankruptcy Court may, upon application of the Reorganized Debtors at any time after 120 days after the Effective Date, enter a Final Decree in these cases.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

13.1     Modification of the Plan.   The Debtors, before the Effective Date, reserve the right in accordance with section 1127 of the Bankruptcy Code to modify, alter or amend this Plan at any time before its substantial consummation, with the consent of the Ad Hoc Consortium. Subject to the limitations contained herein, the Debtors may modify, alter or amend this Plan in accordance with this paragraph, before or after Confirmation, without notice or hearing, or after such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the modification, alteration or amendment does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto. In the event of any modification, alteration or amendment on or before Confirmation, any votes to accept or reject this Plan shall be deemed to be votes to accept or reject this Plan as modified, unless the Bankruptcy Court finds that the modification, alteration or amendment materially and adversely affects the rights of parties in interest which have cast said votes.

13.2     Deadlines.   Any deadline in this Plan may be extended, either before or after the Effective Date, by an Order entered on a motion or application of the Debtors or

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Reorganized Debtors, as applicable, so long as such motion or application is made prior to the expiration of such deadline.

13.3     Applicable Law. Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code and Bankruptcy Rules), (ii) an express choice of law provision in any agreement, contract, instrument or document provided for, or executed in connection with, the Plan, or (iii) applicable non-bankruptcy law, the rights and obligations arising under the Plan and any agreements, contracts, documents and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

13.4     Plan Supplement. The Plan Supplement will contain, among other things, (a) forms of the New Governing Documents, (b) a form of the indenture for the New Senior Notes and the form of New Senior Note, (c) a form of the indenture for the New Convertible Notes and the form of New Convertible Notes, (d) a form of the indenture(s), credit agreement(s) or other governing document(s) for the New Spansion Debt, if the New Spansion Debt is to be issued or incurred, (e) the definitive documents for the Rights Offering, if the Rights Offering is to be consummated, (f) a list of the Persons who will serve on the Initial Board, (g) the Contract/Lease Schedule, and (h) the proposed Confirmation Order. The Plan Supplement shall be in form and substance satisfactory to the Debtors and the Ad Hoc Consortium, and shall be Filed with the Bankruptcy Court on or before January 19, 2010. Notwithstanding the foregoing, subject to any express limitations set forth herein, the Debtors may amend the Plan Supplement and any attachments thereto, through and including the Confirmation Date.

13.5     Dissolution of Creditors’ Committee. On the Effective Date, unless an appeal is pending from the Confirmation Order, the Creditors’ Committee shall dissolve automatically, whereupon its members, Professionals, and agents shall be released and discharged from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code. The Professionals retained by the Creditor’s Committee and the members thereof shall be entitled to assert claims for reasonable fees for services rendered and expenses incurred in connection with the consummation of the Plan or File applications for allowance of compensation and reimbursement of expenses of the Creditors’ Committee’s members or Professionals pending on the Effective Date or Filed and served after the Effective Date pursuant to Section 4.2. In the event an appeal is pending from the Confirmation Order as of the Effective Date the Creditors’ Committee shall remain in existence for all purposes related to the prosecution and defense of such appeal, and the Creditors’ Committee Professionals shall be entitled to compensation and reimbursement of expenses in connection with such matters.

13.6     Preparation of Estates’ Returns and Resolution of Tax Claims. The Debtors or Reorganized Debtors shall file all tax returns and other filings with governmental authorities and may file determination requests under section 505(b) of the Bankruptcy Code to resolve any Disputed Claim relating to taxes with a governmental authority. The Reorganized Debtors are hereby authorized to request an expedited determination under

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section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

13.7     Headings. The headings of the Articles and the Sections of this Plan have been used for convenience only and shall not limit or otherwise affect the meaning of the provisions of this Plan.

13.8     Confirmation of Plans for Separate Debtors. In the event the Debtors are unable to confirm this Plan with respect to all Debtors, the Debtors reserve the right, unilaterally and unconditionally, to proceed with this Plan with respect to any Debtor for which the confirmation requirements of the Bankruptcy Code are met.

13.9     No Admissions; Objection to Claims. Notwithstanding anything herein or in the Disclosure Statement to the contrary, nothing contained in this Plan or in the Disclosure Statement shall be deemed to be an admission by the Debtors or the Ad Hoc Consortium with respect to any matter set forth herein including liability on any Claim or Interest or the propriety of the classification of any Claim or Interest. The Debtors and the Ad Hoc Consortium shall not be bound by any statements herein or in the Disclosure Statement as judicial admissions.

13.10     No Waiver. Neither the failure of a Debtor to list a Claim or Interest in the Debtor’s Schedules, the failure of a Debtor to object to any Claim, Administrative Expense Claim or Interest for purposes of voting, the failure of a Debtor to object to a Claim, Administrative Expense Claim or Interest prior to the Confirmation Date or the Effective Date, nor the failure of a Debtor to assert a Retained Action prior to the Confirmation Date or the Effective Date, in the absence of a legally-effective express waiver or release executed by the Debtors with the approval of the Bankruptcy Court, if required, and with any other consents or approvals required under the Plan, shall be deemed a waiver or release of the right of a Debtor or a Reorganized Debtor, or their successors, either before or after solicitation of votes on the Plan or before or after the Confirmation Date or the Effective Date to (a) object to or examine such Claim, Administrative Expense Claim or Interest, in whole or in part, or (b) retain and either assign or exclusively assert, pursue, prosecute, utilize, otherwise act or otherwise enforce any Retained Action as against the Holder of any such Claim, Administrative Expense Claim or Interest.

13.11     No Bar to Suits. Except as provided in this Plan, neither this Plan nor Confirmation shall operate to bar or estop the Debtors or Reorganized Debtors from commencing any Retained Action, or any other legal action against any Holder of a Claim or Interest or any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal Entity, whether such Retained Action, or any other legal action arose prior to or after the Confirmation Date and whether or not the existence of such Retained Action, or any other legal action, was disclosed in any Disclosure Statement Filed by the Debtors in connection with this Plan or whether or not any payment was made or is made on account of any Claim.

76

13.12     Successors and Assigns. The rights, benefits and obligations of any Entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity.

13.13     Post-Effective Date Effect of Evidence of Claims or Interests. Notes, bonds, stock certificates and other evidence of Claims against or Interests in the Debtors, and all Instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, upon the Effective Date, represent only the right to participate in the Distributions contemplated by the Plan.

13.14     Conflicts. In the event that provisions of Exhibit A, Exhibit B, Exhibit C or Exhibit D hereto conflicts with the final documents contained in the Plan Supplement, then the documents in the Plan Supplement shall govern. In the event that provisions of the Disclosure Statement and provisions of this Plan conflict, then the terms of this Plan shall govern. In the event that provisions of the Confirmation Order and this Plan conflict, then the terms of the Confirmation Order shall govern.

13.15     Exhibits/Schedules. All exhibits and schedules to this Plan and the Disclosure Statement, including the Plan Supplement, and all attachments thereto, are incorporated into and are a part of this Plan as if set forth in full herein. Any exhibits to the Plan which are voluminous may not be served with copies of the Plan. Any party-in-interest may view the Plan, Disclosure Statement, and all Exhibits thereto on the following website http://chapter11.epiqsystems.com under the link for “Spansion Inc.”. Copies are also available upon request to Debtors’ counsel. Please direct such requests to: Latham & Watkins LLP, Attn: Kathryn Bowman, 355 South Grand Avenue, Los Angeles, California 90071-1560 (Fax: (213) 891-8763); or Duane Morris, LLP, Attn: Stacie Wolfenden, 110 North Market Street, Suite 1200, Wilmington, DE 19801 (Fax: (302) 657-2901

13.16     No Injunctive Relief. Except as otherwise provided in the Plan or Confirmation Order, no Holder of a Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable, or other prospective relief with respect to such Claim or Interest.

13.17     Service of Documents. Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors or the Reorganized Debtors must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

      Michael S. Lurey

      Gregory O. Lunt

      Latham & Watkins LLP

      355 South Grand Avenue

      Los Angeles, CA 90071-1560

      Facsimile: (213) 891-8763

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      Robert J. Stark

      Brown Rudnick LLP

      One Financial Center

      Boston, MA 02111

      Facsimile: (617) 289-0495

      Luc A. Despins

      Paul, Hastings, Janofsky & Walker LLP

      75 East 55th Street

      New York, NY 10022

      Facsimile: (212) 230-7881

      Gregory Bray

      Neil J Wertlieb

      Brett Goldblatt

      Milbank, Tweed, Hadley & McCloy LLP

      601 S. Figueroa Street, 30th Floor

      Los Angeles, CA 90017

      Facsimile: (213) 629-5063

13.18     Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the Holders of Claims or Interests affected by the Plan, and any other Entity named or referred to in the Plan, and their respective successors and assigns, including any trustee subsequently appointed in any of the Cases or in any superseding chapter 7 case.

(remainder of page left intentionally blank)

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13.19   Entire Agreement.  This Plan (together with the Exhibits and schedules hereto and the Plan Supplement) and the Confirmation Order set forth the entire agreement and undertaking relating to the subject matter hereof and supersede all prior discussions and documents. The Debtors’ Estates shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein.

Dated: December 17, 2009	SPANSION INC.

/s/ Randy W. Furr
Randy W. Furr
Executive Vice President and Chief Financial Officer

SPANSION TECHNOLOGY LLC

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

SPANSION LLC

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

SPANSION INTERNATIONAL INC.

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

CERIUM LABORATORIES LLC

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

EXHIBIT A

SECURED BOND TERM SHEET

SUMMARY OF TERMS AND CONDITIONS OF THE

EXIT FACILITY (SECURED BOND FACILITY)

This Indicative Summary of Terms and Conditions (this “Term Sheet”) is for discussion purposes only. This Term Sheet does not constitute a commitment, a contract to provide a commitment, or an offer to enter into a contract or agreement to provide the credit facilities described herein. This Term Sheet does not attempt to describe all of the terms, conditions and requirements of the proposed facility, but outlines certain basic items around which the facility would be structured.

Please be advised that this Term Sheet is for your exclusive and confidential use and that your receipt and retention of it shall constitute, without further action, an agreement by you that the contents will not be disclosed by you to any person or entity other than your employees, accountants, attorneys and other advisors with a need to know in order to evaluate the facility on your behalf and then only on a confidential basis.

PARTIES:
Borrower:	Spansion Inc. (“Spansion” or the “Borrower”).
Guarantors:

Spansion LLC and each of Spansion’s other direct and indirect domestic subsidiaries (other than any domestic subsidiary that is owned directly or indirectly by a Foreign Subsidiary (as hereinafter defined) that is not a Guarantor) and each of Spansion’s Material Foreign Subsidiaries (as hereinafter defined) (the “Guarantors” and, collectively with the Borrower, the “Obligors”; the guarantee provided by the Guarantors, the “Guarantee”) provided that the obligation of any Material Foreign Subsidiary to provide a Guarantee shall be subject in all respects to the applicable Legal Limitations (as hereinafter defined), and any such Material Foreign Subsidiary will endeavor in good faith to use commercially reasonable efforts to demonstrate that adequate corporate benefit accrues to it and to take other steps reasonably required to avoid or mitigate such Legal Limitations.

For purposes of this Term Sheet,

“Foreign Subsidiary” means any direct or indirect subsidiary of Spansion organized outside of the United States.

“Legal Limitations” means any and all financial assistance, corporate benefit and other similar principles under any applicable law which prohibit, limit or otherwise restrict the ability of a Foreign Subsidiary to provide a Guarantee, or require that the Guarantee (or any collateral pledged as security for such a Foreign Subsidiary’s obligations under such a Guarantee) be limited by an amount or otherwise to the extent of such legal limitations.

“Material Foreign Subsidiary” means, at any date of determination, any Foreign Subsidiary (other than Spansion Japan Ltd. (“Spansion Japan”)) which, (i) owns inventory, equipment and real property with a book value comprising in the aggregate more than 20% of book value of the inventory, equipment and real property owned by Spansion and its subsidiaries, taken as whole, as of the last day of the fiscal quarter most recently ended for which financial statements are available or (ii) has standalone EBITDA (excluding intercompany transfers) that is greater than 10% of consolidated EBITDA of Spansion (excluding intercompany transfers) and its subsidiaries for the period of four fiscal quarters most recently ended for which financial statements are available. Notwithstanding the foregoing, if all Foreign Subsidiaries other than Material Foreign Subsidiaries, (A) own inventory, equipment and real estate with a book value comprising in the aggregate more than 30% of the book value of the inventory, equipment and real property owned by Spansion and its subsidiaries taken as whole, as of the last day of the fiscal quarter most recently ended for which financial statements are available, or (B) have standalone EBITDA (excluding intercompany transfers) that together amount to more than 25% of the consolidated EBITDA of Spansion and its subsidiaries (excluding intercompany transfers) for the period of four Fiscal Quarters most recently ended for which financial statements are available, then Spansion shall designate additional Foreign Subsidiaries as “Material Foreign Subsidiaries” until the provisions of this sentence do not require any additional designation.

Guarantee:

Joint and several, unconditional, absolute and irrevocable guarantee of the payment and performance in full of all obligations under the Bond Facility, the Bonds and the other Bond Documents (the “Guarantee”).

Agent/Indenture Trustee:	[Law Debenture Trust Company of New York] (the “Agent”); the Agent may also be referred to as the “Collateral Agent” in certain Bond Documents.

Holders:	The holders of the Bonds from time to time (collectively, the “Holders”).
CERTAIN PREPETITION FACILITIES:
Prepetition FRN Notes.

Senior Secured Floating Rate Notes Due 2013 (the “Prepetition FRN Notes,” and the holders of the Prepetition FRN Notes, the “Prepetition FRN Noteholders”) issued by Spansion LLC pursuant to that certain Indenture, dated as of May 18, 2007, (as amended to date, the “Prepetition FRN Indenture”; the Prepetition FRN Notes, the Prepetition FRN Indenture, and each other “Indenture Document” as defined in the Prepetition FRN Indenture, the “Prepetition FRN Documents”; the facility evidenced by the Prepetition FRN Documents, the “Prepetition FRN Facility”), among Spansion, Spansion LLC and other guarantors named therein, and Wells Fargo Bank, National Association, as trustee and collateral agent (together with [HSBC] as its successor in interest as trustee and collateral agent, and any hereafter duly appointed successor thereto, the “Prepetition FRN Trustee”).

Pursuant to the Prepetition FRN Indenture, the Borrower and its domestic subsidiaries (other than Spansion LLC) guaranteed all of the obligations and indebtedness of Spansion LLC under the Prepetition FRN Documents (the “Prepetition FRN Guaranteed Obligations”).

Prepetition Senior ABL Credit Facility.

The credit facility extended pursuant to that certain Credit Agreement, dated as of September 19, 2005, as subsequently amended, among Spansion LLC, as borrower, Bank of America, N.A., as agent (the “Prepetition Senior ABL Agent”), the lenders party thereto from time to time (the “Prepetition Senior ABL Lenders”), and other entities party thereto (in each case as amended, supplemented or otherwise modified prior to the date hereof, and including all exhibits and other ancillary documentation in respect thereof, the “Prepetition Senior ABL Credit Facility”).

EXIT FACILITIES:
Revolving Facility:	A revolving credit facility up to $100,000,000 (“Revolving Facility”; the revolving lenders providing the Revolving Facility, the “Revolving Lenders”), with a borrowing base supported by eligible accounts receivable and inventory. The Revolving Facility will be guarantied by Spansion and all direct and indirect subsidiaries of Spansion LLC (other than Foreign Subsidiaries) (collectively, the “Revolver Guarantors”), and the Revolving Facility and the related guarantees will be secured by a first priority security interest in the accounts receivable, inventory and deposit accounts of Spansion LLC and the Revolver Guarantors.

Secured Bond Facility:

A bond facility (the “Bond Facility”; the bonds underlying such facility, the “Bonds”) of up to $237,500,000. Subject to Section 3.3(2)(b) of the Plan of Reorganization (as defined below), as consideration for cancelling up to $237,500,000 of loans under the FRN Notes and Spansion’s obligations to Holders with respect thereto under the Prepetition FRN Guaranteed Obligations, the Holders will be issued up to $237,500,000 of Bonds under the Bond Facility.

Convertible Note Facility:

Up to $237,500,000 in aggregate original principal amount of 4.75% Convertible Senior Secured Notes due 2016 issued by Spansion to each Holder, in its capacity as a holder of such Senior Secured Notes (“CN Holders”; such notes, the “Notes”) on the Closing Date on the terms set forth in that certain Convertible Note Term Sheet delivered by the CN Holders to Borrower in conjunction with this Term Sheet (such term sheet, the “Convertible Note Term Sheet”); such credit facility, the “Convertible Note Facility”). Subject to Section 3.3(2)(b) of the Plan of Reorganization, as consideration for cancelling up to $237,500,000 of loans under the FRN Notes and Spansion’s obligations to Holders with respect thereto under the Prepetition FRN Guaranteed Obligations, the CN Holders are being issued up to $237,500,000 of Notes under the Convertible Note Facility. Interest shall not be payable in cash under the Convertible Note Facility during the continuation of a Default or Event of Default under the Bond Facility provided that such interest payment block shall not be applicable for more than 180 days in any 365 day period. Principal shall not be payable under the Convertible Note Facility until the commencement of the Put Period (as defined in the Convertible Note Term Sheet).

New Spansion Debt:	Up to $500,000,000 in aggregate original principal amount new notes or other debt obligations of one or more of the Reorganized Debtors having an interest rate acceptable to the Debtors and payable to the holders or lenders thereof (the “New Spansion Debt Holders”; such debt, the “New Spansion Debt”) to be issued on or prior to the earlier to occur of the Effective Date and February 12, 2010, on the terms set forth in that certain New Spansion Debt Term Sheet attached as Exhibit C to the Plan of Reorganization (such term sheet, the “New Spansion Debt Term Sheet”).

BOND FACILITY TERMS AND CONDITIONS:
Funding Commitments:	NONE
Maturity Date:

                         , 2015 [five years from Closing Date] or such earlier date upon Agent exercising its right to accelerate all of the obligations under the Bonds upon the occurrence of any Event of Default (hereinafter defined).

Closing Date:	On or before , 2010, subject to the prior or concurrent satisfaction of the applicable conditions precedent set forth herein.
Collateral:

The Bond Facility and the Guarantee shall be secured by a perfected first priority security interest, lien, collateral assignment, and mortgage in all of each Obligor’s real and personal property, whether now owned or hereafter acquired, developed and/or existing and wherever located, including, without limitation, all goods & inventory, accounts receivable, cash, deposit accounts, securities accounts, intellectual property, general intangibles (including, without limitation, any claims that the Obligors may have against Samsung), commercial tort claims (including, without limitation, any claims that the Obligors may have against Samsung), documents, real estate, equity interests in subsidiaries (100% of equity interests for all domestic subsidiaries and Foreign Subsidiaries that are Guarantors and 65% for all other Foreign Subsidiaries of the Obligors (constituting first-tier Foreign Subsidiaries) (other than Spansion Japan)), investment property and the products and proceeds of all of the foregoing, subject, as applicable to the Obligors, to the Legal Limitations (collectively, the “Collateral”) subject only to (i) Revolving Lender’s senior liens on the accounts receivable, inventory and deposit accounts of Spansion LLC and the Revolver Guarantors and (ii) certain other permitted liens customary for a bond facility of this type

(including without limitation senior liens with respect to capital leases up to an amount to be agreed). For the avoidance of doubt, (i) the Agent (for the benefit of the Holders) shall be entitled to a perfected first priority lien in Obligors’ intellectual property registered in the United States and certain other jurisdictions from which a significant amount of the Obligors’ revenues are derived, including without limitation, Japan and (ii) the Obligors’ UBS Auction Rate Securities, the proceeds thereof and any deposit and/or securities account in which the UBS Auction Rate Securities and/or the proceeds thereof are held (to the extent that the UBS Auction Rate Securities and/or the proceeds thereof are the only contents of such account(s)) shall not constitute “Collateral” hereunder.

In addition, Agent shall receive such third party agreements or consents as Agent may reasonably require.

Cash Management:

Cash management systems and appropriate blocked accounts and control agreements (in form and substance satisfactory to Agent) for all of the Obligors’ deposit accounts (except for the Obligors’ (i) deposit accounts that are used exclusively for payroll and employee benefit purposes and (ii) petty cash accounts).

Amortization:	No scheduled amortization.
Interest:

The Bonds shall accrue cash interest at a rate per annum equal to 10.75%.

During the continuance of an Event of Default under the Bond Facility, the Bonds and all other outstanding obligations under the Bond Facility shall bear interest at a rate per annum equal to 2% per annum in excess of the interest rate then in effect.

Interest shall be payable, in cash, in arrears, semi-annually.

Agent’s Fee:	A non-refundable, fully-earned and non-proratable annual fee to be payable as agreed between the Agent and the Borrower (the “Agent’s Fee”)
Currency:	All payments under the Bond Facility will be made in U.S. Dollars without setoff or counterclaim.
Funding Protection:	Standard yield protection and indemnification provisions will be incorporated into the Bond Documents, including capital adequacy requirements that will satisfactorily compensate the Holders in the event that any changes in law, requirement, guideline or request of relevant authorities shall increase costs, reduce payments or earnings, or increase capital requirements. The Bond Documents will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever, and to the extent applicable, the Bond Documents will provide for any gross-up for withholding.

Voluntary Prepayments:	NONE.
Mandatory Prepayments:

If the Borrower receives net cash proceeds from a sale or other disposition by Borrower or any subsidiary of Borrower of any property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, capital stock, auction rate securities (other than the UBS Auction Rate Securities) and sales of any intellectual property assets, but excluding (A) sales of inventory or licenses of intellectual property, in each case, in the ordinary course of business and (B) sales of obsolete equipment (up to $1,000,000 per year), (any of such proceeds, collectively, “Extraordinary Receipts”) and the Extraordinary Receipts have not been (A) used to repay the Revolving Facility resulting in a corresponding dollar for dollar reduction in the commitments to make revolving loans under the Revolving Facility and/or (B) reinvested in the Borrower and/or other Obligors within one year after such sale occurs (or committed to make such investment by such time and such investment is made promptly thereafter) then the Borrower shall provide notice to the Holders of its intent to redeem a pro rata portion of the Bonds at par in the amount of 100% of such uninvested Extraordinary Receipts and shall promptly redeem such Bonds provided that (i) each Holder may elect not to have its Bonds prepaid and (ii) such right to reinvest such sale proceeds shall not be applicable during the continuation of an Event of Default that has not been waived or cured (in which case, such proceeds shall be offered to the Holders to prepay all or any portion of their Bonds). Any such mandatory prepayment shall be accompanied by all accrued interest on the amount prepaid and any fees, costs and expenses payable or reimbursable to the Agent and/or Holders.

Notwithstanding the foregoing or any other provisions set forth herein, the Obligors shall not be required to prepay the proceeds from (i) the sale of, or any proceeds from, any or all of the UBS Auction Rate Securities or (ii) the sale of the equity interests of Spansion Holdings (Singapore) Pte. Ltd. (“Spansion Singapore”) by Spansion LLC to Powertech Technology Inc. or the sale of the inventory, equipment or otherwise, in each case, of Spansion Singapore by Spansion Singapore to Powertech Technology Inc. (whether such payments are in the form of sale proceeds or payments on account of any acquisition financing provided by Spansion LLC to fund all or any portion of the acquisition price with respect to such acquisition) provided that, in each case, such proceeds are (i) reinvested in the Obligors to be used as working capital, (ii) to be used to repay senior debt of Obligors, including without limitation, the Revolving Facility and/or the Bond Facility, (iii) to be used by Obligors to make capital expenditures in accordance with the Bond Facility and/or (iv) to be used by Obligors for any other permitted purposes under the Bond Facility.

Change in Control Put Right

Subject to certain exceptions, if a Fundamental Change occurs, each Holder will have the option to require the Spansion to repurchase all or any portion of its Bonds at a price equal to 101% of the principal amount of the Bonds to be repurchased, plus accrued and unpaid interest with respect thereto. Any Bonds so repurchased by the Spansion will be paid for in cash. For purposes of this Term Sheet, a “Fundamental Change” shall include, without limitation, (i) a sale of substantially all of the assets of Spansion (including, without limitation, a sale of substantially all of the Spansion’s equity interests in Spansion LLC and/or Spansion Technology Inc.) or of Spansion LLC or (ii) any transaction or series of related transactions pursuant to which a single person (or group of related persons, as that term is defined within securities laws) acquires beneficial ownership of greater than 50% of the then outstanding shares of the voting capital stock of Spansion.

Representations & Warranties:

Due organization and power, litigation, government regulation, taxes, enforceability of the Bond Documents and security interests, compliance with other material instruments, perfection and priority of liens, absence of events of default, margin securities, ERISA, financial statements, title of assets, solvency, use of proceeds, assets for conduct of business, compliance with laws, environmental matters, material contracts and other representations and warranties that are customary for a bond facility of this type.
Other Covenants:	The Obligors shall comply with certain customary affirmative and negative covenants, including, without limitation:

(a)      usual and customary financial reporting requirements on a quarterly, and annual basis and other usual and customary reporting requirements, including, with respect to litigation, contingent liabilities, ERISA, Defaults and Events of Default and environmental events and non-U.S. operations;

(b)     usual and customary collateral reporting, including annual updates to perfection certificates and periodic updates with respect to newly acquired and/or developed intellectual property of the Obligors; and

(c)      other affirmative and negative covenants, including without limitation, those related to maintenance of properties and insurance, payment of taxes, compliance with laws, contracts, permits and ERISA covenants, permitted investments, permitted dispositions, permitted indebtedness, permitted liens, transactions with affiliates, restricted payments, restrictions on making distributions and dividends, mergers and acquisitions, all subject to customary limitations to be agreed upon.

Conditions Precedent to the Closing Date:	The Bond Facility shall not become effective until the prior or concurrent satisfaction of the following conditions precedent satisfactory to the Agent and Holders:

a)   Agent’s receipt of a cash payment of (i) $158,300,000 plus, (ii) if the Debtors elect to issue the New Spansion Debt and/or to undertake the Rights Offering (as defined in the Plan of Reorganization), cash equal to the net proceeds of the New Spansion Debt and/or the Rights Offering up to a maximum of $475,000,000, such cash payment to be on account of indebtedness evidenced by the Prepetition FRN Notes, for the ratable benefit of the Holders in their capacity as Prepetition FRN Noteholders (“Closing Date Cash Payment”);

b)   Unless the Debtors elect, in accordance with the Plan of Reorganization, to reduce the principal amount of the Convertible Note Facility to zero from the net new proceeds of the New Spansion Debt and/or the Rights Offering, satisfaction of the conditions precedent to the Convertible Note Facility (without any waivers that are not approved by the Agent and Required Holders), the closing of the Convertible Note Facility on the terms set forth in the Convertible Note Term Sheet and Agent’s receipt of all documentation evidencing the Convertible Note Facility;

c)   (i) Entry of a final non-appealable order of the Bankruptcy Court (which is not subject to any appeal or contest) approving a plan of reorganization which plan has been approved by the requisite Holders necessary to approve such plan and which (A) provides for the full payment or other satisfaction of the Prepetition Senior ABL Credit Facility (including the resolutions of obligations with respect to outstanding letters of credit existing on the Closing Date) (“Pre-Existing Loan Payments”); (B) cancels the FRN Notes and all indebtedness outstanding thereunder and under the other Prepetition FRN Documents; (C) provides for payment or satisfaction in full of administrative and priority claims and expenses and (D) incorporates the terms set forth in this Term Sheet and the Convertible Note Term Sheet and otherwise approves, in all respects, the payment of the Closing Date Cash Payment, and the terms of the Bond Facility, the Convertible Note Facility, the Note Documents (as defined in the Convertible Note Term Sheet) and the Bond Documents, in each case in execution form, and (ii) such plan is consummated (the “Plan of Reorganization”);

d)   Agent’s receipt of a perfection certificate from each Obligor, in form and substance reasonably satisfactory to Agent, which, among other things, provides reasonable details of information necessary for the Trustee to obtain a perfected security interest in the Collateral of each Obligor;

e)   Intercreditor and subordination agreement(s) with

the CN Holders and Revolving Lenders (or, in the event that the agreements, documents and/or other instruments evidencing the Convertible Note Facility contain subordination language (subordinating the indebtedness evidenced thereby to the indebtedness evidenced by the Bond Documents) satisfactory to Agent and Holders, no such subordination agreement shall be required between the Holders and the CN Holders);

f)    Compliance with all applicable laws and regulations in all material respects (including applicable securities laws and compliance with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act);

g)   Legal opinions customary for exit financing facilities from counsel to Obligors from each jurisdiction in which the Obligors are organized and under the governing law of the principal bond documents, including without limitation, opinions as to enforceability, authority, due execution, no conflicts and perfection;

h)   Execution and delivery of definitive documentation including, without limitation, bond, security, and intercreditor agreements, landlord waiver and acknowledgments and other agreements as reasonably required by Agent and Holders in their discretion;

i)    For all mortgaged real estate collateral, mortgages, title insurance (containing reasonable endorsements acceptable to the Agent and Required Holders), legal opinions, and all other documents and instruments typical and customary to evidence and perfect Agent’s security interest and mortgage(s) in the real estate provided that, in each case, such requirements shall be consistent with the mortgage requirements set forth in the Prepetition FRN Documents);

j)    Receipt by Agent of the first annual Agent Fee;

k)   Payment by Borrower of all reasonable fees and expenses incurred by Agent and the Holders, including reasonable attorneys’ fees of the Agent and one counsel for the Holders, in the preparation, negotiation, execution, and delivery of the Bond Documents; and

m) Such other documents, agreements, and instruments as reasonably required by the Agent and Holders.
Rating of Bonds & Listing of Stock

Within 45 days following the Closing Date, Spansion shall have met with a rating agency which is reasonably satisfactory to Agent and Required Holders to commence the process to rate the Bonds (and thereafter shall use good faith reasonable efforts to promptly complete such process). Spansion’s equity shall be publicly traded on a national exchange or over the counter market within 90 days of the Closing Date.

Events of Default:

Each of the following shall constitute an “Event of Default” under the Bond Documents: (i) nonpayment of principal, interest, fees or other amounts (subject to customary grace periods), (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe any covenants within a 45 day cure period after such failure; (iv) cross-default to payment defaults and cross default to acceleration, in each case, with respect to other indebtedness (including, without limitation, to the Convertible Note Facility, the Revolving Facility and/or the New Spansion Debt Facility) in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (vii) asserted impairment by Obligor or any of its subsidiaries or actual impairment of Bond Documents, the liens securing the obligations under the Bonds and the other Bond Documents or the Collateral; (viii) customary ERISA defaults; (ix) if a the Borrower or any Subsidiary makes any payments on any subordinated indebtedness unless expressly permitted by the Bond Documents or (x) other events of default customary for a facility of this type. At the direction of the Notifying Holders and during the continuation of an Event of Default (other than any Event of Default (A) referenced in clause (ii) of this Section to the extent that such Event of Default is not material and (B) arising as a result of Spansion’s failure to timely satisfy any of the requirements set forth in “Rating of Bonds & Listing of Stock” above (solely to the extent that Spansion used commercially reasonable good faith efforts to timely satisfy such requirements and such failure to timely satisfy such requirements was due to factors and/or events out of Spansion’s control), in which cases the sole remedy shall be to charge the default rate of interest), the Agent shall be required to accelerate all or any portion of the Bonds.

Assignments and Participations:

Holders will be permitted to make assignments in respect of the Bonds to one or more of their affiliates or one or more banks, financial institutions, or other entities that are eligible assignees (as defined in the Bond Documents) subject to the compliance by Holders with certain other requirements to be set forth in the Bond Documents.

Holders Consent:

Any amendments to the Bond Documents shall require the approval of the Required Holders, and all Holders for certain events, such as reductions in principal or fees, extensions with respect to any payments or releases of substantially all of the Collateral (other than as permitted by the Bond Documents), and other events as customary for facilities similar to the Bond Facility.

“Required Holders” means, at any time, Holders whose pro rata share of the outstanding Bonds aggregate more than 50% of the Bonds held by all of the Holders.

“Notifying Holders” means, at any time, Holders whose pro rata share of the outstanding Bonds aggregate more than 25% of the outstanding Bonds held by all of the Holders.

Taxes:

The Bond Facility will include customary provisions reasonably acceptable to the Agent and Required Holders to the effect that all payments are to be made free and clear of any taxes (other than applicable franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever, subject to customary qualifications.

Indemnity; Expenses:

All reasonable fees and expenses incurred by Agent and one counsel for the Holders, including reasonable attorneys’ fees, in the preparation, negotiation, execution, delivery and administration of the Bond Documents and all reasonable fees and expenses incurred by Agent and one counsel for the Holders, including all reasonable attorneys’ fees, in connection with Agent’s and Holders’ exercise of their rights and remedies thereunder (including in connection with any workout or restructuring). Such fees and expenses shall be payable upon demand. The Obligors shall indemnify, pay and hold harmless the Agent and the Holders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the transaction contemplated hereby (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Release of Claims

Spansion and each of its subsidiaries (other than Spansion Japan to the extent prohibited by the laws of Japan or to the extent that the Obligors do not have the authority to require Spansion Japan to provide such release) to provide Agent and Holders with release of claims reasonably satisfactory in form and substance to Agent and Holders.

Governing Law and Jurisdiction:

The Bond Documents will be governed by the laws of the State of New York. The Obligors will submit to the non-exclusive jurisdiction and venue of any state or federal court of competent jurisdiction in the state, county and city of New York, borough of Manhattan; and shall waive any right to trial by jury.

Confidentiality:

Obligors, Agent and Holders shall not disclose the contents of this Term Sheet to any third party other than those participating in this transaction, including, without limitation, any financial institution or intermediary, without prior written consent of the other parties hereto, other than to officers and advisors, financing sources, rating agencies, regulators and counsel, each on a need-to-know basis, and as may be required by applicable law. The Obligors agree to inform all such persons who receive information concerning this Term Sheet that such information is confidential and may not be disclosed to any other person.

Plan of Reorganization:

Nothing in this Term Sheet shall be construed as a commitment by Agent or any of the Holders to vote for the Plan of Reorganization, and in any event, the Holders reserve their right to object to the Plan of Reorganization on grounds of, among other things, feasibility. The period of time between the voting deadline with respect to the Plan of Reorganization and the effective date of the Plan of Reorganization shall not exceed sixty (60) days.

EXHIBIT B

CONVERTIBLE NOTE TERM SHEET

SUMMARY OF TERMS AND CONDITIONS OF THE

EXIT FACILITY (CONVERTIBLE NOTE FACILITY)

This Indicative Summary of Terms and Conditions (this “Term Sheet”) is for discussion purposes only. This Term Sheet does not constitute a commitment, a contract to provide a commitment, or an offer to enter into a contract or agreement to provide the credit facilities described herein. This Term Sheet does not attempt to describe all of the terms, conditions and requirements of the proposed facility, but outlines certain basic items around which the facility would be structured.

Please be advised that this Term Sheet is for your exclusive and confidential use and that your receipt and retention of it shall constitute, without further action, an agreement by you that the contents will not be disclosed by you to any person or entity other than your employees, accountants, attorneys and other advisors with a need to know in order to evaluate the facility on your behalf and then only on a confidential basis.

PARTIES:

Issuer:	Spansion Inc. (“Issuer” or “Spansion”)

Guarantors:

Spansion LLC and each of Spansion’s other direct and indirect domestic subsidiaries (other than any domestic subsidiary that is owned directly or indirectly by a Foreign Subsidiary (as hereinafter defined) that is not a Guarantor) and each of Spansion’s Material Foreign Subsidiaries (as hereinafter defined) (the “Guarantors” and, collectively with the Issuer, the “Obligors”; the guarantee provided by the Guarantors, the “Guarantee”) provided that the obligation of any Material Foreign Subsidiary to provide a Guarantee shall be subject in all respects to the applicable Legal Limitations (as hereinafter defined), and any such Material Foreign Subsidiary will endeavor in good faith to use commercially reasonable efforts to demonstrate that adequate corporate benefit accrues to it and to take other steps reasonably required to avoid or mitigate such Legal Limitations.

For purposes of this Term Sheet,

“Foreign Subsidiary” means any direct or indirect subsidiary of Spansion organized outside of the United States.

“Legal Limitations” means any and all financial

assistance, corporate benefit and other similar principles under any applicable law which prohibit, limit or otherwise restrict the ability of a Foreign Subsidiary to provide a Guarantee, or require that the Guarantee (or any collateral pledged as security for such a Foreign Subsidiary’s obligations under such a Guarantee) be limited by an amount or otherwise to the extent of such legal limitations.

“Material Foreign Subsidiary” means, at any date of determination, any Foreign Subsidiary (other than Spansion Japan Ltd. (“Spansion Japan”)) which, (i) owns inventory, equipment and real property with a book value comprising in the aggregate more than 20% of book value of the inventory, equipment and real property owned by Spansion and its subsidiaries, taken as whole, as of the last day of the fiscal quarter most recently ended for which financial statements are available or (ii) has standalone EBITDA (excluding intercompany transfers) that is greater than 10% of consolidated EBITDA of Spansion (excluding intercompany transfers) and its subsidiaries for the period of four fiscal quarters most recently ended for which financial statements are available. Notwithstanding the foregoing, if all Foreign Subsidiaries other than Material Foreign Subsidiaries, (A) own inventory, equipment and real estate with a book value comprising in the aggregate more than 30% of the book value of the inventory, equipment and real property owned by Spansion and its subsidiaries taken as whole, as of the last day of the fiscal quarter most recently ended for which financial statements are available, or (B) have standalone EBITDA (excluding intercompany transfers) that together amount to more than 25% of the consolidated EBITDA of Spansion and its subsidiaries (excluding intercompany transfers) for the period of four Fiscal Quarters most recently ended for which financial statements are available, then Spansion shall designate additional Foreign Subsidiaries as “Material Foreign Subsidiaries” until the provisions of this sentence do not require any additional designation.

Guarantee:	Joint and several, unconditional, absolute and irrevocable guarantee of the payment and performance in full of all obligations under the Notes and the other Note Documents (the “Guarantee”).

Notes:	Up to $237,500,000 in aggregate original principal amount of 4.75% Convertible Senior Secured Notes due 2016.

Holders:	The holders of the Notes from time to time (collectively, the “Holders”).

Indenture Trustee:	[Law Debenture Trust Company of New York] (the “Trustee”); the Trustee may also be referred to as the “Collateral Agent” in certain Note Documents.

CERTAIN PREPETITION FACILITIES:

Prepetition FRN Notes & Guarantee.

Senior Secured Floating Rate Notes Due 2013 (the “Prepetition FRN Notes”, and the holders of the Prepetition FRN Notes, the “Prepetition FRN Noteholders”) issued by Spansion LLC pursuant to that certain Indenture, dated as of May 18, 2007, (as amended to date, the “Prepetition FRN Indenture”; the Prepetition FRN Notes, the Prepetition FRN Indenture, and each other “Indenture Document” as defined in the Prepetition FRN Indenture, the “Prepetition FRN Documents”; the facility evidenced by the Prepetition FRN Documents, the “Prepetition FRN Facility”), among Spansion LLC, the Issuer and other guarantors named therein, and Wells Fargo Bank, National Association, as trustee and collateral agent (together with [HSBC] as its successor in interest as trustee and collateral agent, and any hereafter duly appointed successor thereto, the “Prepetition FRN Trustee”).

Pursuant to the Prepetition FRN Indenture, the Issuer and its domestic subsidiaries (other than Spansion LLC) guaranteed all of the obligations and indebtedness of Spansion LLC under the Prepetition FRN Documents (the “Prepetition FRN Guaranteed Obligations”).

Prepetition Senior ABL Credit Facility.

The credit facility extended pursuant to that certain Credit Agreement, dated as of September 19, 2005, as subsequently amended, among Spansion LLC, as borrower, Bank of America, N.A., as agent (the “Prepetition Senior ABL Agent”), the lenders party thereto from time to time (the “Prepetition Senior ABL Lenders”), and other entities party thereto (in each case as amended, supplemented or otherwise modified prior to the date hereof, and including all exhibits and other ancillary documentation in respect thereof, the “Prepetition Senior ABL Credit Facility”).

EXIT FACILITIES:

Revolving Credit Facility:	A revolving credit facility up to $100,000,000 (“Revolving

Facility”; the revolving lenders providing the Revolving Facility, the “Revolving Lenders”), with a borrowing base supported by eligible accounts receivable and inventory. The Revolving Facility will be guarantied by Spansion and all direct and indirect subsidiaries of Spansion LLC (other than Foreign Subsidiaries) (collectively, the “Revolver Guarantors”), and the Revolving Facility and the related guarantees will be secured by a first priority security interest in accounts receivable, inventory and deposit accounts (and the proceeds thereof) of Spansion LLC and the Revolver Guarantors.

Secured Bond Facility:

A bond facility of up to $237,500,000 on the terms set forth in that certain Secured Bond Term Sheet delivered by the Holders (in their capacity as holders thereunder (in such capacity, the “Bond Holders”)) to Borrower in conjunction with this Term Sheet (such term sheet, the “Bond Term Sheet”; such facility, the “Bond Facility”; the bonds underlying such facility, the “Bonds”)). Subject to Section 3.3(2)(b) of the Plan or Reorganization, as consideration for cancelling up to $237,500,000 of loans under the FRN Notes and Spansion’s obligations to Holders with respect thereto under the Prepetition FRN Guaranteed Obligations, the Bond Holders will be issued up to $237,500,000 of Bonds under the Bond Facility.

Convertible Note Facility:

Up to $237,500,000 in aggregate original principal amount of 4.75% Convertible Senior Secured Notes due 2016 issued by Issuer to Holders on the Closing Date (such credit facility, the “Convertible Note Facility”; such notes, the “Notes”). Subject to Section 3.3(2)(b) of the Plan of Reorganization, as consideration for cancelling up to $237,500,000 of indebtedness under the Prepetition FRN Notes and Spansion’s obligations to Holders with respect thereto under the Prepetition FRN Guaranteed Obligations, the Holders will be issued up to $237,500,000 of Notes under the Convertible Note Facility.

New Spansion Debt:

Up to $500,000,000 in aggregate original principal amount new notes or other debt obligations of one or more of the Reorganized Debtors having an interest rate acceptable to the Debtors and payable to the holders or lenders thereof (the “New Spansion Debt Holders”; such debt, the “New Spansion Debt”) to be issued on or prior to the earlier to occur of the Effective Date and February 12, 2010, on the terms set forth in that certain New Spansion Debt Term Sheet attached as Exhibit C to the Plan of Reorganization (such term sheet, the “New Spansion Debt Term Sheet”).

TERMS OF CONVERTIBLE NOTE FACILITY:

Funding Commitments:	NONE

Closing Date:	On or before , 2010, subject to the prior or concurrent satisfaction of the applicable conditions precedent set forth herein (“Closing Date”).

Maturity Date:

The Notes will mature on                          , 2016 (the “Maturity Date”) [INSERT DATE EQUAL TO 7 YEARS AFTER THE CLOSING DATE], unless redeemed by the Issuer earlier in accordance with the Redemption requirements set forth below.

Payment Block:

Notwithstanding anything contained herein, all payments due under this Convertible Note Facility may be suspended pursuant to limitations set forth in the Bond Facility, provided, however, that such block, in the case of interest, shall not exceed 180 days in any 365 day period (the “Payment Block”).

Interest:

Interest on the Notes will accrue at a rate of 4.75% per annum payable semi-annually in arrears in cash.

During the continuance of an Event of Default (hereinafter defined) under the Notes and/or any agreement, document and/or instrument executed and/or delivered in connection with the issuance thereof (the “Note Documents”), the indebtedness evidenced by the Notes and all other outstanding obligations under the Convertible Note Facility shall bear interest at a rate per annum equal to 2% in excess of the interest rate then in effect.

Trustee’s Fee:	A non-refundable, fully-earned and non-proratable annual fee to be payable as agreed between the Issuer and the Trustee (the “Trustee’s Fees”)

Currency:	All payments under the Convertible Note Facility will be made in U.S. Dollars without setoff or counterclaim.

Collateral And Priority Of Liens:

The Notes and all obligations evidenced thereby and the Guarantee and all of the obligations evidenced thereby shall be secured by a perfected security interest, lien, collateral assignment, and mortgage in all of each Obligor’s real and personal property, whether now owned or hereafter acquired, developed and/or existing and wherever located, including, without limitation, all goods & inventory, cash, deposit accounts, securities accounts, accounts receivable, commercial tort claims (including any claims that the Obligors may have against Samsung), intellectual property, general intangibles (including any claims that the Obligors may have against Samsung), documents, real estate, equity interests in subsidiaries (100% of equity interests for all domestic subsidiaries and Foreign Subsidiaries that are Guarantors and 65% for all other Foreign Subsidiaries of the Obligors (constituting first-tier Foreign Subsidiaries) (other than Spansion Japan)), investment property and the products and proceeds of all of the foregoing, subject, as applicable to the Obligors, to the Legal Limitations (collectively, the “Collateral”). For the avoidance of doubt, (i) the Trustee (for the benefit of the Holders) shall be entitled to a perfected lien in Obligors’ intellectual property registered in the United States and certain other jurisdictions from which a significant amount of the Obligors’ revenues are derived, including without limitation, Japan and (ii) the Obligors’ UBS Auction Rate Securities, the proceeds thereof and any deposit and/or securities account in which the UBS Auction Rate Securities and/or the proceeds thereof are held (to the extent that the UBS Auction Rate Securities and/or the proceeds thereof are the only contents of such account(s)) shall not constitute “Collateral” hereunder.

The Collateral shall be subject only to the senior liens of the Revolving Facility (solely with respect to the Obligors’ accounts receivable, inventory and deposit accounts), the Bond Facility and certain other permitted liens customary for a secured convertible note facility (including without limitation senior liens with respect to capital leases up to an amount to be agreed).

Cash Management:

Cash management systems and deposit account control agreements (in form and substance satisfactory to Trustee, Required Holders and Revolving Lenders) for all of the Obligors’ deposit accounts (except for (i) accounts used exclusively for payroll and employee benefit purposes and (ii) petty cash accounts).

Redemption:

The Notes shall not be redeemable other than:

(i)      upon the occurrence of a Fundamental Change (as described herein), each Holder shall have the right to require that all or any portion of its Notes be redeemed as described below in Fundamental Change Repurchase Right of Holders;

(ii)     at any time on or after                          , 2016 [INSERT DATE THAT IS 6 YEARS AFTER CLOSING DATE] the Issuer shall have the right, but not the obligation, to redeem all or any portion of the Notes at par (the “Call”);

(iii)    at any time on or after                          , 2016 [INSERT DATE THAT IS 6 YEARS AFTER CLOSING DATE] (the period from and after such date, the “Put Period”) each Holder shall have the right (but not the obligation) to require the Issuer to redeem all or any portion of such Holder’s Notes at par (the “Put”);

(iv) each Holder shall have the right to require that all or any portion of its Notes be redeemed as described below in Asset Sale Redemption; and

(v)     at any time after the occurrence and during the continuation of an Event of Default, the Issuer shall redeem all or any portion of the Notes accelerated at the direction of the Notifying Holders in accordance with the Event of Default section below.

Each of the redemptions described above shall be subject to mechanics and notice periods to be agreed.

Asset Sale Redemption:

Subject to the Intercreditor Agreement, if the Issuer has received net cash proceeds from a sale or other disposition by Issuer or any subsidiary of Issuer of any property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, capital stock, auction rate securities (other than the UBS Auction Rate Securities) and sales of any intellectual property assets, but excluding (A) sales of inventory or licenses of intellectual property, in each case, in the ordinary course of business and (B) sales of obsolete equipment (up to $1,000,000 per year) and has not used such proceeds to make payment on account of the Revolving Facility which results in a corresponding dollar for dollar reduction in the commitments to make revolving loans under the Revolving Facility and/or to make payment on account of the Bonds, or reinvested such sales proceeds in the Issuer and/or the other Obligors within one year after such sale (or committed to make such investment by such time and such investment is made promptly thereafter) then the Issuer shall provide notice to the Holders of its intent to redeem a pro rata portion of the Holders’ Notes at par in the amount of 100% of such uninvested proceeds and shall promptly redeem such Notes provided that (i) each Holder may elect not to have its Notes redeemed and (ii) such right to reinvest such sale proceeds shall not be applicable during the continuation of an Event of Default that has not been waived or cured (in which case, such proceeds shall be offered to the Holders to redeem all or any portion of their Notes). Any redemption of the Notes shall be accompanied by all accrued interest on the Notes redeemed and any fees, costs and expenses payable or reimbursable to the Trustee and/or Holders.

Notwithstanding the foregoing or any other provisions set forth herein, the Obligors shall not be required to redeem the Notes from the proceeds from (i) the sale of, or any proceeds from, any or all of the UBS Auction Rate Securities or (ii) the sale of the equity interests of Spansion Holdings (Singapore) Pte. Ltd. (“Spansion Singapore”) by Spansion LLC to Powertech Technology Inc. or from the sale of the inventory, equipment or otherwise, in each case, of Spansion Singapore by Spansion Singapore to Powertech Technology Inc. (whether such payments are in the form of sale proceeds or payments on account of any acquisition financing provided by Spansion LLC to fund all or any portion of the acquisition price with respect to such acquisition) provided that, in each case, such proceeds are (i) reinvested in the Obligors to be used as working capital, (ii) to be used to repay the Obligors’ senior debt, including without limitation, Revolving Facility and/or the Bond Facility, (iii) to be used by Obligors to make capital expenditures in accordance with the Convertible Note Facility and/or (iv) to be used by Obligors for any other permitted purposes under the Convertible Note Facility.

Conversion Right:	At any time, the outstanding principal and interest due under the Notes may be converted into common shares of the Issuer at the option of the Holders thereof (each, a “Conversion”). The Notes shall be converted at a purchase price per share equal to: (i) the Adjusted Plan Equity Value for Conversion Price Calculation (as defined in the Plan of Reorganization); (ii) plus $100 million; (iii) divided by 50 million; (iv) multiplied by 115% (the “Conversion Price”).

Fundamental Change Repurchase Right Of Holders:

Subject to certain exceptions, if a Fundamental Change occurs, each Holder will have the option to require the Issuer to repurchase all or any portion of its Notes at a price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest with respect thereto. Any Notes so repurchased by the Issuer will be paid for in cash. Subject to certain exceptions, if a Fundamental Change occurs, in addition to the option to require redemption in cash, each Holder will have the option to convert all or any portion of its outstanding Notes (for so long as such Notes remain outstanding) into equity in the acquiror, with the conversion ratio applicable to the Notes to be as set forth in a “make-whole table” to be agreed (based upon market make-whole tables in similar facilities). For purposes of this Term Sheet, a “Fundamental Change” shall include, without limitation, (i) a sale of substantially all of the assets of the Issuer (including, without limitation, a sale of substantially all of the Issuer’s equity interests in Spansion LLC and/or Spansion Technology Inc.) or of Spansion LLC or (ii) any transaction or series of related transactions pursuant to which a single person (or group of related persons, as that term is defined within securities laws) acquires beneficial ownership of greater than 50% of the then outstanding shares of the voting capital stock of Spansion. Notwithstanding the foregoing, any transaction or event described in (ii) above shall not constitute a Fundamental Change if at least 90% of the consideration paid for the Issuer’s equity interests in a merger or consolidation consists of shares of common stock traded on a nationally recognized exchange and as a result of such transaction the Notes become convertible into such shares of exchange traded common stock.

Conditions Precedent To Or Concurrent With The Closing Date:	The Convertible Note Facility shall not become effective until the prior or concurrent satisfaction of the following conditions satisfactory to the Trustee and Holders:

l)    Trustee’s receipt of a cash payment of (i) $158,300,000 plus, (ii) if the Debtors elect to issue the New Spansion Debt or to undertake the Rights Offering (as defined in the Plan of Reorganization), cash equal to the net proceeds of the New Spansion Debt and/or the Rights Offering up to a maximum of $475,000,000, such cash payment to be on account of indebtedness evidenced by the Prepetition FRN Notes, for the ratable benefit of the Holders in their capacity as Prepetition FRN Noteholders (“Closing Date Cash Payment”);

m)  Trustee’s receipt of a perfection certificate from each Obligor, in form and substance reasonably satisfactory to Trustee and Required Holders, which, among other things, provides reasonable details of information necessary for the Trustee to obtain a perfected security interest in the Collateral of each Obligor;

n)   (i) Entry of a final non-appealable order of the Bankruptcy Court (which is not subject to any appeal or contest) approving a plan of reorganization which plan has been approved by the requisite Holders necessary to approve such plan and which (A) provides for the full payment or other satisfaction of the Prepetition Senior ABL Credit Facility (including the resolutions of obligations with respect to outstanding letters of credit existing on the Closing Date) (“Pre-Existing Loan Payments”); (B) cancels the FRN Notes and all indebtedness outstanding thereunder and under the other Prepetition FRN Documents; (C) provides for payment or satisfaction in full of administrative and priority claims and expenses and (D) incorporates the terms set forth in this Term Sheet and the Bond Term Sheet and otherwise approves, in all respects, the payment of the Closing Date Cash Payment, and the terms of the Bond Facility, Convertible Note Facility, the Note Documents and the Bond Documents (as defined in the Bond Term Sheet), in each case in execution form, and (ii) such plan is consummated (the “Plan of Reorganization”);

o)   Unless the Debtors elect, in accordance with the Plan of Reorganization, to reduce the principal amount of the Bond Facility to zero from the net new proceeds of the New Spansion Debt and/or the Rights Offering, satisfaction of the Conditions Precedent To Or Concurrent With The Closing Date of the Bond Facility (other than that the transaction evidenced by the Note Documents be closed) (without any waivers that are not approved by the Agent and Required Holders), the closing of the Bond Facility on the terms set forth in the Bond Term Sheet and Agent’s receipt of all documentation evidencing the Bond Facility;

p)   Intercreditor and subordination agreement between the Bond Holders, the Holders and the Revolving Lenders (provided that, in the event that the agreements, documents and/or other instruments evidencing the Convertible Note Facility contain subordination language (subordinating the indebtedness evidenced thereby to the indebtedness evidenced by the Bond Documents (as defined in the Bond Term Sheet)) satisfactory to Agent (as defined in the Bond Term Sheet) and Bond Holders, no such intercreditor and/or subordination agreement shall be required between the Holders and the Bond Holders) (the “Intercreditor Agreement”);

q)   Compliance with all applicable laws and regulations in all material respects (including applicable securities laws and compliance with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act);

r)    Legal opinions customary for exit financing facilities from counsel to Obligors from each jurisdiction in which the Obligors are organized and under the governing law of the principal loan documents, including without limitation, opinions as to enforceability, authority, due execution, no conflicts and perfection;

s)   Execution and delivery of definitive documentation including, without limitation, notes, security, and intercreditor agreements, landlord waiver and acknowledgments and other agreements as required by Trustee and Holders in their reasonable discretion (to the extent consistent with this Term Sheet);

t)    For all mortgaged real estate collateral, mortgages, title insurance (containing reasonable endorsements acceptable to the Trustee and Required Holders), legal opinions, and all other documents and instruments typical and customary to evidence and perfect Trustee’s security interest and mortgage(s) in the real estate provided that, in each case, such requirements shall be consistent with the mortgage requirements set forth in the Prepetition FRN Documents);

u)   Payment of the Trustee Fee;

v)   Payment by Issuer of all reasonable fees and expenses incurred by Trustee and one counsel for the Holders, in the preparation, negotiation, execution, and delivery of the Note Documents; and

m) Such other documents, agreements, and instruments as reasonably required by the Trustee and Holders to evidence the terms set forth herein.

Representations & Warranties:

Due organization and power, litigation, government regulation, taxes, enforceability of the Note Documents and security interests, compliance with other material instruments, perfection and priority of liens, absence of events of default, margin securities, ERISA, financial statements, title of assets, solvency, use of proceeds, assets for conduct of business, compliance with laws, environmental matters, material contracts and other representations and warranties that are customary for a facility of this type, in each case with customary carve outs and materiality to be agreed.

Covenants:

The Obligors shall comply with certain customary affirmative and negative covenants, including, without limitation, those related to maintenance of properties and insurance, payment of taxes, compliance with laws, financial and collateral reporting (including without limitation, delivery of annual updates to the perfection certificate(s)), contracts, permits and ERISA covenants, permitted investments, permitted dispositions, permitted indebtedness, permitted liens, transactions with affiliates, restricted payments, restrictions on making distributions and dividends, mergers and acquisitions, all subject to customary limitations, materiality and carve outs to be agreed upon.

Rating of Notes & Listing of Stock

Within 45 days following the Closing Date, Spansion shall have met with a rating agency which is reasonably satisfactory to Trustee and Required Holders to commence the process to rate the Notes (and thereafter shall use good faith reasonable efforts to promptly complete such process). Spansion’s equity shall be publicly traded on a national exchange or over the counter market within 90 days of the Closing Date.

Releases:

The Plan of Reorganization shall contain releases for the benefit of management and board of directors of Spansion and its subsidiaries (other than Spansion Japan), the Committee and their respective advisors, in each case, typical for reorganization plans filed in the Delaware Bankruptcy Court.

Events Of Default:

Each of the following shall constitute an “Event of Default” under the Note Documents: (i) nonpayment of principal, interest, fees or other amounts (subject to customary grace periods), (ii) failure to perform or observe any covenants or other agreements set forth in the Indenture or any other Note

Document within forty-five (45) days after the Notifying Holders have provided Issuer with notice of such default; (iii) cross-default to payment defaults and cross default to acceleration, in each case, with respect to other indebtedness (including, without limitation, to the Bond Facility, the Revolving Facility and/or the New Spansion Debt Facility) in an amount to be agreed; (iv) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (v) monetary judgment defaults in an amount to be agreed; (vi) asserted impairment by Obligor or any of its subsidiaries or actual impairment of Note Documents, the liens securing the obligations under the Notes and the other Note Documents or the Collateral; (vii) if the Issuer or any Subsidiary makes any payments on any subordinated indebtedness unless expressly permitted by the Note Documents; (viii) Issuer’s (A) failure to comply with its obligation to convert the Notes into shares of common stock in accordance with the Note Documents or (B) written notice to any Holders at any time of its intention not to comply with a request for conversion of any Notes to common stock; (ix) Spansion fails to provide a timely notice of the occurrence of a Fundamental Change or of a Make Whole adjustment event; (x) the suspension from trading or failure of the common stock of Spansion to be listed or quoted on a national exchange or an over the counter market for a period of five consecutive days or for more than an aggregate of 15 days in any 365- day period or (xi) any Guarantee ceases to be in force and effect or any Guarantee is declared to be null and void and unenforceable or any Guarantee is found to be invalid or any Guarantor denies its liability under its Guarantee. At the direction of the Notifying Holders and during the continuation of an Event of Default (other than any Event of Default (A) referenced in clause (x) of this Section to the extent that such Event of Default is not material and (B) arising as a result of Spansion’s failure to timely satisfy any of the requirements set forth in “Rating of Notes & Listing of Stock” above (solely to the extent that Spansion used commercially reasonable good faith efforts to timely satisfy such requirements and such failure to timely satisfy such requirements was due to factors and/or events out of Spansion’s control), in which cases the sole remedy shall be to charge the default rate of interest), the Trustee shall be required to accelerate all or any portion of the Notes.

Holder Consent:	Any amendments to the Note Documents shall require the approval of the Required Holders, and all affected Holders for certain events, such as reductions in principal or fees

(other than as a result of conversion), extensions with respect to any payments or releases of substantially all of the Collateral (other than as permitted by the Note Documents), and other events as are customary for facilities similar to the Convertible Note Facility. Notwithstanding the foregoing, the Trustee shall have the right to approve certain events without Holder Consent, such events to be negotiated pursuant to definitive documentation.

“Required Holders” means, at any time, Holders whose pro rata share of the outstanding Notes aggregate more than 50% of the outstanding Notes held by all of the Holders.

“Notifying Holders” means, at any time, Holders whose pro rata share of the outstanding Notes aggregate more than 25% of the outstanding Notes held by all of the Holders.

Indemnity; Expenses:

All reasonable fees and expenses incurred by Trustee and one counsel for the Holders, including reasonable attorneys’ fees, in the preparation, negotiation, execution, delivery and administration of the Note Documents and all reasonable fees and expenses incurred by Trustee and one counsel for the Holders, including reasonable attorneys’ fees, in connection with Trustee’s and Holders’ exercise of their rights and remedies thereunder (including in connection with any workout or restructuring). Such fees and expenses shall be payable upon demand. The Obligors shall indemnify, pay and hold harmless the Trustee and the Holders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the transaction contemplated hereby (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Assignment:

Holders will be permitted to make assignments in respect of the Notes to one or more of their affiliates or one or more banks, financial institutions, or other entities that are eligible assignees (as defined in the Note Documents) subject to the compliance with certain other requirements to be set forth in the Note Documents.

Release Of Claims:

Spansion and each of its Subsidiaries (other than Spansion Japan to the extent prohibited by the laws of Japan or to the extent that the Obligors do not have the authority to require Spansion Japan to provide such release) to provide Trustee and Holders with release of claims reasonably satisfactory in form and substance to Trustee and Holders.

Governing Law and Jurisdiction:	The Note Documents will be governed by the laws of the State of New York. The Obligors will submit to the non-exclusive jurisdiction and venue of any state or federal court of competent jurisdiction in the state, county and city of New York, borough of Manhattan; and shall waive any right to trial by jury.

Confidentiality:	Obligors, Trustee and Holders shall not disclose the contents of this Term Sheet to any third party other than those participating in this transaction, including, without limitation, any financial institution or intermediary, without prior written consent of the other parties hereto, other than to officers and advisors, financing sources, rating agencies, regulators and counsel, each on a need-to-know basis, and as may be required by applicable law. The Obligors agree to inform all such persons who receive information concerning this Term Sheet that such information is confidential and may not be disclosed to any other person.

Plan of Reorganization:	Nothing in this Term Sheet shall be construed as a commitment by Trustee or any of the Holders to vote for the Plan of Reorganization, and in any event, the Holders reserve their right to object to the Plan of Reorganization on grounds of, among other things, feasibility. The period of time between the voting deadline with respect to the Plan of Reorganization and the effective date of the Plan of Reorganization shall not exceed sixty (60) days.

EXHIBIT C

NEW SPANSION DEBT TERM SHEET

Issue:	Up to $500 million of Senior Debt, to be issued either in the form of:

- Senior Notes with a five year maturity (the “Notes”); or

- a Senior Term Loan Facility with a five year maturity (the “Senior Credit Facility”), in each case as described in more detail below.

Issuer / Borrower:	Spansion LLC (the “Company”).

Maturity:	Five years from date of issuance.

Interest Rate:	Market rates then prevailing for mid-to-high single-B rated high yield Notes or Senior Credit Facilities of this type (as applicable).

Security:	1st lien on all current and after acquired PP&E and all other assets, including stock of all domestic subsidiaries of the Company and 65% of the stock of all foreign subsidiaries of the Company; 2nd lien on all current and after acquired assets securing the ABL Facility. Security arrangements will be subject to an Intercreditor Agreement with customary terms. If any New Senior Notes or New Convertible Notes (as such terms are defined in the Company’s plan of reorganization) are issued pursuant to such plan of reorganization, the Notes or the Senior Credit Facility, as applicable, shall be unsecured.

Guarantees:	All payments with respect to the Notes or the Senior Credit Facility (as applicable) will be fully and unconditionally guaranteed, jointly and severally, by the Spansion Inc. and all of its current and future domestic subsidiaries.

Ranking:	Pari Passu in right of payment with all existing and future senior indebtedness and senior to all existing and future subordinated indebtedness.

Use of Proceeds:	For the purposes set forth in the Company’s plan of reorganization.

Mandatory Redemption/
Prepayments:	Customary mandatory redemption, prepayment and amortization provisions for high yield Notes or Senior Credit Facility of this type (as applicable).

C-1

Optional Redemption/
Prepayments:	Customary call provisions for high yield Notes or Senior Credit Facility of this type (as applicable).

Change of Control (if in form of Notes):	Investor put at 101%.

Registration Rights (if in form of Notes):	Customary registration rights for a 144A/Reg S bond offering.

Covenants:	Customary affirmative and negative covenants for high yield Notes or Senior Credit Facility of this type (as applicable), including but not limited to customary financial ratios and covenants, as applicable, limitations on the Company’s ability and the ability of certain of its subsidiaries to: incur or guarantee additional indebtedness or issue preferred stock; grant liens on assets; pay dividends or make distributions to stockholders; repurchase or redeem capital stock or subordinated indebtedness; make investments or acquisitions; enter into sale/leaseback transactions; incur restrictions on the ability of its subsidiaries to pay dividends or to make other payments to the Company; enter into transactions with its affiliates; merge or consolidate

C-2

EXHIBIT D

December 13, 2009

Spansion Inc.

915 DcGuigne Dr.

Sunnyvale, CA 94085

Attention:  Randy Furr and Nate Sarkisian

Re:      Commitment Letter for Backstop

Gentlemen:

Reference is made to the Second Amended Joint Plan of Reorganization (as may be further amended, the “Plan”) of Spansion Inc., a Delaware corporation (“Spansion” or the “Company”) and certain of its subsidiaries filed on December 9, 2009, and the Rights Offering Preliminary Term Sheet (the “Term Sheet”) attached thereto (a copy which is also attached hereto for your convenience). Capitalized terms not defined herein shall have the meanings ascribed to them in the Term Sheet.

In connection with the Rights Offering, Silver Lake Sumeru, L.P. (together with its designated affiliates and managed accounts, “Silver Lake”) is pleased to provide the Company with its commitment to provide a backstop on the terms contained in the Term Sheet. Such commitment is subject to the conditions set forth in this commitment letter (this “Commitment Letter”) and in the Term Sheet, including the preparation, execution and delivery of definitive documentation in form and substance satisfactory to Silver Lake, but excluding the Due Diligence Condition which we acknowledge has been satisfied. Notwithstanding the foregoing, our commitment will additionally be subject to Silver Lake’s confirmation that the reasonably likely sum of (i) the aggregate amount of cash and cash equivalents that may be classified, in accordance with generally accepted accounting principles, as “unrestricted” on the consolidated balance sheet of the Company, plus (ii) the aggregate amount available to be drawn down under the Company’s credit facilities, will be not less than $115 million in the aggregate as of immediately after the effective date under the Plan.

Silver Lake, founded in 1999, is a private equity firm that manages over $13 billion of investments in technology and technology-enabled companies with personnel located in Menlo Park, New York, London, Hong Kong, Tokyo, Shanghai and Paris. We are the world’s largest private equity firm focused solely on technology and technology-enabled companies. The firm has invested in Flextronics, Seagate, Avago, Skype, NASDAQ, Gartner, SunGard, Thomson, Avaya, Intelsat, and other leading companies. Silver Lake’s principals possess a wealth of operating experience and have had management roles at companies including IBM, Cisco, Sun Microsystems, Hewlett-Packard, Oracle, Adobe, Force Computers, and including memory semiconductor companies such as SMART Modular Technologies, Samsung and AMD.

Partnering with management is a fundamental part of our investment. Moreover, as technology investors, we firmly believe that (i) world-class talent and know-how are more critical in technology than in any other industry, and (ii) organizations with outstanding technology and leading market positions will enjoy significantly more profits than second- and third-place finishers. We view Spansion as a leading market player in its field of expertise, and therefore this opportunity is particularly attractive to us. Additionally, we believe we are uniquely qualified to add value to the business as an investor and as a director-level participant, more so than any other investor.

Because of our sector specialization and experience helping technology market leaders achieve further growth, we believe we are uniquely positioned to assist management in adding significant additional value to Spansion. Normally, we do not assume management responsibilities when overseeing our investments. Instead, we seek to serve as value-added partners and advisors to management. In this regard, we believe we will be highly valuable members of the board.

In consideration for the commitments made herein by Silver Lake, by signing this Commitment Letter below, the Company agrees that it shall: (i) pay or reimburse the reasonable fees and expenses of Silver Lake in accordance with the terms set forth under the caption “Expense Reimbursement” in the Term Sheet; (ii) at any time prior to the approval by the Bankruptcy Court of the terms of the Backstop Commitment, including but not limited to the Backstop Fee and the matters set forth under the captions “Termination Fee” and “Expense Reimbursement” (without reference to the $350,000 cap) in the Term Sheet, not initiate or approach or, unless the board of directors of the Company determines on a reasonable basis following consultation with its outside advisors that the applicable proposal is superior to the proposal of Silver Lake and is reasonably capable of being consummated prior to January 31, 2010 (a “Superior Backstop Proposal”), enter into any understanding or other agreement with, any financial institution, person or entity other than Silver Lake with respect to providing a backstop commitment in connection with any rights offering pursuant to the Plan, and will promptly inform Silver Lake of the identity of, and material terms proposed by, any such financial institution, person or entity who makes an offer to provide a backstop commitment or approaches the Company or any representative thereof with respect thereto; and (iii) unless the Company proceeds with a Superior Backstop Proposal with another party, designate Silver Lake as the Backstop Party in connection with any such rights offering should the Company proceed with a rights offering pursuant to the Plan.

This Commitment Letter, including the attached Term Sheet: (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of Silver Lake and the Company with respect thereto; (ii) shall be governed, except to the extent that the Bankruptcy Code is applicable, by the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof; (iii) shall not be assignable by the Company without the prior written consent of Silver Lake (and any purported assignment without such consent shall be null and void); (iv) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; and (v) may not be amended or waived except by an instrument in writing signed by the parties hereto.

This Commitment Letter, and the obligations of the parties hereto contained herein, shall be effective only upon the exchange and delivery of executed signature pages by both parties, and only if such signature pages are received by no later than December 16, 2009. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Very truly yours,

SILVER LAKE SUMERU, L.P.

By: /s/ Kyle Ryland
Name:	Kyle Ryland
Title:	Managing Director

Agreed and accepted on this
day of December, 2009:

SPANSION INC.

By:	/s/ Randy Furr
	Name:	Randy Furr
	Title:	Executive Vice President, CFO

D-4

SPANSION INC.

RIGHTS OFFERING PRELIMINARY TERM SHEET

THIS PRELIMINARY TERM SHEET IS FOR DISCUSSION PURPOSES ONLY. IT DOES

NOT CONSTITUTE AN OFFER TO ENTER INTO A TRANSACTION OR ADDRESS ALL

MATERIAL TERMS THAT THE PARTIES WOULD REQUIRE TO BE ADDRESSED IN

CONNECTION WITH ANY PROPOSED TRANSACTION, NOR SHALL IT BE

CONSTRUED AS A BINDING AGREEMENT OF ANY KIND OR A COMMITMENT TO

ENTER INTO, OR OFFER TO ENTER INTO, ANY AGREEMENT OR TO CONSUMMATE

ANY TRANSACTION.

December 8, 2009

This preliminary term sheet (this “Term Sheet”) is submitted on a strictly confidential basis by Silver Lake Sumeru, L.P. and its affiliates (“Silver Lake”). This Term Sheet describes certain of the principal terms and conditions of a proposed rights offering (the “Rights Offering”) to be conducted by Spansion Inc. (the “Company”) in connection with its restructuring (the “Restructuring”) and the proposed “backstop” commitment by Silver Lake. This Term Sheet has been produced for discussion purposes only. Receipt of this Term Sheet constitutes the Company’s agreement that it shall not be disclosed to any third party. This Term Sheet is non-binding and the proposals contained herein are subject to, among other conditions, the completion of appropriate due diligence and the execution of definitive documentation. Nothing in this Term Sheet is, nor shall be construed as, an agreement by any person or entity to vote to accept or reject any Restructuring, to participate in the Rights Offering or to provide a “backstop” commitment in respect of a Rights Offering.

Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Amended Plan (as defined below).

Debtors:	Spansion Inc., a Delaware corporation (the “Company” and, as reorganized, the “Reorganized Company”), and certain of its subsidiaries (together with the Company, the “Debtors” and, as reorganized with the Reorganized Company, the “Reorganized Debtors”).

Amended Plan:	The Debtors’ Amended and Restated Debtors’ Joint Plan of Reorganization in form and substance acceptable to Silver Lake (the “Amended Plan”).

Rights Offering Participants:	The holders of Class 5A, 5B and 5C Allowed Claims (each, a “Rights Offering Participant”).

Rights Offering:	Pursuant to the Amended Plan, the Company will offer to the Rights Offering Participants the right to purchase a total of

12,974,496 shares of New Spansion Common Stock (the “Rights Offering Shares”) at a price of $8.43 per share for an aggregate purchase price of $109,375,000 in proportion to their respective Deemed Allowed Class 5A, 5B and 5C Claims.

Each Rights Offering Participant will have the right to elect to participate in the Rights Offering (each such Rights Offering Participant so electing to participate, an “Electing Holder”) and purchase all but not less than all of its Pro Rata Share (as defined below) of the Rights Offering Shares. “Pro Rata Share” of an Electing Holder means the ratio of such Electing Holder’s Deemed Allowed Class 5A, 5B or 5C Claim to the aggregated total of all Deemed Allowed Class 5A, 5B and 5C Claims.

Transferability of Rights:	The right to participate in the Rights Offering shall be non-detachable from Deemed Allowed Class 5A, 5B and 5C Claims. Accordingly, the right to participate in the Rights Offering may not be separately sold, transferred, assigned or pledged, in whole or in part.

Backstop:	Silver Lake and/or its designated affiliates and managed accounts (collectively, the “Backstop Party”) will provide a standby commitment (the “Backstop Commitment”) pursuant to which the Backstop Party will agree to purchase all Rights Offered Shares offered pursuant to the Rights Offering but not otherwise subscribed for by the Rights Offering Participants. One hundred percent (100%) of the Backstop Commitment shall be undertaken by the Backstop Party.

Class A Shares:	Silver Lake and its affiliates and managed accounts (including their successors, the “Silver Lake Parties”), at their election, shall have the right to receive shares of common stock of the Reorganized Company classified as “Class A Common Stock” (the “Class A Shares”) in lieu of receiving some or all of the New Spansion Common Stock issuable to the Silver Lake Parties, whether issuable in respect of their Deemed Allowed Class 5A, 5B and/or 5C Claims or purchased in the Rights Offering or pursuant to the Backstop Commitment. The Silver Lake Parties shall have the exclusive right to receive Class A Shares, and the Company will issue no Class A Shares to any other person. The Class A Shares will have the following terms, to be set forth in the Amended and Restated Certificate of Incorporation of the Reorganized Company:

(i)         General. The Class A Shares will have all of the same economic and voting rights as the New Spansion Common Stock and, except as described below, will vote together with the New Spansion Common Stock as a single class.

(ii)         Directors: At any time the Class A Shares, together with any New Spansion Common Stock or other common stock of the Reorganized Company held by the Silver Lake Parties, represent 5% or more of the outstanding common stock of the Reorganized Company: (A) the board of directors of each Reorganized Debtor shall be constituted with no more than seven directors; (B) the holders of a majority of the Class A Shares will have the right to elect (I) at any time the Class A Shares, together with any New Spansion Common Stock or other common stock of the Reorganized Company held by the Silver Lake Parties, represent 5% or more, but less than 10%, of the outstanding common stock of the Reorganized Company, one member of the board of directors of each Reorganized Debtor, and (II) at any time the Class A Shares, together with any New Spansion Common Stock or other common stock of the Reorganized Company held by the Silver Lake Parties, represent 10% or more of the outstanding common stock of the Reorganized Company, two members of the board of directors of each Reorganized Debtor; and (C) unless otherwise agreed by the holders of a majority of the Class A Shares (or as otherwise required by law or stock exchange rules), one director elected by the holders of the Class A Shares will be entitled to be a member of each committee of the board of directors of each Reorganized Debtor.

Protective Provisions: So long as any Class A Shares remain outstanding, the Reorganized Company shall not take any of the following actions without the prior written consent of the holders of a majority of the Class A Shares: (A) alter or change the rights or privileges of the Class A Shares so as to affect adversely the Class A Shares; (B) offer to purchase any shares of New Spansion Common Stock or other common stock of the Reorganized Company from all holders of such New Spansion Common Stock or other common stock unless such offer is made pro rata to the holders of the Class A Shares; or (C) issue or commit to issue any additional Class A Shares.

(iii) Reservation of Shares: The Reorganized Company will agree to reserve a number of shares of New Spansion Common Stock equal to the outstanding Class A Shares.

(iv)       Automatic Conversion: All Class A Shares shall be automatically converted into New Spansion Common Stock on a one-for-one basis upon the written consent of the holders of a majority of the outstanding Class A Shares. In the event that any person other than a Silver Lake Party becomes the owner of a Class A Share, such Class A Share shall automatically be converted into one share of New Spansion Common Stock on a one-for-one basis; provided, however, that the holders of the Class A Shares may elect to not have the Class A Shares so converted in connection with a sale of 100% of the Class A Shares to one or more related persons.

(v) Optional Conversion: Any holder of Class A Shares shall be entitled to convert one or more Class A Shares into shares of New Spansion Common Stock on a one- for-one basis at any time.

Conditions to Backstop Commitment:	The Backstop Commitment will be subject to certain customary conditions, including the following:

(i)         the total outstanding indebtedness of the Reorganized Debtors on the Effective Date shall not exceed $525 million, not including up to $25 million of additional indebtedness that may be issued in settlement of supplier claims, and all such indebtedness shall be on terms reasonably acceptable to Silver Lake;

(ii)         the total number of shares of New Spansion Common Stock and other common stock of the Reorganized Company outstanding on the Effective Date shall not exceed 50 million shares on a fully diluted basis (e.g., including shares issuable upon conversion of any convertible notes or other securities, and shares issuable upon exercise of options or warrants), but excluding up to 6 million shares that may be issued as equity incentive awards or pursuant to options granted to employees of the Reorganized Debtors;

(iii)       an order of the Bankruptcy Court confirming the Amended Plan pursuant to section 1129 of the Bankruptcy Code (the “Confirmation Order”) that is acceptable to the Backstop Party must have been entered by the Bankruptcy Court, and no order staying the Confirmation Order may be in effect, and the Amended Plan shall have become effective according to its terms (the Backstop Party shall act reasonably in determining whether the Confirmation Order is acceptable, provided that any terms, conditions, provisions or omissions of the Confirmation Order that have a material impact on the Rights Offering, the Backstop Commitment or the terms set forth in this Term Sheet shall be acceptable to the Backstop Party in its sole discretion);

(iv)       the disclosure statement accompanying the Amended Plan and the Amended Plan shall be materially consistent with the terms and conditions contained in this Term Sheet and the definitive documentation referenced below, and must be acceptable to the Backstop Party (the Backstop Party shall act reasonably in determining whether the disclosure statement and the Amended Plan are acceptable, provided that any terms, conditions, provisions or omissions of the disclosure statement and/or the Amended Plan that have a material impact on the Rights Offering, the Backstop Commitment or the terms set forth in this Term Sheet shall be acceptable to the Backstop Party in its sole discretion);

(v)        each of the conditions precedent to the confirmation of the Amended Plan and the conditions precedent to the effectiveness of the Amended Plan and the occurrence of the Effective Date shall have been satisfied;

(vi)       the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Reorganized Company that will be in effect on the Effective Date will be in a form reasonably acceptable to the Backstop Party;

(vii)      no event, development, condition or state of affairs will exist or have occurred which resulted in or is reasonably likely to result in a material adverse effect on (A) the business, properties, financial condition or results of operations of the Debtors or the Reorganized Debtors or (B) the ability of the Debtors to implement the restructuring of the Debtors in accordance with the Amended Plan;

(viii) a due diligence investigation of the Debtors reasonably satisfactory to the Backstop Party shall have been completed by not later than December 14, 2009 (the “Due Diligence Condition”); and

(ix) the Rights Offering, the Backstop Commitment and the other terms and conditions contemplated by this Term Sheet shall be reflected in definitive documentation, in form and substance satisfactory to Silver Lake, with customary representations, warranties, agreements, covenants and other closing conditions, and the forms of all such definitive documentation shall be filed with the Bankruptcy Court on a time table to be agreed to by the parties and approved by the Bankruptcy Court.

Termination Right:	The Backstop Party shall have the right to terminate the Backstop Commitment (i) if the matters set forth below under the caption “Expense Reimbursement” shall not have been approved by the Bankruptcy Court on or prior to December 15, 2009, (ii) if the Company shall not have filed with the Bankruptcy Court on or prior to December 14, 2009 a motion for approval of the terms of the Backstop Commitment, including but not limited to the Backstop Fee (as defined below) and the matters set forth below under the captions “Termination Fee” and “Expense Reimbursement” (without reference to the $350,000 cap), and requesting a hearing date for such motion on or prior to January 8, 2010, (iii) if the terms of the Backstop Commitment, including but not limited to the Backstop Fee and the matters set forth under the captions “Termination Fee” and “Expense Reimbursement” (without reference to the $350,000 cap), shall not have been approved by the Bankruptcy Court on or prior to January 8, 2010, (iv) at any time on or following February 12, 2010 if the Effective Date shall not have occurred by such time, or (v) in the event of a material breach by the Company of the agreement governing the Backstop Commitment.

Backstop Fee:	In consideration for the Backstop Commitment, the Backstop Party will receive a fee equal to $4,500,000, payable in cash on the Effective Date (the “Backstop Fee”).

Expense Reimbursement:	Whether or not the Rights Offering is consummated, the Company shall pay or reimburse the reasonable fees and expenses of the Backstop Party; provided that, if the Due Diligence Condition has not been satisfied or waived, such fees and expenses shall be capped at $350,000. The Debtors shall pay all expense reimbursements as soon as reasonably practical, but not more than 10 business days, after invoice. The expense reimbursement shall be an administrative expense obligation of the Debtors.

Termination Fee:	In addition, if following the waiver of the Due Diligence Condition by the Backstop Party, the Company does not proceed with the Rights Offering with the Backstop Commitment being provided by the Backstop Party (such that the Backstop Party is not entitled to the Backstop Fee) by not later than February 12,

2010 (the “Outside Date”), the Company shall pay the Backstop Party a termination fee in an amount equal to $3,000,000, payable in cash as soon as reasonably practical, but not more than 10 business days, following the earlier to occur of the Outside Date and the termination of the Backstop Commitment; provided, however, that if the Company provides written notice of the Company’s intention to not proceed with the Rights Offering within one (1) business day of the satisfaction or waiver of the Due Diligence Condition, then the termination fee shall be $2,000,000 and shall be payable in cash as soon as reasonably practical, but not more than 10 business days, following such notice. The termination fee shall be an administrative expense obligation of the Debtors.

Registration Rights; Listing:	On the Effective Date, the Reorganized Company will enter into a registration rights agreement with Silver Lake and its affiliates pursuant to which the Reorganized Company will grant Silver Lake and its affiliates three (3) “long-form” demand registration rights, unlimited “short-form” registration rights and unlimited “piggy-back” registration rights, all on customary terms. The Reorganized Company shall commit to list the New Spansion Common Stock on a national securities exchange on or as soon as reasonably practicable following the Effective Date.

Commitments of the Debtors:	The Debtors will be subject to customary covenants and commitments, including the following obligations:

(i) the Debtors will provide access to information and personnel necessary and appropriate for satisfaction of the Due Diligence Condition;

(ii) the Debtors will seek Bankruptcy Court approval of the matters set forth above under the caption “Expense Reimbursement” as soon as possible, but not later than December 15, 2009;

(iii)      the Company will filed with the Bankruptcy Court, on or prior to December 14, 2009, a motion for approval of the terms of the Backstop Commitment, including but not limited to the Backstop Fee and the matters set forth under the captions “Termination Fee” and “Expense Reimbursement” (without reference to the $350,000 cap), and requesting a hearing date for such motion on or prior to January 8, 2010; and

(iv)       the Debtors will seek Bankruptcy Court approval of the terms of the Backstop Commitment, including but not limited to the Backstop Fee and the matters set forth under the captions “Termination Fee” and “Expense

Reimbursement” (without reference to the $350,000 cap), as soon as possible, but not later than January 8, 2010.

EXHIBIT B

CORPORATE ORGANIZATIONAL CHART

(see attached)

B-1

Corporate Legal Entity Structure

Public 80.02%

Spansion™ Confidential

Prepared By: Spansion Corp Finance

Last Update: September 27, 2009

Advanced Micro Devices, Inc.

CC 100 (US Delaware)

8.66% (Class A)

SPANSION INC. (Delaware, IPO) 901

11.32% (Class A)

Fujitsu Microelectronics (Japan)

AMD (US) Holding, Inc. CC 191 (US Delaware)

AMD Investments, Inc. CC 192 (US Delaware)

100% 60%

SPANSION TECHNOLOGY LLC (Delaware, Former FMH) 902 40%

SPANSION LLC (Delaware) 900

SPANSION ASIA HOLDINGS (SINGAPORE) PTE. LTD. (Singapore) 08/21/07 753

SPANSION SEMICONDUCTOR TRADING (SHANGHAI) CO. LTD. (Shanghai, China) 12-01-08 988

SPANSION SEMICONDUCTOR TRADING (SHANGHAI) CO. LTD. (Beijing Branch) 09-14-09

SPANSION SEMICONDUCTOR TRADING (SHANGHAI) CO. LTD. (Shezhen Branch) 09-25-09

SPANSION (THAILAND) LIMITED (Bangkok, Thailand) 7-18-84 711

SPANSION (KUALA LUMPUR) SDN. BHD. (Ehsan, Malaysia) 3-23-88 930

SPANSION (PENANG) SDN. BHD (Penang, Malaysia) 4-28-03 933

SPANSION JAPAN LIMITED (Fukushima, Japan) 3-8-93 920

SPANSION EMEA (Levallois, France) 8-30-04 910

SPANSION LLC (Netherlands Branch) 912

SPANSION INTERNATIONAL INC. (Delaware) 5-23-03 950

SPANSION INTERNATIONAL INC. (UK Branch, Frimley) 961

SPANSION INTERNATIONAL INC. (Germany Branch, Munich) 962

SPANSION INTERNATIONAL INC. (Finland Branch, Helsinki) 963

SPANSION INTERNATIONAL INC. (Sweden Branch, Stockholm) 964

SPANSION INTERNATIONAL INC. (Italy Branch, Milan) 965

CERIUM LABORATORIES LLC (Delaware) 181

SPANSION INTERNATIONAL INC. (Korea Branch, Seoul) 951

SPANSION INTERNATIONAL INC. (Taiwan Branch) 952

EBVP Sales Exp Roll-up

EUROPE ASIA CHINA

SAIFUN SEMICONDUCTORS LTD. (Israel) 3/18/2008 940

SAIFUN (BVI) LIMITED (BVI)

TULIP SEMICONDUCTOR HOLDINGS (2005) LTD. (Israel)

TULIP SEMICONDUCTOR LTD. (Israel)

TULIP SEMICONDUCTOR L.P. (Israel)

Parent Company

Operating Company

Partnership

Branch / Rep. Office

B-2

EXHIBIT C

PROJECTIONS23

The Debtors have prepared projected operating and financial results on a consolidated basis for the period from January 1, 2010 to December 31, 2012 (the “Base Case Projections”). The Base Case Projections are consistent with information filed in the July 22 8K. The Debtors have also prepared a pro-forma balance sheet based upon an assumed effective date of December 31, 2009.

The financial projection information discussed herein includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. See Disclaimer on pp. 7 through 9 of the Disclosure Statement and Section VI.A. and Article VII of the Disclosure Statement.

The Base Case Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants and the Rules and Regulations of the Securities and Exchange Commission. The Debtors’ independent accountants have neither examined nor compiled the Base Case Projections and accordingly do not express an opinion or any other form of assurance with respect to the Base Case Projections, assume no responsibility for the Base Case Projections and disclaim any association with the Base Case Projections.

The Debtors believe that the Base Case Projections are based upon estimates and assumptions that are reasonable. The estimates and assumptions may not be realized, however, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors’ control. No representations can be or are made as to whether the actual results will be within the range set forth in the Base Case Projections. Therefore, although the Base Case Projections are necessarily presented with numerical specificity, the actual results of operations achieved during the projection period will likely vary from projected results. These variations may be material. Some assumptions inevitably will not materialize, and events and circumstances occurring subsequent to the date on which the Base Case Projections were prepared may be different from those assumed, or may be unanticipated, and therefore may affect financial results in a material and possibly adverse manner. Accordingly, no representation can be or is being made with respect to the accuracy of the Base Case Projections or the ability of the Reorganized Debtors to achieve the Base Case Projections, and the Base Case Projections, therefore, may not be relied upon as a guarantee or other assurance of the actual results that will occur. In deciding whether to vote to accept or reject the Plan, Holders of Claims and Equity Interests must make their own determinations as to the reasonableness of such assumptions and the reliability of the Base Case Projections. See Article VIII (“Certain Risk Factors to Consider”) of the Disclosure Statement.

[23]	Capitalized terms used in this exhibit without definition shall have the meanings given to them in the Plan or the Disclosure Statement, as applicable.

The Base Case Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the historical consolidated financial statements, including the notes and schedules thereto, incorporated herein by reference to Spansion Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as the July 22 8K and the Current Report on Form 8-K filed by the Debtors on October 2, 2009 (the “October 2 8K”).

The Base Case Projections have been prepared on the assumption that the Effective Date of the Plan will be January 31, 2010; to that end, the charts contained in this Exhibit C reflect that portion of the Base Case Projections beginning on February 1, 2010.

Principal Assumptions for the Base Case Projections

I.	General

A.     Methodology. The Base Case Projections are based upon the Debtors’ detailed operating budget for the period from January 1, 2010 to December 31, 2012 in conjunction with current relevant industry outlooks.

B.     Plan Consummation. The operating assumptions assume the Plan will be confirmed and consummated by December 31, 2009.

C.     Macroeconomic and Industry Environment. The Base Case Projections reflect numerous assumptions, all made by Management, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Debtors’ control. In preparing the Base Case Projections, the Debtors considered the outlook for the NOR flash market, including detailed analysis with respect to product density, customer geography, technology, pricing and competitive outlook, among other factors. While demand for NOR flash products and NOR flash pricing has seemingly stabilized in the intervening period since the preparation of the Base Case Projections, industry research indicates that the NOR flash market is anticipated to see negative revenue growth for the period underlying the Base Case Projections, or 2010 through 2012. Current industry conditions and outlook for the NOR market are consistent with the assumptions utilized in the preparation of the Base Case Projections and reinforce Management’s continued support of the Base Case Projections.

II.	Projected Statements of Operations

A.     Net Sales. Consolidated revenues, estimated to be $1,208 million in fiscal 2010 (or $1,120 million for the eleven months ended December 31, 2010), are projected to increase by approximately 4.1% and 4.0% in fiscal 2011 and 2012, respectively, reaching $1,307 million in fiscal 2012.

B.     Gross Margin. Gross margin is projected to be 33.0%, 32.9% and 32.7% in fiscal 2010, 2011 and 2012, respectively, and 32.9% for the eleven months ended December 31, 2010.

C.     Sales, General and Administrative Expenses (“SG&A”). SG&A includes marketing expenses. SG&A expenses as a percentage of revenues is projected to decline from 10.4% for fiscal 2010 and the eleven months ended December 31, 2010, to 9.7% and 9.1% for fiscal years 2011 and 2012, respectively.

D.     Research and Development Expenses (“R&D”). R&D expenses as a percentage of revenues is projected to remain relatively stable at 8.9% for fiscal 2010 and the eleven months ended December 31, 2010, 9.0% for fiscal 2011 and 8.9% for fiscal 2012.

E.     Interest Expense. Interest expense assumptions are based upon the terms found in the New Senior Notes and New Convertible Notes. For purposes of the Base Case Projections, no incremental fees or interest are assumed to be incurred in respect of undrawn Exit Financing Facility commitments.

F.     Income Tax Provision. The Reorganized Debtors expect to offset a portion of future taxable income with operating loss carryforwards that the Debtors will hold as they emerge from Chapter 11. However, for purposes of the Base Case Projections, it is assumed that the Reorganized Debtors do not offset any future taxable income with operating loss carryforwards for the projection period.

G.     Income from Gain on Compromise of Indebtedness. For purposes of the Base Case Projections, no income from gain on the exchange of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims into equity is included. It is anticipated that any such gain on the exchange of debt will be offset by NOLs and capitalized reorganization expenses.

III.    Projected Statements of Cash Flow

Capital Expenditures. Capital expenditures are expected to be $50 million, $75 million and $100 million for fiscal years 2010, 2011 and 2012, respectively, and $47 million for the eleven months ended December 31, 2010.

IV.    Projected Balance Sheet Statement

The estimated post-consummation balance sheet (“Reorganized Balance Sheet”) is based on an estimated pre-consummation balance sheet (“Pre-Consummation Balance Sheet”), as modified by “Reorganization” adjustments. The Pre-Consummation Balance Sheet provides estimates of assets and liabilities just prior to consummation. Estimated Post-Consummation Cash assumes a $158.3 million cash payment to the FRNs and $80 million of assumed administrative and priority expenses for illustrative purposes only. The cash balance does not take into account remaining proceeds from the sale of Spansion’s Suzhou facility to Powertech, which are anticipated to be collected in early 2010, of approximately $15.4 million. Estimated Post-Consummation Stockholders’ Equity value is based on the midpoint of the valuation range contained herein. See Section VI.C.2 of the Disclosure Statement.

The foregoing assumptions and resulting computations were made solely for purposes of preparing the Base Case Projections. The Reorganized Debtors’ will be required to determine their reorganization value as of the Effective Date. Reorganization value may change depending upon the amount of cash retained and debt carried upon emergence. The actual reorganization and any adjustments will depend upon the balance sheet as of the actual confirmation date. In all events, the determination of reorganization value and the fair value of the Reorganized Debtors’ assets and the determination of their actual liabilities, will be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Base Case Projections and the actual amounts thereof as of the Effective Date may be material.

Income Statement Dollars in Millions	2010	2011	2012
	11 Mos Ended	FYE E	FYE E
	Dec	Dec	Dec
Revenues	$ 1,119.8	$ 1,257.3	$ 1,307.3

Cost of Goods Sold (COGS)	751.3	843.2	880.1
Gross Profit	$ 368.5	$ 414.1	$ 427.2
Gross Margin	32.9%	32.9%	32.7%

Research and Development (R&D) Expense	99.2	113.6	116.5

Sales, General and Administrative (SG&A) Expense	116.4	122.3	119.0

Total Operating Expenses	215.7	235.9	235.5
EBIT (Operating Income)	$ 152.8	$ 178.2	$ 191.7
EBIT Margin	13.6%	14.2%	14.7%

Add back: Depreciation	114.9	114.1	106.2
Add back: Amortization of Intangibles	0.0	0.0	0.0
EBITDA	$ 267.7	$ 292.3	$ 298.0
EBITDA Margin	23.9%	23.3%	22.8%

Other Expenses (Income):
Interest Income	(3.3)	(9.1)	(11.2)
Cash Interest Expense	34.9	36.8	36.8
Pre-Tax Income	$ 121.3	$ 150.5	$ 166.1

Income Taxes	43.8	55.4	62.0
Net Income	$ 77.5	$ 95.1	$ 104.2

Net Income Margin	6.9%	7.6%	8.0%

Cash Flow Statement
Dollars in Millions	2010	2011	2012
	11 Mos Ended	FYE E	FYE E

Net Income	77.5	95.1	104.2
Depreciation	114.9	114.1	106.2
Amortization of Intangibles	0.0	0.0	0.0
Equity Compensation	11.7	12.0	12.0
Funds From Operations	$ 204.1	$ 221.2	$ 222.4

(Inc.) Dec. in Trade A/R	(74.2)	5.4	(7.1)
(Inc.) Dec. in Intercompany A/R	40.6	0.0	0.0
(Inc.) Dec. in Inventory	47.0	2.1	(7.9)
(Inc.) Dec. in Prepaids and Other Current Assets	(3.0)	0.0	0.0
Inc. (Dec.) in A/P	34.4	20.7	(0.8)
Inc. (Dec.) in Intercompany A/P	(28.0)	0.0	0.0
Inc. (Dec.) in Accrued Expenses	0.0	0.0	0.0
Inc. (Dec.) in Other Short-Term Labilities	0.0	0.0	0.0
(Inc.) Dec. in Net Working Cap	$ 16.8	$ 28.2	$ (15.8)

Cash Flow From Operations	220.9	249.4	206.6

Capital Expenditures	(47.0)	(75.0)	(100.0)
Free Cash Flow	$ 173.9	$ 174.4	$ 106.6

UBS Debt Amortization	(69.0)	0.0	0.0
Change in Other Assets (UBS ARS)	112.3	0.0	0.0
Change in Cash and Equiv.	$ 217.2	$ 174.4	$ 106.6
Beginning Cash and Equivalents	64.0	281.2	455.6
Ending Cash and Equiv.	$ 281.2	$ 455.6	$ 562.2

Balance Sheet

Dollars in Millions

	2010		Pro Forma 2010	2010	2011	2012
	Month End	Reorganization	Month End	FYE E	FYE E	FYE E
	Jan	Adjustments	Jan	Dec	Dec	Dec
Cash and Equivalents	$302.3	-$238.3	$64.0	$281.2	$455.6	$562.2
Trade Accounts Receivable (A/R)	109.4	0.0	109.4	183.6	178.2	185.2
Intercompany A/R	40.6	0.0	40.6	0.0	0.0	0.0
Inventory	176.9	0.0	176.9	129.9	127.9	135.8
Short-Term Assets - Intercompany	3.2	0.0	3.2	3.2	3.2	3.2
Prepaids and Other Current Assets	153.5	0.0	153.5	44.2	44.2	44.2
Total Current Assets	$786.0	$(238.3)	$547.7	$642.1	$809.0	$930.6
Net Property, Plant & Equipment	$347.8	$0.0	$347.8	$279.8	$240.7	$234.5
Goodwill on Account of Reorganization	0.0	162.1	162.1	162.1	162.1	162.1
Intangible Assets	1.5	0.0	1.5	1.5	1.5	1.5
Deferred Taxes	0.0	0.0	0.0	0.0	0.0	0.0
Other Long-Term Assets	64.6	0.0	64.6	64.6	64.6	64.6
Investment in Subsidiaries	0.0	0.0	-	-	-	-
Total Assets	$1,199.8	$(76.2)	$1,123.6	$1,150.1	$1,277.9	$1,393.3
Accounts Payable	$28.6	$0.0	$28.6	$63.0	$83.6	$82.9
Pre-petition Trade Accounts Payable (A/P)	222.4	(222.4)	0.0	0.0	0.0	0.0
Intercompany A/P	28.0	0.0	28.0	0.0	0.0	0.0
Pre-petition Intercompany A/P	125.1	(125.1)	0.0	0.0	0.0	0.0
Accrued Expenses	25.4	0.0	25.4	25.4	25.4	25.4
Other Current Liabilities	79.0	0.0	79.0	79.0	79.0	79.0
Total Current Liabilities	$508.5	$(347.5)	$161.0	$167.4	$188.1	$187.3
UBS Debt	69.0	0.0	69.0	-	-	-
Floating Rate Notes	633.0	(633.0)	0.0	0.0	0.0	0.0
Senior Notes	251.0	(251.0)	0.0	0.0	0.0	0.0
Subordinated Exchangeable Debentures	208.0	(208.0)	0.0	0.0	0.0	0.0
New Senior Notes	0.0	237.5	237.5	237.5	237.5	237.5
New Convertible Notes	0.0	237.5	237.5	237.5	237.5	237.5
Total Debt	$1,161.0	$(617.0)	$544.0	$475.0	$475.0	$475.0
Deferred Taxes	$3.3	$0.0	$3.3	$3.3	$3.3	$3.3
Other Long-Term Liabilities	10.6	0.0	10.6	10.6	10.6	10.6
Other Liabilities Subject to Compromise	27.9	(27.9)	0.0	0.0	0.0	0.0
Total Liabilities	$1,711.3	$(992.4)	$718.9	$656.2	$676.9	$676.2
Common Stockholders’ Equity	(511.5)	916.2	404.8	493.9	601.0	717.1
Total Liabilities & Equity	$1,199.8	$(76.2)	$1,123.6	$1,150.1	$1,277.9	$1,393.3

V. Contingency Case

In preparing the Base Case, and as part of its day-to-day responsibilities at the Debtors, Management identified a number of risks and opportunities that could impact the Debtors’ ability to perform consistently with the Base Case. These risks were noted in the Current Report on Form 8-K that the Debtors filed on July 22, 2009 (the “July 22 8K”). After completing the Base Case, the Debtors undertook further analyses of these risks and opportunities in order to quantify the impact that they could have on the Debtors’ performance, develop contingency plans and assess the Debtors’ debt servicing capacity. After completing the Base Case, representatives of the Debtors also had meetings and discussions with the Creditors’ Committee and the Ad Hoc Consortium regarding the Base Case and these contingencies. Advisors to the Creditors’

Committee and the Ad Hoc Consortium requested more information from Management and also asked the Debtors to quantify the potential downsides and explore and quantify any potential upsides to the Debtors’ financial forecast included in the Base Case.

The Debtors have considered the extent to which certain issues, including those set forth below, could result in potential downside risks to the Debtors’ ability to perform consistent with the Base Case and have created an alternate scenario (the “Contingency Case”), which is also set forth below.

As background, the Debtors have considerable sales and operating presence in Japan, through Spansion Japan. Spansion Japan is a key element in the distribution channel for the Debtors’ sales of products in Japan which currently represents a material portion of the Debtors’ revenues. Spansion Japan also manufactures and tests a significant portion of the Debtor’s silicon wafers. As previously disclosed, Spansion Japan entered into a proceeding under the Corporate Reorganization Law (Kaisha Kosei Ho) in Japan on February 9, 2009 and is proceeding on its own course of reorganization under the jurisdiction of the Japanese court (the “Spansion Japan Proceeding”). Spansion Japan’s creditors have been seeking the Debtors’ support for their recoveries from Spansion Japan in the Spansion Japan Proceeding. While it would be costly for the Debtors to support Spansion Japan’s reorganization, the Debtors are concerned that lack of such support could generate ill-will in Japan and in particular negatively impact the Debtors’ sales in Japan. Moreover, the Debtors are concerned that their supply of silicon wafers from Spansion Japan could be interrupted if the Debtors are unable to re-source wafer production and Spansion Japan has difficulty in emerging or is unable to successfully emerge from the Spansion Japan Proceeding. As a result of the range of possible outcomes associated with the Spansion Japan Proceeding, Management has developed a wide range for the potential effects of those outcomes on the Base Case Projections’ projected 2010 EBITDA, and has established $29 million as its best point estimate, comprehending the possibilities of both lost revenue and increased manufacturing costs.

As a result of the Chapter 11 Cases, the Debtors believe that certain customers have sought second sources for the products they purchase from the Debtors, and some of the Debtors’ competitors have increased efforts to displace the Debtors in customer relationships. The Debtors believe that the largest single impact from bankruptcy-related market share loss relates to its gaming business in Japan. Various gaming machines are built using significant quantities of NOR Flash memory chips. Certain competitors have recently gained market share versus the Debtors with customers that design and manufacture gaming machines in Japan. The Debtors believe that this market share loss could result in a $29 million impact on the Base Case Projections’ projected 2010 EBITDA (in addition to the estimated potential $29 million EBITDA shortfall associated with the Spansion Japan Proceeding discussed above), although management continues to take remedial actions to mitigate this potential impact. Similar bankruptcy-related effects across a range of the Debtors’ other product areas could also negatively affect the Base Case Projections’ projected 2010 EBITDA by as much as an additional $15 million. Management is also working to ameliorate these potential effects.

In addition to the above, Management has identified other competitive issues and product delays that could have additional adverse impacts on the Base Case Projections’ projected 2010 EBITDA. Consequently, the aggregate potential negative impact to the Base Case Projections’

projected 2010 EBITDA that management identified for the items enumerated above and other potential risks is estimated to be $88 million ($58 million of which is attributable to the Spansion Japan Proceeding and gaming), or $81 million for the eleven months ended December 31, 2010. Management remains committed to achieving the Base Case Projections and has initiatives in place to address each of these potential downside contingencies and is hopeful that these initiatives can significantly mitigate their overall effect.

The Debtors provided information regarding the potential impact of the downside contingencies reflected in the Contingency Case to the Base Case Projections for fiscal year 2010 in the October 2 8K. Management believes that these downside contingencies could continue to negatively affect results of operations in subsequent years but that the degree of impact will decline over time. In connection with such analyses, Gordian Group worked with Management to refine the Debtors’ views of potential downsides to the 2010 business plan, as well as to extend such downside analyses to the 2011 and 2012 forecast years. A summary of the Contingency Case, including the potential impact beyond 2010, can be found below.

Contingency Case Summary

Dollars in Millions

Income Statement Analysis

	2010	2011	2012
	11 Mos. Ended	FYE E	FYE E
	Dec	Dec	Dec

Base Case Revenues	$1,119.8	$1,257.3	$1,307.3
Adjustment	(148.1)	(135.4)	(124.8)

Contingency Case Revenues	971.7	1,121.9	1,182.5

Base Case Gross Profit	$368.5	$414.1	$427.2
Adjustment	(82.8)	(75.7)	(69.8)

Contingency Case Gross Profit	285.7	338.4	357.4

Base Case EBITDA	$267.7	$292.3	$298.0
Adjustment	(81.2)	(74.3)	(68.4)

Contingency Case EBITDA	186.5	218.1	229.5

Base Case EBIT	$152.8	$178.2	$191.7
Adjustment	(81.2)	(74.3)	(68.4)

Contingency Case EBIT	71.6	103.9	123.3

Base Case Pre-Tax Income	$121.3	$150.5	$166.1
Adjustment to EBIT	$(81.2)	$(74.3)	$(68.4)
Adjustment to Interest Income	(0.1)	(1.0)	(1.0)

Contingency Case Pre-Tax Income	40.0	75.2	96.7

Base Case Net Income	$77.5	$95.1	$104.2
Adjustment to EBIT	(81.2)	(74.3)	(68.4)
Adjustment to Interest Income	(0.1)	(1.0)	(1.0)
Adjustment to Income Taxes	29.4	27.7	25.9

Adjusted Net Income	25.5	47.5	60.6

Dollars in Millions

Balance Sheet Analysis

	2010	2010	2011	2012
	Month End	FYE E	FYE E	FYE E
	Jan	Dec	Dec	Dec

Base Case EOP Trade Receivables	109.4	183.6	178.2	185.2
Base Case EOP Trade Payables	28.6	63.0	83.6	82.9
Base Case EOP Inventory	176.9	129.9	127.9	135.8

Base Case Change in Trade Receivables		(74.2)	5.4	(7.1)
Base Case Change in Trade Payables		34.4	20.7	(0.8)
Base Case Change in Inventory		47.0	2.1	(7.9)

Contingency Case EOP Trade Receivables	109.4	141.2	139.4	150.7
Contingency Case EOP Trade Payables	28.6	54.6	82.9	74.6
Contingency Case EOP Inventory	176.9	118.1	121.6	125.7

Contingency Case Change in Trade Receivables		(31.7)	1.8	(11.3)
Contingency Case Change in Trade Payables		26.0	28.3	(8.3)
Contingency Case Change in Inventory		58.8	(3.4)	(4.2)
		53.1	26.7	(23.8)

Cash Flow Analysis

		2010	2011	2012
		11 Mos Ended	FYE E	FYE E
		Dec	Dec	Dec

Adjustment to EBITDA		(81.2)	(74.3)	(68.4)
Adjustment to Interest Income		(0.1)	(1.0)	(1.0)
Adjustment to Income Taxes		29.4	27.7	25.9
Adjustment to A/R		42.4	(3.6)	(4.3)
Adjustment to A/P		(8.4)	7.6	(7.6)
Adjustment to Inventory		11.8	(5.5)	3.7

Total Cash Adjustment		(6.1)	(49.0)	(51.6)

Base Case Ending Cash Balance		281.2	455.6	562.2
Prior Period Cash Adjustments		-	(6.1)	(55.1)
Current Period Cash Adjustment		(6.1)	(49.0)	(51.6)

Contingency Case Ending Cash Balance		275.1	400.4	455.4

VI. Estimation of Out Years for Valuation Purposes

The Debtors have not undertaken to prepare business plans with concomitant financial projections for any time frame beyond 2012. Nevertheless, Management recognizes that on one hand, to be competitive in the long run it will need to continue to offer leading products manufactured using advanced process technologies, and that on the other hand, it is both technically and economically impractical to upgrade its Fab 25 in Austin, Texas significantly beyond its current capabilities. Thus, Management anticipates fulfilling future demand for products produced with advanced technologies with wafers manufactured by third parties. This transition will in time reduce capital expenditure needs, but will also lower profit margins because of the higher costs of purchasing wafers from outside fabrication facilities. Because a significant portion of enterprise value is derived from years beyond 2012, Management provided Gordian Group with assumptions for the “out years” long term profitability scenario (the “Out Years”) that reflected the lower gross margins, lower capital expenditures, and higher research and development spending that Management anticipates will occur as the Debtors transition to a more outsourced manufacturing model. This Out Years analysis provides assumptions with respect to the financial results and profitability after giving effect to this transition. The following chart shows the assumptions embodied in the Out Years analysis, as compared to the 2012 Base Case Projections and the Contingency Case. Operating income for the Out Years analysis reflects operating income once annual depreciation and amortization (“D&A”) equals annual capital expenditures:

Dollars in Millions	2012	Out Years		2012	Out Years
	Base	Base		Contingency	Contingency
Revenue
Embedded	1,122	1,122		997	997
Mobility	186	0		186	0
Total	1,307	1,122		1,183	997
Operating Income	192	159	(1)	123	94	(1)
EBITDA	298	189		230	124
Capital Expenditures	100	30		100	30

(1) Out Years operating income based on annual depreciation and amortization expense equal to annual capital expenditures.

A significant portion of the decline in EBITDA between 2012 and the “Out Years” is due to an anticipated sharp decline in revenues in the wireless segment. In conjunction with the above, “Out Years” capital expenditures are expected to fall from $100 million as projected for 2012 in the Base Case to $30 million in subsequent years.

EXHIBIT D

LIQUIDATION ANALYSIS24

The “best interests” test under section 1129(a)(7) of the Bankruptcy Code requires that each holder of an Impaired Claim or Impaired Interest receives property with a value not less than the amount such holder would receive on account of such Claim or Interest in a liquidation conducted pursuant to Chapter 7 of the Bankruptcy Code. The following hypothetical Liquidation Analysis presents the Debtors’ estimated value of their assets if such assets were liquidated under the provisions of Chapter 7 of the Bankruptcy Code and the estimated distributions to Holders of Claims and Interests pursuant to a Chapter 7 liquidation. This Liquidation Analysis demonstrates that the requirements of the “best interest” test are satisfied.

This Liquidation Analysis and the accompanying assumptions were prepared solely to demonstrate the Plan’s compliance with the provisions of section 1129(a)(7) of the Bankruptcy Code and, therefore, should not be used for any other purpose.

The Debtors believe that, under the Plan and Disclosure Statement, all Holders of Impaired Claims and Impaired Interests will receive property with a value equal to, or in excess of, the value that such Holders would otherwise receive in a liquidation conducted pursuant to Chapter 7 of the Bankruptcy Code.

The attached Liquidation Analysis is based on discussions with, and information provided by, the Debtors and their financial advisors, and the assumptions contained herein. This Liquidation Analysis is also based upon the unaudited book values of the Debtors’ primary assets as of September 27, 2009, which values are used to estimate book value at the inception of the liquidation period (as hereinafter discussed). These values have not been subjected to any review, compilation or audit by any independent accounting firm.

This Liquidation Analysis is hypothetical and based on a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the Debtors’ control. In any liquidation there is a general risk of unanticipated events, which could have a significant impact on the projected cash receipts and disbursements. These events include changes in general economic conditions, changes in consumer preferences, obsolescence, new developments in the Flash memory industry and changes in the market value of the Debtors’ assets. Accordingly, while the analysis that follows is necessarily presented with numerical specificity, there can be no assurance that the estimated values set forth herein would be realized if the Debtors were actually liquidated. Furthermore, assurances cannot be made that the Bankruptcy Court will accept this analysis or concur with such estimates or assumptions in making its determinations under Section 1129(a)(7) of the Bankruptcy Code. The Debtors disclaim any responsibility to update this report for events and circumstances occurring after September 27, 2009, unless so required by applicable law.

[24]	Capitalized terms used but not defined in this Liquidation Analysis shall have the meanings ascribed to them in, as applicable, the Plan or the Disclosure Statement.

D-1

ACTUAL LIQUIDATION PROCEEDS COULD BE MATERIALLY GREATER OR LESS THAN THE AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS ATTACHED HERETO. NO REPRESENTATION OR WARRANTY CAN OR IS BEING MADE WITH RESPECT TO THE ACTUAL PROCEEDS THAT WOULD BE RECEIVED PURSUANT TO A CHAPTER 7 LIQUIDATION OF THE DEBTORS. THE LIQUIDATION VALUATIONS SET FORTH HEREIN HAVE BEEN PREPARED SOLELY FOR THE PURPOSE OF ESTIMATING PROCEEDS AVAILABLE IN A CHAPTER 7 LIQUIDATION OF THE ESTATES AND DO NOT REPRESENT VALUES THAT MAY BE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED HEREIN IS INTENDED TO OR MAY CONSTITUTE A CONCESSION OR ADMISSION BY THE DEBTORS FOR ANY OTHER PURPOSE.

I.	APPROACH AND ALLOCATION OF PROCEEDS

Underlying this Liquidation Analysis are certain assumptions based on the Debtors’ operations and the Flash memory industry in general. These assumptions are subject to significant uncertainties. It should be noted that the Debtors do not have any current appraisals of their assets to incorporate herein nor can management determine with any degree of certainty the impact that forced liquidation asset sales would have on the recoverable value of such assets.

Given the complexity of the Debtors’ businesses and organizational structure and the significant costs that would need to be incurred to maintain their operations, the estimation process assumes the Debtors’ properties could not be sold as part of an operating business.

Liquidation proceeds were allocated in the following priority: (i) first, to the costs, fees and expenses associated with the liquidation; (ii) second, to Secured Facility Claims, the FRN Claims, the UBS Credit Facility Claims and the Other Secured Claims, but, as to each of such Claims, only to the extent of the value of the applicable Holder’s interest in the collateral in which such Holder has a Lien; (iii) third, to Priority Claims and Administrative Expense Claims; and (iv) fourth, to Unsecured Claims. As set forth in the Liquidation Analysis, the Debtors estimate that there would be no recovery for Unsecured Creditors under “low” case, and only a nominal recovery under the “high” case. Taxes, if any, arising from the liquidation have not been calculated or included in this analysis.

II.	ASSUMPTIONS

This Liquidation Analysis assumes a liquidation of the Debtors’ assets over a three to twelve month period. This time period reflects an estimate of the time required to dispose of the Debtors’ material assets and to collect all outstanding receivables, if any. It is assumed that the Chapter 7 trustee will discontinue the businesses operations within sixty (60) days of his appointment. The Debtors have also assumed that maintenance, security and necessary utilities for their properties and the employment of necessary personnel would be maintained throughout the duration of the liquidation period. While the Liquidation Analysis encompasses the Debtors’ global operations, it attributes no value to any assets of Spansion Japan, and for purposes of this Liquidation Analysis, it is assumed that Spansion LLC will not receive any recovery on account of its equity interests in Spansion Japan.

D-2

This Liquidation Analysis is based on the book value of the Debtors assets as of September 27, 2009. The estimated recovery percentages and amounts that could be realized in a Chapter 7 liquidation as reflected in the Liquidation Analysis are the Debtors’ estimates as of September 27, 2009, and the Debtors do not presently intend to update these estimates unless required to do so by the Bankruptcy Court.

This Liquidation Analysis and the Reorganized Value Analysis (set forth in Section VI.C.2. of the Disclosure Statement) demonstrate that (i) each Class entitled to a Distributions under the Plan will receive a higher Distribution under the Plan than it would in a liquidation conducted pursuant to Chapter 7 of the Bankruptcy Code and (ii) each Class that is not entitled to any Distribution under the Plan would not receive any recovery in a chapter 7 liquidation. Based on the assumptions contained herein, after distributing the liquidation proceeds to Claims of higher priority, there would be no funds available to make any Distribution with respect to any Unsecured Claims.

III.	NOTES

(1)	ARS. This category of assets includes certain auction rate securities. See Section II.E.5.

(2)

Accounts Receivable. This category of assets includes accounts receivable from customers in the United States and throughout the rest of the world (“ROW”), and includes amount owed to the Debtors by distributors.

(3)

Other Receivables, Deposits, Etc. This category of assets includes amounts payable to the Debtors by Powertech as deferred purchase price in the sale described in Section III.E.14. of the Disclosure Statement. It also includes deposits and amounts currently held as cash collateral for certain liabilities.

(4)

Inventories. This category of assets includes inventory (net of reserves), including finished goods, work in process and raw materials, owned by the Debtors whether located in the United States or in the ROW, other than work in process in the possession of Spansion Japan.

(5)	Intellectual Property: This category includes the Debtors’ intellectual property Assets and includes the Spansion Delaware Action.

(6)

Potential Preference Recoveries. The actual (unaudited) book value of Potential Preference Recoveries reflects the total amount paid by the Debtors within 90 days of the Petition Date. Based on their preliminary analysis, the Debtors believe that a significant portion of this amount was likely paid in the ordinary course of their business operations or could be subject to other preference defenses.

(7)	Fab 25. This category refers to the Debtors’ manufacturing facility in Austin, Texas, and includes real estate, buildings, furniture, fixtures, leasehold improvements, equipment and machinery.

D-3

(8)	SDC. This refers to the Debtors’ sub-micron development center in Sunnyvale, California, and includes furniture, fixtures, leasehold improvements, equipment and machinery.

(9)

Other US PP&E. This category includes (i) real estate, buildings, furniture, fixtures, leasehold improvements, equipment and machinery located in Sunnyvale, California other than property at the SDC, (ii) certain consigned equipment, (iii) certain sort equipment and (iv) certain assets relating to the Debtors’ research and development, marketing and sales, and platform development operations that are not included in other categories.

(10)

FMOs. This category of assets includes the residual value of assembly and test facilities owed by the Non-Debtors Affiliates and includes real estate, buildings, furniture, fixtures, leasehold improvements, equipment and machinery associated with those facilities.

(11)	Other ROW PP&E. This category includes furniture, fixtures, leasehold improvements, equipment and machinery (other than property at the FMOs) located outside of the United States

(12)

Estimated admin & priority claims. This category of liabilities includes, among other things, all Priority Claims and Administrative Expense Claims in the Chapter 11 Cases, any liabilities of the Non-Debtor Affiliates that need to be satisfied in order to for the Chapter 7 trustee to realize any residual value of their assets and costs associated with terminating the Debtors’ and the Non-Debtor Affiliates’ employees.

D-4

($ in millions)
	Actual (Unaudited) Book Value *	Estimated Recovery Rate		Estimated Recovery		Security For:
	9/27/2009	Low	High	Low	High
Asset Coverage for Spansion Creditors
Cash	$263.6	100.0%	100.0%	$263.6	$263.6	1st Secured Credit Facility, 2nd FRNs
Auction Rates Securities (ARS) (1)	$111.3	80.0%	100.0%	$89.0	$111.3	UBS
Accounts Receivable (2)	$101.7	40.0%	70.0%	$40.7	$71.2	1st Secured Credit Facility, 2nd FRNs
Other Receivables, deposits and other assets (3)	$44.8	50.0%	75.0%	$22.4	$33.6

Total Cash and Receivables	$521.4	79.7%	92.0%	$415.7	$479.7

Inventories (4)	$150.2	4.0%	19.9%	$6.0	$29.9	1st FRN’s , 2nd Secured Credit Facility

Intellectual Property (5)	$70.0	57%	143%	$40.0	$100.0
Potential Preference Recoveries (6)	$229.0	4%	13%	$10.0	$30.0
Prepaid Expenses and Other Current Assets	$9.2	0.0%	5.0%	$0.0	$0.5

	$308.2	16.2%	42.3%	$50.0	$130.5

Net U.S. PP&E
Fab 25 (7)	$154.5	5.8%	36.8%	$9.0	$56.9	1st FRN’s , 2nd Secured Credit Facility
SDC (8)	$50.3	33.1%	43.0%	$16.6	$21.6	1st FRN’s , 2nd Secured Credit Facility
Other US PP&E (9)	$85.6	28.0%	74.0%	$24.0	$63.3	1st FRN’s , 2nd Secured Credit Facility

Total U.S. PP&E	$290.3	17.1%	48.8%	$49.6	$141.8
FMOS (10)
Bangkok	$28.7	33.7%	69.8%	$9.7	$20.0	Secured Credit Facility (65% of equity)
Kuala Lumpur	$23.0	30.8%	65.0%	$7.1	$15.0	Secured Credit Facility (65% of equity)
Penang	$14.9	21.6%	46.6%	$3.2	$6.9	Secured Credit Facility (65% of equity)

Total FMOs	$66.6	30.0%	62.9%	$20.0	$41.9

Other ROW PP&E (11)	$3.0	11.8%	23.5%	$0.4	$0.7

Total PP&E	$359.9	19.4%	51.2%	$70.0	$184.4

Total	$1,339.8	40.4%	61.5%	$541.7	$824.4
	Gross Proceeds Available for Distribution			$541.7	$824.4

FRNs	$633.3
Cash				$263.6	$263.6
1st Lien Value PP&E + Inventory				$55.7	$171.6
2nd Lien Excess Value Receivables				$33.7	$64.2

Recovery for FRNs				$352.9	$499.4
Recovery % for FRNs				55.7%	78.9%

Excess 1st Lien Value (PP&E and Inventory)				$0.0	$0.0

UBS	$68.4
ARS				$89.0	$111.3

Recovery for UBS				$68.4	$68.4
Recovery % for UBS				100.0%	100.0%

Secured Credit Facility	$7.0
1st Lien Value on Receivables				$40.7	$71.2
2nd Lien Excess Value PP&E + Inventory				$0.0	$0.0
Security Interest 65% Equity FMO’s (9)			65.0%	$13.0	$27.2

Recovery for Secured Credit Facility				$7.0	$7.0
Recovery % for Secured Credit Facility				100.0%	100.0%

Excess 2nd Lien Value Receivables (applied to FRNs)				$33.7	$64.2

Distributable Value Available for Administrative and Priority Claims
Excess Distributable Proceeds from Secured Credit facility collateral & UBS				$33.6	$70.1
Distributable value from Unencumbered Assets				$79.8	$179.5

Distributable Value Available for Administrative and Priority Claims				$113.4	$249.6

Administrative and Priority Claims:
Estimated admin & priority claims (12)				$226.1	$196.5
Wind down budget				$10.0	$20.0
Trustee’s Fees			3.0%	$16.3	$24.7
Counsel for Trustee’s and Other Professional Fees				$12.0	$8.0

Total Admin, priority, wind down budget Fees				$264.4	$249.2

Net Proceeds Available for Distribution to Unsecured Creditors				($151.0)	$0.3

Unsecured claims, including FRN Deficiency Claims	$1,400.0			$1,680	$1,534

Available Distribution for Unsecured Creditors				$0.0	$0.3

Recovery % for Unsecured Creditors				0.0%	0.02%

Available to Equityholders				$0.0	$0.0

Total Recovery FRNs				55.7%	78.9%

Recovery Summary	Estimated Recovery Rate
	Low	High
FRNs	55.7%	78.9%
UBS	100.0%	100.0%
Secured Credit Facility	100.0%	100.0%
Unsecured claims	0.0%	0.02%
Equity	0.0%	0.0%

* Except for Intellectual property and potential preference recoveries.

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EXHIBIT E

SPANSION JAPAN POSITION STATEMENT

THIS POSITION STATEMENT IS BEING PROVIDED TO THE DEBTORS FOR ENCLOSURE AS AN EXHIBIT TO THE SECOND AMENDED DISCLOSURE STATEMENT AND MAY NOT BE MODIFIED IN ANY MANNER WITHOUT THE EXPRESS WRITTEN CONSENT OF SPANSION JAPAN LIMITED.

Subject to the reservation of rights contained therein, Spansion Japan Limited (“Spansion Japan”) filed its objection and supplemental objection (collectively, the “Objection”) to the disclosure statement (as amended, the “Disclosure Statement”) of Spansion Inc. and its affiliated debtors (collectively, the “Debtors”) with respect to their plan of reorganization (as amended, the “Plan”). Among Spansion Japan’s other objections to the Disclosure Statement, Spansion Japan asserted in the Objection that its Administrative Expense Claim, 503(b)(9) Claim, Rejection Damages Claim and the other Prepetition Claims (collectively, the “Claims”) and their impact on the Plan and distributions to creditors thereunder were not adequately disclosed in the Disclosure Statement. As part of resolving the Objection, the Debtors have agreed to include this Position Statement as an exhibit to the Disclosure Statement and have further agreed to include another exhibit in the Disclosure Statement that sets forth the Debtors’ position with respect to the Claims.

Spansion Japan expressly reserves any and all of its rights to modify this Position Statement in all respects. Spansion Japan further reserves all of its rights, including without limitation, the right to object to confirmation of the Plan on any and all grounds.

Administrative Expense Claim

On November 18, 2009, Spansion Japan filed its Motion for Entry of an Order Pursuant to 11 U.S.C. § 503(b) Allowing Certain Claims of Spansion Japan Limited as an Administrative Expense and Directing Payment of Same (Docket No. 1698) (the “Administrative Claim Motion”). By the Administrative Claim Motion, Spansion Japan seeks payment in an amount in excess of $340 million (the “Administrative Expense Claim”) with respect to custom wafers manufactured exclusively for, sold and delivered to Spansion LLC, but not paid for by the Debtors, between March 1, 2009 and October 27, 2009, in accordance with the Second Amended and Restated Foundry Agreement between Spansion Japan and Spansion LLC dated March 30, 2007 (the “Foundry Agreement”) and the FSET Foundry Agreement dated September 2006 and entered into by and among Spansion Japan, Spansion LLC and Fujitsu, Ltd. (the “FSET Foundry Agreement”). This amount is exclusive of Spansion Japan’s additional administrative claims for certain services provided by Spansion Japan to the Debtors during the postpetition period, as well as custom made wafers produced for and sold to the Debtors after October 27, 2009, pursuant to certain purchase orders between the parties. Spansion Japan estimates that its administrative expense claim for the post- October 27 wafers will be at least approximately $9.1 million, after taking into account certain amounts that Spansion Japan owes to Spansion LLC that accrued after October 27, 2009.

The Administrative Claim Motion, which is presently scheduled to be heard by the Court on January 7 and 8, 2010, sets forth Spansion Japan’s position that it is entitled to be paid its Administrative Expense Claim for custom made wafers manufactured for and sold to the Debtors in accordance with the prices agreed to paid by the Debtors under the terms of the Foundry Agreement and the FSET Foundry Agreement. The Administrative Claim Motion also sets forth well established case law which provides that the amount of an administrative expense claim for the costs and expenses of preserving the estate pursuant to an executory contract is presumed to be the contract price, unless another party puts forth convincing evidence that the contract rate is unreasonable. Spansion Japan believes that the prices set forth in the Foundry Agreement and the FSET Foundry Agreement are fair and an accurate measure of the reasonable value of the goods and services provided by Spansion Japan to the Debtors’ estates, especially since (i) the Debtors continued to demand custom made wafers from Spansion Japan under both the Foundry Agreement and FSET Foundry Agreement, (ii) the Debtors did not seek rejection of either of the agreements during such time period, (iii) Spansion Japan continued to deliver wafers to the Debtors in reliance on the continuing validity of the agreements; and (iv) the Debtors could not have possibly obtained the same quantity and quality of wafers during this same period from internal or other external sources.

Further, the specialized nature, quantity, and quality of the wafers and related services provided to the Debtors make them particularly difficult to value at any price other than the contract price because the wafers are custom made for the Debtors’ products. Because of the specialized nature of the product, Spansion Japan’s wafers are of a better quality and yield than wafers that might otherwise be available to the Debtors. In addition, the market simply did not have the capacity during the applicable postpetition period to meet the Debtors’ wafer needs, which is best evidenced by the fact that instead of moving to immediately reject the Foundry Agreement (if the Debtors truly believed that they could procure the same quantity and quality of wafers elsewhere), the Debtors continued to purchase additional wafers from Spansion Japan under the terms of the Foundry Agreement and FSET Foundry Agreement. Indeed, it was not feasible for the Debtors to simply go out and buy the required quantity of wafers to conduct their operations postpetition; rather this capacity has to be created, and the costs of creating that capacity have to be incorporated into the price that must be paid for the output from that capacity.

Pursuant to the Foundry Agreement, Spansion Japan agreed to build, maintain and operate the specific manufacturing capacity that the Debtors needed to operate their businesses and to obtain the custom made wafers they needed to maintain their customer base. In return, the Debtors agreed to pay Spansion Japan, as the price for obtaining the benefits of that manufacturing capacity, the total costs incurred by Spansion Japan in building, maintaining and operating that capacity on a monthly basis, plus a profit margin of 6%. Until the Debtors elected to reject the Foundry Agreement, Spansion Japan was obligated to make its manufacturing capacity available to the Debtors pursuant to the terms of the Foundry Agreement, and the Debtors continued to use that manufacturing capacity during the postpetition period to operate their businesses and preserve their existing customer base. Because the Debtors clearly benefited from their use of Spansion Japan’s manufacturing capacity pursuant to the Foundry Agreement during this postpetition, pre-rejection period, Spansion Japan is entitled to the reasonable market value of that manufacturing capacity as an administrative expense claim for the costs of preserving the Debtors’ estates. Spansion Japan contends that the evidence will show that the prices set forth in the Foundry Agreement for that manufacturing capacity are fair and reasonable in the current market.

Spansion Japan also submits that the Debtors cannot invoke alleged setoff rights to attempt to reduce the amount of the Administrative Expense Claim. Section 13 of the Foundry Agreement (which was in effect during the entire relevant postpetition period) expressly prohibits Spansion LLC from setting off any obligations or counterclaims against any amounts owing to Spansion Japan under the Foundry Agreement. While the Debtors have asserted that such provision is not enforceable postpetition due to the rejection of the Foundry Agreement, the Debtors’ position is both contrary to established precedent regarding the enforceability of provisions of rejected contracts and section 12.2 of the Foundry Agreement, which makes section 13 of the Foundry Agreement, among other provisions, enforceable for five years following the termination of the agreement.

Prepetition Claims (Including the 503(b)(9) Claim)

Spansion Japan filed timely proofs of claim numbers 835 and 836 in the amount of at least $114,794,310.24 against the Debtors, which includes Spansion Japan’s administrative claim in the amount of $32,641,571.94 under section 503(b)(9) of the Bankruptcy Code for custom made wafers manufactured for and delivered to the Debtors under the Foundry Agreement during the 20 day period immediately preceding the Debtors’ bankruptcy filing (the “503(b)(9) Claim”), but which excludes the Rejection Damages Claim (collectively, the “Prepetition Claims”)

In addition to the 503(b)(9) Claim, the Prepetition Claims are predicated upon various agreements among Spansion Japan and certain of the Debtors (together with the Foundry Agreement and FSET Foundry Agreement, the “Spansion Japan Contracts”) and are comprised of the following: (a) the aggregate unpaid amount of $77,929,507.51 owed by the Debtors on account of custom made wafers ordered by the Debtors between December 5, 2008 and February 8, 2009 under the Foundry Agreement; (b) the aggregate amount of $4,210,019.05 on account of certain services Spansion Japan provided to the Debtors under one of the other Spansion Japan Contracts for research and development; (c) other miscellaneous amounts; (d) claims for prepetition breaches of any of the Spansion Japan Contracts; and (e) any patent infringement or other tort claims, whether directly or indirectly.

In the Plan, the Debtors are proposing to classify the Prepetition Claims (as well as the Rejection Damages Claim) under Class 13 (Non-Debtor Intercompany Claims), a class that is currently slated to receive no distribution under the Plan. Spansion Japan has objected to this proposed classification as violating the Bankruptcy Code’s classification scheme and that such proposed treatment is contrary to section 1129(b) of the Bankruptcy Code, and intends to object to confirmation of the Plan unless the Debtors amend the Plan to provide that the Prepetition Claims (excluding the 503(b)(9) Claim which must be paid in full, in cash as a condition to confirmation of the Plan) will receive the same treatment as all other general unsecured claims under the Plan. The Debtors have not provided any legal basis as to why the Prepetition Claims should be separately classified and, even more importantly, how general unsecured claims in Class 13 can receive different treatment than that proposed for Class 5 general unsecured claims. The Bankruptcy Court has deferred consideration of Spansion Japan’s objection until the confirmation hearing on the Plan.

Rejection Damages Claim

On November 19, 2009, the Bankruptcy Court entered an order authorizing the Debtors to reject the Foundry Agreement. Under the terms of that order, Spansion Japan has until January 18, 2010 to file its proof of claim for all damages arising or resulting from the rejection of the Foundry Agreement (the “Rejection Damages Claim”).

Spansion Japan’s Rejection Damages Claim will include claims for Spansion Japan’s (a) expectation damages (both incidental and consequential damages) in a presently undetermined amount as a result of Spansion Japan’s loss of a perpetual purchaser (as provided under the Foundry Agreement) of the custom made wafers manufactured exclusively for the Debtors due to the rejection of the Foundry Agreement, or (b) its reliance damages in excess of $1 billion, which represent the difference between (i) the cost (approximately $1.2 billion) to construct Spansion Japan’s manufacturing facility in Aizu, Japan specifically to produce 65nm wafers exclusively for the Debtors (the “SP1 Facility”) and (ii) the present fair market value of the SP1 Facility without the benefit of the Foundry Agreement (approximately $150 million).

As explained above, Spansion Japan believes that its Rejection Damages Claim must be classified in Class 5 (General Unsecured Claims) under the Plan, or that the treatment currently proposed for Class 13 (Non-Debtor Intercompany Claims) will have to be amended to provide the same recovery as other general unsecured claims. In either case, Spansion Japan believes that it will be the largest unsecured creditor, and entitled to receive a significant portion of the common stock of New Spansion to be distributed to general unsecured creditors under the Plan.

EXHIBIT F

DISCLOSURE REGARDING CLAIMS ASSERTED BY

GE FINANCIAL SERVICES CORPORATION (F/K/A GE CAPITAL LEASING

CORPORATION) AND THE SJL SECURED LENDERS

THIS POSITION STATEMENT IS BEING PROVIDED BY GE FINANCIAL SERVICES CORPORATION (F/K/A GE CAPITAL LEASING CORPORATION) TO THE DEBTORS FOR ENCLOSURE AS AN EXHIBIT TO THE SECOND AMENDED DISCLOSURE STATEMENT

In early 2007, Spansion LLC (“LLC”) sought financing to fund a $1.2 billion build out of its foundry operations in Japan. This need for financing ultimately led LLC to negotiate directly with GE Financial Services Corporation (f/k/a GE Capital Leasing Corporation) (“GE”) a 48,400,000,000 yen-denominated loan facility secured by the assets of Spansion Japan Limited (“SJL”). As part of the financing transaction, the parties executed numerous documents that together form one integrated transaction, including: (1) a Credit Agreement (the “Credit Agreement”); (2) California and Japanese Security Agreements (the “Security Agreements”); (3) a Second Amended and Restated Foundry Agreement (the “Foundry Agreement”); and (4) a letter agreement between GE and LLC (the “Letter Agreement”). GE serves as administrative agent for a the group of lenders (which include GE) under the Credit Agreement (the “SJL Secured Lenders”).

Pursuant to the Security Agreements, GE was granted a broad power of attorney with respect to SJL and the exercise of rights over its collateral. The amendments to the Foundry Agreement, requested by GE, provide, among other things, that (a) LLC must purchase at least 95% of SJL’s total capacity for any given quarter; (b) amounts owed by LLC to SJL under the Foundry Agreement are not subject to setoff or counterclaims; and (c) LLC and SJL acknowledged and consented to the assignment to GE of all of SJL’s rights and interests under the Foundry Agreement. Finally, the Letter Agreement provides that, in the event SJL transfers assets to LLC (or any other Spansion affiliates) LLC will cause SJL to pay to the SJL Secured Lenders the value of the assets transferred as determined by the Credit Agreement.

On May 9, 2007, the Debtors filed a 10-Q with the SEC describing the SJL Financing and attaching the Credit Agreement and related Security Agreements. The Debtors did not disclose the Letter Agreement as part of their SEC filing.

GE contends that the Debtors have taken numerous actions, both pre- and post-petition, that have impaired the value of GE’s collateral and give rise to both administrative and prepetition unsecured claims. Those actions include:

•       failing to pay the Foundry Agreement price negotiated by GE and LLC for products received prior to the Debtors’ rejection of that agreement;

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•       manipulating internal computer systems and otherwise refusing to take 95% of SJL’s capacity;

•       improperly allocating sort priorities to enhance the Debtors’ own revenue at the expense of SJL;

•       taking or improperly disposing of assets of SJL without payment, including probe cards, and reticles;

•       taking or improperly disposing of technical know-how and other proprietary information belonging to SJL and thereby harming the value of the SJL Secured Lenders’ collateral;

•       impairing valuable contract rights of SJL and thereby harming the value of the SJL Secured Lenders’ collateral.

GE, on behalf of the SJL Secured Lenders, has filed a motion for an administrative claim to the extent that the activities outlined above occurred postpetition and have impaired the value of the SJL Secured Lenders’ collateral. If GE’s claim is successful, the Debtors will have to pay the claim in full in cash to emerge from bankruptcy and for their Plan to be feasible.

The SJL Secured Lenders have asserted a 503(b)(9) claim for goods provided to the Debtors within 20 days of the Petition Date in the amount of $32,000,000. As was the case with the Administrative Claims, the SJL Secured Lenders believe that these claims must be paid in full in cash as part of the Plan.

The SJL Secured Lenders have asserted general unsecured claims in an amount over $100,000,000. The Second Amended Plan purports to place all unsecured claims of the SJL Secured Lenders in Class 13 (Non-Debtor Intercompany Claims) and provides no recovery for these claims. The SJL Secured Lenders believe that their claims are general unsecured claims which should be included in Class 5B with the other general unsecured claims and should receive a pro-rata share of New Spansion Common Stock. The SJL Secured Lenders intend to object to classification of their claims because, among other things, their claims are not substantially similar to those of the Debtors’ Non-Debtor Affiliates with which they are grouped and there is no basis to essentially subordinate the claims of the SJL Secured Lenders, who are not insiders of the Debtors. Nor is there any basis for the unfair discrimination against the general unsecured claims of the SJL Lenders.

In addition to the above claims, the Debtors may also be subject to an unsecured rejection damages claim of over $1 billion relating to the rejection of the Foundry Agreement. Upon information and belief, the SJL Secured Lenders believe that SJL will be filing a rejection damages claim. If SJL should fail to file such claim, the SJL Secured Lenders reserve the right to file a proof of claim on behalf of SJL. The SJL Secured Lenders believe that such a claim should also be placed in class 5B and receive a pro-rata share of New Spansion Common Stock.

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EXHIBIT G

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF

SPANSION INC., et al., DEBTORS

CHAPTER 11 CASE NO. 09-10690 (KJC) JOINTLY ADMINISTERED

c/o Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022-3205

December 21, 2009

TO:	UNSECURED CREDITORS OF SPANSION INC., et al. / HOLDERS OF

CLAIMS IN PLAN CLASSES 5A, 5B AND/OR 5C

A.        The Official Committee of Unsecured Creditors (the “Committee”) of Spansion Inc., et al., debtors and debtors in possession (collectively, the “Debtors”), appointed on March 12, 2009 pursuant to section 1102 of title 11 of United States Code, writes to advise you of its recommendations regarding the Debtors’ Second Amended Joint Plan of Reorganization Dated December 9, 2009 (the “Debtors’ Plan”). Any capitalized terms used but not defined herein have the meaning ascribed to such terms in the Debtors’ Plan.

B.        The Committee is comprised of some of the Debtors’ largest trade creditors and also includes representatives of the holders of Senior Notes and Exchangeable Debentures. The Committee retained Paul, Hastings, Janofsky & Walker LLP as counsel. Young Conaway Stargatt & Taylor LLP as local counsel and FTI Consulting, Inc. as financial advisors.

THE MEMBERS OF THE COMMITTEE - WHICH REPRESENT THE INTERESTS OF ALL UNSECURED CREDITORS OF THE DEBTORS - UNANIMOUSLY REJECT THE DEBTORS’ PLAN AND RECOMMENDS THAT HOLDERS OF UNSECURED CLAIMS IN CLASSES 5A, 5B AND/OR 5C VOTE TO REJECT THE DEBTORS’ PLAN IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE BALLOTS. Each Creditor must, however, make its own independent decision as to whether or not the Debtors’ Plan is acceptable to that Creditor before voting to accept or reject the Debtors’ Plan. Please see paragraph E below for important information with respect to updates to be provided by the Committee to unsecured creditors after the date hereof.

C.        On December 14, 2009, the Bankruptcy Court considered approval of the Debtors’ Second Amended Disclosure Statement for Debtors’ Second Amended Joint Plan of Reorganization Dated December 9, 2009. During this hearing, the Bankruptcy Court indicated that certain issues raised by the Committee with respect to the Debtors’ Plan were “troubling”. The Court further indicated that such issues would be considered by the Court in the context of confirmation of the Debtors’ Plan. Finally, the Bankruptcy Court stated that to the extent that the Court determines at the February 11-12, 2010 hearings regarding confirmation of the Debtors’ Plan, that the Debtors’ Plan cannot be confirmed (either for reasons stated by the Committee herein or for other reasons), the Court would likely not maintain or extend the period of exclusivity for Debtors to file a plan of reorganization, and will likely permit the Debtors’ creditor constituencies, including the Committee, to propose alternative plans of reorganization of the Debtors.

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D.        The Debtors’ Plan. It is the belief of the Committee and its advisors that the Debtors’ Plan negatively impacts the rights of unsecured creditors, among other things, in the following ways:

1.	By providing as part of the recovery to the FRNs a non-prepayable convertible debt instrument (the “Convertible Debt Instrument”) that, if exercised, will have a materially dilutive effect[1] upon the equity to be distributed to unsecured creditors and may provide for more than a 100% recovery to the FRNs; and

2.	By stripping from the Committee and the unsecured creditors the right to elect or designate any directors to the Initial Board of Reorganized Spansion Inc., despite the fact that unsecured creditors stand to receive 100% of the equity in Reorganized Spansion Inc. (subject to dilution from conversion of the Convertible Debt Instrument and the equity incentive program to management, directors and/or employees of Reorganized Spansion Inc.).

3.	By providing an equity incentive package for management, directors and/or employees of Reorganized Spansion Inc. which is now worth millions of dollars more than what had previously been agreed to with the Committee in October, 2009 without any justification. The total equity incentive package for management could be worth in excess of $85 million.

As a result of these and certain other terms of the Debtors’ Plan that negatively impact the rights of unsecured creditors, the Committee believes that it is in the best interest of unsecured creditors to vote to REJECT the Debtors’ Plan. FURTHER, EVEN IF THE UNSECURED CREDITORS VOTE TO REJECT THE DEBTORS’ PLAN AND THE DEBTORS’ PLAN IS NEVERTHELESS CONFIRMED BY THE BANKRUPTCY COURT, THE UNSECURED CREDITORS WILL RECEIVE THE DISTRIBUTIONS DESCRIBED IN THE DEBTORS’ PLAN REGARDLESS OF WHETHER THEY VOTED TO REJECT OR ACCEPT THE DEBTORS’ PLAN. The Debtors disagree with all of the Committee’s contentions contained in this letter.

E.        Voting Deadline and Internet Updates. The deadline by which all votes to either accept or reject the Debtors’ Plan must be submitted is February 4, 2010 (the “Voting Deadline”). From time to time until the Voting Deadline, the Committee may provide important updates regarding these matters on its website (the “Committee Website”) at http://www.spansioncommittee.com/, including any changes to its recommendation that

1        Upon exercise of the conversion rights, the holders of the Convertible Debt Instrument would receive approximately 29% of the equity of Reorganized Spansion Inc. (prior to management reserved shares).

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unsecured creditors vote to reject the Debtors’ Plan. Specifically, the Committee intends to provide updates to unsecured creditors with respect to the Debtors’ refinancing efforts (the consummation of which may render moot certain of the issues raised herein) and other matters relevant to the Debtors’ Plan. Any such updates will be posted to the Committee Website by no later than January 25, 2010, 5:00 p.m. (EST). For that reason, the Committee requests that unsecured creditors not submit their ballots in connection with the Debtors’ Plan until after January 25, 2010, which will allow unsecured creditors an opportunity to consult the Committee Website for the update prior to voting and still have approximately 10 days to cast their ballots before the Voting Deadline.

F.        Recommendation. Unsecured creditors in Class 5A, Class 5B, and/or Class 5C should vote to REJECT the DEBTORS’ PLAN UNLESS otherwise indicated pursuant to any updates posted on the Committee Website.

The Debtors have provided you with a ballot in connection with their plan of reorganization. In order to have your vote counted with respect to the Debtors’ Plan, you must complete and return the ballot in accordance with the procedure set forth therein. PLEASE READ THE DIRECTIONS ON THE BALLOT CAREFULLY AND COMPLETE YOUR BALLOT IN ITS ENTIRETY BEFORE RETURNING IT TO THE DEBTORS’ BALLOTING AGENT.

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF SPANSION INC., et al.

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